As filed with the Securities and Exchange Commission on April 13, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CRYSTAL US HOLDINGS 3 L.L.C. (Exact name of registrant issuer as specified in its charter)	CRYSTAL US SUB 3 CORP. (Exact name of registrant issuer as specified in its charter)	CELANESE CORPORATION (Exact name of registrant parent guarantor as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	Delaware (State or other jurisdiction of Incorporation)	Delaware (State or other jurisdiction of Incorporation)
2673 (Primary Standard Industrial Classification Code Number)	2673 (Primary Standard Industrial Classification Code Number)	2673 (Primary Standard Industrial Classification Code Number)
20-1628460 (I.R.S. Employer Identification No.)	20-1628482 (I.R.S. Employer Identification No.)	98-0420726 (I.R.S. Employer Identification No.)

1601 West LBJ Freeway
Dallas, TX 75234-6034
(972) 443-4000

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Secretary
550 U.S. Highway 202/206
Bedminster, NJ 07921-1590
(908) 901-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Edward P. Tolley III, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

Approximate date of commencement of proposed exchange offer: as soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
10% Series A Senior Discount Notes due 2014(3)	$105,950,000		100%	$105,950,000	$12,470.32
10½% Series B Senior Discount Notes due 2014(3)	$448,500,000		100%	$448,500,000	$52,788.45
Guarantees of 10% Series A Senior Discount Notes Due 2014	N/A	(4)	(4)	(4)	(4)
Guarantees of 10½% Series B Senior Discount Notes Due 2014	N/A	(4)	(4)	(4)	(4)
Total	$554,450,000			$554,450,000	$65,258.77

(1)	Based on principal amount at maturity.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the "Securities Act").

(3)	Co-issued by Crystal US Holdings 3 L.L.C. and Crystal US Sub 3 Corp.

(4)	Pursuant to Rule 457(a) of the Securities Act, no separate filing fee is required for the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Issuer may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 13, 2005

PRELIMINARY PROSPECTUS

Crystal US Holdings 3 L.L.C.

Crystal US Sub 3 Corp.

OFFER TO EXCHANGE

10% Series A Senior Discount Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of their outstanding 10% Series A Senior Discount Notes due 2014.

10½% Series B Senior Discount Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of their outstanding 10½% Senior Discount Notes due 2014.

Celanese Corporation, which we also refer to as the Parent Guarantor, the Issuer's direct parent, will guarantee the exchange notes on a senior, unsecured basis.

Crystal US Holdings 3 L.L.C. and Crystal US Sub 3 Corp., which we refer to, collectively, as the Issuer, are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradeable notes that have been registered under the Securities Act.

The guarantee by the Parent Guarantor is being provided for the purpose of allowing the Issuer to satisfy its reporting obligations under the indenture governing the notes by furnishing financial information relating to the Parent Guarantor instead of the Issuer. However, the guarantee by the Parent Guarantor may be released at any time after the offering at the option of the Issuer and the Parent Guarantor.

The Exchange Offer

•	The Issuer will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer will commence on , 2005 and will expire on , 2005, unless extended.

•	The exchanges of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuer does not currently anticipate that the Issuer will register the outstanding notes under the Securities Act.

See "Risk Factors" beginning on page 19 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

You should rely only on the information contained in this prospectus. None of the Issuer nor its subsidiaries has authorized anyone to provide you with information different from that contained in this prospectus. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained in this prospectus. If you receive any other information, you should not rely on it. The Issuer is not making an offer of these securities in any state where the offer is not permitted.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

i

BASIS OF PRESENTATION

In this prospectus, the term "the Issuer" refers, collectively, to Crystal US Holdings 3 L.L.C. and Crystal US Sub 3 Corp., and not to their respective subsidiaries. The term "BCP Crystal" refers to BCP Crystal US Holdings Corp., a Delaware corporation, and, prior to the Recent Restructuring, to BCP Caylux Holdings Luxembourg S.C.A., a Luxembourg partnership limited by shares (société en commandite par actions), and not their respective subsidiaries. The term "Celanese Holdings" refers to Celanese Holdings LLC, a Delaware limited liability company, and, prior to the Recent Restructuring, to BCP Crystal Holdings Ltd. 2, an exempted company organized under the laws of the Cayman Islands, and not their respective subsidiaries. The terms "Parent Guarantor" and "Celanese Corporation" refer to our parent, Celanese Corporation, a Delaware corporation, and not its subsidiaries. The terms "Consolidated Parent Guarantor," "Celanese," "Company," "we," "our" and "us" refer to the Parent Guarantor and its subsidiaries (including the Issuer) on a consolidated basis. The term "Purchaser" refers to our subsidiary, Celanese Europe Holding GmbH & Co. KG, formerly known as BCP Crystal Acquisition GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft, KG), and not its subsidiaries, except where otherwise indicated. The term "Original Stockholders" refers, collectively, to Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P. Unless we specifically state otherwise, references to "pro forma" give effect, in the manner described under "Unaudited Pro Forma Financial Information" and the notes thereto, to the contribution to the Issuer of a portion of the proceeds from the offering by Celanese Corporation of its Series A common stock and convertible perpetual preferred stock (the "preferred stock"), the entering into of the amended and restated senior credit facilities, which occurred in January 2005 (except for the $242 million delayed draw portion of the approximately $442 million acquisition facility under the amended and restated senior credit facilities (the "Acquisition Facility") that we drew at closing to fund our acquisition of Vinamul Polymers), and the use of proceeds therefrom (collectively, the "Recent Financings"). See "Prospectus Summary—Recent Developments—Acetex Acquisition" for a description of the Acetex Acquisition.

Pursuant to a voluntary tender offer commenced in February 2004, the Purchaser, an indirect wholly-owned subsidiary of the Issuer and the Parent Guarantor, in April 2004 acquired approximately 84% of the ordinary shares of Celanese AG (the "CAG Shares") outstanding. All references in this prospectus to the outstanding ordinary shares of CAG (as defined below) exclude treasury shares. As of December 31, 2004, the Issuer's indirect ownership of approximately 84% of the outstanding CAG Shares would equate to approximately 77% of the issued CAG Shares (including treasury shares). Pursuant to a mandatory offer commenced in September 2004 and continuing as of the date of this prospectus, the Purchaser acquired additional CAG Shares. As a result of these acquisitions, partially offset by the issuance of additional CAG Shares as a result of the exercise of options issued under the CAG stock option plan, as of the date of this prospectus, we own approximately 85% of the outstanding CAG Shares.

The Issuer and the Parent Guarantor are recently formed companies which do not have any independent external operations other than through the indirect ownership of CAG and Celanese Americas Corporation ("CAC"), their consolidated subsidiaries, non-consolidated subsidiaries, ventures and other investments. For accounting purposes, the Parent Guarantor and its consolidated subsidiaries are referred to as the "Successor." See Note 4 to the Consolidated Financial Statements (as defined below) for additional information on the basis of presentation and accounting policies of the Successor.

CAG is incorporated as a stock corporation (Aktiengesellschaft, AG) organized under the laws of the Federal Republic of Germany. As used in this prospectus, the term "CAG" refers to CAG and CAC, their consolidated subsidiaries, their non-consolidated subsidiaries, joint ventures and other investments, except that with respect to shareholder and similar matters where the context indicates, "CAG" refers to Celanese AG. For accounting purposes, "Predecessor" refers to CAG and its subsidiaries.

The consolidated financial statements of the Successor for the nine months ended December 31, 2004, and the consolidated financial statements of the Predecessor for the three months ended

March 31, 2004 and for each of the years ended December 31, 2003 and 2002 included in this prospectus (collectively, the "Consolidated Financial Statements") were prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") for all periods presented. The Consolidated Financial Statements reflect, for the periods indicated, the financial condition, results of operations and cash flows of the businesses transferred to CAG from Hoechst Aktiengesellschaft, also referred to as "Hoechst" in this prospectus, in a demerger that became effective on October 22, 1999, adjusted for acquisitions and divestitures. The Consolidated Financial Statements and other financial information included in this prospectus, unless otherwise specified, have been presented to separately show the effects of discontinued operations.

CAG is a foreign private issuer and previously filed its consolidated financial statements as of December 31, 2003 on Form 20-F. CAG changed its fiscal year to end on September 30 and also filed its consolidated financial statements as of September 30, 2004 and for the nine months then ended in its 2004 Annual Report on Form 20-F. In accordance with German law, the reporting currency of the CAG consolidated financial statements is the euro. As a result of the Purchaser's acquisition of voting control of CAG, the financial statements of CAG contained in this prospectus are reported in U.S. dollars to be consistent with our reporting requirements. For CAG's reporting requirements, the euro continues to be the reporting currency.

In the preparation of other information included in this prospectus, euro amounts have been translated into U.S. dollars at the applicable historical rate in effect on the date of the relevant event/period. For purposes of pro forma and prospective information, euro amounts have been translated into U.S. dollars using the rate in effect on December 31, 2004. Our inclusion of this information is not meant to suggest that the euro amounts actually represent such dollar amounts or that such amounts could have been converted into U.S. dollars at any particular rate, if at all.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes industry data and forecasts that the Issuer has prepared based, in part, upon industry data and forecasts obtained from industry publications and surveys and internal company surveys. Third-party industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. In this prospectus, the terms "SRI Handbook," "CMAI Methanol Analysis," "Nexant Chem Study 2003," "Nexant Chem Study 2002" and "Tecnon Orbichem Survey" refer to the SRI International Chemical Economics Handbook, CMAI 2002-2003 World Methanol Analysis, Nexant Chem Systems September 2003 PERP Acetic Acid Study, Nexant Chem Systems February 2002 Vinyl Acetate Study and Tecnon Orbichem Acetic Acid and Vinyl Acetate World Survey September 2003 report, respectively. The statements regarding Celanese's market position in this prospectus are based on information derived from the SRI Handbook, CMAI Methanol Analysis, Tecnon Orbichem Survey, Nexant Chem Study 2002 and Nexant Chem Study 2003.

AO PlusTM, BuyTiconaDirectTM, CelActiv®, Celanex, Celcon®, Celstran®, Celvolit®, Compel®, GUR®, Hoecat®, Hostaform®, Impet®, Impet-HI®, Mowilith®, Nutrinova® DHA, Riteflex®, Sunett®, Topas®, Vandar®, VAntageTM, Vectra®, Vectran®, Vinamul®, Elite®, Duroset® and certain other products and services named in this prospectus are registered trademarks and service marks of CAG. Fortron® is a registered trademark of Fortron Industries, a joint venture of Celanese.

PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus, but it may not contain all of the information that you should consider before deciding to exchange your notes. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements, which are included elsewhere in this prospectus.

See "Market and Industry Data and Forecasts" on page iv for the sources of our leadership statements below.

CELANESE CORPORATION

We are an integrated global producer of value-added industrial chemicals and have #1 or #2 market positions worldwide in products comprising the majority of our sales. We are also the world's largest producer of acetyl products, including acetic acid, vinyl acetate monomer (VAM) and polyacetal products (POM) and a leading global producer of high-performance engineered polymers used in consumer and industrial products and designed to meet highly technical customer requirements. Our operations are located in North America, Europe and Asia. We believe we are one of the lowest-cost producers of key building block chemicals in the acetyls chain, such as acetic acid and VAM, due to our economies of scale, operating efficiencies and proprietary production technologies.

We have a large and diverse global customer base consisting principally of major companies in a broad array of industries. For the three months ended March 31, 2004, approximately 46% of our net sales by the Predecessor was to customers located in North America, approximately 42% to customers in Europe and approximately 12% to customers in Asia, Australia and the rest of the world. For the nine months ended December 31, 2004, approximately 47% of our net sales by the Successor was to customers located in North America, approximately 40% to customers in Europe and approximately 13% to customers in Asia, Australia and the rest of the world.

Segment Overview

We operate through four business segments: Chemical Products, Technical Polymers Ticona, Acetate Products and Performance Products. The table below illustrates each segment's net sales to external customers for the three months ended March 31, 2004, by the Predecessor and for the nine months ended December 31, 2004, by the Successor, as well as each segment's major products and end use markets.

	Chemical Products	Technical Polymers Ticona	Acetate Products(2)	Performance Products
2004 Net Sales(1)
Predecessor (three months ended March 31, 2004)	$789 million	$227 million	$172 million	$44 million
Successor (nine months ended December 31, 2004)	$2,491 million	$636 million	$523 million	$131 million
Major Products	• Acetic acid • Vinyl acetate monomer (VAM) • Polyvinyl alcohol (PVOH) • Emulsions • Acetic anhydride • Acetate esters • Carboxylic acids • Methanol	• Polyacetal products (POM) • UHMW-PE (GUR) • Liquid crystal polymers (Vectra) • Polyphenylene sulfide (Fortron)	• Acetate tow • Acetate filament	• Sunett sweetener • Sorbates
Major End-Use Markets	• Paints • Coatings • Adhesives • Lubricants • Detergents	• Fuel system components • Conveyor belts • Electronics • Seat belt mechanisms	• Filter products • Textiles	• Beverages • Confections • Baked goods • Dairy products

(1)	Net sales of $1,243 million for the Predecessor for the three months ended March 31, 2004 and $3,826 million for the Successor for the nine months ended December 31, 2004, also include $11 million and $45 million in net sales from Other Activities, respectively, primarily attributable to our captive insurance companies. 2004 net sales of Chemical Products excludes inter-segment sales of $29 million with respect to the Predecessor for the three months ended March 31, 2004 and $82 million with respect to the Successor for the nine months ended December 31, 2004.

(2)	In October 2004, we announced our plans to discontinue filament production by mid-2005 and to consolidate our flake and tow production at three sites, instead of the current five.

Chemical Products

Our Chemical Products segment produces and supplies acetyl products, including acetic acid, acetate esters, vinyl acetate monomer, polyvinyl alcohol, and emulsions. We are a leading global producer of acetic acid, the world's largest producer of vinyl acetate monomer and the largest North American producer of methanol, the major raw material used for the production of acetic acid. We are also the largest polyvinyl alcohol producer in North America.

Technical Polymers Ticona

Our Technical Polymers Ticona segment develops, produces and supplies a broad portfolio of high performance technical polymers for use in automotive and electronics products and in other consumer and industrial applications, often replacing metal or glass. Together with our 45%-owned joint venture Polyplastics Co. Ltd ("Polyplastics"), our 50%-owned joint venture Korea Engineering Plastics Company Ltd., and Fortron Industries, our 50%-owned joint venture with Kureha Chemicals Industry of Japan, we are a leading participant in the global technical polymers business.

Acetate Products

Our Acetate Products segment primarily produces and supplies acetate tow, which is used in the production of filter products and acetate filament, which is used in the apparel and home furnishing industries. We are one of the world's leading producers of acetate tow and acetate filament, including production by our ventures in China. In October 2004, we announced plans to consolidate our acetate flake and tow manufacturing by early-2007 and to exit the acetate filament business by mid-2005. This restructuring is being implemented to increase efficiency, reduce over-capacities in certain manufacturing areas and to focus on products and markets that provide long-term value.

Performance Products

The Performance Products segment operates under the trade name of Nutrinova and produces and sells a high intensity sweetener and food protection ingredients, such as sorbates, for the food, beverage and pharmaceuticals industries.

Competitive Strengths

We have benefited from a number of competitive strengths, including the following:

•	Leading Market Positions. We have #1 or #2 market positions globally in products that make up a majority of our sales according to SRI Handbook and Tecnon Orbichem Survey. Our leadership positions are based on our large share of global production capacity, operating efficiencies, proprietary technology and competitive cost structures in our major products.

•	Proprietary Production Technology and Operating Expertise. Our production of acetyl products employs industry leading proprietary and licensed technologies, including our proprietary AO Plus acid-optimization technology for the production of acetic acid and VAntage vinyl acetate monomer technology.

•	Low Cost Producer. Our competitive cost structures are based on economies of scale, vertical integration, technical know-how and the use of advanced technologies.

•	Global Reach. We operate 29 production facilities (excluding our ventures) throughout the world, with major operations in North America, Europe and Asia. Ventures owned by us and our partners operate ten additional facilities. Our infrastructure of manufacturing plants, terminals, and sales offices provides us with a competitive advantage in anticipating and meeting the needs of our global and local customers in well-established and growing markets, while our geographic diversity reduces the potential impact of volatility in any individual country or region. We have a strong and growing presence in Asia (particularly in China) where ventures owned by us and our partners operate three additional facilities.

•	International Strategic Investments. Our strategic investments, including our ventures, have enabled us to gain access, minimize costs and accelerate growth in new markets, while also generating significant cash flow and earnings.

•	Diversified Products and End-Use Markets. We offer our customers a broad range of products in a wide variety of end-use markets. This product diversity and exposure help us reduce the potential impact of volatility in any individual market segment.

Business Strategies

We are focused on increasing operating cash flows, profitability, return on investment and shareholder value, which we believe can be achieved through the following business strategies:

•	Maintain Cost Advantage and Productivity Leadership. We continually seek to reduce our production and raw material costs. Our advanced process control projects (APC) generate savings in energy and raw materials while increasing yields in production units. We intend to continue using best practices to reduce costs and increase equipment reliability in maintenance and project engineering.

•	Focused Business Investment. We intend to continue investing strategically in growth areas, including new production capacity, to extend our global market leadership position. We expect to continue to benefit from our investments and capacity expansion that enable us to meet increases in global demand.

•	Maximize Cash Flow and Reduce Debt. Despite a difficult operating environment over the past several years, we have generated a significant amount of operating cash flow. Between January 1, 2002 and March 31, 2004, the Predecessor generated over $650 million of net cash provided by operating activities. Between April 1, 2004 and December 31, 2004, the Successor consumed over $60 million of net cash used in operating activities. The cash flow used by operations was affected by the one-time payment of a $95 million obligation to a third party, $59 million associated with the exercising of stock appreciation rights, pension contributions totaling $409 million and higher interest expense due to increased debt levels. We expect improvement in our operating cash flow through increased productivity in our operations, increased cash dividends from our ventures, reduced pension contributions and pursuing additional cost reduction efforts. We believe in a focused capital expenditure plan that is dedicated to attractive investment projects. We intend to use our free cash flow to reduce indebtedness and selectively expand our businesses. The operating cash flow used by the Predecessor for the three months ended March 31, 2004 was $107 million. As of December 31, 2004, we had total debt of $3,387 million and cash and cash equivalents of $838 million. See "Capitalization" for additional information.

•	Deliver Value-Added Solutions. We continually develop new products and industry leading production technologies that solve our customers' problems. We believe that our customers value our expertise, and we will continue to work with them to enhance the quality of their products.

•	Enhance Value of Portfolio. We will continue to further optimize our business portfolio through divestitures, acquisitions and strategic investments that enable us to focus on businesses in which we can achieve market, cost and technology leadership over the long term. In addition, we intend to continue to expand our product mix into higher value-added products.

THE TRANSACTIONS

As used in this prospectus, the term "Transactions" means, collectively, the Tender Offer, the Original Financing, and the Refinancing described under "The Transactions" elsewhere in this prospectus.

Pursuant to the Tender Offer, in April 2004 the Purchaser, an indirect wholly owned subsidiary of the Issuer, acquired, at a price of €32.50 per share, a total of 41,588,227 CAG Shares, representing approximately 84% of the CAG Shares outstanding as of December 31, 2004. Pursuant to a mandatory offer commenced in September 2004 and continuing as of the date of this prospectus, the Purchaser acquired additional CAG Shares. As a result of these acquisitions, partially offset by the issuance of additional shares of CAG as a result of the exercise of options issued under the CAG stock option plan, as of the date of this prospectus, we own approximately 85% of the outstanding CAG Shares. The Purchaser may from time to time purchase or be required to purchase any or all of the outstanding CAG Shares not owned by it in market transactions or otherwise. Examples of instances in which the Purchaser may be required to purchase additional CAG Shares include the ongoing mandatory offer relating to the domination and profit and loss transfer agreement entered into by the Purchaser and CAG, or additional mandatory offers required by actions that the Purchaser or its affiliates may take in the future, such as a possible delisting of the CAG Shares from the Frankfurt Stock Exchange, a possible squeeze-out of the minority shareholders of CAG or a possible conversion of CAG into a different legal form. The Purchaser's decision to pursue subsequent voluntary purchases will depend on, among other factors, the then-prevailing market prices and any negotiated terms with minority shareholders. See "The Transactions—Post-Tender Offer Events."

RECENT RESTRUCTURING

We recently completed an internal restructuring of certain of our operations. See "The Recent Restructuring."

RECENT DEVELOPMENTS

Celanese Corporation IPO.    Celanese Corporation, the Parent Guarantor of the notes, recently completed its initial public offering of its Series A common stock and a concurrent offering of preferred stock. A portion of the net proceeds from such offerings was contributed to us in order to redeem some of the notes. In addition, we have amended and restated our senior credit facilities and have borrowed additional amounts thereunder. See "—Partial Redemption of the Notes" and "The Recent Financings."

Special Dividends.    In March 2005, Celanese Corporation issued a stock dividend of 7.5 million shares of its Series A common stock to the holders of its Series B common stock. In addition, on April 7, 2005, Celanese Corporation used a portion of the proceeds of the Recent Financings to pay a special cash dividend to holders of its Series B common stock of $804 million, which was declared on March 8, 2005. See Note 3 to the Consolidated Financial Statements. See "The Recent Financings," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Principal Stockholders and Beneficial Owners."

Acetate Restructuring.    In October 2004, we announced plans to implement a strategic restructuring of our acetate business to increase the efficiency, reduce overcapacity in certain areas and to focus on products and markets that provide long-term value. As part of this restructuring, we plan to discontinue acetate filament production by mid-2005 and to consolidate our acetate flake and tow operations at three locations, instead of five. The restructuring resulted in $50 million of asset impairment charges recorded as a special charge and $12 million in charges to depreciation for related asset retirement obligations for the nine months ended December 31, 2004.

Acetex Acquisition.    On October 27, 2004 we agreed to acquire Acetex Corporation ("Acetex"), a Canadian corporation, for approximately $261 million and the assumption by us of debt owed by Acetex, valued at approximately $231 million. On January 12, 2005, the Acetex shareholders approved the transaction. Acetex has two primary businesses: the Acetyls Business and the Specialty Polymers and Films Business. The Acetyls business produces acetic acid, polyvinyl alcohol and vinyl acetate monomer. The Specialty Polymers and Films Business produces specialty polymers (used in the manufacture of a variety of plastics products, including packaging and laminating products, auto parts, adhesives and medical products) as well as products for the agricultural, horticultural and construction industries. Acetex will be operated as part of our chemicals business. Closing of the acquisition is conditioned upon regulatory approvals and other customary conditions. We expect to finance this acquisition through borrowings under the amended and restated senior credit facilities.

Vinamul Polymers Acquisition.    On November 23, 2004, we agreed to acquire Vinamul Polymers, the North American and European emulsion polymer business of National Starch and Chemical Company, for $208 million. National Starch and Chemical Company is a subsidiary of Imperial Chemical Industries PLC. The Vinamul Polymers product line includes vinyl acetate-ethylene copolymers, vinyl acetate homopolymers and copolymers, and acrylic and vinyl acrylic emulsions. Vinamul Polymers operates manufacturing facilities in the United States, Canada, the United Kingdom and The Netherlands. As part of the agreement, National Starch and Chemical Company will continue to supply Vinamul Polymers with starch, dextrin and other specialty ingredients following the acquisition. We will supply the Vinamul Polymers business with vinyl acetate monomer and polyvinyl alcohols. The acquisition was completed in February 2005 and was financed through $200 million of borrowings under the Acquisition Facilities.

Proposed Dispositions.     In December 2004, we approved a plan to dispose of the Cyclo-olefin Copolymer ("COC") business included within the Technical Polymers Ticona segment and our interest in Pemeas GmbH, the fuel cell venture included in Other Activities. This decision resulted in $32 million of asset impairment charges recorded as a special charge related to the COC business. The revenues and the operating (loss) for COC were $8 million and $(59) million for the nine months ended December 31, 2004, $1 million and $(9) million for the three months ended March 31, 2004 and $7 million and $(35) for the year ended December 31, 2003, respectively. The revenues for the fuel cell business were not material for any period presented. Operating (losses) for the fuel cell business was $(8) million for the nine months ended December 31, 2004, $(2) million for the three months ended March 31, 2004 and $(12) million for the year ended December 31, 2003. As of December 31, 2004, the estimated total assets and total liabilities of COC, including intercompany payables, were approximately $42 million and $74 million, respectively, and the estimated total assets and total liabilities of Pemeas GmbH were $24 million and $3 million, respectively.

Stock Incentive Plan, Deferred Compensation Plan and Bonuses.    In December 2004, Celanese Corporation adopted a stock incentive plan and a deferred compensation plan to assist us in recruiting, retaining and motivating key employees, directors and consultants. Celanese Corporation has paid bonuses of $2 million, in the aggregate, to certain members of management. In addition, three of our named executive officers will be eligible to receive retention bonuses totaling approximately $13 million in the aggregate, fifty percent of which has been paid.

Under the Stock Incentive Plan, Celanese Corporation has granted options with the exercise price equal to the initial public offering price of its Series A common stock. In addition, it has sold 1,613,317 shares of its Series A common stock at $7.20 per share under its Stock Incentive Plan to certain of our executive officers, employees and directors. In connection with such issuance, we recorded a compensation expense equal to the difference between the issue price and the initial public offering price times the number of shares issued below the initial public offering price, in the aggregate amount of approximately $14 million.

The aggregate maximum amount payable under the deferred compensation plan is $192 million. The initial component of the deferred compensation plan totaling an aggregate of approximately

$27 million vested in the fourth quarter of 2004 and was paid in the first quarter of 2005. We recorded a charge in the fourth quarter of 2004 for the first $27 million of the deferred compensation plan.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations—
Future Charges and Cash Receipts and Payments" and "Management—Stock Incentive Plan," "—Deferred Compensation Plan" and "—Bonus".

Internal Controls.    We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, it may have a significant and adverse effect on our business and reputation. In addition to, and separate from, our evaluation of internal controls under Section 404, in 2004 we identified and remediated two significant deficiencies in our internal controls. In 2005, during the course of the audit of our financial statements as of and for the nine months ended December 31, 2004, our independent auditors identified two material weaknesses in our internal controls relating to the period covered by such financial statements. The identification of any significant deficiencies or material weaknesses in the future could affect our ability to ensure timely and reliable financial reports. If we discover other deficiencies or weaknesses and are unable to remediate such deficiencies or weaknesses in internal controls in a timely manner, our ability to record, process, summarize and report financial information within the time periods specified in the rules and forms of the SEC will be adversely affected. See "Risk Factors—Risks Related to the Acquisition of Celanese—Our internal controls over financial reporting may not be effective and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation" and "—We have in the past identified significant deficiencies and material weaknesses in our internal controls, and the identification of any significant deficiencies or material weaknesses in the future could affect our ability to ensure timely and reliable financial reports."

Partial Redemption of the Notes.    In February 2005, the Issuer redeemed approximately 35% of the aggregate principal amount of the notes with a portion of the net proceeds from the offering by Celanese Corporation of its Series A common stock and preferred stock that was contributed to the Issuer for such purpose.

Our principal executive offices are located at 1601 West LBJ Freeway, Dallas, TX 75234-6034 and our main telephone number is +1-972-443-4000.

THE EXCHANGE OFFER

In this prospectus, the term "outstanding notes" refers to the 10% Series A senior discount notes due 2014 and 10½% Series B senior discount notes due 2014; the term "exchange notes" refers to the 10% Series A senior discount notes due 2014 and the 10½% Series B senior discount notes due 2014, each as registered under the Securities Act of 1933, as amended (the "Securities Act"); the term "notes" refers to both the outstanding notes and exchange notes.

On September 24, 2004, the Issuer issued an aggregate of $163,000,000 principal amount at maturity of 10% Series A senior discount notes due 2014 and $690,000,000 principal amount at maturity of 10½% Series B senior discount notes due 2014 in a private offering. In February 2005, the Issuer redeemed approximately 35% of the aggregate principal amount at maturity of the notes with a portion of the net proceeds from the offering by Celanese Corporation of its Series A common stock and preferred stock that was contributed to the Issuer for such purpose.

General	In connection with the private offering, the Issuer entered into registration rights agreement with the initial purchasers in which the Issuer agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 270 days after the date of first issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	the liquidated damages provisions of the registration rights agreement are not applicable to the exchange notes.

The Exchange Offer	The Issuer is offering to exchange:

•	$105,950,000 principal amount at maturity of its 10% Series A Senior Discount Notes due 2014, which have been registered under the Securities Act, for any and all of its outstanding 10% Series A Senior Discount Notes due 2014; and

•	$448,500,000 principal amount at maturity of its 10½% Senior Discount Notes due 2014, which have been registered under the Securities Act, for any and all of its outstanding 10½% Senior Discount Notes due 2014.

You may only exchange outstanding notes in a principal amount of $5,000 or in integral multiples of $1,000 in excess thereof.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the "SEC") set forth in no-action letters issued to third parties, the Issuer believes that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will commence on , 2005 and will expire on , 2005, unless extended by us. The Issuer does not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. The Issuer will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which the Issuer may waive. See "The Exchange Offer—Conditions to the Exchange Offer."

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC's Automated Tender Offer Program, for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Issuer will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except the Issuer will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for remaining outstanding notes that are not so tendered and exchanged could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuer and the Parent Guarantor do not currently anticipate that they will register the outstanding notes under the Securities Act.

Material U.S. Federal Income Tax Consequences	The exchange of outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Material U.S. Federal Income Tax Consequences of the Exchange Offer."

Use of Proceeds	The Issuer will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See "Use of Proceeds."

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned "The Exchange Offer—Exchange Agent" of this prospectus.

EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes and is not intended to be complete. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the "Description of the Notes" section of this prospectus for a more detailed description of the exchange notes.

Issuer	The collective reference to Crystal US Holdings 3 L.L.C., a limited liability company organized under the laws of the State of Delaware and Crystal US Sub 3 Corp., a corporation organized under the laws of the State of Delaware.

Notes Offered	$105,950,000 aggregate principal amount at maturity of 10% Series A Senior Discount Notes due 2014 and $448,500,000 aggregate principal amount at maturity of the Issuer's 10½% Senior Discount Notes Due 2014.

Maturity Date	October 1, 2014

Interest Payment Dates	Prior to October 1, 2009, interest will accrue on the exchange notes in the form of an increase in the applicable accreted value of such notes. Thereafter, cash interest on the exchange notes will accrue commencing on October 1, 2009 and be payable semiannually in arrears on April 1 and October 1 of each year, commencing on April 1, 2010, at a rate of 10% per annum on the Series A exchange notes and 10½% per annum on the Series B exchange notes. The Series A exchange notes will have an initial accreted value of approximately $655.35 per $1,000 principal amount at maturity of the Series A notes and the Series B notes will have an initial accreted value of approximately $642.00 per $1,000 principal amount at maturity of the Series B notes, based on an assumed June 1, 2005 expiration date of the exchange offer. The accreted value of each Series A exchange note and each Series B exchange note will increase from the date of issuance until October 1, 2009 at a rate of 10% per annum for each Series A exchange note and 10½% per annum for each Series B exchange note, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on October 1, 2009.

Parent Guarantee	Celanese Corporation (the "Parent Guarantor"), the Issuer's direct parent, will guarantee the exchange notes on a senior, unsecured basis. The guarantee by the Parent Guarantor is being provided for the purpose of allowing the Issuer to satisfy its reporting obligations under the indenture governing the notes by furnishing financial information relating to the Parent Guarantor instead of the Issuer. Moreover, the guarantee by the Parent Guarantor may be released at any time after the offering at the option of the Issuer and the Parent Guarantor.

Ranking	The exchange notes will be the Issuer's senior unsecured obligations and will:

•	rank equally in right of payment to all of the Issuer's future senior indebtedness;

•	rank senior in right of payment to all of the Issuer's future senior subordinated indebtedness and subordinated indebtedness; and

•	be effectively subordinated in right of payment to the Issuer's future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all indebtedness and other obligations, including trade payables, of the Issuer's existing and future subsidiaries.

Similarly, the Parent Guarantee will be senior unsecured obligations of the Parent Guarantor and will:

•	rank equally in right of payment to all of the Parent Guarantor's future senior indebtedness;

•	rank senior in right of payment to all of the Parent Guarantor's future senior subordinated indebtedness and subordinated indebtedness; and

•	be effectively subordinated in right of payment to the Parent Guarantor's future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all indebtedness and other obligations, including trade payables, of the Parent Guarantor's existing and future subsidiaries.

As of December 31, 2004, on a pro forma basis, after giving effect to the Recent Financings (excluding $242 million of our Acquisition Facility), the Consolidated Parent Guarantor would have had $3.7 billion of consolidated indebtedness (including $211 million of future accretion on the notes), $554 million of which would have been indebtedness of the Issuer consisting solely of the notes, and $3.1 billion of which would have been indebtedness of the Issuer's subsidiaries and therefore structurally senior to the exchange notes. On the same basis, $1.8 billion of indebtedness of the Issuer's subsidiaries would have been secured. See "—Summary Historical and Pro Forma Financial Data" and "Capitalization."

Optional Redemption	The Issuer may redeem some or all of the exchange notes at any time prior to October 1, 2009, at a price equal to 100% of the principal amount of the exchange notes plus a "make-whole" premium as set forth under "Description of the Notes—Optional Redemption."

Additionally, the Issuer may redeem the exchange notes, in whole or in part, at any time on and after October 1, 2009 at the redemption prices set forth under "Description of the Notes—Optional Redemption."

The Issuer may redeem all, but not less than all, of the exchange Series B notes prior to October 1, 2007 from the proceeds of certain equity offerings at 110.500% of the accreted value of the exchange Series B notes, plus accrued and unpaid interest, if any, to the date of redemption.

In February 2005, the Issuer redeemed approximately 35% of the aggregate principal amount of the notes with a portion of the net proceeds from the offering by Celanese Corporation of its Series A common stock and preferred stock that was contributed to the Issuer for such purpose. See "Description of the Notes—Optional Redemption."

Change of Control Offer	Upon the occurrence of a change of control, you will have the right, as a holder of the exchange notes, to require the Issuer to repurchase some or all of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. The Issuer may not have sufficient funds to repurchase the exchange notes upon a change of control. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."

Certain Covenants	The indenture governing the exchange notes will contain covenants limiting, among other things, the Issuer's ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions or repurchase our capital stock or make other restricted payments;

•	make investments;

•	enter into certain transactions with affiliates;

•	limit dividends or other payments by its restricted subsidiaries to the Issuer or other restricted subsidiaries;

•	create liens on pari passu or subordinated indebtedness without securing the exchange notes;

•	designate the Issuer's subsidiaries as unrestricted subsidiaries; and

•	sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of their assets.

These covenants are subject to important exceptions and qualifications. See "Description of the Notes—Certain Covenants."

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, there is no assurance that a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offerings of the outstanding notes have advised the Issuer that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

PARTIAL REDEMPTION OF THE NOTES

In February 2005, the Issuer redeemed approximately 35% of the aggregate principal amount of the notes with a portion of the net proceeds from the offering by Celanese Corporation of its Series A common stock and preferred stock that was contributed to the Issuer for such purpose.

RISK FACTORS

Investing in the notes involves substantial risk. You should carefully consider all the information in this prospectus prior to exchanging your outstanding notes. In particular, you should consider carefully the factors set forth under the heading "Risk Factors" below.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The balance sheet data shown below for December 31, 2003 and 2004, and the statements of operations and cash flow data for 2002, 2003 and 2004, all of which are set forth below, are derived from the audited Consolidated Financial Statements included elsewhere in this prospectus and should be read in conjunction with those financial statements and the notes thereto. The balance sheet data for 2002 is derived from CAG's audited financial statements which are not included in this prospectus. The balance sheet data for March 31, 2004 is unaudited.

The following summary unaudited pro forma financial data have been prepared to give pro forma effect to the Transactions, the Recent Restructuring and the Recent Financings, as if they had occurred on January 1, 2004, in the case of our unaudited pro forma statements of operations data, and on December 31, 2004, in the case of our unaudited pro forma balance sheet data. The pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions, the Recent Restructuring, and the Recent Financings actually been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. You should read the following data in conjunction with "The Transactions," "The Recent Restructuring," "The Recent Financings," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this prospectus.

As of December 31, 2004, the Purchaser, an indirect wholly owned subsidiary of the Issuer, owned approximately 84% of the CAG Shares then outstanding. The Issuer and the Parent Guarantor are recently-formed companies which, apart from the financing of the Transactions, do not have any independent external operations other than through the indirect ownership of CAG and CAC, their consolidated subsidiaries, their non-consolidated subsidiaries, ventures and other investments.. Accordingly, financial and other information of CAG is presented in this prospectus. This prospectus presents the financial information relating to CAG and its subsidiaries under the caption "Predecessor" and the information relating to us under the caption "Successor." See "The Transactions."

	Predecessor			Successor

					Pro Forma(1)
	Year Ended December 31,		Three Months Ended March 31, 2004	Nine Months Ended December 31, 2004	Year Ended December 31, 2004
	2002	2003
	(in millions, except shares and per share data)				(unaudited)
Statement of Operations Data:
Net sales	$3,836	$4,603	$1,243	$3,826	$5,069
Cost of sales	(3,171)	(3,883)	(1,002)	(3,092)	(4,001)
Selling, general and administrative expenses	(446)	(510)	(137)	(498)	(635)
Research and development expenses	(65)	(89)	(23)	(67)	(89)
Special charges(2):
Insurance recoveries associated with plumbing cases	—	107	—	1	1
Sorbates antitrust matters	—	(95)	—	—	—
Restructuring, impairment and other special charges, net	5	(17)	(28)	(92)	(99)
Foreign exchange gain (loss)	3	(4)	—	(3)	(3)
Gain (loss) on disposition of assets	11	6	(1)	3	2
Operating profit (loss)	173	118	52	78	245
Equity in net earnings of affiliates	21	35	12	36	48
Interest expense	(55)	(49)	(6)	(300)	(250)
Interest and other income (expense), net(3)	41	92	14	12	26
Income tax benefit (provision)	(57)	(53)	(17)	(70)	(109)
Minority interests	—	—	—	(8)	(23)
Earnings (loss) from continuing operations	123	143	55	(252)	$(63)
Earnings (loss) from discontinued operations, net of income tax	27	6	23	(1)
Cumulative effect of changes in accounting principles, net of income tax	18	(1)	—	—
Net earnings (loss)	$168	$148	$78	$(253)

	Predecessor			Successor

					Pro Forma(1)
	Year Ended December 31,		Three Months Ended March 31, 2004	Nine Months Ended December 31, 2004	Year Ended December 31, 2004
	2002	2003
	(in millions, except shares and per share data)				(unaudited)
Other Financial Data:
Ratio of earnings to fixed charges (unaudited)(4)	3.6x	3.3x	5.8x	—	—
Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities	$363	$401	$(107)	$(63)
Investing activities	(139)	(275)	96	(1,810)
Financing activities	(150)	(108)	(43)	2,686
Balance Sheet Data (March 31, 2004 unaudited):
Trade working capital(5)	$599	$641	$715	$762	$762
Total assets	6,417	6,814	6,613	7,410	7,283
Total debt	644	637	587	3,387	3,262
Shareholders' equity (deficit)	2,096	2,582	2,622	(112)	(60)

(1)	We owned approximately 84% of the CAG Shares outstanding as of December 31, 2004 and the pro forma information presented above assumes that we do not acquire any additional CAG Shares. Assuming the Purchaser were to pay the fair cash compensation offer price required by the domination and profit and loss transfer agreement (the "Domination Agreement") of €41.92, plus interest, per share for all remaining CAG Shares, earnings from continuing operations would be higher by the amount of minority interest expense.

(2)	Special charges include impairment charges, provisions for restructuring, which include costs associated with employee termination benefits and plant and office closures, certain insurance recoveries and other expenses and income incurred outside the normal course of ongoing operations. See note 21 to the Consolidated Financial Statements.

(3)	Interest and other income (expense), net, includes interest income, dividends from cost basis investments and other non-operating income (expense).

(4)	For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings represent earnings (loss) from continuing operations before income taxes and minority interests, less income from equity method investments and capitalized interest, plus income distributions from equity method investments, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense. Earnings were insufficient to cover fixed charges by $182 million for the nine months ended December 31, 2004. The pro forma ratios of earnings to fixed charges have been computed based on the historical ratios adjusted for the pro forma change in interest expense and the pro forma preferred dividends on the preferred stock. Pro forma earnings were insufficient to cover pro forma fixed charges by $49 million for the year ended December 31, 2004.

(5)	Trade working capital is defined as trade accounts receivable from third parties and affiliates net of allowance for doubtful accounts, plus inventories, less trade accounts payable to third parties and affiliates. For the calculation of trade working capital, see note (5) to "Selected Historical Financial Data."

RISK FACTORS

An investment in our notes involves risks. You should carefully consider the risks described below, together with the other information in this prospectus, before deciding to tender your outstanding notes in the exchange offer.

Risks Related to the Exchange Offer

You will continue to be subject to transfer restrictions on your notes and you may experience increasing volatility due to a reduction in liquidity of your outstanding notes if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memoranda distributed in connection with the private offerings of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, the Issuer does not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary—The Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the outstanding amount of each series of the outstanding notes, which may depress, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risks Related to the Acquisition of CAG

If the Domination Agreement ceases to be operative, the Issuer's managerial control over CAG is limited.

As of the date of this prospectus, we own 100% of the outstanding shares of CAC and approximately 85% of the outstanding shares of CAG. Our access to cash flows of, and our control of, CAG is subject to the continuing effectiveness of the Domination Agreement. See "The Transactions—Post-Tender Offer Events—Domination and Profit and Loss Transfer Agreement."

The Domination Agreement is subject to legal challenges instituted by dissenting shareholders. Minority shareholders have filed nine actions against CAG in the Frankfurt District Court (Landgericht), seeking, among other things, to set aside the shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based, among other things, on the alleged violation of procedural requirements and information rights of the shareholders, to declare the Domination Agreement and the change in the fiscal year void and to prohibit CAG from performing its obligations under the Domination Agreement. Pursuant to German law, the time period for the filing of such challenges has expired. Further, several additional minority shareholders have joined the proceedings via third party intervention in support of the plaintiffs. The Purchaser has joined the proceedings via third party intervention in support of CAG. In addition, a German court could revoke the registration of the Domination Agreement in the commercial register. On August 2, 2004, two minority shareholders instituted public register proceedings with the Königstein Local Court (Amtsgericht) and the Frankfurt District Court, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtslöschungsverfahren). See "Business—Legal Proceedings."

If the Domination Agreement ceases to be operative, the Purchaser's ability, and thus our ability to control the board of management decisions of CAG, will be significantly limited by German law. As a result, we may not be able to ensure that our strategy for the operation of our business can be fully implemented. In addition, our access to the operating cash flow of CAG in order to fund payment requirements on our indebtedness will be limited.

If the Domination Agreement ceases to be operative, certain actions taken under the Domination Agreement might have to be reversed.

If legal challenges of the Domination Agreement by dissenting shareholders of CAG are successful, some or all actions taken under the Domination Agreement, including the Recent Restructuring, may be required to be reversed and the Purchaser may be required to compensate CAG for damages caused by such actions. Any such event could have a material adverse effect on our ability to make payments on our indebtedness.

Minority shareholders may interfere with CAG's future actions, which may prevent us from causing CAG to take actions which may have beneficial effects for the holders of the notes.

The Purchaser currently owns approximately 85% of the CAG Shares. Shareholders unrelated to us hold the remainder of the outstanding CAG Shares. German law provides certain rights to minority shareholders, which could have the effect of delaying, or interfering with, corporate actions (including those requiring shareholder approval), such as the potential application for revocation of admission of the CAG Shares to the Frankfurt Stock Exchange, the squeeze-out and the potential conversion of CAG from its current legal form of a stock corporation into a limited partnership (Kommanditgesellschaft, KG) or a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) in accordance with the provisions of the German Transformation Act (Umwandlungsgesetz, UmwG). Minority shareholders may be able to delay or prevent the implementation of CAG's corporate actions irrespective of the size of their shareholding. Any challenge by minority shareholders to the validity of a corporate action may be subject to judicial resolution that may substantially delay or hinder the implementation of such action. Such delays of, or interferences with, corporate actions as well as related litigation may limit our access to CAG's cash flows and make it difficult or impossible for us to take or implement corporate actions which may be desirable in view of our operating or financial requirements, including actions which may have beneficial effects for the holders of the notes.

CAG's board of management may refuse to comply with instructions given by the Purchaser pursuant to the Domination Agreement, which may prevent us from causing CAG to take actions which may have beneficial effects for the holders of the notes.

Under the Domination Agreement, the Purchaser is entitled to give instructions directly to the board of management of CAG, including, but not limited to, instructions that are disadvantageous to CAG, as long as such disadvantageous instructions benefit the Purchaser or the companies affiliated with either the Purchaser or CAG. CAG's board of management is required to comply with any such instruction, unless, at the time when such instruction is given, (i) it is, in the opinion of the board of management of CAG, obviously not in the interests of the Purchaser or the companies affiliated with either the Purchaser or CAG, (ii) in the event of a disadvantageous instruction, the negative consequences to CAG are disproportionate to the benefits to the Purchaser or the companies affiliated with either the Purchaser or CAG, (iii) compliance with the instruction would violate legal or statutory restrictions, (iv) compliance with the instruction would endanger the existence of CAG or (v) it is doubtful whether the Purchaser will be able to fully compensate CAG, as required by the Domination Agreement, for its annual loss (Jahresfehlbetrag) incurred during the fiscal year in which such instruction is given. The board of management of CAG remains ultimately responsible for making the executive decisions for CAG and the Purchaser, despite the Domination Agreement, is not entitled to act on behalf of, and has no power to legally bind, CAG. The CAG board of management may delay the implementation of, or refuse to implement, any of the Purchaser's instructions despite its general obligation to follow such instructions (with the exceptions mentioned above). Such delays of, or interferences with, compliance with the Purchaser's instructions by the board of management of CAG may make it difficult or impossible for the Purchaser to implement corporate actions which may be desirable in view of our operating or financial requirements, including actions which may have beneficial effects for the holders of the notes.

The Purchaser will be required to ensure that CAG pays a guaranteed fixed annual payment to the minority shareholders of CAG, which may reduce the funds the Purchaser can otherwise make available to us.

As long as the Purchaser does not own 100% of the outstanding CAG Shares, the Domination Agreement requires, among other things, the Purchaser to ensure that CAG makes a gross guaranteed fixed annual payment (Ausgleich) to minority shareholders of €3.27 per CAG share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of the entering into of the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. As of December 31, 2004, there were approximately 8 million CAG Shares held by minority shareholders. The net guaranteed fixed annual payment may, depending on applicable corporate tax rates, in the future be higher, lower or the same as €2.89. The amount of this guaranteed fixed annual payment was calculated in accordance with applicable German law. The amount of the payment is currently under review in special award proceedings (Spruchverfahren). See "Business—Legal Proceedings." Such guaranteed fixed annual payments will be required regardless of whether the actual distributable profits per share of CAG are higher, equal to, or lower than the amount of the guaranteed fixed annual payment per share. The guaranteed fixed annual payment will be payable for so long as there are minority shareholders of CAG and the Domination Agreement remains in place. No dividends for the period after effectiveness of the Domination Agreement, other than the guaranteed fixed annual payment effectively paid by the Purchaser, are expected to be paid by CAG. These requirements may reduce the funds the Purchaser can make available to the Parent Guarantor and the Issuer and their subsidiaries and, accordingly, diminish our ability to fulfill our obligations under the notes. See "The Transactions—Post-Tender Offer Events—Domination and Profit and Loss Transfer Agreement."

The amounts of the fair cash compensation and of the guaranteed fixed annual payment offered under the Domination Agreement may be increased, which may further reduce the funds the Purchaser can otherwise make available to us.

As of the date of this prospectus, several minority shareholders of CAG have initiated special award proceedings (Spruchverfahren) seeking the court's review of the amounts of the fair cash compensation (Abfindung) and of the guaranteed fixed annual payment (Ausgleich) offered under the Domination Agreement. As a result of these proceedings, the amounts of the fair cash compensation (Abfindung) and of the guaranteed fixed annual payment (Ausgleich) could be increased by the court, and the Purchaser would be required to make such payments within two months after the publication of the court's ruling. Any such increase may be substantial. All minority shareholders including those who have already received the fair cash compensation would be entitled to claim the respective higher amounts. This may reduce the funds the Purchaser can make available to the Parent Guarantor and the Issuer and their subsidiaries and, accordingly, diminish our ability to make payments on our indebtedness, including the notes. See "Business—Legal Proceedings."

The Purchaser may be required to compensate CAG for annual losses, which may reduce the funds the Purchaser can otherwise make available to the Parent Guarantor and the Issuer.

Under the Domination Agreement, the Purchaser is required, among other things, to compensate CAG for any annual loss incurred, determined in accordance with German accounting requirements, by CAG at the end of the fiscal year in which the loss was incurred. This obligation to compensate CAG for annual losses will apply during the entire term of the Domination Agreement. If CAG incurs losses during any period of the operative term of the Domination Agreement and if such losses lead to an annual loss of CAG at the end of any given fiscal year during the term of the Domination Agreement, the Purchaser will be obligated to make a corresponding cash payment to CAG to the extent that the respective annual loss is not fully compensated for by the dissolution of profit reserves (Gewinnrücklagen) accrued at the level of CAG during the term of the Domination Agreement. The Purchaser may be able to reduce or avoid cash payments to CAG by off-setting against such loss compensation claims by CAG any valuable counterclaims against CAG that the Purchaser may have. If the Purchaser was obligated to make cash payments to CAG to cover an annual loss, we may not have sufficient funds to make payments on our indebtedness when due and, unless the Purchaser is able to obtain funds from a source other than annual profits of CAG, the Purchaser may not be able to satisfy its obligation to fund such shortfall. See "The Transactions—Post-Tender Offer Events—Domination and Profit and Loss Transfer Agreement."

Two of our subsidiaries have agreed to guarantee the Purchaser's obligation under the Domination Agreement, which may diminish our ability to make payments on our indebtedness.

Our subsidiaries, BCP Caylux Holdings Luxembourg S.C.A. and BCP Crystal, have each agreed to provide the Purchaser with financing to strengthen the Purchaser's ability to fulfill its obligations under, or in connection with, the Domination Agreement and to ensure that the Purchaser will perform all of its obligations under, or in connection with, the Domination Agreement when such obligations become due, including, without limitation, the obligations to make a guaranteed fixed annual payment to the outstanding minority shareholders, to offer to acquire all outstanding CAG Shares from the minority shareholders in return for payment of fair cash consideration and to compensate CAG for any annual loss incurred by CAG during the term of the Domination Agreement. If BCP Caylux Holdings Luxembourg S.C.A. and/or BCP Crystal are obligated to make payments under such guarantees or other security to the Purchaser and/or the minority shareholders, we may not have sufficient funds for payments on our indebtedness, including the notes, when due.

Even if the minority shareholders' challenges to the Domination Agreement are unsuccessful and the Domination Agreement continues to be operative, we may not be able to receive distributions from CAG sufficient to pay our obligations.

Even if the minority shareholders' challenges to the Domination Agreement are unsuccessful and the Domination Agreement continues to be operative, we are limited in the amount of distributions we may receive in any year from CAG. Under German law, the amount of distributions to the Purchaser will be determined based on the amount of unappropriated earnings generated during the term of the Domination Agreement as shown in the unconsolidated annual financial statements of CAG, prepared in accordance with German accounting principles and as adopted and approved by resolutions of the CAG board of management and supervisory board, which financial statements may be different from Celanese's consolidated financial statements under U.S. GAAP. Our share of these earnings, if any, may not be in amounts and at times sufficient to allow us to pay our indebtedness, including the notes, as it becomes due.

We must rely on payments from our subsidiaries to fund payments on our indebtedness, including the notes and the guarantee. Such funds may not be available in certain circumstances.

The Issuer and the Parent Guarantor are holding companies and all of their operations are conducted through their subsidiaries. Therefore, they depend on the cash flow of their subsidiaries, including CAG, to meet their obligations, including obligations of approximately $3.7 billion (including $211 million of future accretion on the notes) of their indebtedness (after giving effect to the Recent Financings and excluding $242 million to be drawn down from our amended and restated credit facilities to fund the Acetex acquisition), including obligations under the notes and the guarantee. If the Domination Agreement ceases to be operative, the Issuer and the Parent Guarantor may be unable to meet their obligations under the notes and the guarantee. Although the Domination Agreement became operative on October 1, 2004, it is subject to legal challenges instituted by dissenting shareholders. In August 2004, minority shareholders filed nine actions against CAG in the Frankfurt District Court (Landgericht) seeking, among other things, to set aside the shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based, among other things, on the alleged violation of procedural requirements and information rights of the shareholders, to declare the Domination Agreement and the change in the fiscal year void and to prohibit CAG from performing its obligations under the Domination Agreement. Pursuant to German law, the time period for the filing of such challenges has expired. Further, several additional minority shareholders have joined the proceedings via third party intervention in support of the plaintiffs. The Purchaser has joined the proceedings via third party intervention to support CAG. In addition, a German court could revoke the registration of the Domination Agreement in the commercial register. On August 2, 2004, two minority shareholders instituted public register proceedings with the Königstein Local Court (Amtsgericht) and the Frankfurt District Court, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtslöschungsverfahren). See "Business—Legal Proceedings."

The ability of our subsidiaries to make distributions to us by way of dividends, interest, return on investments, or other payments (including loans) or distributions is subject to various restrictions, including restrictions imposed by the amended and restated senior credit facilities and indentures governing their indebtedness, and the terms of future debt may also limit or prohibit such payments. In addition, the ability of the subsidiaries to make such payments may be limited by relevant provisions of German and other applicable laws.

Our internal controls over financial reporting may not be effective and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder, which we refer to as Section 404. We are currently performing the system and process evaluation and testing required (and any necessary remediation) in an effort to comply with management certification and auditor attestation requirements of Section 404. The management certification and auditor attestation requirements of Section 404 will initially apply to Celanese Corporation as of December 31, 2006 and CAG as of September 30, 2006. In the course of our ongoing Section 404 evaluation, we have identified areas of internal controls that may need improvement, and plan to design enhanced processes and controls to address these and any other issues that might be identified through this review. Currently, none of the identified areas that need improvement have been categorized as significant deficiencies or material weaknesses, individually or in the aggregate. However, as we are still in the evaluation process, we may identify conditions that may result in significant deficiencies or material weaknesses in the future. In 2004, certain members of our accounting staff identified two significant deficiencies and our auditors identified two material weaknesses, in addition to, and separate from, our Section 404 evaluation process. Those deficiencies are discussed in detail in the immediately subsequent risk factor.

We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results.

We expect to incur expenses of an aggregate of approximately $9 million to $14 million in 2005 in connection with our compliance with Section 404.

We have in the past identified significant deficiencies and material weaknesses in our internal controls, and the identification of any significant deficiencies or material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

In addition to, and separate from, our evaluation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any areas requiring improvement that we identify as part of that process, we previously identified two significant deficiencies and two material weaknesses in our internal controls. The Public Company Accounting Oversight Board ("PCAOB") defines a significant deficiency as a control deficiency, or a combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. The PCAOB defines a material weakness as a single deficiency, or a combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

In 2004, we identified two significant deficiencies in internal controls in the computation of certain accounting adjustments. These deficiencies were discovered in addition to, and separate from, the evaluation process we are conducting in connection with Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, which is further described below. The first deficiency was identified during the quarter ended June 30, 2004 by members of our corporate financial reporting group and related to the qualifications and ability of certain accounting managers to initially calculate the change from the LIFO (last-in, first-out) method of accounting for inventories to FIFO (first-in, first-out) and the resulting failure of such employees to correctly make such calculations. The second was identified during the quarter ended June 30, 2004 by one of our financial accounting managers and related to an omitted employee benefit accrual due to the failure to provide the applicable employment contracts to the actuary prior to the cut-off date for the December 31, 2003 pension valuation. Corrective actions taken by us included an internal audit review, the development of enhanced guidelines, the termination and reassignment of responsible persons and an elevation of the issues to the Supervisory Board of Celanese AG. The significant deficiencies noted were corrected in the quarter ended September 30, 2004 and thus did not exist as of December 31, 2004.

On March 30, 2005, we received a letter from KPMG, our independent auditors, identifying two material weaknesses. These material weaknesses were determined in the course of the audit of our financial statements as of and for the nine months ended December 31, 2004. The first material weakness related to several deficiencies in the assessment of effectiveness and documentation of derivative financial instruments. The required adjustments were made in the proper accounting period, and we do not believe they had any material impact on previously reported financial information. The second material weakness was for the same period and related to conditions preventing our ability to adequately research, document, review and draw conclusions on accounting and reporting matters, which resulted in adjustments that had to be recorded to prevent our financial statements from being materially misleading. The conditions largely related to significant increases in the frequency of, and the limited amount of time and technical accounting resources available to address, complex accounting matters and transactions and as a result of the consummation of simultaneous debt and equity offerings during the year-end closing process. In response to the letter from KPMG, we are increasing the resources within our finance organization to include experts in the accounting for derivative financial instruments and in financial reporting, including tax accounting issues. We are also taking steps to ensure that adequate time is made available for company personnel to adequately research, document, review and conclude on accounting and reporting matters. These initiatives have materially affected or are reasonably likely to affect materially our internal controls over financial reporting.

We are in the process of implementing changes to strengthen our internal controls. In addition, while we have taken actions to address these deficiencies and weaknesses, additional measures may be necessary and these measures along with other measures we expect to take to improve our internal controls may not be sufficient to address the issues identified by us or ensure that our internal controls are effective. If we are unable to correct deficiencies or weaknesses in internal controls in a timely manner, our ability to record, process, summarize and report financial information within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities.

Risks Related to the Exchange Notes

Our high level of indebtedness could diminish our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or the chemicals industry and prevent us from meeting obligations under our indebtedness.

We are highly leveraged. After giving effect to the Transactions, the Recent Restructuring and the Recent Financings, our total indebtedness totals approximately $3.7 billion (excluding $242 million of our Acquisition Facility and including $211 million of future accretion on the notes). See "Capitalization" for additional information.

Our substantial debt could have important consequences for you, including:

•	making it more difficult for us to make payments on our debt;

•	increasing vulnerability to general economic and industry conditions;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on indebtedness, therefore reducing our ability to use CAG's cash flow to fund operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including the borrowings under the amended and restated senior credit facilities, are at variable rates of interest;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.

Despite our current high leverage, we and our subsidiaries may be able to incur substantially more debt. This could further exacerbate the risks of our high leverage.

We may be able to incur substantial additional indebtedness in the future. The terms of our existing debt do not fully prohibit us from doing so. The revolving credit facilities provide commitments of up to $2.8 billion. As of March 31, 2005, there were no outstanding borrowings under the revolving credit facilities and $614 million was available for borrowings (taking into account letters of credit issued under the revolving credit facilities). We also expect to incur an additional $242 million of indebtedness under our amended and restated senior credit facilities to finance the pending acquisition of Acetex. See "Prospectus Summary—Recent Developments." All of those borrowings and revolver borrowings would be senior and secured, and as a result, would be both structurally and effectively senior to the exchange notes and the guarantee of the exchange notes by the Parent Guarantor. If the Issuer incurs any additional indebtedness that ranks equally with the exchange notes, the holders of that debt will be entitled to share with the holders of the exchange notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Issuer before any such distribution is made on the exchange notes. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify.

We may not be able to generate sufficient cash to service our indebtedness, and may be forced to take other actions to satisfy obligations under our indebtedness, which may not be successful.

Our ability to satisfy our cash needs depends on cash on hand, receipt of additional capital, including possible additional borrowings, and receipt of cash from our subsidiaries by way of distributions, advances or cash payments. After giving effect to the Recent Financings, our indebtedness totals approximately $3.7 billion (excluding $242 million of our Acquisition Facility expected to be drawn to fund the Acetex acquisition and including $211 million of future accretion on the notes). Debt service requirements, excluding the $242 million portion of our Acquisition Facility expected to be drawn to fund the Acetex acquisition, consist of principal repayments aggregating $285 million in the next five years and $3,386 million thereafter (including $211 million of accreted value on the notes) and average annual cash interest payments of approximately $197 million in each of the next five years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity—Contractual Obligations."

Our ability to make scheduled payments on or to refinance our debt obligations depends on the financial condition and operating performance of our subsidiaries, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the exchange notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets (including the CAG Shares), seek additional capital or restructure or refinance our indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The amended and restated senior credit facilities and the indentures governing our indebtedness restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Restrictive covenants in our debt instruments may limit our ability to engage in certain transactions and may diminish our ability to make payments on our indebtedness.

The amended and restated senior credit facilities and the indentures governing the exchange notes and our other indebtedness contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit the ability of the Issuer and certain of its subsidiaries to, among other things, incur additional indebtedness or issue preferred stock, pay dividends on or make other distributions on or repurchase their capital stock or make other restricted payments, make investments, and sell certain assets.

In addition, the amended and restated senior credit facilities contain covenants that require Celanese Holdings to maintain specified financial ratios and satisfy other financial condition tests. Celanese Holdings' ability to meet those financial ratios and tests can be affected by events beyond its control, and it may not be able to meet those tests at all. A breach of any of these covenants could result in a default under the amended and restated senior credit facilities. Upon the occurrence of an event of default under the amended and restated senior credit facilities, the lenders could elect to declare all amounts outstanding under the amended and restated senior credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If Celanese Holdings were unable to repay those amounts, the lenders under the amended and restated senior credit facilities could proceed against the collateral granted to them to secure that indebtedness. The Issuer's subsidiaries have pledged a significant portion of their assets as collateral under the amended and restated senior credit facilities. If the lenders under the amended and restated senior credit facilities accelerate the repayment of borrowings, the Issuer and its subsidiaries may not have sufficient assets to repay the amended and restated senior credit facilities as well as their other indebtedness, including the exchange notes.

If the Issuer's subsidiaries default on their obligations to pay their indebtedness, the Issuer may not be able to make payments on the exchange notes.

Any default under the agreements governing indebtedness of the Issuer's subsidiaries, including a default under the amended and restated senior credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could cause the Issuer to be unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If the Issuer's subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness (including covenants in the amended and restated senior credit facilities and the indenture), they could be in default under the terms of the agreements governing such indebtedness, including the amended and restated senior credit facilities and the indenture for the senior subordinated notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the amended and restated senior credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against the assets of the Issuer's subsidiaries, and such subsidiaries could be forced into bankruptcy or liquidation. If operating performance of the Issuer's subsidiaries declines, they may in the future need to obtain waivers from the required lenders under the amended and restated senior credit facilities to avoid being in default. If the Issuer's subsidiaries breach their covenants under the amended and restated senior credit facilities and seek a waiver, such subsidiaries may not be able to obtain a waiver from the required lenders. If this occurs, such subsidiaries would be in default under the amended and restated senior credit facilities, the lenders could exercise their rights as described above, and such subsidiaries could be forced into bankruptcy or liquidation. In addition, all obligations under the amended and restated senior credit facilities, and the guarantees of those obligations, are secured by substantially all of the assets of each of the Issuer's U.S. subsidiaries, subject to certain exceptions. If the lenders under the amended and restated senior credit facilities were to proceed against such collateral, the Issuer may not have sufficient assets to repay its indebtedness, including the exchange notes.

The Issuer and the Parent Guarantor are the sole obligors of the exchange notes and the subsidiaries of the Issuer and subsidiaries of the Parent Guarantor will not guarantee the Issuer's obligations under the exchange notes; the exchange notes are structurally subordinated to the debt and liabilities of the Issuer's subsidiaries and are effectively subordinated to the secured debt of the Issuer's subsidiaries.

The Issuer and the Parent Guarantor have no operations on their own and derive all of their revenues and cash flow from their subsidiaries. The Issuer's subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

The exchange notes will be structurally subordinated to all debt and liabilities of the Issuer's subsidiaries. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer's subsidiaries, you will participate with all other holders of the Issuer's indebtedness in the assets remaining after the Issuer's subsidiaries have paid all of their debt and liabilities. In any of these cases, the Issuer and its subsidiaries may not have sufficient funds to pay all of its creditors, and you may receive less, ratably, than the holders of the Issuer's subsidiaries' debt and other liabilities. The Issuer's subsidiaries are be permitted to incur additional debt and liabilities in the future under the terms of the indenture.

In addition, holders of secured debt of the Issuer's subsidiaries will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other debt. Notably, the amended and restated senior credit facilities are secured by intercompany notes to certain of the Issuer's subsidiaries, which are in turn secured by liens on certain of the assets of the Issuer's subsidiaries. As of December 31, 2004, on a pro forma basis after giving effect to the Recent Financings, the Issuer would have had secured debt of approximately $1.8 billion of term loan borrowings under the amended and restated senior credit facilities. The Issuer also has $828 million of revolving credit facilities, all of which would be secured if borrowed. The exchange notes will be effectively subordinated to all such secured debt to the extent of the value of its collateral. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer or its subsidiaries, holders of secured debt will have a prior claim to the assets that constitute their collateral. In any of these cases, the Issuer or its subsidiaries may not have sufficient funds to pay all of its creditors, and you may receive less, ratably, than the holders of the secured debt. The Issuer and its subsidiaries will be permitted to incur additional secured indebtedness in the future, consistent with the terms of the indenture governing the exchange notes.

The parent guarantee may be released at any time, in which case the Parent Guarantor will no longer have any obligations with respect to the notes.

The guarantee by the Parent Guarantor is being provided for the purpose of allowing the Issuer to satisfy its reporting obligations under the indenture governing the exchange notes by furnishing financial information relating to the Parent Guarantor instead of the Issuer. Moreover, the guarantee by the Parent Guarantor may be released at any time at the option of the Issuer and the Parent Guarantor.

The Issuer may not be able to repurchase the exchange notes upon a change of control, and certain corporate events may not trigger a change of control event in which case the Issuer will not be required to repurchase your exchange notes.

Upon the occurrence of specific kinds of change of control events, including the sale, lease or transfer of "all or substantially all" of the assets of the Issuer and its subsidiaries taken as a whole, the Issuer will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount. The source of funds for any such purchase of the exchange notes will be the Issuer's available cash or cash generated from operations of the subsidiaries of the Issuer or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not have sufficient funds to repurchase the exchange notes upon a change of control. The Issuer's failure to repurchase the exchange notes upon a change of control would cause a default under the indenture.

As mentioned above, under the indenture governing the notes, the sale, lease or transfer of "all or substantially all" the assets of the Issuer and its subsidiaries taken as a whole constitutes a change of control that will require the Issuer to offer to repurchase the exchange notes. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to determine whether a change of control has occurred or to require the Issuer to repurchase the notes as a result of sale, lease, transfer, convergence or other disposition of less than all of the assets of the Issuer and its subsidiaries taken a whole to another person or group may be uncertain. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."

In addition, important corporate events, such as leveraged recapitalizations that would increase the level of the Issuer's indebtedness, would not constitute a "Change of Control" under the indenture. Therefore, if an event occurs that does not constitute a "Change of Control," the Issuer will not be required to make an offer to repurchase the exchange notes and you may be required to continue to hold your exchange notes despite the event.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and any active trading market may not develop for the exchange notes.

The exchange notes are a new issue of securities for which there is no established public market. The Issuer does not intend to have the notes listed on a national securities exchange. The initial purchasers have advised the Issuer that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the exchange notes may not develop or, if developed, may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may not be free from similar disruptions and any such disruptions may depress the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, the Issuer's performance and other factors.

Federal and state fraudulent transfer laws may permit a court to void the exchange guarantees by subsidiary guarantors and, if that occurs, you may not receive any payments by the subsidiary guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees that subsidiary guarantors may issue in the future could be voided, or claims in respect of the relevant guarantee could be subordinated to all other debt of such guarantor if, among other things, at the time that the relevant guarantor issued its guarantee such guarantor, as applicable:

•	received less than reasonably equivalent value or fair consideration for issuing such guarantee and, at the time such guarantor issued its guarantee:

•	was insolvent or rendered insolvent by reason of issuing such guarantee and the application of the proceeds of the notes or such guarantee;

•	was engaged or about to engage in a business or a transaction for which such guarantor's remaining assets available to carry on its business constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond such guarantor's ability to pay its debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

In addition, any payment by any guarantor pursuant to its guarantee could be voided and required to be returned to such guarantor or to a fund for the benefit of the creditors of such guarantor, or such guarantee could be subordinated to other debt of the Issuer or the applicable guarantor.

The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In a proceeding in the U.S., however, a person generally would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The Issuer cannot be sure as to what standard a court would apply in making these determinations.

Regardless of the standard that the court uses, the Issuer cannot be sure that the issuance by any guarantor of its guarantee would not be voided or that the subsidiary guarantees would not be subordinated to the relevant obligor's other debt. If the subsidiary guarantee of any subsidiary guarantor were voided, the exchange notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

You should not expect Crystal US Sub 3 Corp. to participate in making payments on the exchange notes.

Crystal US Sub 3 Corp. is a wholly-owned subsidiary of Crystal US Holdings 3 L.L.C. that was incorporated to accommodate the issuance of the notes by Crystal US Holdings 3 L.L.C. Crystal US Sub 3 Corp. will not have any operations or assets of any kind and will not have any revenue other than as may be incidental to its activities as a co-issuer of the notes. You should not expect Crystal US Sub 3 Corp. to participate in servicing any of the obligations on the exchange notes.

Risks Related to Our Business

We are an international company and are exposed to general economic, political and regulatory conditions and risks in the countries in which we have significant operations.

We operate in the global market and have customers in many countries. We have major facilities located in North America, Europe and Asia, including facilities in Germany, China, Japan, Korea and Saudi Arabia operated through ventures. Our principal customers are similarly global in scope, and the prices of our most significant products are typically world market prices. Consequently, our business and financial results are affected directly and indirectly by world economic, political and regulatory conditions.

Conditions such as the uncertainties associated with war, terrorist activities, epidemics, pandemics or political instability in any of the countries in which we operate could affect us by causing delays or losses in the supply or delivery of raw materials and products as well as increased security costs, insurance premiums and other expenses. These conditions could also result in or lengthen economic recession in the United States, Europe, Asia or elsewhere. Moreover, changes in laws or regulations, such as unexpected changes in regulatory requirements (including import or export licensing requirements), or changes in the reporting requirements of United States, German or European Union governmental agencies, could increase the cost of doing business in these regions. Any of these conditions may have an effect on our business and financial results as a whole and may result in volatile current and future prices for our securities, including the exchange notes.

Cyclicality in the industrial chemicals industry has in the past and may in the future result in reduced operating margins or in operating losses.

Consumption of the basic chemicals that we manufacture, in particular those in acetyl products, such as methanol, formaldehyde, acetic acid and vinyl acetate monomer, has increased significantly over the past 30 years. Despite this growth in consumption, producers have experienced alternating periods of inadequate capacity and excess capacity for these products. Periods of inadequate capacity, including some due to raw material shortages, have usually resulted in increased selling prices and operating margins. This has often been followed by periods of capacity additions, which have resulted in declining capacity utilization rates, selling prices and operating margins.

We expect that these cyclical trends in selling prices and operating margins relating to capacity shortfalls and additions will likely persist in the future, principally due to the continuing combined impact of five factors:

•	Significant capacity additions, whether through plant expansion or construction, can take two to three years to come on stream and are therefore necessarily based upon estimates of future demand.

•	When demand is rising, competition to build new capacity may be heightened because new capacity tends to be more profitable, with a lower marginal cost of production. This tends to amplify upswings in capacity.

•	When demand is falling, the high fixed cost structure of the capital-intensive chemicals industry leads producers to compete aggressively on price in order to maximize capacity utilization.

•	As competition in these products is focused on price, being a low-cost producer is critical to profitability. This favors the construction of larger plants, which maximize economies of scale, but which also lead to major increases in capacity that can outstrip current growth in demand.

•	Cyclical trends in general business and economic activity produce swings in demand for chemicals.

We believe that the basic chemicals industry, particularly in the commodity chemicals manufactured by our Chemical Products segment, is currently characterized by overcapacity, and that there may be further capacity additions in the next few years.

The length and depth of product and industry business cycles of our markets, particularly in the automotive, electrical, construction and textile industries, may result in reduced operating margins or in operating losses.

Some of the markets in which our customers participate, such as the automotive, electrical, construction and textile industries, are cyclical in nature, thus posing a risk to us which is beyond our control. These markets are highly competitive, to a large extent driven by end-use markets, and may experience overcapacity, all of which may affect demand for and pricing of our products.

We are subject to risks associated with the increased volatility in raw materials prices and the availability of key raw materials.

We purchase significant amounts of natural gas, ethylene, butane, and propylene from third parties for use in our production of basic chemicals in the Chemical Products segment, principally methanol, formaldehyde, acetic acid, vinyl acetate monomer, as well as oxo products. We use a portion of our output of these chemicals, in turn, as inputs in the production of further products in all our segments. We also purchase significant amounts of cellulose or wood pulp for use in our production of cellulose acetate in the Acetate Products segment. We purchase significant amounts of natural gas, electricity, coal and fuel oil to supply the energy required in our production processes.

Prices of natural gas, oil and other hydrocarbons have increased dramatically in 2004. To the extent this trend continues and we are unable to pass through these price increases to our customers, our operating profit and results of operations may be less favorable than expected.

We are exposed to any volatility in the prices of our raw materials and energy. Although we have agreements providing for the supply of natural gas, ethylene, propylene, wood pulp, electricity, coal and fuel oil, the contractual prices for these raw materials and energy vary with market conditions and may be highly volatile. Factors which have caused volatility in our raw material prices in the past and which may do so in the future include:

•	Shortages of raw materials due to increasing demand, e.g., from growing uses or new uses;

•	Capacity constraints, e.g., due to construction delays, strike action or involuntary shutdowns;

•	The general level of business and economic activity; and

•	The direct or indirect effect of governmental regulation.

We strive to improve profit margins of many of our products through price increases when warranted and accepted by the market; however, our operating margins may decrease if we cannot pass on increased raw material prices to customers. Even in periods during which raw material prices decline, we may suffer decreasing operating profit margins if raw material price reductions occur at a slower rate than decreases in the selling prices of our products.

A substantial portion of our products and raw materials are commodities whose prices fluctuate as market supply/demand fundamentals change. We manage our exposure through the use of derivative instruments and forward purchase contracts for commodity price hedging, entering into long-term supply agreements, and multi-year purchasing and sales agreements. Our policy, for the majority of our natural gas and butane requirements, allows entering into supply agreements and forward purchase or cash-settled swap contracts. As of December 31, 2004, there were no derivative contracts outstanding. In 2003, there were forward contracts covering approximately 35% of our Chemical Products segment North American requirements. We regularly assess our practice of purchasing a portion of our commodity requirements forward, and the utilization of a variety of other raw material hedging instruments, in addition to forward purchase contracts, in accordance with changes in market conditions.

We capped our exposure on approximately 20% of our U.S. natural gas requirements during the months of August and September of 2004. The fixed price natural gas forward contracts and any premium associated with the purchase of a price cap are principally settled through actual delivery of the physical commodity. The maturities of the cash-settled swap or cap contracts correlate to the actual purchases of the commodity and have the effect of securing or limiting predetermined prices for the underlying commodity. Although these contracts were structured to limit exposure to increases in commodity prices, certain swaps may also limit the potential benefit we might have otherwise received from decreases in commodity prices. These cash-settled swap or cap contracts were accounted for as cash flow hedges.

We have a policy of maintaining, when available, multiple sources of supply for raw materials. However, some of our individual plants may have single sources of supply for some of their raw materials, such as carbon monoxide and acetaldehyde. We may not be able to obtain sufficient raw materials due to unforeseen developments that would cause an interruption in supply. Even if we have multiple sources of supply for a raw material, these sources may not make up for the loss of a major supplier. Nor can there be any guarantee that profitability will not be affected should we be required to qualify additional sources of supply in the event of the loss of a sole or a major supplier.

Failure to develop new products and production technologies or to implement productivity and cost reduction initiatives successfully may harm our competitive position.

Our operating results, especially in our Performance Products and Technical Polymers Ticona segments, depend significantly on the development of commercially viable new products, product grades and applications, as well as production technologies. If we are unsuccessful in developing new products, applications and production processes in the future, our competitive position and operating results will be negatively affected. Likewise, we have undertaken and are continuing to undertake initiatives in all segments to improve productivity and performance and to generate cost savings. These initiatives may not be completed or beneficial or the estimated cost savings from such activities may not be realized.

Frankfurt airport expansion could require us to reduce production capacity of, limit expansion potential of, or incur relocation costs for our Kelsterbach plant which would lead to significant additional costs.

The Frankfurt airport's expansion plans include the construction of an additional runway. One of the three sites under consideration, the northwest option, would be located in close proximity to our Kelsterbach production plant. The construction of this particular runway could have a negative effect on the plant's current production capacity and future development. While the government of the state of Hesse and the owner of the Frankfurt airport promote the expansion of the northwest option, it is uncertain whether this option is in accordance with applicable laws. Although the government of the state of Hesse expects the plan approval for the airport expansion in 2007 and the start of operations in 2009-2010, neither the final outcome of this matter nor its timing can be predicted at this time.

Environmental regulations and other obligations relating to environmental matters could subject us to liability for fines, clean-ups and other damages, require us to incur significant costs to modify our operations and increase our manufacturing and delivery costs.

Costs related to our compliance with environmental laws concerning, and potential obligations with respect to, contaminated sites may have a significant negative impact on our operating results. These include obligations related to sites currently or formerly owned or operated by us, or where waste from our operations was disposed. We also have obligations related to the indemnity agreement contained in the demerger and transfer agreement between CAG and Hoechst, also referred to as the demerger agreement, for environmental matters arising out of certain divestitures that took place prior to the demerger. Our accruals for environmental remediation obligations, $143 million as of December 31, 2004, may be insufficient if the assumptions underlying those accruals prove incorrect or if we are held responsible for currently undiscovered contamination. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Environmental Liabilities," notes 19 and 27 to the Consolidated Financial Statements.

Our operations are subject to extensive international, national, state, local, and other supranational laws and regulations that govern environmental and health and safety matters. We incur substantial capital and other costs to comply with these requirements. If we violate them, we can be held liable for substantial fines and other sanctions, including limitations on our operations as a result of changes to or revocations of environmental permits involved. Stricter environmental, safety and health laws, regulations and enforcement policies could result in substantial costs and liabilities to us or limitations on our operations and could subject our handling, manufacture, use, reuse or disposal of substances or pollutants to more rigorous scrutiny than at present. Consequently, compliance with these laws could result in significant capital expenditures as well as other costs and liabilities and our business and operating results may be less favorable than expected. Due to new air regulations in the United States, management expects that there will be a temporary increase in compliance costs that will total approximately $30 million to $45 million through 2007. For example, the Miscellaneous Organic National Emissions Standards for Hazardous Air Pollutants (NESHAP) regulations, and various approaches to regulating boilers and incinerators, including the NESHAPs for Industrial/ Commercial/Institutional Boilers and Process Heaters, will impose additional requirements on our operations. Although some of these rules have been finalized, a significant portion of the NESHAPs for Industrial/Commercial/Institutional Boilers and Process Heaters regulation that provides for a low risk alternative method of compliance for hydrogen chloride emissions has been challenged in federal court. We cannot predict the outcome of this challenge, which could, if successful, increase our costs by, according to our estimates, approximately $50 million above the $30 million to $45 million noted above through 2007 to comply with this regulation. As another example, recent European Union regulations require a trading system for carbon dioxide emissions to have been in place by January 1, 2005. Accordingly, an emission trading system came into effect at the start of 2005. This regulation will affect our power plants at the Kelsterbach and Oberhausen sites, as well as power plants operated by other InfraServ entities on sites at which we operate. We and the InfraServ entities may be required to develop additional cost-effective methods to reduce carbon dioxide emissions further, which could result in increased capital expenditures.

We are also involved in several claims, lawsuits and administrative proceedings relating to environmental matters. An adverse outcome in any of them may negatively affect our earnings and cash flows in a particular reporting period.

Changes in environmental, health and safety regulatory requirements could lead to a decrease in demand for our products.

New or revised governmental regulations relating to health, safety and the environment may also affect demand for our products.

Pursuant to the European Union regulation on Risk Assessment of Existing Chemicals, the European Chemicals Bureau of the European Commission has been conducting risk assessments on approximately 140 major chemicals. Some of the chemicals initially being evaluated include vinyl acetate monomer or VAM, which we produce. These risk assessments entail a multi-stage process to determine to what extent the European Commission should classify the chemical as a carcinogen and, if so, whether this classification and related labeling requirements should apply only to finished products that contain specified threshold concentrations of a particular chemical. In the case of VAM, we currently do not expect a final ruling until mid-2005. We and other VAM producers are participating in this process with detailed scientific analyses supporting the industry's position that VAM is not a probable human carcinogen and that labeling of final products should not be required. If labeling is required, then it should depend on relatively high parts per million of residual VAM in these end products. We cannot predict the outcome or effect of any final ruling.

Several recent studies have investigated possible links between formaldehyde exposure and various end points including leukemia. The International Agency for Research on Cancer or IARC recently reclassified formaldehyde from Group 2A (probable human carcinogen) to Group 1 (known human carcinogen) based on studies linking formaldehyde exposure to nasopharyngeal cancer, a rare cancer in humans. IARC also concluded that there is insufficient evidence for a causal association between leukemia and occupational exposure to formaldehyde, although it also characterized evidence for such an association as strong. The results of IARC's review will be examined by government agencies with responsibility for setting worker and environmental exposure standards and labeling requirements. We are a producer of formaldehyde and plastics derived from formaldehyde. We are participating together with other producers and users in the evaluations of these findings. We cannot predict the final effect of IARC's reclassification.

Other recent initiatives will potentially require toxicological testing and risk assessments of a wide variety of chemicals, including chemicals used or produced by us. These initiatives include the Voluntary Children's Chemical Evaluation Program and High Production Volume Chemical Initiative in the United States, as well as various European Commission programs, such as the new European Environment and Health Strategy, commonly known as SCALE, as well as the Proposal for the Registration, Evaluation, Authorization and Restriction of Chemicals or REACH. REACH, which the European Commission proposed in October 2003, will establish a system to register and evaluate chemicals manufactured in, or imported to, the European Union. Depending on the final ruling, additional testing, documentation and risk assessments will occur for the chemical industry. This will affect European producers of chemicals as well as all chemical companies worldwide that export to member states of the European Union. The final ruling has not yet been decided.

The above-mentioned assessments in the United States and Europe may result in heightened concerns about the chemicals involved and in additional requirements being placed on the production, handling, labeling or use of the subject chemicals. Such concerns and additional requirements could increase the cost incurred by our customers to use our chemical products and otherwise limit the use of these products, which could lead to a decrease in demand for these products.

Our production facilities handle the processing of some volatile and hazardous materials that subject us to operating risks that could have a negative effect on our operating results.

Our operations are subject to operating risks associated with chemical manufacturing, including the related storage and transportation of raw materials, products and wastes. These hazards include, among other things:

•	pipeline and storage tank leaks and ruptures;

•	explosions and fires; and

•	discharges or releases of toxic or hazardous substances.

These operating risks can cause personal injury, property damage and environmental contamination, and may result in the shutdown of affected facilities and the imposition of civil or criminal penalties. The occurrence of any of these events may disrupt production and have a negative effect on the productivity and profitability of a particular manufacturing facility and our operating results and cash flows.

We maintain property, business interruption and casualty insurance which we believe is in accordance with customary industry practices, but we cannot predict whether this insurance will be adequate to fully cover all potential hazards incidental to our business. We have established two captive insurance subsidiaries (Captives) that provide a portion of the total insurance coverage to us for certain of our lower tier property and casualty risks. They additionally provide coverage to third parties for their higher tier risk programs. If there were concurrent claims made on all policies issued by the Captives, sufficient capital may not be available for them to satisfy all claims against all such policies. As of December 31, 2004, the net retained concurrent aggregate risk of all policies written by the Captives, after reinsuring higher tier risks with third party insurance companies, net of established reserves, amounted to approximately $498 million.

Our significant non-U.S. operations expose us to global exchange rate fluctuations that could impact our profitability.

We are exposed to market risk through commercial and financial operations. Our market risk consists principally of exposure to fluctuations in currency exchange and interest rates.

As we conduct a significant portion of our operations outside the United States, fluctuations in currencies of other countries, especially the euro, may materially affect our operating results. For example, changes in currency exchange rates may affect:

•	The relative prices at which we and our competitors sell products in the same market; and

•	The cost of items required in our operations.

We use financial instruments to hedge our exposure to foreign currency fluctuations. The net notional amounts under such foreign currency contracts outstanding at December 31, 2004 were $288 million. The hedging activity of foreign currency denominated intercompany net receivables resulted in a cash inflow of approximately $24 million and less than $1 million for the nine months ended December 31, 2004 and the three months ended March 31, 2004, respectively. These positive effects may not be indicative of future effects.

A substantial portion of our net sales is denominated in currencies other than the U.S. dollar. In our consolidated financial statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international sales, earnings, assets and liabilities will be reduced because the local currency will translate into fewer U.S. dollars. We estimate that the translation effects of changes in the value of other currencies against the U.S. dollar increased net sales by approximately 3% for the nine months ended December 31, 2004, 6% for the three months ended March 31, 2004, 7% for the year ended December 31, 2003 and 2% for the year ended 2002. We estimate that the translation effects of changes in the value of other currencies against the U.S. dollar increased total assets by approximately 3% for the nine months ended December 31, 2004, decreased total assets by approximately 1% for the three months ended March 31, 2004 and increased total assets by approximately 5% in 2003.

In addition to currency translation risks, we incur a currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a currency different from the operating subsidiary's functional currency. Given the volatility of exchange rates, we may not be able to manage our currency transaction and/or translation risks effectively, or volatility in currency exchange rates may expose our financial condition or results of operations to a significant additional risk. Since a portion of our indebtedness is and will be denominated in currencies other than U.S. dollars, a weakening of the U.S. dollar could make it more difficult for us to repay our indebtedness.

Significant changes in pension fund investment performance or assumptions relating to pension costs may have a material effect on the valuation of pension obligations, the funded status of pension plans, and our pension cost.

Our funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefit obligations. Our pension cost is materially affected by the discount rate used to measure pension obligations, the level of plan assets available to fund those obligations at the measurement date and the expected long-term rate of return on plan assets. Significant changes in investment performance or a change in the portfolio mix of invested assets can result in corresponding increases and decreases in the valuation of plan assets, particularly equity securities, or in a change of the expected rate of return on plan assets. A change in the discount rate would result in a significant increase or decrease in the valuation of pension obligations, affecting the reported funded status of our pension plans as well as the net periodic pension cost in the following fiscal years. Similarly, changes in the expected return on plan assets can result in significant changes in the net periodic pension cost of the following fiscal years. As of December 31, 2004, our underfunded position related to our defined benefit pension plans was $636 million. During the nine months ended December 31, 2004, we contributed approximately $434 million to the plans. During the three months ended March 31, 2004, we contributed approximately $39 million to the plans.

We have preliminarily recorded a significant amount of goodwill and other identifiable intangible assets, and we may never realize the full value of our intangible assets.

In connection with the Transactions, we have recorded a significant amount of goodwill and other identifiable intangible assets. Goodwill and other net identifiable intangible assets were approximately $1,147 million as of December 31, 2004, or 15% of our total assets based on preliminary purchase accounting. Goodwill and net identifiable intangible assets are recorded at fair value on the date of acquisition and, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, will be reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services sold by our business, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of a significant portion of goodwill or other identifiable intangible assets would have an adverse effect on our financial condition and results of operations.

CAG may be required to make payments to Hoechst.

Under its 1999 demerger agreement with Hoechst, CAG agreed to indemnify Hoechst for environmental liabilities that Hoechst may incur with respect to CAG's German production sites, which were transferred from Hoechst to CAG in connection with the demerger. CAG also has an obligation to indemnify Hoechst against liabilities for environmental damages or contamination arising under certain divestiture agreements entered into by Hoechst prior to the demerger. As the indemnification obligations depend on the occurrence of unpredictable future events, the costs associated with them are not yet determinable and may materially affect operating results.

CAG's obligation to indemnify Hoechst against liabilities for environmental contamination in connection with the divestiture agreements is subject to the following thresholds (translated into U.S. dollars using the December 31, 2004 exchange rate):

•	CAG will indemnify Hoechst for the total amount of these liabilities up to €250 million (approximately $340 million);

•	Hoechst will bear the full amount of those liabilities between €250 million (approximately $340 million) and €750 million (approximately $1,020 million); and

•	CAG will indemnify Hoechst for one third of those liabilities for amounts exceeding €750 million (approximately $1,020 million).

CAG has made payments through December 31, 2004 of $38 million for environmental contamination liabilities in connection with the divestiture agreements, and may be required to make additional payments in the future. As of December 31, 2004, we have reserves of approximately $46 million for this contingency, and may be required to record additional reserves in the future.

Also, CAG has undertaken in the demerger agreement to indemnify Hoechst to the extent that Hoechst is required to discharge liabilities, including tax liabilities, in relation to assets included in the demerger, where such liabilities have not been demerged due to transfer or other restrictions. CAG did not make any payments to Hoechst in 2004 and did not make any payments in either 2003 or 2002 in connection with this indemnity.

Under the demerger agreement, CAG will also be responsible, directly or indirectly, for all of Hoechst's obligations to past employees of businesses that were demerged to CAG. Under the demerger agreement, Hoechst agreed to indemnify CAG from liabilities (other than liabilities for environmental contamination) stemming from the agreements governing the divestiture of Hoechst's polyester businesses, which were demerged to CAG, insofar as such liabilities relate to the European part of that business. Hoechst has also agreed to bear 80 percent of the financial obligations arising in connection with the government investigation and litigation associated with the sorbates industry for price fixing described in "Business—Legal Proceedings—Sorbates Antitrust Actions" and note 27 to the Consolidated Financial Statements, and CAG has agreed to bear the remaining 20 percent.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly and affect our operating results.

Certain of our borrowings, primarily borrowings under the amended and restated senior credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, which we expect to occur, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease. As of December 31, 2004, we had approximately $1.1 billion of variable rate debt. A 1% increase in interest rates would increase annual interest expense by approximately $11 million.

We may enter into interest rate swap agreements to reduce the exposure of interest rate risk inherent in our debt portfolio. We have, in the past, used swaps for hedging purposes only.

The equity holders' interests may conflict with yours as a creditor and the equity holders may take actions that involve risks to you as a holder of the notes.

The interests of the equity holders may not in all cases be aligned with your interests as a holder of the exchange notes. In addition, the equity holders may have an interest in pursuing acquisitions, divestitures and other transactions that in their judgment could enhance their equity investment, even though such transactions might invoke risks to you as a holder of the exchange notes. For example, our equity holders could cause us to make acquisitions that increase our indebtedness that is secured or senior to the notes or sell revenue-generating assets, impairing our ability to make payments on the notes. Additionally, The Blackstone Group (our "Sponsor") is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsor may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our Sponsor continues to own a significant amount of our equity, even if such amount is less than 50%, it will continue to be able to significantly influence or effectively control our decisions. Under the amended and restated shareholders' agreement between Celanese Corporation and the Original Stockholders which are affiliates of the Sponsor, such Original Stockholders will be entitled to designate all nominees for election to the board of directors for so long as they hold at least 25% of the total voting power of Celanese Series A common stock. See "Certain Relationships and Related Party Transactions—New Arrangements—Shareholders' Agreement." Thereafter, although our Sponsor will not have an explicit contractual right to do so, it may still nominate directors of Celanese Corporation in its capacity as a stockholder.

The second amended and restated certificate of incorporation of Celanese Corporation, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities. The second amended and restated certificate of incorporation further provides that none of the Original Stockholders (including the Sponsor) or their affiliates or any director who is not employed by Celanese (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us. In addition, in the event that any of the Original Stockholders (including the Sponsor) or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates and for Celanese Corporation or its affiliates, such Original Stockholder or non-employee director has no duty to communicate or offer such transaction or business opportunity to Celanese Corporation or us and may take any such opportunity for themselves or offer it to another person or entity.

The Parent Guarantor is a "controlled company" within the meaning of The New York Stock Exchange rules and, as a result, is exempt from certain corporate governance requirements.

Our Sponsor controls a majority of the voting power of the Parent Guarantor's outstanding common stock. As a result, the Parent Guarantor is a "controlled company" within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock Exchange rules, a company of which more than 50% of the voting power is held by another company is a "controlled company" and need not comply with certain requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that the nominating committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) the requirement that the compensation committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (4) the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees. The Parent Guarantor intends to utilize these exemptions. As a result, the Parent Guarantor will not have a majority of independent directors nor will its nominating and compensation committees consist entirely of independent directors.

Our future success will depend in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could reduce our ability to maintain our market position and our margins.

We attach great importance to patents, trademarks, copyrights and product designs in order to protect our investment in research and development, manufacturing and marketing. Our policy is to seek the widest possible protection for significant product and process developments in its major markets. Patents may cover products, processes, intermediate products and product uses. Protection for individual products extends for varying periods in accordance with the date of patent application filing and the legal life of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent and its scope of coverage. Our continued growth strategy may bring us to regions of the world where intellectual property protection may be limited and difficult to enforce.

As patents expire, the products and processes described and claimed in those patents become generally available for use by the public. Our European and U.S. patents for making Sunett, an important product in our Performance Products segment, expired at the end of the first quarter of 2005, which will reduce our ability to realize revenues from making Sunett due to increased competition and potential limitations and will result in our results of operations and cash flows relating to the product being less favorable than today.

We also seek to register trademarks extensively as a means of protecting the brand names of our products, which brand names become more important once the corresponding patents have expired. If we are not successful in protecting our trademark rights, our revenues, results of operations and cash flows may be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this prospectus that are not historical facts. When used in this document, words such as "anticipate," "believe," "estimate," "expect," "intend," "plan" and "project" and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things:

•	changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate;

•	the length and depth of product and industry business cycles particularly in the automotive, electrical, electronics and construction industries;

•	changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of fuel oil, natural gas, coal, electricity and petrochemicals such as ethylene, propylene and butane, including changes in production quotas in OPEC countries and the deregulation of the natural gas transmission industry in Europe;

•	the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases;

•	the ability to maintain plant utilization rates and to implement planned capacity additions and expansions;

•	the ability to reduce production costs and improve productivity by implementing technological improvements to existing plants;

•	the existence of temporary industry surplus production capacity resulting from the integration and start-up of new world-scale plants;

•	increased price competition and the introduction of competing products by other companies;

•	the ability to develop, introduce and market innovative products, product grades and applications, particularly in the Technical Polymers Ticona and Performance Products segments of our business;

•	changes in the degree of patent and other legal protection afforded to our products;

•	compliance costs and potential disruption or interruption of production due to accidents or other unforeseen events or delays in construction of facilities;

•	potential liability for remedial actions under existing or future environmental regulations;

•	potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate;

•	changes in currency exchange rates and interest rates;

•	changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and venture activities;

•	pending or future challenges to the Domination Agreement and continuing access to the cash flows of CAG; and

•	various other factors, both referenced and not referenced in this prospectus.

Many of these factors are macroeconomic in nature and are, therefore, beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended, planned or projected. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

THE TRANSACTIONS

As used in this prospectus, the term "Transactions" means, collectively, the Tender Offer, the Original Financing and the Refinancing described below. Our current ownership structure is summarized under "The Recent Restructuring."

The Tender Offer and the Original Financing

Pursuant to the Tender Offer, in April 2004 the Purchaser, an indirect wholly owned subsidiary of the Issuer, acquired, at a price of €32.50 per share, a total of 41,588,227 CAG Shares, representing approximately 84% of the CAG Shares outstanding on that date.

In addition, as a part of the Tender Offer, the Purchaser agreed to refinance certain existing debt of CAG, pre-fund certain pension obligations of CAG, pre-fund certain contingencies and certain obligations linked to the value of the CAG Shares, such as the payment of fair cash compensation under the Domination Agreement for the remaining CAG Shares, and payment obligations related to outstanding stock appreciation rights, stock options and interest payments, provide additional funds for working capital and other general corporate purposes, and pay related fees and expenses. The sources and uses of funds used in connection with the Tender Offer and the Original Financing are set forth in the table below.

Sources
(in millions)
Revolving Credit Facilities(1)	$—
Term Loan Facility	608
Senior Subordinated Bridge Loan Facilities(2)	1,565
Mandatorily Redeemable Preferred Shares(3)	200
Cash Equity Investments(4)	650
Total Sources	$3,023

Uses
(in millions)
Aggregate Tender Offer Price(5)	$1,624
Pension Contribution(6)	463
Refinancing of Existing Debt(7)	175
Available Cash(8)	555
Estimated Fees and Expenses	206
Total Uses	$3,023

(1)	The revolving credit facilities provided for borrowings of up to $608 million. No amounts thereunder were borrowed in connection with the Tender Offer and the Original Financing.

(2)	Represents $814 million of the Senior Subordinated Bridge B and $751 million of the Senior Subordinated Bridge C Loan variable rate borrowings (which includes the U.S. dollar equivalent of a €450 million tranche). The senior subordinated bridge loan facilities were originally due in 2014, subject to certain conditions.

(3)	Represents $200 million of the Parent Guarantor's mandatorily redeemable preferred shares which were subsequently redeemed on July 1, 2004. See "—The Refinancing."

(4)	Consisted of cash equity contributions of $650 million from the Original Stockholders.

(5)	Represents the U.S. dollar equivalent of the total amount of consideration at €32.50 per ordinary share for approximately 84% of the then-outstanding CAG Shares.

(6)	Represents the amount to pre-fund certain of Celanese's pension obligations.

(7)	Represents the amount of variable rate loans of Celanese repaid subsequent to the Tender Offer.

(8)	Represents cash available to purchase remaining outstanding CAG Shares, to pay certain contingencies and obligations of CAG linked to the value of the CAG Shares, to repay additional existing indebtedness, to pay interest on the senior subordinated notes and to make loans to Celanese and its subsidiaries for working capital and general corporate purposes.

The Refinancing

Our subsidiary, BCP Caylux Holdings Luxembourg S.C.A. ("BCP Caylux") used the proceeds from its offerings of $1,225 million and €200 million principal amount of the senior subordinated notes in June and July 2004, together with available cash and borrowings under a $350 million senior secured floating rate term loan to repay its two senior subordinated bridge loan facilities, plus accrued interest, to redeem the mandatorily redeemable preferred shares of Celanese Corporation via a loan to our shareholder and to pay related fees and expenses. See "Description of Other Indebtedness" for a description of the senior subordinated notes.

Sources
(in millions)
Senior Subordinated Notes(1)	$1,475
Floating Rate Term Loan	350
Available Cash	47
Total Sources	$1,872

Uses
(in millions)
Refinancing of Senior Subordinated Bridge Loan Facilities(2)	$1,594
Redemption of Mandatorily Redeemable Preferred shares	227
Estimated Fees and Expenses	51
Total Uses	$1,872

(1)	Includes the U.S. dollar equivalent of the euro notes.

(2)	Represents $814 million of the Senior Subordinated Bridge B and $751 million of Senior Subordinated Bridge C Loan variable rate borrowings, plus accrued interest on the senior subordinated bridge loan facilities.

Senior Discount Notes Offering

In September 2004, the Issuer issued $853 million aggregate principal amount at maturity of their Senior Discount Notes due 2014. The Issuer used the net proceeds of $500 million from the offering to make a return of capital distribution to the Parent Guarantor, which in turn made a distribution to the Original Stockholders, and to pay fees and expenses. Until October 1, 2009, interest on the notes will accrue in the form of an increase in the accreted value of the notes.

Post-Tender Offer Events

After the completion of the Tender Offer and the Original Financing, we or our affiliates entered into or intend to pursue some or all of the following:

Delisting.    The CAG Shares were delisted from the New York Stock Exchange (the "NYSE") on June 2, 2004. CAG may also apply to revoke the admission of the CAG Shares to the Frankfurt Stock Exchange, which would require, among other things, a resolution at the shareholders' meeting of CAG with the majority of the votes cast in favor of such resolution. If the CAG Shares were to be delisted from both the NYSE and from the Frankfurt Stock Exchange, the Purchaser or CAG would have to offer the then outstanding minority shareholders of CAG fair cash compensation in exchange for their CAG Shares determined as described below.

Domination and Profit and Loss Transfer Agreement.    On June 22, 2004, the Purchaser
entered into a domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) with CAG (the "Domination Agreement"), pursuant to which CAG agreed to submit itself to the direction of, and to transfer its entire profits to, the Purchaser and the Purchaser agreed to compensate CAG for any annual losses (Jahresfehlbetrag) incurred during the term of the Domination Agreement. The Domination Agreement and a related change to CAG's fiscal year were submitted to a shareholder vote and approved at an extraordinary general meeting held on July 30-31, 2004. The Domination Agreement was registered in the commercial register on August 2, 2004 and became operative on October 1, 2004. The Domination Agreement is subject to legal challenges instituted by dissenting shareholders. Minority shareholders have filed nine actions against CAG in the Frankfurt District Court (Landgericht), seeking, among other things, to set aside the shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based, among other things, on the alleged violation of procedural requirements and information rights of the shareholders, to declare the Domination Agreement and the change in the fiscal year void and to prohibit CAG from performing its obligations under the Domination Agreement. In addition, a German court could revoke the registration of the Domination Agreement in the commercial register. On August 2, 2004, two minority shareholders instituted public register proceedings with the Königstein Local Court (Amtsgericht) and the Frankfurt District Court, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtslöschungsverfahren). See "Business—Legal Proceedings."

Pursuant to the Domination Agreement, the entire annual statutory profits of CAG, if any, less any loss carried forward from the previous fiscal year, less any amount to be allocated to the statutory capital reserve (gesetzliche Rücklage) and less any amount to be allocated to other profit reserves (andere Gewinnrücklagen) upon approval by the Purchaser, will be transferred to the Purchaser. If, however, during any fiscal year during the operative term of the Domination Agreement, CAG incurs an annual loss (Jahresfehlbetrag), the Purchaser would have to pay to CAG an amount equal to such loss to the extent that the respective annual loss is not fully compensated for by dissolving other profit reserves (andere Gewinnrücklagen) accrued at CAG since the date on which the Domination Agreement became operative (Verlustausgleichspflicht). Such payment obligation would accrue at the end of any fiscal year of CAG in which an annual loss was incurred and such accrual would be independent from the adoption of the financial statements. In the event that profits of CAG (including distributable profit reserves accrued and carried forward during the term of the Domination Agreement) or valuable counterclaims by the Purchaser against CAG, which can be off-set against loss compensation claims by CAG, are not sufficient to cover such annual loss, the Purchaser will be required to compensate CAG for any such shortfall by making a cash payment equal to the amount of such shortfall. In such event, the Purchaser may not have sufficient funds to distribute to us for payment of our obligations and, unless the Purchaser is able to obtain funds from a source other than annual profits of CAG, the Purchaser may not be able to satisfy its obligation to fund such shortfall. BCP Caylux Holdings Luxembourg S.C.A. and BCP Crystal have each agreed to provide the Purchaser with financing to further strengthen the Purchaser's ability to be in a position at all times to fulfill all of its obligations when they become due under, or in connection with, the Domination Agreement and to ensure that the Purchaser will perform all of its obligations under, or in connection with, the Domination Agreement when such obligations become due, including, without limitation, the obligations to pay a guaranteed fixed annual payment to the outstanding minority shareholders of CAG, to offer to acquire all outstanding CAG Shares from the minority shareholders in return for payment of fair cash consideration and to compensate CAG for any annual loss incurred by CAG during the term of the Domination Agreement. If BCP Caylux Holdings Luxembourg S.C.A. and/or BCP Crystal are obligated to make payments under such guarantees or other security to the Purchaser and/or the minority shareholders, we may not have sufficient funds to make payments on our debt or to make funds available to the Issuer.

As a consequence of entering into the Domination Agreement, § 305(1) of the German Stock Corporation Act (Aktiengesetz) requires that, upon the Domination Agreement becoming operative, the Purchaser must at the request of each remaining minority shareholder of CAG, acquire such shareholders' registered ordinary shares of CAG in exchange for payment of "fair cash compensation" (angemessene Barabfindung). As required under § 305(3) sentence 3 of the German Stock Corporation Act, the Purchaser will pay to all minority shareholders who tender into such offer and whose shares are paid for after the day following the date the Domination Agreement becomes operative, interest on the offer price from such day until the day preceding the date of settlement at a rate of 2% per annum plus the base rate (as defined in § 247 of the German Civil Code (BGB)) per annum prevailing from time to time, as reduced by any guaranteed dividend payments. The mandatory offer required pursuant to § 305(1) of the German Stock Corporation Act is not a voluntary public takeover offer or any other offer under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) or a takeover or tender offer under any other applicable German law. However, it may be considered a tender offer under applicable laws of the United States of America. Therefore, in order to comply with applicable U.S. securities laws, the Purchaser commenced an offer on September 2, 2004, which is continuing as of the date of this prospectus. The terms of this offer are set forth in the offer document, dated September 2, 2004, which was filed with the SEC under cover of Schedule TO on the same day. As of December 31, 2004, pursuant to this offer the Purchaser had acquired over 615,000 CAG Shares. On December 31, 2004, the closing price of the CAG Shares on the Frankfurt Stock Exchange was €45.20. At the fair cash compensation offer price of €41.92 per share required by the Domination Agreement for all CAG Shares outstanding as of December 31, 2004 not already owned by the Purchaser, the total amount of funds necessary to purchase such remaining outstanding CAG Shares would be €334 million, plus accrued interest from October 2, 2004. The Purchaser expects to use a significant portion of its available cash to pay for any of the remaining outstanding CAG Shares that it may acquire. In addition, if CAG delists the CAG Shares from the Frankfurt Stock Exchange, the Purchaser effects a squeeze-out or CAG is converted into a limited partnership or a limited liability company, as described below, the Purchaser and/or CAG must in each case make another offer to the then remaining minority shareholders of CAG of fair cash compensation in exchange for their CAG Shares or, in the case of a conversion, in exchange for their equity interest in the entity that results from the conversion. The €41.92 per share fair cash compensation, plus interest, required to be offered to minority shareholders in connection with the Domination Agreement is greater than the Tender Offer price. The amount of fair cash compensation is currently under review in special award proceedings (Spruchverfahren), as described in "Business—Legal Proceedings—Shareholder Litigation." As a result of the award proceedings, the amount of the fair cash consideration and the guaranteed fixed annual payment offered under the Domination Agreement could be increased by the court so that all minority shareholders, including those who have already tendered their shares into the mandatory offer and have received the fair cash compensation, could claim higher amounts. The amount of fair cash compensation per share to be offered upon the occurrence of any other such event may be equal to, higher or lower than, the Tender Offer price or the fair cash compensation of €41.92, plus interest, offered pursuant to the Domination Agreement.

Any minority shareholder who elects not to sell its shares to the Purchaser will be entitled to remain a shareholder of CAG and to receive a gross guaranteed fixed annual payment on its shares (Ausgleich) of €3.27 per CAG Share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of entering into the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. The net guaranteed fixed annual payment may, depending on applicable corporate tax rates, in the future be higher, lower or the same as €2.89 in lieu of any future dividends determined as described below under "—Determination of the Amount to be Paid to the Minority Shareholders."

As described in "Risk Factors," due to legal challenges, there is no assurance that the Domination Agreement will remain operative in its current form. If the Domination Agreement ceases to be operative, the Purchaser cannot directly give instructions to the CAG board of management. However, irrespective of whether a domination agreement is in place between the Purchaser and CAG, under German law CAG is effectively controlled by the Purchaser because of the Purchaser's approximate 85% ownership of the CAG Shares. The Purchaser has the ability, through a variety of means, to utilize its controlling rights to, among other things, (1) ultimately cause a domination agreement to become operative; (2) use its ability, through its approximate 85% voting power at any shareholders' meetings of CAG, to elect the shareholder representatives on the supervisory board and to thereby effectively control the appointment and removal of the members of the CAG board of management; and (3) effect all decisions that a majority shareholder is permitted to make under German law. The controlling rights of the Purchaser constitute a controlling financial interest for accounting purposes and result in the Purchaser being required to consolidate CAG as of the date of acquisition.

Change in Fiscal Year.    At the extraordinary general meeting on July 30 and 31, 2004, CAG shareholders also approved a change of CAG's fiscal year and a corresponding change of CAG's statutes in order to take advantage of the consolidated tax filing status. Therefore, from September 30, 2004 onwards, CAG's fiscal year will begin on October 1 and end on September 30 of the following year. A short fiscal year ran from January 1, 2004 to September 30, 2004. The Issuer's fiscal year runs from January 1 to December 31.

Subsequent Purchases of CAG Shares.    The Purchaser may from time to time purchase or be required to purchase any or all of the outstanding CAG Shares not owned by it in market transactions or otherwise. Examples of instances in which the Purchaser may be required to purchase additional CAG Shares include the ongoing mandatory offer relating to the domination and profit and loss transfer agreement entered into by the Purchaser and CAG, or additional mandatory offers required by actions that the Purchaser or its affiliates may take in the future, such as a possible delisting of the CAG Shares from the Frankfurt Stock Exchange, a possible squeeze-out of the minority shareholders of CAG or a possible conversion of CAG into a different legal form. The Purchaser's decision to pursue subsequent voluntary purchases will depend on, among other factors, the then-prevailing market prices and any negotiated terms with minority shareholders. If the Purchaser purchases CAG Shares in an individually negotiated purchase not over the stock exchange, and before the first anniversary of the publication of the final results of the Tender Offer for consideration higher than the Tender Offer price, it will be required to make additional compensating payments to sellers of CAG Shares in the Tender Offer.

Squeeze-out and Conversion.    If the Purchaser acquires CAG Shares representing 95% or more of the registered ordinary share capital (excluding treasury shares) of CAG, the Purchaser intends to require, as permitted under German law, the transfer to the Purchaser of the CAG Shares owned by the then-outstanding minority shareholders of CAG in exchange for fair cash compensation (the "Squeeze-out"), determined as described below under "—Determination of the Amount to be Paid to the Minority Shareholders." As an alternative to the Squeeze-out, the Purchaser might also consider converting CAG from its current legal form of a stock corporation (Aktiengesellschaft, AG) into either a limited partnership (Kommanditgesellschaft, KG) or a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) in accordance with the provisions of the German Transformation Act (Umwandlungsgesetz, UmwG). Such conversion would be subject to approval by the affirmative vote of at least 75% of the share capital of CAG. The conversion would allow the Purchaser to take advantage of a more efficient governance structure as legal requirements applicable to GmbHs and KGs are in many respects less onerous than those applicable to AGs. As a result of such conversion, the CAG Shares will be automatically delisted from the Frankfurt Stock Exchange. However, if the Purchaser completely delists the CAG Shares from the Frankfurt Stock Exchange, effects a squeeze-out or converts CAG into a limited partnership or a limited liability company, the Purchaser and/or CAG must in each case offer the then remaining minority shareholders of CAG fair cash compensation, as described below, in exchange for their CAG Shares or, in the case of a conversion, in exchange for their equity interest in the entity that results from the conversion. The amount of the fair cash compensation per share may be equal to, higher or lower than the Tender Offer price or the fair cash compensation offered pursuant to the Domination Agreement.

Determination of the Amount to be Paid to the Minority Shareholders.    The amount to be paid to the minority shareholders as fair cash compensation in exchange for their CAG Shares in connection with the Domination Agreement becoming operative, the delisting from the Frankfurt Stock Exchange, or a squeeze-out or, in the case of a conversion, in exchange for their equity interest in the entity resulting from such conversion, has been (in the case of the amount payable in connection with the Domination Agreement) or will be (in each other case) determined on the basis of the fair value of the enterprise of CAG, determined by CAG and /or the Purchaser in accordance with applicable German legal requirements, as of the date of the applicable resolution of CAG's shareholders' meeting, and, except in the case of a delisting from the Frankfurt Stock Exchange, examined by one or more duly qualified auditors chosen and appointed by the court. The amount of the guaranteed fixed annual payment in connection with the Domination Agreement becoming effective to minority shareholders who elect not to sell their CAG Shares to the Purchaser but to remain a shareholder of CAG was determined by the Purchaser and CAG in accordance with applicable German law, on the basis of the hypothetical projected earnings of CAG assuming a full distribution of profits. The gross guaranteed fixed annual payment of €3.27 per share may be equal to, higher or lower than the actual otherwise distributable profits per share of CAG. The €41.92 per share fair cash compensation, plus interest, offered to minority shareholders in connection with the Domination Agreement is greater than the Tender Offer price. The amount of cash compensation per share to be offered to minority shareholders in connection with any delisting from the Frankfurt Stock Exchange, Squeeze-out or conversion, as applicable, may be equal to, higher or lower than, the Tender Offer price or the fair cash compensation of €41.92, plus interest, offered pursuant to the Domination Agreement. Furthermore, each of the guaranteed fixed annual payment and the fair cash compensation is subject to review by the court in award proceedings (Spruchverfahren) which have been instituted by several dissenting shareholders. If as a result of such award proceedings, the court increases the amount of the guaranteed fixed annual payment and/or the fair cash consideration, or if such increase is agreed between the parties in a court settlement, payments already made to minority shareholders pursuant to the offer required by the Domination Agreement would have to be increased accordingly with retroactive effect. These award proceedings were dismissed in 2005; however, the dismissal is still subject to appeal.

Dividend.    At the annual shareholders' meeting on June 15, 2004, CAG shareholders approved payment of a dividend on the CAG Shares for the fiscal year ended December 31, 2003 of €0.12 per share. The Purchaser expects that no dividend on the CAG Shares for the fiscal year ended September 30, 2004 will be paid to CAG's shareholders. As part of the preparation of the financial statements for the fiscal year ended September 30, 2004, CAG conducted a valuation of its assets, which resulted in a further non-cash impairment charge to the value of CAC as of September 30, 2004. The size of this charge will prevent CAG from declaring a dividend to its shareholders for the short fiscal year 2004. Any minority shareholder of CAG who elects not to sell its shares to the Purchaser in connection with the offer to the minority shareholders will be entitled to remain a shareholder of CAG and to receive the guaranteed fixed annual payment on its shares, in lieu of any future dividends. The amount of the guaranteed fixed annual payment to be paid to any minority shareholder who elects to retain its CAG Shares was based on an analysis of the fair enterprise value of CAG as of the date of the relevant shareholders' meeting assuming a full distribution of profits. The gross guaranteed fixed annual payment is €3.27 per CAG Share less certain corporate taxes. See "—Domination and Profit and Loss Transfer Agreement."

Any delisting from the Frankfurt Stock Exchange, squeeze-out or conversion would require approval by the shareholders of CAG. While it is to be expected that in each case, the Purchaser will have the requisite majority in such meeting to assure approval of such measures, minority shareholders, irrespective of the size of their shareholding, may, within one month from the date of any such shareholder resolution, file an action with the court to have such resolution set aside. While such action would only be successful if the resolution was passed in violation of applicable laws and cannot be based on the unfairness of the amount to be paid to the minority shareholders, a shareholder action may substantially delay the implementation of the challenged shareholder resolution pending final resolution of the action. If such action proved to be successful, the action could prevent the implementation of a delisting, Squeeze-out or conversion. Accordingly, there can be no assurance that any of the steps described above can be implemented timely or at all.

The Sponsor—The Blackstone Group

Certain affiliates of The Blackstone Group ("Blackstone" or the "Sponsor") beneficially own approximately 62.4% of the Parent Guarantor's outstanding common stock. Blackstone is a leading investment and advisory firm founded in 1985, with offices in New York, London, Boston and Atlanta. Blackstone manages one of the largest institutional private equity funds ever raised, a $6.5 billion fund raised in 2002. Since it began private equity investing in 1987, Blackstone has raised more than $14 billion in five funds and has invested in more than 87 companies. In addition to private equity investments, Blackstone's core businesses include real estate investments, corporate debt investments, asset management, corporate advisory services, and restructuring and reorganization advisory services.

THE RECENT RESTRUCTURING

In October—November 2004, we completed an internal restructuring pursuant to which the Purchaser effected, by giving a corresponding instruction under the Domination Agreement, the transfer of all of the shares of CAC from Celanese Holding GmbH, a wholly owned subsidiary of CAG, to BCP Caylux Holdings Luxembourg S.C.A. which resulted in BCP Caylux owning 100% of the equity of CAC and, indirectly, all of its assets, including subsidiary stock.

Following the transfer of CAC to BCP Caylux, (1) BCP Crystal Holdings Ltd. 2 contributed substantially all of its assets and liabilities (including all outstanding capital stock of BCP Caylux) to BCP Crystal, in exchange for all of the outstanding capital stock of BCP Crystal; (2) BCP Crystal assumed substantially all obligations of BCP Caylux, including all rights and obligations of BCP Caylux under the amended and restated senior credit facilities, the floating rate term loan and the senior subordinated notes; (3) BCP Caylux transferred certain assets, including its equity ownership interest in CAC, to BCP Crystal; (4) BCP Crystal Holdings Ltd. 2 was reorganized as a Delaware limited liability company and changed its name to Celanese Holdings LLC; and (5) Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. was reorganized as a Delaware corporation and changed its name to Celanese Corporation. BCP Crystal, at its discretion, may subsequently cause the liquidation of BCP Caylux.

As a result of these transactions, BCP Crystal holds 100% of CAC's equity and, indirectly, all equity owned by CAC in its subsidiaries. In addition, BCP Crystal holds, indirectly, all of the CAG Shares held by the Purchaser.

From and after the completion of the Recent Restructuring, BCP Crystal's senior subordinated notes are guaranteed on an unsecured, senior subordinated basis by all of BCP Crystal's domestic, wholly owned subsidiaries that guarantee BCP Crystal's obligations under the amended and restated senior credit facilities.

Corporate Structure

The charts below summarize our ownership structure immediately before completion of the Recent Restructuring and our current ownership structure.

Pre-Restructuring Structure

Blackstone's affiliates and other co-investors
100%
Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.
• Predecessor of Celanese Corporation
100%
Crystal US Holdings 3 L.L.C. ("Crystal LLC")
• Issuer of the notes(1)
Crystal US Sub 3 Corp.
• Co-Issuer of the notes(1)
100%
BCP Crystal Holdings Ltd. 2 ("Celanese Holdings")
• Guarantor of amended and restated senior credit facilities
• Guarantor of the senior subordinated notes(4)
100%
BCP Caylux Holdings Luxembourg S.C.A. ("BCP Caylux")
• Borrower under the amended and restated senior credit facilities and the floating rate term loan
• Issuer of the senior subordinated notes(4)
100%
100%
BCP Crystal US Holdings Corp. ("BCP Crystal")
Minority Shareholders
BCP Crystal Acquisition GmbH & Co. KG (the "Purchaser")
16%
84%
Celanese AG
100%
Celanese Holding GmbH
100%
Celanese Americas Corporation

Footnotes on page 50

Current Structure

Blackstone's affiliates, other co-investors and public shareholders
100%
Celanese Corporation (the "Parent Guarantor")
• Issuer of the common stock and the preferred stock
• Guarantor of the notes
100%
Crystal US Holdings 3 L.L.C. ("Crystal LLC")
• Issuer of the notes(1) (2)
Crystal US Sub 3 Corp.
• Co-Issuer of the notes(1) (2)
100%
Celanese Holdings LLC ("Celanese Holdings")
• Guarantor of amended and restated senior credit facilities(3)
• Guarantor of the senior subordinated notes(4)
100%
BCP Crystal US Holdings Corp. ("BCP Crystal")
• Issuer of the senior subordinated notes(4)
• Borrower under the amended and restated senior credit facilities(3)
100%
100%
Celanese Americas Corporation ("CAC")
• Guarantor of the senior subordinated notes(4)
• Co-borrower under the amended and restated senior credit facilities
Other non-guarantors
Other subsidiary guarantors of the senior subordinated notes and the amended and restated senior credit facilities
BCP Caylux Holdings Luxembourg S.C.A. ("BCP Caylux")
100%
Celanese Europe Holding GmbH & Co. KG (the "Purchaser")
Minority Shareholders
15%
85%
CAG
Other non-guarantors

Footnotes on following page

(1)	In September 2004, Crystal US Holdings 3 L.L.C. ("Crystal LLC") and Crystal US Sub 3 Corp., a subsidiary of Crystal LLC, issued and sold $853 million aggregate principal amount at maturity of their Senior Discount Notes due 2014. Until October 1, 2009, interest on the notes will accrue in the form of an increase in the accreted value of such notes. Crystal LLC used approximately $207 million of the net proceeds from the initial public offering of Series A common stock and the offering of preferrred stock of Celanese Corporation to redeem approximately 35% of the outstanding principal amount at maturity, including a $19 million premium, of the senior discount notes.

(2)	The Issuer and the Parent Guarantor are sole obligors of the exchange notes. The subsidiaries of the Issuer will not guarantee the Issuer's obligations under the exchange notes.

(3)	The amended and restated senior credit facilities provide financing of up to approximately $2.8 billion, consisting of (1) an approximately $1.7 billion term loan facility with a maturity in 2011 (including $200 million borrowed under the Acquisition Facility in January 2004); (2) a $242 million delayed-draw term loan facility with a maturity in 2011; (3) an approximately $228 million credit-linked revolving facility under the Acquisition facility with a maturity in 2009; and (4) a $600 million revolving credit facility with a maturity in 2009. CAG may borrow under both revolving credit facilities. At BCP Crystal's option, either BCP Crystal or the Purchaser may be the borrower under the delayed-draw term loan facility. See "Description of Other Indebtedness—Amended and Restated Senior Credit Facilities."

(4)	In June and July 2004, BCP Crystal issued and sold $1,225 million aggregate principal amount of its 9 5/8% U.S. Dollar-denominated Senior Subordinated Notes due 2014 and €200 million principal amount of its 10 3/8% Euro-denominated Senior Subordinated Notes due 2014. BCP Crystal used approximately $572 million of the net proceeds, including a $51 million premium, from the offering of Series A common stock and the offering of preferred stock of Celanese Corporation that was contributed to BCP Crystal to redeem approximately 35% of the outstanding principal amount of its senior subordinated notes. The senior subordinated notes are guaranteed on a senior subordinated basis by all of the BCP Crystal's domestic, wholly owned subsidiaries that guarantee the BCP Crystal's obligations under the amended and restated senior credit facilities. See "Description of Other Indebtedness—Senior Subordinated Notes Due 2004."

THE RECENT FINANCINGS

In connection with Celanese Corporation's recently completed initial public offering, it contributed $779 million of the net proceeds to the Issuer, which used approximately $207 million of such net proceeds to redeem approximately 35% of the aggregate principal amount at maturity of the notes. The Issuer contributed the remaining proceeds to Celanese Holdings, which in turn contributed it to BCP Crystal. BCP Crystal used such proceeds to redeem approximately 35% of the outstanding principal amount of the senior subordinated notes. BCP Crystal used a portion of the borrowings of approximately $1,135 million under its amended and restated senior credit facilities to repay the amounts outstanding under its floating rate term loan and to pay a $576 million dividend to Celanese Holdings, which in turn distributed this amount to Crystal LLC. Crystal LLC distributed this amount up to the Parent Guarantor, which used it, together with the remaining net proceeds from the offering of its Series A common stock and its preferred stock, to pay a dividend of $804 million to the holders of its Series B common stock in April 2005. Our acquisition of Vinamul was primarily financed by $200 million of the borrowings under the amended and restated senior credit facilities. The loans under our prior senior credit facilities remained outstanding under the amended and restated senior credit facilities. The expected sources and uses of funds used by the Parent Guarantor in connection with the Recent Financings are set forth in the table below.

Sources (in millions)
Initial Public Offering of Series A Common Stock	$800
Sale of Preferred Stock	240
Amended and Restated Senior Credit Facilities(1)	1,135

Total Sources	$2,175

Uses (in millions)
Partial Redemption of Senior Discount Notes(2)	$207
Partial Redemption of Senior Subordinated Notes(3)	572
Repayment of Floating Rate Term Loan	353
Dividend to Holders of Series B Common Stock	804
Estimated Fees and Expenses(4)	39
Acquisition of Vinamul	200
Total Uses	$2,175

(1)	Includes a €150 million euro tranche (translated at an exchange rate of $1.2944 to €1.00) and a $741 million dollar tranche. Sources shown exclude the $242 million delayed draw Acquisition facility which is expected to be used to fund the Acetex acquisition. See "Description of Indebtedness—Amended and Restated Senior Credit Facilities."

(2)	Represents redemption in February 2005 of approximately $37 million of Series A senior discount notes and approximately $151 million of Series B senior discount notes and $19 million of premium.

(3)	Represents redemption in February 2005 of $521 million of senior subordinated notes (including $429 million of dollar notes and €70 million of euro notes which is the equivalent of approximately $92 million translated at an exchange rate of $1.3241 to €1.00) and $51 million of premium.

(4)	Represents estimated bank fees and other fees and expenses. The excess of actual amounts over the estimates may be significant and will be funded with available cash.

USE OF PROCEEDS

The Issuer will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, the Issuer will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all materials respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in the Issuer's capitalization. The Issuer used the proceeds from the offering of the notes, to make a return of capital distribution to the Parent Guarantor, which in turn made a distribution to the Original Stockholders and to pay related fees and expenses. See "The Transactions," "The Recent Financings" and "Description of Other Indebtedness."

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2004 (1) on an actual basis, (2) on an as adjusted basis to reflect the Transactions and the Recent Restructuring, (3) on a further adjusted basis to reflect the Recent Financings and (4) on a further adjusted basis to reflect the $200 million of borrowings under our Acquisition Facility that we drew at closing to pre-fund our proposed acquisition of Vinamul Polymers.

You should read the information in this table in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus and "Selected Historical Financial Data," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2004
	Actual	As Adjusted for the Transactions and Recent Restructuring	As Further Adjusted for the Recent Financing	As Further Adjusted for the Acquisition Facility
	(in millions except share data)
Cash and cash equivalents(1)	$838	$784	$736	$936
Total debt:
Amended and restated senior credit facilities(2):
Revolving credit facilities	$—	$—	$—	$—
Term loan facility	624	624	1,559	1,559
Acquisition facility	—	—	—	200
Floating rate term loan	350	350	—	—
Senior subordinated notes(3)	1,503	1,503	977	977
Senior discount notes	527	527	343	343
Assumed debt	383	383	383	383
Total debt	3,387	3,387	3,262	3,462
Minority interest(4)	518	518	518	518
Shareholders' equity:
Additional paid-in capital	158	158	347	347
Accumulated deficit	(253)	(253)	(390)	(390)
Accumulated other comprehensive income (loss)	(17)	(17)	(17)	(17)
Total shareholders' equity (deficit)	(112)	(112)	(60)	(60)
Total capitalization	$3,793	$3,793	$3,720	$3,920

(1)	Represents cash available to purchase remaining outstanding CAG Shares, including any options on CAG Shares that are exercised, to repay additional existing indebtedness, to pay interest on the notes and to make loans to its subsidiaries for working capital and general corporate purposes. In connection with the consummation of the Celanese Corporation initial public offering, we received $12 million from the sale of shares to management and we paid (1) a $10 million monitoring fee for 2005, (2) an initial deferred compensation payment of $27 million, and (3) $8 million of retention and other executive bonuses. These amounts are not reflected as adjustments to cash and cash equivalents. See "Certain Relationships and Related Party Transactions—New Arrangements—Transaction and Monitoring Fee Agreement/Sponsor Services Agreement" and "Management—Stock Incentive Plan", "—Deferred Compensation Plan" and "—Bonus".

(2)	The revolving credit facilities under the amended and restated senior credit facilities provide for borrowings of up to $828 million. As of March 31, 2005, no amounts have been borrowed and $614 million was available for borrowings under the revolving credit facilities (taking into account letters of credit issued under the revolving credit facilities). On an as further adjusted basis for the Acquisition Facility, the amended and restated senior credit facilities includes $200 million of borrowings under the $442 million Acquisition Facility that we drew at closing to fund our acquisition of Vinamul Polymers.

(3)	Includes the U.S. dollar equivalent of the euro-denominated notes and, on an actual and as adjusted basis, $6 million premium on the $225 million aggregate principal amount of the notes issued July 1, 2004, and on a further adjusted basis, $4 million premium on the remaining notes after the use of proceeds from the Celanese Corporation's initial public offering as $2 million of the premium will be written-off on a further adjusted basis.

(4)	As of December 31, 2004, we owned approximately 84% of the CAG Shares then outstanding. While we intend to acquire the remaining outstanding shares, there is no assurance that we will be able to do so. If we acquire more shares, our consolidated balance sheet will reflect lower cash and minority interests and our statements of operations will reflect lower minority interest expense for the percentage of the CAG Shares that we acquire. For purposes of this pro forma financial information, we have assumed that we do not acquire any of the remaining outstanding CAG shares beyond the approximately 84% of the outstanding CAG Shares that we already own. See "Unaudited Pro Forma Financial Information."

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information is based on the audited consolidated financial statements of Celanese Corporation which appear elsewhere in this prospectus as adjusted to illustrate the estimated pro forma effects of the Transactions and the Recent Restructuring (including the preliminary application of purchase accounting) and the Recent Financings. We are a recently-formed company which does not have, apart from financing the Transactions and the Recent Financings, any independent external operations other than through the indirect ownership of CAG and CAC, their consolidated subsidiaries, their non-consolidated subsidiaries, ventures and other investments. As of December 31, 2004, we indirectly owned approximately 84% of the CAG Shares then outstanding. While we intend to acquire the remaining outstanding shares, there is no assurance that we will be able to do so. If we do acquire more shares, our balance sheet will reflect lower cash and minority interests and our statements of operations will reflect lower minority interest expense for the percentage of CAG Shares that we acquire. For purposes of this unaudited pro forma financial information, we have assumed that we acquire only approximately 84% of the CAG Shares outstanding as of December 31, 2004. See note (g) to the pro forma balance sheet. The unaudited pro forma financial information should be read in conjunction with the Consolidated Financial Statements and other financial information appearing elsewhere in this prospectus, including "Basis of Presentation," "The Transactions," "The Recent Restructuring," "The Recent Financings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The unaudited pro forma balance sheet gives effect to the Transactions, Recent Restructuring and the Recent Financings as if they had occurred on December 31, 2004. The unaudited pro forma statements of operations data give effect to the Transactions, the Recent Restructuring and the Recent Financings, as if they had occurred on January 1, 2004. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The unaudited pro forma financial information does not reflect any adjustments for the (1) Acetate Restructuring, (2) the pending acquisition of Acetex and the acquisition of Vinamul Polymers and related financings (3) the potential future dispositions of COC and our interest in Pemeas GmbH or (4) the stock incentive plan, deferred compensation plan and bonuses, each as described under "Summary—Recent Developments" above, except that the supplemental pro forma balance sheet reflects $200 million of borrowings under our Acquisition Facility that was recently drawn to pre-fund our acquisition of Vinamul Polymers.

The unaudited pro forma statements of operations data do not reflect certain one-time charges that we recorded or will record following the closing of the Transactions and the Recent Financings. These one-time charges include (1) an approximately $53 million non-cash charge for the manufacturing profit added to inventory under purchase accounting, (2) the $71 million of one-time costs related to the replacement of a portion of the Original Financing which was charged to expense in the nine months ended December 31, 2004, (3) $18 million write-off of deferred financing fees and $21 million of prepayment premium associated with the July 2004 redemption of our mandatorily redeemable preferred stock described in "The Transactions" section above. (4) $28 million write-off of deferred financing fees, net of $2 million of premium, and $74 million of prepayment premium associated with the redemption of a portion of our senior subordinated notes and senior discount notes and repayment of our existing floating rate term loan with a portion of the proceeds of the Recent Financings and (5) $35 million one-time charge related to the termination of the monitoring services by the Advisor.

The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial position.

UNAUDITED PRO FORMA BALANCE SHEET
AS OF DECEMBER 31, 2004

	Historical	Transactions and Recent Restructuring Adjustments		Recent Financings Adjustments		Pro Forma(g)	Supplemental Pro Forma(d)
	(In millions)
Assets
Cash and cash equivalents	$838	$(54	)(a)	$(48)	(b)	$736	$936
Trade receivables, net—third party and affiliates	866	—		—		866	866
Other receivables	670	—		—		670	670
Inventories	618	—		—		618	618
Deferred income taxes	71	—		—		71	71
Other assets	86	—		—		86	86
Assets of discontinued operations	2	—		—		2	2
Total current assets	3,151	(54)		(48)		3,049	3,249
Investments	600	—		—		600	600
Property, plant and equipment, net	1,702	—		—		1,702	1,702
Deferred income taxes	54	—		—		54	54
Other assets	756	—		(25	) (c)	731	731
Intangible assets, net	1,147	—		—		1,147	1,147
Total assets	$7,410	$(54)		$(73)		$7,283	$7,483
Liabilities and Shareholders' Equity (Deficit)
Short-term borrowings and current installments of long-term debt—third party and affiliates	$144	$—		$10	(d)	$154	$156
Trade payables—third party and affiliates	722	—		—		722	722
Other current liabilities	888	—		—		888	888
Deferred income taxes	20	—		—		20	20
Income taxes payable	214	—		—		214	214
Liabilities of discontinued operations	7	—		—		7	7
Total current liabilities	1,995	—		10		2,005	2,007
Long-term debt	1,213	—		575	(d)	1,788	1,986
Senior subordinated notes	1,503	—		(526	) (e)	977	977
Senior discount notes	527	—		(184	) (e)	343	343
Deferred income taxes	256	—		—		256	256
Benefit obligations	1,000	(54	)(a)	—		946	946
Other liabilities	510	—		—		510	510
Total liabilities	7,004	(54)		(125)		6,825	7,025
Minority interests	518	—		—		518	518
Commitment and contingencies(h)	—	—		—		—	—
Total shareholders' equity (deficit)	(112)	—		52	(f)	(60)	(60)
Total liabilities and shareholders' equity (deficit)	$7,410	$(54)		$(73)		$7,283	$7,483

See accompanying notes to unaudited pro forma balance sheet.

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

Transactions and Recent Restructuring Adjustments

(a)	Adjustments to cash consist of the following

(in millions)
Additional pension contribution(1)	(54)
$(54)

(1)	As of December 31, 2004, Celanese had contributed $409 million and held an additional $54 million in cash for future contributions to a trust out of the total $463 million expected to be contributed to Celanese pension plans in connection with the acquisition of the CAG Shares.

Recent Financings Adjustments

(b)	In connection with the initial public offering of Series A common stock of Celanese Corporation, Blackstone Management Partners IV L.L.C. (the "Advisor"), an affiliate of the Sponsor terminated the monitoring services provided to us by the Advisor under the Transaction and Monitoring Fee Agreement/Sponsor Services Agreement. We paid a termination fee of $35 million, which funded through available cash. See "Certain Relationships and Related Party Transactions—New Arrangements—Transaction and Monitoring Fee Agreement/Sponsor Services Agreement." The unaudited pro forma balance sheet reflects a $35 million reduction of cash. In addition, in January 2005, an annual $10 million monitoring fee was paid to the Advisor. The pro forma financial information does not reflect this payment as upon termination of the agreement this prepaid asset will be written off as a one-time charge to the income statement. Also includes $13 million reduction in cash to pay fees and expenses associated with the Recent Financings.

(c)	Reflects the write-off of $30 million of deferred financing costs associated with the debt repaid net of the capitalization of $5 million of deferred financing costs associated with our amended and restated senior credit facilities.

(d)	Reflects the borrowings of an incremental $935 million under our amended and restated senior credit facilities and the repayment of $350 million of our floating rate term loan. The supplemental pro forma balance sheet includes $200 million of incremental borrowings under our $442 million Acquisition Facility that was drawn at closing of the Recent Financings to fund our acquisition of Vinamul Polymers.

(e)	Reflects the redemption of a portion of our senior subordinated notes and senior discount notes and the $2 million write-off of premium.

(f)	Reflects the changes to shareholders' equity from the proceeds from the Recent Financings and the dividend to the holders of our Series B common stock as follows:

(in millions)
Gross proceeds from the offering of Series A common stock	$800
Gross proceeds from the offering of new preferred stock(1)	240
Estimated fees and expenses of the offering	(47)
Dividend to the holders of our Series B common stock	(804)
Retained earnings (deficit)(2)	(137)
$52

(1)	Reflects the gross proceeds of $240 million from the offering of our preferred stock. The preferred stock will be convertible into common shares at any time. See "Description of Convertible Perpetual Preferred Stock."

(2)	Includes $74 million of premium on the redemption of a portion of the senior discount notes and the senior subordinated notes and the retirement of our floating rate term loan. In addition, we will write off $30 million of deferred financing fees and $2 million of premium associated with the refinancings. Also includes a $35 million charge to terminate the monitoring services under the agreement.

(g)	The pro forma balance sheet data assumes that we acquired only approximately 84% of the CAG Shares outstanding as of December 31, 2004. The following supplemental pro forma balance sheet data provides information assuming that we acquire 100% of the CAG Shares. As of December 31, 2004, we indirectly owned approximately 84% of the CAG Shares outstanding on that date. In connection with the Domination Agreement, we have offered to acquire the remaining approximately 16% or approximately 8.0 million outstanding CAG Shares (which does not include outstanding Celanese AG employee stock options) at €41.92 per share, for aggregate consideration of $455 million plus interest. If we acquire these shares, cash and minority interest will decrease and the assets acquired and liabilities assumed will be adjusted to full fair value, as follows:

(in millions)
Cash paid to acquire minority shares	$(455)
Purchase price under current book value of net assets	(25)
Reduction of minority interests	480
$—

(h)	See note 27 to the Consolidated Financial Statements for a description of commitments and contingencies.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
FOR THE YEAR ENDED DECEMBER 31, 2004

		Successor
	Predecessor	Nine Months Ended December 31, 2004	Transactions and Recent Restructuring Adjustments		Recent Financings Adjustments		Pro Forma
	Three Months Ended March 31, 2004
	(in millions)
Statement of Operations Data:
Net sales	$1,243	$3,826	$—		$—		$5,069
Cost of sales	(1,002)	(3,092)	93	(a)	—		(4,001)
Selling, general and administrative expenses	(137)	(498)	(10	) (a)	10	(e)	(635)
Research and development expenses	(23)	(67)	1	(a)	—		(89)
Special charges:
Insurance recoveries associated with plumbing cases	—	1	—		—		1
Other special charges, net	(28)	(92)	21	(a)	—		(99)
Foreign exchange gain (loss)	—	(3)	—		—		(3)
Gain (loss) on disposition of assets	(1)	3	—		—		2
Operating profit	52	78	105		10		245
Equity in net earnings of affiliates	12	36	—		—		48
Interest expense	(6)	(300)	22	(b)	34	(f)	(250)
Interest and other income, net	14	12	—		—		26
Earnings (loss) from continuing operations before tax and minority interests	72	(174)	127		44		69
Income tax (provision) benefit	(17)	(70)	(22	) (c)	—	(g)	(109)
Minority interests	—	(8)	(15	) (d)	—		(23)
Earnings (loss) from continuing operations before nonrecurring charges directly attributable to the transactions(h)	$55	$(252)	$90		$44		$(63)

See accompanying notes to unaudited pro forma statement of operations data.

NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

(a)	Reflects the adjustments to operating expenses as follows:

Year Ended December 31, 2004
(in millions)
Purchase accounting for pensions / OPEB(1)	$10
Impact of additional pension contribution(2)	30
Manufacturing profit included in cost of sales(3)	53
Depreciation and amortization(4)	—
Investment banking fees(5)	18
Stock option expense(6)	1
Acquisition reserves(7)	3
Advisor monitoring fee(8)	(10)
Total	$105

(1)	Reflects the estimated decrease to pension and OPEB expense resulting from the application of purchase accounting based primarily on actuarial valuations as of April 1, 2004.

(2)	Reflects the estimated decrease to pension expense resulting from pre-funding $463 million of pension contributions in connection with the Transactions using an assumed average long-term rate of return on plan assets of 7.93%.

(3)	Reflects the elimination of the incremental cost of sales recorded in the nine months ended December 31, 2004 arising from the estimate of manufacturing profit added to inventory under purchase accounting.

(4)	Reflects the net impact of the estimated $22 million decrease to depreciation ($20 million recorded in cost of sales and $2 million recorded in selling, general, and administrative expenses) and the $22 million increase to amortization of intangible assets, recorded in selling, general and administrative expenses.

(5)	Reflects the elimination of investment banking fees incurred by CAG that were directly related to the Tender Offer.

(6)	Reflects the adjustment required to account for outstanding stock options in accordance with APB 25 in conformity with the Issuer's accounting policies. CAG historically accounted for its stock options under FAS 123.

(7)	Reflects the adjustment of acquisition reserves related to CAC from approximately 84% to 100% of fair value as a result of the Recent Restructuring that occurred in October-November, 2004.

(8)	Reflects the $10 million per annum fee to be paid to Blackstone Management Partners IV L.L.C., an affiliate of the Sponsor. See "Certain Relationships and Related Party Transactions."

These adjustments are allocated as follows:

Year Ended December 31, 2004
(in millions)
Cost of sales	$93
Selling, general and administrative expenses	(10)
Research and development expenses	1
Other special charges, net	21
$105

(b)	Represents pro forma interest expense resulting from our and our subsidiaries' existing capital structure using an assumed LIBOR rate of 1.59% as follows:

Year Ended December 31, 2004
(in millions)
Revolving credit facilities(1)	$—
Term loan(2)	26
Floating rate term loan(3)	18
Senior subordinated notes—dollar tranche(4)	118
Senior subordinated notes—euro tranche(5)	28
Assumed debt(6)	18
Commitment and facility fees(7)	9
Total cash interest expense	217
Senior discount notes(8)	55
Amortization of capitalized debt issuance costs(9)	13
Amortization of premium on notes(10)	(1)
Total pro forma interest expense	284
Less historical interest expense	(306)
Net adjustment to interest expense	$(22)

(1)	Reflects pro forma interest expense on the existing revolving credit facilities at an assumed interest rate of LIBOR plus 2.50%. The revolving credit facilities have been undrawn since closing.

(2)	Reflects pro forma interest expense on the term loan at an assumed interest rate of LIBOR plus 2.50%.

(3)	Reflects pro forma interest expense on the floating rate term loan at an assumed interest rate of LIBOR plus 3.50%.

(4)	Reflects pro forma interest expense on the dollar notes at a fixed interest rate of 9.625%.

(5)	Reflects pro forma interest expense on the euro notes at a fixed interest rate of 10.375%.

(6)	Reflects historical cash interest expense on $383 million of assumed debt and other obligations of Celanese that is not required to be refinanced as a result of the acquisition and related financing. Celanese may elect to refinance additional assumed debt.

(7)	Reflects commitment fees of 0.75% on an assumed $380 million undrawn balance under the revolving credit facility and facility fees of 2.50% on an assumed $228 million undrawn balance under the credit linked revolving credit facility.

(8)	Reflects pro forma non-cash interest expense on the senior discount notes at a weighted average fixed interest rate of 10.4%. Interest on the notes accrues semi-annually.

(9)	Reflects non-cash amortization of capitalized debt issuance costs. These costs are amortized over the term of the related facility (five years for the revolving credit facilities, seven years for the term loan, seven and one half years for the floating rate term loan and ten years for the senior subordinated notes and senior discount notes).

(10)	Reflects non-cash amortization of the $6 million premium that was received in excess of the aggregate principal amount of the $225 million notes issued on July 1, 2004.

Interest Rate Sensitivity

A 1/8% change in interest rates would have the following effect on pro forma interest expense:

Year Ended December 31, 2004
(in millions)
Term loan	$0.8
Floating rate term loan	0.4
Total	$1.2

(c)	Reflects the tax effect of the pro forma adjustments calculated at a 40% statutory rate on non-U.S. items. The U.S. portion of the pro forma adjustments (including interest expense) does not reflect any tax effects as a result of a 100% valuation allowance on the net U.S. deferred tax assets. See note 22 to the Consolidated Financial Statements.

(d)	Reflects minority interest in the earnings of CAG assuming we do not acquire more than the approximately 84% of the CAG Shares outstanding as of December 31, 2004 that we already own. If we do acquire more shares, minority interest expense will be lower for the percentage of CAG Shares that we acquire. See note (g) to the pro forma balance sheet.

Recent Financings Adjustments

(e)	Reflects the impact of the termination of monitoring services (see note (b) to the Unaudited Pro forma Balance Sheet).

(f)	Reflects the reduction in interest expense as a result of the repayment of our floating rate term loan and the redemption of a portion of the senior subordinated notes and senior discount notes with the proceeds of the Recent Financings using an assumed LIBOR rate of 2.50% as follows:

Year Ended December 31, 2004
(in millions)
Revolving credit facilities(1)	$—
Term loan(2)	79
Senior subordinated notes—dollar tranche(3)	77
Senior subordinated notes—euro tranche(4)	18
Assumed debt(5)	18
Commitment and facility fees(6)	14
Total cash interest expense	206
Senior discount notes(7)	35
Amortization of capitalized debt issuance costs(8)	9
Amortization of premium on notes(9)	—
Total pro forma interest expense	250
Less pro forma interest expense for the Transactions (note (b))	(284)
Net adjustment to interest expense	$(34)

(1)	Reflects pro forma interest expense on our revolving credit facilities at an assumed interest rate of LIBOR plus 2.50%. We do not plan to draw on the revolving credit facilities.

(2)	Reflects pro forma interest expense on the term loan at an assumed interest rate of LIBOR plus 2.50%.

(3)	Reflects pro forma interest expense on the remaining dollar notes after the Recent Financings at a fixed interest rate of 9.625%.

(4)	Reflects pro forma interest expense on the remaining euro notes after the Recent Financings at a fixed interest rate of 10.375%.

(5)	Reflects historical cash interest expense on $383 million of assumed debt and other obligations of Celanese that is not required to be refinanced as a result of the acquisition and related financings. Celanese may elect to refinance additional assumed debt.

(6)	Reflects commitment fees of 0.75% on an assumed $600 million undrawn balance under the revolving credit facility and the assumed $442 million Acquisition Facility (includes delayed draw portion of $242 million) and facility fees of 2.50% on an assumed $228 million undrawn balance under the credit-linked revolving credit facility.

(7)	Reflects pro forma non-cash interest expense on the remaining senior discount notes after the use of proceeds from the offering, at a fixed rate of 10.4%. Interest on the notes accrues semi-annually.

(8)	Reflects non-cash amortization of capitalized debt issuance costs. These costs are amortized over the term of the related facility (five years for the revolving credit facilities, seven years for the term loan and ten years for the senior subordinated notes and senior discount notes).

(9)	Reflects non-cash amortization of the remaining $4 million premium after the use of proceeds from the offering by Celanese Corporation of its Series A common stock, that was received in excess of the aggregate principal amount of the $225 million notes issued on July 1, 2004.

Interest Rate Sensitivity

A 1/8% change in interest rates would have the following effect on pro forma interest expense:

Year Ended December 31, 2004
(in millions)
Term Loan	$1.9

(g)	Reflects the tax effect of the pro forma adjustments calculated at a 40% statutory rate on non-U.S. items. The U.S. portion of the pro forma adjustments (including interest expense) does not reflect any tax effects as a result of a 100% valuation allowance on the net U.S. deferred tax assets. See note 22 to the Consolidated Financial Statements.

(h)	The pro forma statement of operations data does not reflect (1) a $53 million ($31 million after tax) one-time non-cash charge to cost of sales that was incurred as the inventory (to which capitalized manufacturing profit was added under purchase accounting) was sold after closing of the Transactions and the Recent Restructuring, (2) the $71 million accelerated write-off of the deferred financing costs associated with the senior subordinated bridge loan facilities repaid with the proceeds from the senior subordinated notes, (3) $18 million write-off of deferred financing fees and $21 million of prepayment premium associated with the July 2004 redemption of our mandatorily redeemable preferred stock described in "The Transactions" section above. (4) $74 million of redemption premium, and $28 million accelerated write-off of deferred financing fees, net of $2 million of premium, associated with the senior subordinated notes and senior discount notes redeemed with the proceeds of Celanese Corporation's offering of its Series A common stock, the repayment of our floating rate term loan, and (5) a $35 million one-time charge to terminate the monitoring services of the Advisor.

The pro forma statement of operations data also does not reflect any adjustments for the recently announced restructuring of our acetate filament business, the pending acquisition of Acetex or the acquisition of Vinamul Polymers or the possible future disposition of the COC and Pemeas GmbH (our fuel cell joint venture). The revenues and the operating loss for COC were $9 million and $(68) million for the year ended December 31, 2004. The revenues for the fuel cell business were not material for any period presented. The operating loss for our fuel cell business for the year ended December 31, 2004 was approximately $(10) million. As of December 31, 2004, the estimated total assets and total liabilities of COC, including intercompany payables, were approximately $42 million and $74 million, respectively, and the estimated total assets and total liabilities of Pemeas GmbH were $24 million and $3 million, respectively. See "Prospectus Summary—Recent Developments."

SELECTED HISTORICAL FINANCIAL DATA

The balance sheet data shown below for December 31, 2003 and 2004, and the statements of operations and cash flow data for 2002, 2003 and 2004, all of which are set forth below, are derived from the Consolidated Financial Statements included elsewhere in this prospectus and should be read in conjunction with those financial statements and the notes thereto. The balance sheet data for 2002 is derived from the Predecessor's audited financial statements which are not included in this prospectus. The statement of operations data for 2000 and the balance sheet data for 2000, 2001 and March 31, 2004, all of which are set forth below, are unaudited.

This prospectus presents the financial information relating to CAG and its subsidiaries under the caption "Predecessor" and the information relating to the Consolidated Parent Guarantor under the caption "Successor."

As of the date of this prospectus, the Purchaser, an indirect wholly owned subsidiary of the Issuer, owns approximately 85% of the outstanding CAG Shares. The Issuer is a recently formed company which, apart from the financing of the Transactions, does not have any independent external operations other than through the indirect ownership of CAG and CAC, their consolidated subsidiaries, their non-consolidated subsidiaries, ventures and other investments. Accordingly, financial and other information of CAG is presented in this prospectus for periods through March 31, 2004 and our financial and other information is presented as of and for the nine months ended December 31, 2004.

	Predecessor					Successor
	Year Ended December 31,				Three Months Ended March 31, 2004	Nine Months Ended December 31, 2004
	2000	2001	2002	2003
	(unaudited)
	(in millions, except for share and per share data)
Statement of Operations Data:
Net sales	$4,120	$3,970	$3,836	$4,603	$1,243	$3,826
Cost of sales	(3,403)	(3,409)	(3,171)	(3,883)	(1,002)	(3,092)
Selling, general and administrative expenses	(497)	(489)	(446)	(510)	(137)	(498)
Research and development expenses	(75)	(74)	(65)	(89)	(23)	(67)
Special charges(1):
Insurance recoveries associated with plumbing cases	18	28	—	107	—	1
Sorbates antitrust matters	—	—	—	(95)	—	—
Restructuring, impairment and other special charges, net	(36)	(444)	5	(17)	(28)	(92)
Foreign exchange gain (loss)	5	1	3	(4)	—	(3)
Gain (loss) on disposition of assets	1	—	11	6	(1)	3
Operating profit (loss)	133	(417)	173	118	52	78
Equity in net earnings of affiliates	18	12	21	35	12	36
Interest expense	(68)	(72)	(55)	(49)	(6)	(300)
Interest and other income (expense), net(2)	101	53	41	92	14	12
Income tax benefit (provision)	(99)	111	(57)	(53)	(17)	(70)
Minority interests	—	—	—	—	—	(8)
Earnings (loss) from continuing operations	85	(313)	123	143	55	(252)
Earnings (loss) from discontinued operations	1	(52)	27	6	23	(1)
Cumulative effect of changes in accounting principles, net of income tax	—	—	18	(1)	—	—
Net earnings (loss)	$86	$(365)	$168	$148	$78	$(253)

	Predecessor					Successor
	Year Ended December 31,				Three Months Ended March 31, 2004	Nine Months Ended December 31, 2004
	2000	2001	2002	2003
	(unaudited)
	(in millions, except for share and per share data)
Other Financial Data:
Ratio of earnings to fixed charges (unaudited)(3)	2.8x	—	3.6x	3.3x	5.8x	—
Depreciation and amortization	308	326	247	294	72	184
Capital expenditures	185	191	203	211	44	166
Dividends paid per share(4)	$0.10	$0.35	—	$0.48	—	—
Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities	N/A	$462	$363	$401	$(107)	$(63)
Investing activities	N/A	(105)	(139)	(275)	96	(1,810)
Financing activities	N/A	(337)	(150)	(108)	(43)	2,686
Balance Sheet Data (at the end of period) (2000, 2001 and March 31, 2004 unaudited):
Trade working capital(5)	$ N/A	$499	$599	$641	$715	$762
Total assets	7,138	6,232	6,417	6,814	6,613	7,410
Total debt	1,084	775	644	637	587	3,387
Shareholders' equity (deficit)	2,671	1,954	2,096	2,582	2,622	(112)

(1)	Special charges include impairment charges, provisions for restructuring, which include costs associated with employee termination benefits and plant and office closures certain insurance recoveries, and other expenses and income incurred outside the normal course of ongoing operations. See note 21 to the Consolidated Financial Statements.

(2)	Interest and other income, net, includes interest income, dividends from cost basis investments and other non-operating income (expense).

(3)	For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings represent earnings (loss) from continuing operations before income taxes and minority interest, less income from equity method investments and capitalized interest, plus income distributions from equity methods investments, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense. Earnings were insufficient to cover fixed charges by $408 million for the year ended December 31, 2001 and $182 million for the nine months ended December 31, 2004.

(4)	In the nine months ended December 31, 2004, CAG declared and paid a dividend of €0.12 ($0.14) per share for the year ended December 31, 2003. Dividends paid to Celanese and its consolidated subsidiaries eliminate in consolidation.

(5)	Trade working capital is defined as trade accounts receivable from third parties and affiliates net of allowance for doubtful accounts, plus inventories, less trade accounts payable to third parties and affiliates. Trade working capital is calculated in the table below (unaudited):

	Predecessor				Successor
	December 31,			March 31, 2004	December 31, 2004
	2001	2002	2003
			(in millions)
Trade receivables, net	$536	$666	$722	$798	$866
Inventories	483	505	509	516	618
Trade payables	(520)	(572)	(590)	(599)	(722)
	$499	$599	$641	$715	$762

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations covers periods prior and subsequent to the Transactions. Accordingly, unless otherwise noted, the discussion and analysis of historical periods do not reflect the significant impact that the Transactions have had and will have on the Parent Guarantor, including increased leverage and liquidity requirements as well as purchase accounting adjustments. In addition, the statements in the discussion and analysis regarding industry outlook, expectations regarding the performance of Celanese's business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors." Actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data" and the Consolidated Financial Statements and the notes thereto which were prepared in accordance with U.S. GAAP.

The results for the nine months ended December 31, 2003 and the three months ended March 31, 2003 have not been audited; together with the results of the nine months ended December 31, 2004 and the three months ended March 31, 2004, these interim results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Reconciliation of Non-U.S. GAAP Measures:    Management compensates for the limitations of using non-U.S. GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business other than U.S. GAAP results alone. In this regard, we disclose net debt and trade working capital, which are non-U.S. GAAP financial measures. Net debt is defined as total debt less cash and cash equivalents, and trade working capital is defined as trade accounts receivable from third parties and affiliates net of allowance for doubtful accounts, plus inventories, less trade accounts payable to third parties and affiliates. Management uses net debt to evaluate the capital structure and trade working capital to evaluate the investment in receivables and inventory, net of payables. Net debt and trade working capital are not a substitute for any U.S. GAAP financial measure. In addition, calculations of net debt and trade working capital contained in this report may not be consistent with that of other companies. The most directly comparable financial measures presented in accordance with U.S. GAAP in our financial statements for net debt and trade working capital are total debt and the working capital components of trade working capital identified above, respectively. For a reconciliation of net debt and total debt, see "Financial Highlights" below. For a reconciliation of trade working capital to the working capital components, see "Selected Historical Financial Data."

Basis of Presentation

Impact of the Transactions

On April 6, 2004, pursuant to the Tender Offer, the Purchaser, an indirect wholly owned subsidiary of the Parent Guarantor, acquired approximately 84% of the CAG Shares then outstanding. The ordinary shares were acquired at a price of €32.50 per share or an aggregate purchase price of $1,693 million, including direct acquisition costs of approximately $69 million. During the nine months ended December 31, 2004, the Purchaser acquired additional CAG Shares for a purchase price of $33 million. As the additional shares acquired primarily represented exercised employee stock options, the Purchaser's ownership percentage remained at approximately 84% as of December 31, 2004.

As part of the Tender Offer, the Purchaser agreed to refinance certain existing debt of CAG, pre-fund pension obligations of CAG, pre-fund certain contingencies and certain obligations linked to the value of the CAG Shares, such as the payment of fair cash compensation under the Domination Agreement for the remaining outstanding shares of CAG and payment obligations related to outstanding stock appreciation rights, stock options and interest payments, provide additional funds for working capital and other general corporate purposes, and pay related fees and expenses.

The funds used in connection with the Transactions were provided by equity investments of $641 million from the Original Stockholders; term loans of approximately $608 million; senior subordinated bridge loan facilities of $1,565 million as well as the issuance of $200 million of aggregate liquidation preference of mandatorily redeemable preferred stock. The senior subordinated bridge loan facilities have since been refinanced by the senior subordinated notes and the floating rate term loan. As a result of the financing, our interest expense currently is, and will continue to be, substantially higher than it was prior to the Transactions.

We accounted for the acquisition of CAG using the purchase method of accounting and, accordingly, this resulted in a new basis of accounting. The purchase price was allocated based on the fair value of the underlying assets acquired and liabilities assumed. The assets acquired and liabilities assumed are reflected at fair value for the approximately 84% portion acquired and at CAG historical basis for the remaining approximate 16%. The excess of the total purchase price over the fair value of the net assets acquired at closing was allocated to goodwill, and this indefinite lived asset is subject to annual impairment review. Goodwill in the transaction totaled $747 million.

In connection with the acquisition of CAG, at the acquisition date, we began formulating a plan to exit or restructure certain activities. We have not completed this analysis, but have recorded initial liabilities of $60 million, primarily for employee severance and related costs in connection with a preliminary plan as well as approving the continuation of all existing Predecessor restructuring and exit plans. As we finalize our plans to exit or restructure activities, we may record additional liabilities for, among other things, severance and severance related costs, which may also increase the goodwill recorded. See Note 2 in the Consolidated Financial Statements.

Successor

Successor—Represents the Parent Guarantor's audited consolidated financial position as of December 31, 2004 and its audited consolidated results of operations and cash flows for the nine months ended December 31, 2004. These consolidated financial statements reflect the application of purchase accounting, described above, relating to the Transactions.

Predecessor

Predecessor—Represents CAG's audited consolidated financial position as of December 31, 2003 and its audited consolidated results of operations and cash flows for each of the years in the two-year period ended December 31, 2003, its audited interim consolidated results of its operations and cash flows for the three months ended March 31, 2004 and its unaudited interim consolidated results of operations and cash flows for the three months ended March 31, 2003 and the nine months ended December 31, 2003. These consolidated financial statements relate to periods prior to the Transactions and present CAG's historical basis of accounting without the application of purchase accounting.

The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost.

Initial Public Offering and Concurrent Financings

In January 2005, the Parent Guarantor completed an initial public offering of 50,000,000 shares of Series A common stock and received net proceeds of approximately $760 million after deducting underwriters' discounts and estimated offering expenses. Concurrently, the Parent Guarantor received net proceeds of $233 million from the offering of its convertible perpetual preferred stock. A portion of the proceeds of the share offerings were used to redeem $188 million of senior discount notes and $521 million of senior subordinated notes, and pay the related premiums of $19 million and $51 million, respectively.

Subsequent to the closing of the initial public offering, in February 2005, the Company borrowed an additional $1,135 million under the amended and restated senior credit facilities; a portion of which was used to repay $350 million of floating rate term loan and $200 million was primarily used to finance the February 2005 acquisition of the Vinamul emulsions business. Additionally, the amended and restated senior credit facilities includes a $242 million delayed draw term loan which is expected to be used to finance the Acetex acquisition.

In March 2005, Celanese Corporation issued a stock dividend of 7.5 million shares of its Series A common stock to the holders of its Series B common stock. In addition, on April 7, 2005, Celanese Corporation used a portion of the proceeds of the Recent Financings to pay a special cash dividend to holders of its Series B common stock of $804 million, which was declared on March 8, 2005. See Note 3 to the Consolidated Financial Statements.

Major Events in 2004

In response to greater demand for Ticona's technical polymers, two projects were announced to expand manufacturing capacity. Ticona announced plans to increase production of polyacetal in North America by about 20%, raising total capacity to 102,000 tons per year at the Bishop, Texas facility. This project was completed in October 2004. Fortron Industries, a venture of Ticona and Kureha Chemicals Industries, plans to increase the capacity of its Fortron polyphenylene sulfide plant in Wilmington, North Carolina, by 25%, by the end of 2005.

In October-November 2004, we completed an organizational restructuring. See "The Recent Restructuring."

In October 2004, we announced plans to implement a strategic restructuring of our acetate business to increase efficiency, reduce overcapacity in certain areas and to focus on products and markets that provide long-term value. As part of this restructuring, we plan to discontinue acetate filament production by mid-2005 and to consolidate our acetate flake and tow operations at three locations, instead of five. The restructuring resulted in $50 million of asset impairment charges recorded as a special charge and $12 million in charges to depreciation for related asset retirement obligations for the nine months ended December 31, 2004.

In October 2004, we agreed to acquire Acetex Corporation ("Acetex"), a Canadian corporation, for approximately $261 million and the assumption by us of debt owed by Acetex, valued at approximately $231 million. Acetex has two primary businesses: the Acetyls Business and the Specialty Polymers and Films Business. The Acetyls business produces acetic acid, polyvinyl alcohol and vinyl acetate monomer. The Specialty Polymers and Films Business produces specialty polymers (used in the manufacture of a variety of plastics products, including packaging and laminating products, auto parts, adhesives and medical products) as well as products for the agricultural, horticultural and construction industries. Closing of the acquisition is conditioned upon regulatory approvals and other customary conditions. We expect to finance this acquisition through borrowings under the $242 million delayed draw term loan, which is part of the amended and restated senior credit facilities.

In November 2004, we announced our plans to purchase Vinamul Polymers, the North American and European emulsion polymer business of National Starch and Chemical Company ("NSC"), for $208 million. NSC is a subsidiary of Imperial Chemical Industries PLC ("ICI"). Emulsion polymers enhance the performance of adhesives, paints and coatings, textiles, paper, building products and other goods. The acquisition was completed in February 2005 and was financed through the amended and restated senior credit facilities.

In November 2004, Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., reorganized as a Delaware company and changed its name to Celanese Corporation.

In December 2004, we approved a plan to dispose of the Cyclo-olefin Copolymer ("COC") business included within the Technical Polymers Ticona segment and our interest in Pemeas GmbH, the fuel cell venture included in Other Activities. This decision resulted in $32 million of asset impairment charges recorded as a special charge related to the COC business. The revenues and the operating (loss) for COC were $8 million and $(59) million for the nine months ended December 31, 2004, $1 million and $(9) million for the three months ended March 31, 2004 and $7 million and $(35) million for the year ended December 31, 2003, respectively. The revenues for the fuel cell business were not material for any period presented. Operating (losses) for the fuel cell business was

$(8) million for the nine months ended December 31, 2004, $(2) million for the three months ended March 31, 2004 and $(12) million for the year ended December 31, 2003. As of December 31, 2004, the estimated total assets and total liabilities of COC, including intercompany payables, were approximately $42 million and $74 million, respectively, and the estimated total assets and total liabilities of Pemeas GmbH were $24 million and $3 million, respectively.

In December 2004, we approved a stock incentive plan for executive officers, key employees and directors, a deferred compensation plan for executive officers and key employees, as well as other management incentive programs. We recorded expense of $50 million related to these new compensation plans during the nine months ended December 31, 2004.

Major Events in 2003

In 2003, CAG took major steps to enhance the value of its businesses, by investing in new production capacity in growth areas, reducing costs and increasing productivity.

Optimizing the Portfolio

•	Agreed to sell its acrylates business to The Dow Chemical Company ("Dow") as part of its strategy to focus on core businesses; transaction completed in February 2004

•	Completed the venture of its European oxo businesses with Degussa AG ("Degussa")

•	Sold its nylon business to BASF AG ("BASF").

Investing in Growth Areas

•	Received governmental approval and began preparations to build a world-scale acetic acid plant in China, the world's fastest growing market for acetic acid and its derivatives

•	Announced agreement with China National Tobacco Corporation to double capacities of three acetate tow plants in China, in which Celanese owns a 30% share

•	Brought on stream the Estech GmbH venture plant to produce neopolyol esters at Oberhausen, Germany, to supply the growing specialty lubricants markets in Europe, Africa and the Middle East

•	Announced plans to expand its GUR ultra high molecular weight polyethylene plant in Oberhausen, Germany, by 10,000 tons, increasing our total worldwide capacity by 17% in the second half of 2004

•	Broke ground with Asian partners for a new investment in a polyacetal plant in China, the world's highest growth market for engineering plastics.

Reducing Costs and Increasing Productivity

•	Agreed to source methanol from Southern Chemical Corporation in mid-2005 under a multi-year contract expected to reduce significantly overall exposure to U.S. Gulf Coast natural gas volatility

•	Initiated measures to redesign Ticona's organization, reduce costs and increase productivity

•	Achieved significant cost savings from completion of Focus and Forward restructuring programs

•	Intensified use of Six Sigma and other productivity tools throughout the organization to reduce costs and generate additional revenue

•	Began implementation of a company-wide SAP platform to reduce administrative costs by eliminating complexity in information systems and to provide for ongoing improvement in business processes and service

•	Completed a new, more efficient plant for synthesis gas, a primary raw material used at the Oberhausen, Germany site.

Major Events in 2002

Enhancing the Value of CAG's Portfolio

•	Acquisition of the European emulsions and global emulsion powders businesses from Clariant AG, Switzerland

•	Divestiture of Trespaphan, the oriented polypropylene ("OPP") film business

•	Formation of a 50/50 European venture with Hatco Corporation, U.S. for production and marketing of neopolyol esters, a basic raw material for synthetic lubricants.

Continuing Internal Growth Activities

•	Start-up of a new 30,000 ton per year GUR ultra-high molecular weight polyethylene plant in Bishop, Texas

•	Completion of capacity expansion for Vectra liquid crystal polymers in Shelby, North Carolina

•	Opening of the world's first pilot plant for high temperature membrane electrode assemblies for fuel cells in Frankfurt, Germany

•	Announcement to construct with Asian partners a world-scale 60,000 ton per annum polyacetal plant in China.

Additional Highlights:

•	Cost savings of an estimated $95 million achieved in 2002 associated with the Focus and Forward restructuring programs, initiated in 2001

•	Agreement with BOC p.l.c., United Kingdom to supply carbon monoxide that feeds the acetic acid production facility at the Clear Lake, Texas site in a move to decrease costs and improve efficiency

•	Divestiture of global allylamines and U.S. alkylamines business with production sites in Portsmouth, Virginia and Bucks, Alabama

•	Initiation in December 2002 of a buy back of up to 1,031,941 shares

•	Expensing of stock options commenced in July 2002 at a total estimated cost of €10 million ($10 million), of which approximately $3 million was recognized in 2002.

Financial Highlights

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003	Year Ended December 31, 2003	Year Ended December 31, 2002
		(unaudited)		(unaudited)
	(in $ millions)
Statement of Operations Data:
Net sales	3,826	3,466	1,243	1,137	4,603	3,836
Special charges
Insurance recoveries associated with plumbing cases	1	107	—	—	107	—
Sorbates antitrust matters	—	(95)	—	—	(95)	—
Restructuring, impairment and other special charges, net	(92)	(16)	(28)	(1)	(17)	5
Operating profit	78	46	52	72	118	173
Earnings (loss) from continuing operations before tax
and minority interests	(174)	108	72	88	196	180
Earnings (loss) from continuing operations	(252)	79	55	64	143	123
Earnings (loss) from discontinued operations	(1)	13	23	(7)	6	27
Net earnings (loss)	(253)	92	78	56	148	168

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Balance Sheet Data:
Short-term borrowings and current installments of long-term debt - third party and affiliates	144	148
Plus: Long-term debt	3,243	489
Total debt	3,387	637
Less: Cash and cash equivalents	838	148
Net debt	2,549	489

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003	Year Ended December 31, 2003	Year Ended December 31, 2002
		(unaudited)		(unaudited)
	(in $ millions)
Other Data:
Depreciation and amortization	184	224	72	70	294	247
Operating margin(1)	2.0%	1.3%	4.2%	6.3%	2.6%	4.5%
Earnings (loss) from continuing operations before tax and minority interests as a percentage of net sales	(4.5)%	3.1%	5.8%	7.7%	4.3%	4.7%

(1)	Defined as operating profit divided by net sales.

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003	Year Ended December 31, 2003	Year Ended December 31, 2002
		(unaudited)		(unaudited)
	(in $ millions)
Net sales	3,826	3,466	1,243	1,137	4,603	3,836
Cost of sales	(3,092)	(2,948)	(1,002)	(935)	(3,883)	(3,171)
Selling, general and administrative expenses	(498)	(402)	(137)	(108)	(510)	(446)
Research and development expenses	(67)	(69)	(23)	(20)	(89)	(65)
Special charges:
Insurance recoveries associated with plumbing cases	1	107	—	—	107	—
Sorbates antitrust matters	—	(95)	—	—	(95)	—
Restructuring, impairment and other special charges, net	(92)	(16)	(28)	(1)	(17)	5
Foreign exchange gain (loss)	(3)	(3)	—	(1)	(4)	3
Gain (loss) on disposition of assets	3	6	(1)	—	6	11
Operating profit	78	46	52	72	118	173
Equity in net earnings of affiliates	36	25	12	10	35	21
Interest expense	(300)	(37)	(6)	(12)	(49)	(55)
Interest income	24	38	5	6	44	18
Other income (expense), net	(12)	36	9	12	48	23
Earnings (loss) from continuing operations before tax and minority interests	(174)	108	72	88	196	180
Income tax provision	(70)	(29)	(17)	(24)	(53)	(57)
Earnings (loss) from continuing operations before minority interests	(244)	79	55	64	143	123
Minority interests	(8)	—	—	—	—	—
Earnings (loss) from continuing operations	(252)	79	55	64	143	123
Earnings (loss) from discontinued operations:
Earnings (loss) from operation of discontinued operations	—	7	(5)	(8)	(1)	(43)
Gain (loss) on disposal of discontinued operations	(2)	9	14	(2)	7	14
Income tax benefit	1	(3)	14	3	—	56
Earnings (loss) from discontinued operations	(1)	13	23	(7)	6	27
Cumulative effect of changes in accounting principles, net of income tax	—	—	—	(1)	(1)	18
Net earnings (loss)	(253)	92	78	56	148	168

Overview—Nine Months Ended December 31, 2004 Compared with Nine Months Ended December 31, 2003

All business segments experienced volume growth in the nine months ended December 31, 2004 compared to the same period last year. The Chemical Products segment benefited from stronger overall demand, while the Ticona segment grew on new commercial applications and stronger demand from the automotive, electrical/electronics, household goods, and medical markets. The performance of Ticona's affiliates also reflected improved business conditions. The overall economic environment, however, remained challenging due to higher raw material and energy costs, as well as weaker pricing for some products in the Ticona and Performance Products segments compared to the same period last year.

Net sales in the nine months ended December 31, 2004 rose 10% to $3,826 million compared to net sales for the same period in 2003 mainly on higher volumes in all business segments, stronger pricing in Chemical Products and favorable currency effects, which were partially offset by lower pricing in the remaining segments and changes in the composition of the Chemical Products segment.

Operating profit increased by 70% to $78 million compared to the same period last year. Operating profit benefited from increased net sales, lower stock appreciation rights expense of $76 million as well as cost savings. These factors were partially offset by increased raw material and energy costs, higher special charges of $87 million, expenses associated with a new management compensation plan of $50 million, and higher professional and consulting fees. For the nine months ended December 31, 2004, operating profit included lower depreciation and amortization of $40 million resulting primarily from purchase accounting adjustments and a non-cash charge of $53 million in inventory-related purchase accounting adjustments.

Earnings from continuing operations before tax and minority interests decreased to a loss of $174 million from earnings of $108 million in the same period last year mainly due to an increase in interest expense of $263 million, resulting from the higher debt levels and the expensing of deferred financing costs of $89 million, and the absence of $18 million in income from the demutualization of an insurance provider, which was partially offset by higher operating profit of $32 million.

Net earnings (loss) decreased to a loss of $253 million compared to earnings of $92 million for the same period a year earlier.

Net debt (total debt less cash and cash equivalents) rose to $2,549 million from $489 million as of December 31, 2003, primarily to finance the acquisition of CAG and to prefund benefit obligations.

Overview—Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

In the three months ended March 31, 2004, all of CAG's businesses experienced strong volume growth compared to the same period the previous year. CAG benefited from increased activity in some of its markets, such as electrical/electronics, new applications for technical polymers and food ingredients, and tight supply conditions in the acetyl products markets. Operating profit declined, however, due to higher raw material and energy costs, special charges and the absence of income from stock appreciation rights, which were partially offset by favorable currency effects.

Net sales increased 9% to $1,243 million due to volume increases and favorable currency effects, resulting mainly from the stronger euro versus the U.S. dollar. Volume increases were particularly strong in the Acetate Products and Ticona segments. These factors were partially offset by the effects of transfer of the European oxo business to a venture in the fourth quarter of 2003.

Earnings from continuing operations were $55 million compared to $64 million in the comparable period in 2003. Net earnings (loss) increased to $78 million from $56 million due to an increase in earnings of $30 million from discontinued operations resulting mainly from the sale of the acrylates business.

Overview—2003 Compared with 2002

In a global business environment characterized by higher raw material and energy costs and modest growth, CAG achieved full year 2003 net earnings of $148 million compared to net earnings of

$168 million for 2002. Earnings from continuing operations increased to $143 million in 2003 compared to $123 million in 2002. Earnings from continuing operations excludes the results of the nylon and the majority of the acrylates businesses, which were divested on December 31, 2003 and February 1, 2004, respectively, and are included in earnings (loss) from discontinued operations. Net sales increased to $4,603 million in 2003 from $3,836 million in 2002 due to price and volume increases and favorable currency movements.

Earnings from continuing operations before tax and minority interests increased to $196 million in 2003 compared to $180 million in 2002. This increase was primarily due to higher pricing, particularly in the Chemical Products segment, increased volumes in all segments, cost reductions, productivity improvements and favorable currency movements. Additional favorable adjustments included greater earnings from affiliates, mainly in Asia, increased interest and income from plumbing insurance recoveries and the demutualization of an insurance provider, as well as the addition of the emulsions business acquired at the end of 2002. Also affecting earnings from continuing operations before tax and minority interests was income of $107 million from insurance recoveries and $95 million of expense associated with antitrust matters in the Sorbates industry as discussed below. These increases were mainly offset by higher costs for raw materials and energy and increased expense for stock appreciation rights.

Significant items affecting earnings from continuing operations before tax and minority interests from 2003 to 2002 were approximately:

(in $ millions)
Pricing and volume improvements	240
Higher costs for raw materials and energy, net of cost reductions and productivity improvements	(180)
Interest and other income from plumbing insurance recoveries	127
Earnings from affiliates	14
Sorbates antitrust matters	(95)
Stock appreciation rights expense	(56)

Although CAG recorded special charges of only $5 million, special charges significantly affected the operating results of the Ticona and Performance Products segments in 2003. Ticona's operating profit benefited from income of $107 million from insurance recoveries related to the plumbing cases. The insurance recoveries more than offset special charges related to Ticona's organizational redesign efforts and the closing of a manufacturing facility in the United Kingdom. The operating profit of the Performance Products' segment was burdened by $95 million in special charges relating to a European Commission decision to fine Hoechst €99 million ($115 million) for antitrust matters in the sorbates industry that occurred prior to the demerger.

Segment net sales in 2003 increased 21% compared to 2002 due to the inclusion of the emulsions business acquired at year-end 2002 (+8%), favorable currency effects (+5%) and higher pricing (+5%) and volumes (+4%). These increases were partly offset by the transfer of the European oxo business to a venture in the fourth quarter 2003 (-1%). Operating profit declined by 32% to $118 million in 2003 compared to $173 million in 2002. This decline reflected increased raw material and energy costs, as well as higher expense for stock appreciation rights and special charges discussed below. These factors outweighed increased pricing in the Chemical Products and Acetate Products segments, higher volumes in all segments, particularly in Ticona and Performance Products, cost reductions, productivity improvements, increased income from the captive insurance companies and the addition of the emulsions business.

In the Chemical Products segment, the contribution from the emulsions business, favorable currency movements and cost reductions were outweighed by higher energy costs and an increase in stock appreciation rights expense. Overall in 2003, increased selling prices offset higher raw material costs, although pricing outpaced raw material costs in the first half of the year and lagged in the second half. In the Acetate Products segment, increased pricing and volumes as well as productivity gains only partially offset higher raw material and energy prices. Increased demand led to volume improvements in the Ticona segment on the development of new applications and entry into new markets, partially offset by organizational redesign costs. Volume increases for the Performance Products' Sunett sweetener were offset by lower pricing for Sunett and sorbates.

CAG reduced its net debt by 6% to $489 million as of December 31, 2003 compared to $520 million as of December 31, 2002. This decrease primarily represents the net repayment of $68 million of debt offset by the addition of $38 million of debt related to the consolidation of a variable interest entity under Financial Accounting Standard Board Interpretation No. 46, Consolidation of Variable Interest Entities. Trade working capital increased to $641 million at December 31, 2003 from $599 million at December 31, 2002. This increase is primarily related to favorable foreign currency effects as lower payables more than offset the reduction in inventory resulting from the high levels at the end of 2002, resulting from advance purchases of wood pulp, a key raw material, in the Acetate Products segment caused by the shutdown of a major supplier. Operating cash flow benefited by $180 million relating to the effects of hedging of currency exposure on intercompany funding of operations in U.S. dollars, compared to approximately $95 million in 2002. Benefit obligations decreased by $106 million to $1,165 million in 2003 from $1,271 million primarily due to an increase in the fair value of plan assets, contributions, payments and a plan amendment related to the U.S. postretirement medical plan. These factors were partially offset by the effects of a decrease in the discount rate.

In 2003, CAG took major steps to concentrate on its core businesses. In September, CAG reached an agreement to sell its acrylates business to Dow. The transaction was completed on February 1, 2004. On October 1, European Oxo GmbH, Celanese's oxo chemicals venture with Degussa, began operations.

CAG streamlined its manufacturing operations and administrative functions, mainly in the Chemical Products and Ticona segments, and, as a result, recorded termination benefit expenses of $26 million in cost of sales, primarily in the fourth quarter of 2003.

Selected Data by Business Segment—Nine Months Ended December 31, 2004 Compared with Nine Months Ended December 31, 2003 and Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		(unaudited)		(unaudited)
	(in $ millions)
Net Sales
Chemical Products	2,573	2,298	818	767
Technical Polymers Ticona	636	566	227	196
Acetate Products	523	513	172	142
Performance Products	131	128	44	41
Segment Total	3,863	3,505	1,261	1,146
Other Activities	45	38	11	11
Intersegment Eliminations	(82)	(77)	(29)	(20)
Total Net Sales	3,826	3,466	1,243	1,137
Special Charges
Chemical Products	(3)	2	(1)	(1)
Technical Polymers Ticona:
Insurance recoveries associated with plumbing cases	1	107	—	—
Restructuring, impairment and other special charges, net	(38)	(20)	(1)	—
Acetate Products	(50)	—	—	—
Performance Products:
Sorbates antitrust matters	—	(95)	—	—
Segment Total	(90)	(6)	(2)	(1)
Other Activities	(1)	2	(26)	—
Total Special Charges	(91)	(4)	(28)	(1)
Operating Profit (Loss)
Chemical Products	248	86	65	52
Technical Polymers Ticona	(12)	103	31	19
Acetate Products	(11)	11	9	2
Performance Products	18	(56)	11	12
Segment Total	243	144	116	85
Other Activities	(165)	(98)	(64)	(13)
Total Operating Profit	78	46	52	72
Earnings (Loss) from Continuing Operations Before Tax and Minority Interests
Chemical Products	265	115	64	60
Technical Polymers Ticona	26	140	45	27
Acetate Products	(7)	15	9	2
Performance Products	15	(56)	11	12
Segment Total	299	214	129	101
Other Activities	(473)	(106)	(57)	(13)
Total Earnings (Loss) from Continuing Operations Before Tax and Minority Interests	(174)	108	72	88

Selected Data by Business Segment—Nine Months Ended December 31, 2004 Compared with Nine Months Ended December 31, 2003 and Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003 (Continued)

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		(unaudited)		(unaudited)
	(in $ millions)
Stock Appreciation Rights
Chemical Products	—	(18)	—	4
Technical Polymers Ticona	(1)	(18)	—	5
Acetate Products	—	(6)	—	2
Performance Products	—	(1)	—	—
Segment Total	(1)	(43)	—	11
Other Activities	—	(34)	—	7
Total Stock Appreciation Rights	(1)	(77)	—	18
Depreciation & Amortization
Chemical Products	89	119	39	38
Technical Polymers Ticona	48	42	16	15
Acetate Products	33	53	13	13
Performance Products	10	5	2	2
Segment Total	180	219	70	68
Other Activities	4	5	2	2
Total Depreciation & Amortization	184	224	72	70

Factors Affecting Nine Months Ended December 31, 2004 Segment Sales Compared to Nine Months Ended December 31, 2003

in percentages	Volume	Price	Currency	Other	Total
Chemical Products	4	10	4	(6)	12
Technical Polymers Ticona	11	(4)	5	—	12
Acetate Products	1	1	—	—	2
Performance Products	14	(16)	4	—	2
Segment total	6	5	3	(4)	10

Factors Affecting Three Months Ended March 31, 2004 Segment Sales Compared to Three Months Ended March 31, 2003

in percentages	Volume	Price	Currency	Other	Total
Chemical Products	5	2	5	(5)	7
Technical Polymers Ticona	13	(5)	8	—	16
Acetate Products	21	—	—	—	21
Performance Products	7	(15)	15	—	7
Segment total	8	(1)	6	(3)	10

Summary by Business Segment—Nine Months Ended December 31, 2004 Compared with Nine Months Ended December 31, 2003 and Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

Chemical Products

	Successor	Predecessor
in $ millions (except for percentages)	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003	Nine Months Change in $	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		(unaudited)			(unaudited)
Net sales	2,573	2,298	275	818	767
Net sales variance:
Volume	4%			5%
Price	10%			2%
Currency	4%			5%
Other	(6)%			(5)%
Operating profit	248	86	162	65	52
Operating margin	9.6%	3.7%		7.9%	6.8%
Special charges	(3)	2	(5)	(1)	(1)
Earnings from continuing operations before tax and minority interests	265	115	150	64	60
Depreciation and amortization	89	119	(30)	39	38

Nine Months Ended December 31, 2004 Compared with Nine Months Ended December 31, 2003

Chemical Products' net sales increased by 12% to $2,573 million for the nine months ended December 31, 2004 from the comparable period last year as higher selling prices (+10%), increased volumes (+4%) and favorable currency movements (+4%) were partially offset by changes in the composition of the segment (-6%).

Pricing increased for most products, particularly vinyl acetate monomer, acetate acid, and acetyl derivative products, driven by high industry utilization and higher costs for raw materials. Volumes also increased, particularly for vinyl acetate monomer, polyvinyl alcohol and emulsions due to strong overall demand.

The changes in the composition of the segment result from the transfer of the European oxo business into a venture in the fourth quarter of 2003 (-2%) and a change in the structure of the business under which certain acrylates products, which were formerly sold into the merchant market, are now being sold under a contract manufacturing agreement (-4%). Only the margin realized under such contract manufacturing arrangement is now reported in net sales.

Operating profit increased to $248 million for the nine months ended December 31, 2004 from $86 million in the same period last year. Higher pricing, higher volumes, as well as favorable currency effects, were partially offset by increased raw material costs and energy. Operating profit was also favorably impacted by lower stock appreciation rights expense of $18 million and the absence of a loss from the European oxo business, as well as decrease in depreciation and amortization expense of $30 million, largely as a result of purchase accounting adjustments. Operating profit in the nine months ended December 31, 2004 included a $17 million non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold.

Earnings from continuing operations before tax and minority interests increased to $265 million compared to $115 million for the nine months ended December 31, 2003 as a result of higher operating profit which was partially offset by lower dividend income from cost investments and lower equity in net earnings of affiliates due to restructuring charges in the European oxo venture.

Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

Chemical Products' net sales increased by 7% to $818 million in the three months ended March 31, 2004 from the comparable period last year as increased volumes (+5%), favorable currency movements (+5%) and higher selling prices (+2%) were partially offset by the effects of the transfer of the European oxo business into a venture (-4%) as well as a change in the structure of the business under which certain acrylates products, which were formerly sold into the merchant market, are now being sold under a contract manufacturing agreement (-1%). Only the margin realized under such contract manufacturing arrangement is now reported in net sales.

Volumes and pricing for most acetyl products, particularly vinyl acetate monomer, increased in most regions, due to a temporary competitor outage and stronger overall demand.

Operating profit increased to $65 million in the three months ended March 31, 2004 from $52 million in the same period last year. Higher volumes and selling prices, as well as favorable currency effects, were partially offset by increased raw material costs and spending associated with productivity initiatives, increased energy costs, the transfer of the European oxo business, and the absence of income from stock appreciation rights of $4 million.

Earnings from continuing operations before tax and minority interests increased to $64 million compared to $60 million in the three months ended March 31, 2003 primarily due to a higher operating profit partially offset by lower dividend income from cost investments and our share of the loss generated from the European oxo venture.

Technical Polymers Ticona

	Successor	Predecessor
in $ millions (except for percentages)	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003	Nine Months Change in $	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		(unaudited)			(unaudited)
Net sales	636	566	70	227	196
Net sales variance:
Volume	11%			13%
Price	(4)%			(5)%
Currency	5%			8%
Operating profit (loss)	(12)	103	(115)	31	19
Operating margin	(1.9)%	18.2%		13.7%	9.7%
Special charges:
Insurance recoveries associated with plumbing cases	1	107	(106)	—	—
Restructuring, impairment and other special charges, net	(38)	(20)	(18)	(1)	—
Earnings from continuing operations before tax and minority interests	26	140	(114)	45	27
Depreciation and amortization	48	42	6	16	15

Nine Months Ended December 31, 2004 Compared with Nine Months Ended December 31, 2003

Net sales for Ticona increased by 12% to $636 million for the nine months ended December 31, 2004 compared to the same period last year. Strong volume increases (+11%) and favorable currency effects (+5%) were partly offset by a decline in pricing (-4%).

Volumes grew in all product lines, particularly core products. Polyacetal volumes grew on stronger sales in the automotive and medical industries in North America while European sales benefited from greater demand for uses in consumer products and the commercialization of new applications. Volumes for Vectra liquid crystal polymers rose in North America and Europe due to new commercial applications, such as in household goods, and stronger sales to the electrical/electronics industry. GUR ultra high molecular weight polyethylene grew as a result of increased sales for new specialty applications and stronger sales to Asia. Overall pricing declined due to changes in product mix and ongoing competitive pressure from Asian exports of polyacetal into North America and Europe.

Ticona recorded special charges of $37 million for the nine months ended December 31, 2004 compared to income from special charges of $87 million for the same period last year. The special charges in 2004 are mainly related to a $32 million non-cash impairment charge associated with a plan to dispose of the cyclo-olefin copolymer business. Income from special charges in 2003 consisted of insurance recoveries related to the plumbing cases of $107 million, which were partially offset by $20 million in organizational redesign costs.

Operating profit decreased to a loss of $12 million for the nine months ended December 31, 2004 from an operating profit of $103 million for the same period last year due to the impact of changes in special charges mentioned above. Results for the nine months ended December 31, 2004 benefited from higher volumes, lower stock appreciation rights expense of $17 million and productivity improvements. These factors were partly offset by higher raw material and energy costs. Operating profit in the nine months ended December 31, 2004 included a $20 million non-cash charge for the manufacturing profit added to inventory under purchase accounting, which was charged to cost of sales as the inventory was sold.

Earnings from continuing operations before tax and minority interests decreased to $26 million for the nine months ended December 31, 2004 from $140 million for the same period in 2003. This decrease resulted primarily from the changes in operating profit and lower interest income related to insurance recoveries, which was partly offset by improved equity earnings from Asian and U.S. affiliates due to increased sales volumes.

Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

Net sales for Ticona increased by 16% to $227 million for the three months ended March 31, 2004 compared to the same period last year as higher volumes (+13%) and favorable currency movements (+8%) was partially offset by lower selling prices (-5%).

Volumes increased in most business lines, particularly in polyacetal and Vectra liquid crystal polymers. Polyacetal volumes grew in North America and Europe on sales to new end uses and higher sales to the North American automotive market. Volumes for Vectra rose due to new commercial applications in North America and Europe and stronger sales to the electrical/electronics industry. Pricing declined as lower priced products constituted a higher percentage of sales and competitive pressure continued from Asian imports of polyacetal into North America.

Operating profit increased to $31 million versus $19 million in the same period last year due to higher volumes, lower average production costs for Vectra, reduced spending partly resulting from the closure of the Telford, UK production facility in 2003 and favorable currency movements. These increases were partially offset by lower pricing as well as the absence of $5 million of income from stock appreciation rights.

Earnings from continuing operations before tax and minority interests increased to $45 million compared to $27 million in the same period in 2003. This increase resulted from the higher operating profit and improved equity earnings from our Polyplastics and Fortron Industries affiliates due to increased sales volumes.

Acetate Products

	Successor	Predecessor
in $ millions (except for percentages)	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003	Nine Months Change in $	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		(unaudited)			(unaudited)
Net sales	523	513	10	172	142
Net sales variance:
Volume	1%			21%
Price	1%			0%
Operating profit (loss)	(11)	11	(22)	9	2
Operating margin	(2.1)%	2.1%		5.2%	1.4%
Special charges	(50)	—	(50)	—	—
Earnings (loss) from continuing operations before tax and minority interests	(7)	15	(22)	9	2
Depreciation and amortization	33	53	(20)	13	13

Nine Months Ended December 31, 2004 Compared with Nine Months Ended December 31, 2003

Acetate Products' net sales for the nine months ended December 31, 2004 increased by 2% to $523 million compared to the same period last year due to slightly higher volumes (+1%) and prices (+1%).

Volumes grew on higher tow demand in Asia, which was partially offset by lower filament sales, primarily in Mexico. Additionally, pricing increased for both tow and filament.

Operating profit declined to a loss of $11 million in the nine months ended December 31, 2004 from an operating profit of $11 million in the same period last year reflecting special charges of $50 million, for non-cash asset impairments associated with the planned consolidation of tow production and our planned exit from the filament business, as well as higher raw material costs. These decreases were partly offset by lower depreciation and amortization expense of $20 million, largely as a result of purchase accounting adjustments, and a lower depreciable asset base, as well as from productivity gains. Operating loss in the nine months ended December 31, 2004 included a $4 million non-cash charge for the manufacturing profit added to inventory under purchase accounting, which was charged to cost of sales as the inventory was sold.

Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

Acetate Products' net sales in the first three months ended March 31, 2004 increased by 21% to $172 million compared to the same period in 2003 primarily due to higher volumes (+21%). Average pricing remained unchanged.

Volumes grew on higher sales of tow, particularly to China. This increase more than offset slightly lower filament volumes, primarily in Mexico.

Operating profit and earnings from continuing operations before tax and minority interests rose to $9 million compared to $2 million in the same period last year on higher volumes of tow as well as productivity gains. These increases more than offset higher raw material costs.

Performance Products

	Successor	Predecessor
in $ millions (except for percentages)	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003	Nine Months Change in $	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		(unaudited)			(unaudited)
Net sales	131	128	3	44	41
Net sales variance:
Volume	14%			7%
Price	(16)%			(15)%
Currency	4%			15%
Operating profit (loss)	18	(56)	74	11	12
Operating margin	13.7%	(43.8)%		25.0%	29.3%
Special charges:
Sorbates antitrust matters	—	(95)	95	—	—
Earnings (loss) from continuing operations before tax and minority interests	15	(56)	71	11	12
Depreciation and amortization	10	5	5	2	2

Nine Months Ended December 31, 2004 Compared with Nine Months Ended December 31, 2003

Net sales for the Performance Products segment, which consists primarily of the Nutrinova food ingredients business, increased by 2% to $131 million compared to the same period last year as increased volumes (+14%) and favorable currency effects (+4%) more than offset price decreases (-16%).

Increased volumes for Sunett sweetener reflected strong growth from new and existing applications in the U.S. and European beverage and confectionary markets. Consistent with our strategy, pricing for Sunett declined on lower unit selling prices associated with higher volumes to major customers and the anticipated expiration of the primary European and U.S. production patents at the end of March 2005. Pricing for sorbates, which had been under pressure from Asian producers, began to stabilize, although worldwide overcapacity still prevailed in the industry.

Operating profit increased to $18 million compared to loss of $56 million in the same period last year, which included special charges of $95 million related to antitrust matters in the sorbates industry. Operating profit in the nine months ended December 31, 2004 included a $12 million non-cash charge for the manufacturing profit added to inventory under purchase accounting, which was charged to cost of sales as the inventory was sold, and higher depreciation and amortization expense of $5 million largely as a result of purchase accounting adjustments.

Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

Net sales for the Performance Products segment increased by 7% to $44 million primarily due to favorable currency effects (+15%) and increased volumes (+7%). These positive factors were largely offset by price decreases (-15%).

Pricing for Sunett sweetener declined on lower unit selling prices associated with higher volumes to major customers, an overall price decline in the high intensity sweetener market, and the anticipated expiration of the European and U.S. production patents at the end of March 2005. Increased Sunett volumes reflected strong growth from new and existing applications in the U.S. and European beverage and confectionary markets. In sorbates, pricing and volume pressure from Asian producers continued due to worldwide overcapacity.

Operating profit and earnings from continuing operations before tax and minority interests declined to $11 million compared to $12 million in the same period last year, primarily due to lower pricing. Higher Sunett volumes and currency movements partly offset this decline.

Other Activities

Other Activities primarily consists of corporate center costs, including financing and certain administrative activities, and certain other operating entities, including the captive insurance companies.

Nine Months Ended December 31, 2004 Compared with Nine Months Ended December 31, 2003

Net sales for Other Activities increased by 18% to $45 million for the nine months ended December 31, 2004 compared to the same period last year. This increase primarily reflects higher third party revenues by the captive insurance companies.

The operating loss of Other Activities increased to $165 million for the nine months ended December 31, 2004 compared to $98 million for the same period last year. This increase was primarily due to $38 million in new management incentive compensation expenses, which includes charges related to a new a deferred compensation plan, a new stock incentive plan and other executive bonuses, as well as higher consulting and professional fees, which includes the advisor monitoring fees of $10 million. The operating loss for the nine months ended December 31, 2003 included income resulting from the reversal of environmental reserves of $12 million, which was offset by expense associated with stock appreciation rights of $34 million.

Loss from continuing operations before tax and minority interests increased to $473 million from a loss of $106 million for the same period last year. This was largely due to $259 million of higher interest expense from significantly higher costs of $89 million from the refinancing of debt and increased debt levels, a higher operating loss and the absence of income from the demutualization of an insurance provider of $18 million.

Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

Net sales for Other Activities remained flat at $11 million for the three months ended March 31, 2004 compared to the same period last year.

The operating loss of Other Activities increased to $64 million for the three months ended March 31, 2004 compared to $13 million for the same period last year. This increase was primarily due to special charges of $26 million mainly related to advisory services associated with the acquisition of CAG. Also contributing to this decline was the absence of income from stock appreciation rights of $7 million.

Selected Data by Business Segment—Annual Results

	Predecessor
	Year Ended December 31,
	2003		2002
	$	% of Segments	$	% of Segments
	(in $ millions, except for percentages)
Net Sales
Chemical Products	3,065	66%	2,419	63%
Technical Polymers Ticona	762	16	656	17
Acetate Products	655	14	632	16
Performance Products	169	4	151	4
Segment Total	4,651	100%	3,858	100%
Other Activities	49		52
Intersegment Eliminations	(97)		(74)
Total Net Sales	4,603		3,836
Special Charges
Chemical Products	1	(14)%	2	(50)%
Technical Polymers Ticona:
Plumbing actions	107	n.m.	—	—
Other activities	(20)	n.m.	(6)	n.m.
Acetate Products	—	—	—	—
Performance Products:
Sorbates antitrust matters	(95)	n.m.	—	—
Segment Total	(7)	100%	(4)	100%
Other Activities	2		9
Total Special Charges	(5)		5
Operating Profit (Loss)
Chemical Products	138	60%	152	61%
Technical Polymers Ticona	122	53	23	9
Acetate Products	13	6	31	12
Performance Products	(44)	(19)	45	18
Segment Total	229	100%	251	100%
Other Activities	(111)		(78)
Total Operating Profit	118		173
Earnings (Loss) from Continuing Operations Before Tax and Minority Interests
Chemical Products	175	56%	161	57%
Technical Polymers Ticona	167	53	35	12
Acetate Products	17	5	43	15
Performance Products	(44)	(14)	45	16
Segment Total	315	100%	284	100%
Other Activities	(119)		(104)
Total Earnings from Continuing Operations Before Tax and Minority Interests	196		180
Depreciation and Amortization
Chemical Products	157	55%	130	54%
Technical Polymers Ticona	57	20	52	21
Acetate Products	66	23	53	22
Performance Products	7	2	7	3
Segment Total	287	100%	242	100%
Other Activities	7		5
Total Depreciation and Amortization	294		247

Summary by Business Segment—2003 Compared with 2002

Chemical Products

	Year Ended December 31,
	2003	2002	Change in $	Change in %
	(in millions, except percentages)
Net sales	$3,065	$2,419	$646	27%
Net sales variance:
Volume	2%
Price	9%
Currency	5%
Other	11%
Operating profit	138	152	(14)	(9)%
Operating margin	4.5%	6.3%
Special charges	1	2	(1)	(50)%
Earnings from continuing operations before tax and minority interests	175	161	14	9%
Depreciation and amortization	157	130	27	21%

Net sales of Chemical Products rose 27% to $3,065 million in 2003 as compared to 2002, due to the full year effect of the emulsions business acquired at year-end 2002 (+12%), higher selling prices (+9%), favorable currency effects (+5%) as well as increased volumes (+2%). These increases were partly offset by the transfer of the European oxo business to a venture in the fourth quarter of 2003 (-1%).

Compared to 2002, selling prices in 2003 increased for major products, including acetic acid and vinyl acetate monomer, following the substantial rise in raw material costs, particularly natural gas, ethylene, and propylene. Volumes rose for acetic acid, particularly in Asia, as volumes were comparably higher due, in part, to an interruption in production in 2002. Vinyl acetate monomer volumes were higher in most regions, partly due to competitor outages, while volumes declined for polyvinyl alcohol in Asia and specialties mainly in Europe due to competitive pricing.

Chemical Products had income from special charges of $1 million in 2003 and $2 million in 2002. The income recorded in 2003 and 2002 relate to favorable adjustments to previously recorded restructuring reserves that more than offset employee severance costs related to production facility closures.

Operating profit decreased to $138 million in 2003 from $152 million in 2002. The contribution from the emulsions business, favorable currency movements and cost reductions were outweighed by higher energy costs and an increase in stock appreciation rights expense of $13 million. Termination benefit expenses of $14 million were recorded in cost of sales, primarily in the fourth quarter of 2003, related to the streamlining of manufacturing operations and administrative functions. Overall in 2003, increased selling prices offset higher raw material costs, although pricing outpaced raw material costs in the first half of the year and lagged in the second half.

Earnings from continuing operations before tax and minority interests increased to $175 million in 2003 compared to $161 million in 2002. This increase resulted from higher dividend income from the Saudi Arabian cost investment, primarily due to higher methanol pricing partially offset by lower operating profit.

Technical Polymers Ticona

	Year Ended December 31,
	2003	2002	Change in $	Change in %
	(in millions, except percentages)
Net sales	$762	$656	$106	16%
Net sales variance:
Volume	11%
Price	(3)%
Currency	8%
Operating profit	122	23	99	>100%
Operating margin	16.0%	3.5%
Special charges	87	(6)	93	>100%
Earnings from continuing operations before tax and minority interests	167	35	132	>100%
Depreciation and amortization	57	52	5	10%

Net sales for Ticona increased by 16% to $762 million in 2003 as compared to 2002 as higher volumes (+11%) and favorable currency movements (+8%) were partly offset by lower selling prices (-3%).

Volumes increased in most business lines, particularly in polyacetal and GUR ultra high molecular weight polyethylene. The global volume growth in polyacetals resulted from sales to new customers and end-uses. Volumes for GUR increased as the result of the commercialization of new applications in North America and Europe, as well as the exit of a major competitor in North America. Pricing declined on a higher percentage of sales from lower priced products and increased competitive pressure from Asian imports of polyacetal into North America.

Ticona recorded income from special charges of $87 million in 2003 compared to expense of $6 million in 2002. The income in 2003 primarily resulted from insurance recoveries of $107 million associated with the plumbing cases, which was partially offset by restructuring charges for organizational redesign costs of $12 million and the closure of the Telford, UK, compounding facility of $8 million. The 2002 expense resulted from restructuring costs associated with the consolidation of manufacturing operations in Europe and the United States.

Operating profit increased to $122 million in 2003 versus $23 million in 2002. Income from insurance recoveries, higher volumes, and reduced spending more than offset higher raw material and energy costs, lower pricing, and higher expense associated with stock appreciation rights of $13 million. Ticona continued to incur significant market development costs for cyclo-olefin copolymers in 2003. Termination benefit expenses of $9 million were recorded in cost of sales, primarily in the fourth quarter 2003, related to the streamlining of manufacturing operations and administrative functions.

Earnings from continuing operations before tax and minority interests increased to $167 million in 2003 compared to $35 million in 2002. This increase resulted from higher operating profit and higher equity earnings from Polyplastics venture, due to growth in the Chinese and Taiwanese economies in 2003, as well as interest income from insurance recoveries.

Acetate Products

	Year Ended December 31,
	2003	2002	Change in $	Change in %
	(in millions, except percentages)
Net sales	$655	$632	$23	4%
Net sales variance:
Volume	2%
Price	2%
Operating profit	13	31	(18)	(58)%
Operating margin	2.0%	4.9%
Special charges	—	—	—
Earnings (loss) from continuing operations before tax and minority interests	17	43	(26)	(60)%
Depreciation and amortization	66	53	13	25%

Net sales for the Acetate Products segment increased by 4% to $655 million in 2003 as compared to 2002 largely due to higher pricing (+2%) and higher volumes (+2%).

Average pricing rose in 2003 as higher tow prices offset slightly lower filament prices. Volumes grew as higher demand for filament and flake more than offset slightly lower tow volumes, primarily in Europe and Africa. Despite a long-term trend of declining global demand for filament, volumes improved mainly due to higher demand from the U.S. fashion industry. Volumes of acetate flake, a primary raw material in acetate filament and tow production, also increased due to higher opportunistic sales in the merchant market.

Acetate Products recorded an operating profit of $13 million in 2003, compared to $31 million in 2002 as higher pricing and volumes, as well as productivity gains, only partially offset higher raw material and energy prices. The segment also incurred costs for transitioning to new wood pulp suppliers as a primary supplier closed its U.S. facility in 2003. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 143, Accounting for Asset Retirement Obligations, the Acetate Products segment recorded a charge of $8 million, included within depreciation expense, as the result of a worldwide assessment of our acetate production capacity. That assessment concluded that it was probable that certain facilities would be closed in the latter half of the decade.

Earnings from continuing operations before tax and minority interests declined to $17 million in 2003 compared to $43 million in 2002. This decline resulted from lower operating profit and lower dividend income from cost investments in China, where earnings are being reinvested for capacity expansions.

Performance Products

	Year Ended December 31,
	2003	2002	Change in $	Change in %
	(in millions, except percentages)
Net sales	$169	$151	$18	12%
Net sales variance:
Volume	6%
Price	(11)%
Currency	17%
Operating profit (loss)	(44)	45	(89)	>100%
Operating margin	(26.0)%	29.8%
Special charges	(95)	—	(95)	n.m.
Earnings (loss) from continuing operations before tax and minority interests	(44)	45	(89)	>100%
Depreciation and amortization	7	7	—	0%

Net sales for the Performance Products segment increased by 12% to $169 million in 2003 as compared to 2002 due to favorable currency movements (+17%) and increased volumes (+6%), partially offset by price decreases (-11%).

Pricing for Sunett sweetener declined primarily as a result of lower unit selling prices associated with higher volumes to major customers and the anticipated expiration of the European and U.S. production patents in 2005. Increased Sunett volumes reflected strong growth from new applications in the U.S. and European beverage and confectionary markets. In sorbates, pricing and volume pressure from Asian producers intensified during 2003 due to worldwide overcapacity.

Performance Products recorded special charges of $95 million in 2003, related to a decision by the European Commission on antitrust matters in the sorbates industry.

Operating profit and earnings (loss) from continuing operations before tax and minority interests declined from $45 million in 2002 to a loss of $44 million in 2003, due to special charges and lower pricing. This decline was slightly offset by favorable currency movements, higher Sunett volumes, cost reductions and increased productivity.

Other Activities

Net sales for Other Activities decreased by 6% to $49 million in 2003 from $52 million in 2002, primarily reflecting slightly lower third party sales by the captive insurance companies.

Other Activities recorded $2 million of income in special charges in 2003 compared to $9 million of income in 2002. The $2 million represented higher than expected collections of a note receivable. The $9 million of income in 2002 related to a reduction in environmental reserves due to a settlement of obligations associated with former Hoechst entities.

The operating loss of Other Activities increased to $111 million in 2003 compared to $78 million in 2002. This increase was primarily the result of higher expense for stock appreciation rights of $27 million and lower income from special charges, offset by $17 million of increased income from the captive insurance companies mainly due to a reduction in loss reserves resulting from expired policies and actuarial revaluations.

Earnings (loss) from continuing operations before tax and minority interests increased to a loss of $119 million in 2003 compared to a loss of $104 million in 2002. This decline resulted from higher operating losses partially offset by lower interest expense and higher interest and other income, net. Lower interest expense is primarily due to lower interest rates and currency translation effects as well as lower average debt levels. Higher interest and other income, net resulted primarily from income of $18 million from the demutualization of an insurance provider and the gain on sale of investments of $4 million, partially offset by expense of $14 million related to the unfavorable currency effects on the unhedged position of intercompany net receivables denominated in U.S. dollars.

Summary of Consolidated Results—Nine Months Ended December 31, 2004 Compared with Nine Months Ended December 31, 2003

Net Sales

For the nine months ended December 31, 2004, net sales increased by 10% to $3,826 million compared to the same period in 2003. Volume increases in all segments, higher pricing in the Chemical Products segment, and favorable currency effects resulting mainly from the stronger euro versus the U.S. dollar were partially offset by lower pricing in the remaining segments and the effects of reductions due to changes in the composition of the Chemical Products.

Cost of Sales

Cost of sales increased by $144 million to $3,092 million for the nine months ended December 31, 2004 versus the comparable period last year. Higher raw material costs and unfavorable currency effects were partially offset by decreases due to changes in the composition of our Chemical Products segment and cost savings. Cost of sales for the nine months ended December 31, 2004 also included a $53 million non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold offset by lower depreciation expense, largely as a result of purchase accounting adjustments.

Selling, General and Administrative Expenses

Selling, general and administrative expense increased by $96 million to $498 million for nine months ended December 31, 2004 compared to the same period last year. This increase was primarily due to new management compensation expense of $50 million, higher consulting and professional fees, which includes advisor monitoring fees of $10 million, increased amortization expense of identifiable intangible assets acquired, as unfavorable currency movements as well as the absence of a favorable adjustment to our estimate of certain environmental reserves during the nine months ended December 31, 2003 of $12 million, which were partially offset by $69 million of lower stock appreciation rights expense.

In January 2005, the Company paid $10 million to affiliates of the Blackstone Group related to an advisor monitoring agreement. This agreement was terminated concurrent with the initial public offering and resulted in an additional $35 million payment. As such, the Company recorded expense of $45 million in the first quarter of 2005.

Special Charges

Special charges include provisions for restructuring and other expenses and income incurred outside the normal ongoing course of operations. Restructuring provisions represent costs related to severance and other benefit programs related to major activities undertaken to fundamentally redesign the business operations, as well as costs incurred in connection with decisions to exit non-strategic businesses. These measures are based on formal management decisions, establishment of agreements with employees' representatives or individual agreements with affected employees, as well as the public announcement of the restructuring plan. The related reserves reflect certain estimates, including those pertaining to separation costs, settlements of contractual obligations and other closure costs. We reassess the reserve requirements to complete each individual plan under existing restructuring programs at the end of each reporting period. Actual experience may be different from these estimates.

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003
		(unaudited)
	(in $ millions)
Employee termination benefits	(8)	(17)
Plant/office closures	(52)	(7)
Restructuring adjustments	3	6
Total restructuring	(57)	(18)
Sorbates antitrust matters	—	(95)
Plumbing actions	1	107
Asset impairments	(34)	—
Other	(1)	2
Total special charges	(91)	(4)

Special charges for the nine months ended December 31, 2004 of $91 million were largely related to non-cash impairment charges of $50 million and $32 million resulting from plans by the Acetate Products segment to consolidate tow production at fewer sites and to discontinue production of acetate filament and a decision to dispose of the Ticona COC business, respectively. Special charges for the nine months ended December 31, 2003 of $4 million resulted mainly from expenses of $95 million associated with antitrust matters in the sorbates industry and employee termination benefits of $17 million, which were largely offset by income of $107 million from insurance recoveries.

Operating Profit

Operating profit for the nine months ended December 31, 2004 increased to $78 million from $46 million in the same period last year. Operating profit benefited from increased net sales and $76 million of lower expense for stock appreciation rights and lower depreciation and amortization expense of $40 million, which were partially offset mainly by increased raw material and energy costs, higher special charges, new management compensation expense of $50 million and inventory purchase accounting adjustments of $53 million and higher professional and consulting fees.

Equity in Net Earnings of Affiliates

Equity in net earnings of affiliates rose by $11 million to $36 million in the nine months ended December 31, 2004 compared to the same period last year. This increase primarily represents improved equity earnings from Asian and U.S. affiliates due to increased sales volumes, partially offset by lower earnings due to restructuring charges in the European oxo venture. Cash distributions received from equity affiliates were $22 million in the nine months ended December 31, 2004 compared to $8 million in the same period of 2003.

Interest Expense

Interest expense increased to $300 million for the nine months ended December 31, 2004 from $37 million in the same period last year. The higher interest expense resulted from increased debt levels of $3,387 million as of December 31, 2004 versus $637 million as of December 31, 2003, resulting from the acquisition of CAG as well as the expensing of deferred financing costs of $89 million from the refinancing of the senior subordinated bridge loan facilities and mandatorily redeemable preferred stock.

The Company expects to incur expenses of approximately $105 million associated with the refinancing that occurred during the first quarter of 2005, which represents early repayment premiums and expensing of deferred finance costs.

Interest Income

For the nine months ended December 31, 2004, interest income decreased by $14 million to $24 million compared to the same period in the prior year, primarily due to significantly lower interest income associated with insurance recoveries.

Other Income (Expense), Net

Other income (expense), net decreased by $48 million to an expense of $12 million compared to the same period last year. This decrease is primarily due to unfavorable foreign currency exchange effects on cash and cash equivalents and the absence of $18 million in income from the demutualization of an insurance provider, as well as unfavorable changes in swap valuations. Dividend income from investments in the nine months ended December 31, 2004 accounted for under the cost method decreased to $33 million compared to $46 million in the same period in the prior year due to the timing of receipt of dividends.

Income Taxes

Income tax expense increased by $41 million to $70 million for the nine months ended December 31, 2004 and the effective tax rate for this period was negative 40 percent. The effective tax rate was unfavorably affected primarily by the application of full valuation allowances against post-acquisition net U.S. deferred tax assets, Canadian deferred tax assets due to post-acquisition restructurings, certain German deferred tax assets and the non-recognition of tax benefits associated with acquisition related expenses. These unfavorable effects were partially offset by unrepatriated low taxed earnings primarily in Singapore. For the same period in 2003, income tax expense of $29 million was recorded based on a annual effective tax rate of 27%.

Minority Interests

For the nine months ended December 31, 2004, minority interests increased to $8 million from $0 million in the same period in the prior year. This increase primarily relates to the minority interests in the earnings of CAG.

Earnings (Loss) from Discontinued Operations

In September 2003, CAG and Dow reached an agreement for Dow to purchase the acrylates business of CAG. This transaction was completed in February 2004 and the sales price was $149 million, resulting in a gain of approximately $14 million. Dow acquired CAG's acrylates business line, including inventory, intellectual property and technology for crude acrylic acid, glacial acrylic acid, ethyl acrylate, butyl acrylate, methyl acrylate and 2-ethylhexyl acrylate, as well as acrylates production assets at the Clear Lake, Texas facility. In related agreements, the Company will provide certain contract manufacturing services to Dow, and Dow will supply acrylates to the Company for use in its emulsions production. The acrylates business was part of the chemical business. As a result of this transaction, the assets, liabilities, revenues and expenses related to the acrylates product lines at the Clear Lake, Texas facility are reflected as a component of discontinued operations in the Consolidated Financial Statements in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

In December 2003, the Ticona segment completed the sale of its nylon business line to BASF. Ticona received cash proceeds of $10 million and recorded a gain of $3 million.

	Net Sales		Operating Profit
	Successor	Predecessor	Successor	Predecessor
	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003	Nine Months Ended December 31, 2004	Nine Months Ended December 31, 2003
		(unaudited)		(unaudited)
	(in $ millions)
Discontinued operations of Chemical Products	1	186	—	7
Discontinued operations of Ticona	1	33	—	—
Total discontinued operations	2	219	—	7

Net Earnings

As a result of the factors mentioned above, net earnings decreased to a loss of $253 million in the nine months ended December 31, 2004 from earnings of $92 million in the same period last year.

Summary of Consolidated Results—Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

Net Sales

For the three months ended March 31, 2004, net sales increased by 9% to $1,243 million compared to the same period in 2003. This increase is primarily due to favorable currency effects relating mainly to the stronger euro versus the U.S. dollar as well as volume increases in all the segments. These factors were partially offset by the transfer of the European oxo business to a venture in the fourth quarter of 2003.

Cost of Sales

Cost of sales increased to $1,002 million in the three months ended March 31, 2004 from $935 million in the comparable period last year, primarily reflecting higher raw materials costs, increased volumes and the effects of currency movements. The absence of the European oxo business partly offset these factors.

Selling, General and Administrative Expenses

Selling, general and administrative expense increased to $137 million compared to $108 million for the same period last year. Unlike the three months ended March 31, 2003, the comparable period in 2004 did not benefit from $16 million of income from stock appreciation rights. Unfavorable currency movements also contributed to this increase.

Special Charges

The components of special charges for the three months ended March 31, 2004 and 2003 were as follows:

	Predecessor
	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		(unaudited)
	(in $ millions)
Employee termination benefits	(2)	(1)
Total restructuring	(2)	(1)
Other	(26)	—
Total special charges	(28)	(1)

The $27 million increase in special charges for the three months ended March 31, 2004 compared to the same period last year is primarily due to expenses for advisory services related to the acquisition of CAG.

Operating Profit

Operating profit declined in the three months ended March 31, 2004 to $52 million compared to $72 million in the same period last year. The favorable effects of higher volumes and favorable currency movements were offset by higher raw material costs, special charges and the absence of income from stock appreciation rights. Operating profit declined also due to $10 million of spending associated with productivity initiatives, primarily in the Chemical Products segment. Stock appreciation rights had no effect on operating profit for the three months ended March 31, 2004, as the share price remained relatively flat whereas in the three months ended March 31, 2003, operating profit included $18 million of income as a result of a decline in the share price.

Equity in Net Earnings of Affiliates

Equity in net earnings of affiliates rose by $2 million to $12 million for the three months ended March 31, 2004 compared to the same period last year. Cash distributions received from equity affiliates increased to $16 million for the three months ended March 31, 2004 compared to $15 million the same period of 2003.

Interest Expense

Interest expense decreased to $6 million for the three months ended March 31, 2004 from $12 million in the same period last year primarily due to lower average debt levels.

Other Income (Expense), Net

Other income (expense), net decreased by $3 million to $9 million for the three months ended March 31, 2004 compared to $12 million for the comparable period last year. Dividend income accounted for under the cost method decreased by $1 million to $6 million for the three months ended March 31, 2004 compared to the same period in 2003.

Income Taxes

CAG recognized income tax expense of $17 million based on an annual effective tax rate of 24% in the three months ended March 31, 2004 compared to $24 million based on an annual effective tax rate of 27% for the same period in 2003. The decrease in the annual effective tax rate is the result of higher earnings in lower taxed jurisdictions.

Earnings (Loss) from Discontinued Operations

Earnings (loss) from discontinued operations increased by $30 million to earnings of $23 million for the three months ended March 31, 2004 compared to a loss of $7 million for the comparable period last year, reflecting primarily an $14 million gain and a $14 million tax benefit associated with the sale of the acrylates business in 2004. The tax benefit is mainly attributable to the utilization of a capital loss carryover benefit that had been previously subject to a valuation allowance.

The following table summarizes the results of the discontinued operations for the three months ended March 31, 2004 and 2003.

	Net Sales		Operating Loss
	Successor	Predecessor	Successor	Predecessor
	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
		(unaudited)		(unaudited)
	(in $ millions)
Discontinued operations of Chemical Products	21	50	(5)	(8)
Discontinued operations of Ticona	—	12	—	—
Total discontinued operations	21	62	(5)	(8)

Net Earnings

As a result of the factors mentioned above, net earnings increased by $22 million to net earnings of $78 million in the three months ended March 31, 2004 compared to the same period last year.

Summary of Consolidated Results—2003 Compared with 2002

Net Sales

Net sales increased by $767 million to $4,603 million in 2003 as compared to $3,836 million in 2002 due primarily to the full year effect of the emulsions business acquired at year-end 2002, favorable currency movements resulting from the strengthening of the euro versus the U.S. dollar as well as higher selling prices and volumes. Overall, all segments had an increase in net sales.

Cost of Sales

Cost of sales increased by 22% to $3,883 million in 2003 compared with $3,171 million in 2002. Cost of sales as a percentage of net sales also increased to 84% in 2003 from 83% in 2002, reflecting significantly higher raw material and energy costs, partly offset by increased selling prices primarily in the Chemical Products segment.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by 14% to $510 million in 2003 from $446 million in 2002 primarily due to a $51 million increase in expenses for stock appreciation rights, unfavorable currency effects as well as the inclusion of the emulsions business. This increase was partially offset by cost reduction efforts.

Research and Development Expenses

Research and development expenses increased by 37% to $89 million in 2003 from $65 million in 2002. This increase resulted primarily from currency movements, the inclusion of the emulsions business and expiration of cost sharing arrangements at Celanese Ventures during 2002. Research and development expenses as a percentage of sales increased to 1.9% for 2003 from 1.7% in 2002.

Special Charges

The components of special charges for the years ended December 31, 2003 and 2002 were as follows:

	Predecessor
	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Employee termination benefits	(18)	(8)
Plant/office closures	(7)	(6)
Restructuring adjustments	6	10
Total restructuring	(19)	(4)
Sorbates antitrust matters	(95)	—
Plumbing actions	107	—
Other	2	9
Total special charges	(5)	5

In 2003, the Predecessor recorded expense of $5 million in special charges, which consisted of $25 million of restructuring charges, $6 million of income from favorable adjustments to restructuring reserves that were recorded previously, and $14 million of income from other special charges. The $25 million of additions to the restructuring reserve included employee severance costs of $18 million and plant and office closure costs of $7 million. Within other special charges there was income of $107 million related to insurance recoveries associated with the plumbing cases, partially offset by $95 million of expenses for antitrust matters in the sorbates industry, primarily related to a decision by the European Commission.

In 2003, the Chemical Products segment recorded employee severance charges of $4 million, which primarily related to the shutdown of an obsolete synthesis gas unit in Germany.

In 2003, Ticona commenced the redesign of its operations. These plans included a decision to sell the Summit, New Jersey site and to relocate administrative and research and development activities to the existing Ticona site in Florence, Kentucky in 2004. As a result of this decision, the Predecessor recorded termination benefit expense of $5 million in 2003. In addition to the relocation in the United States, Ticona has streamlined its operations in Germany, primarily through offering employees early retirement benefits under an existing employee benefit arrangement. As a result of this arrangement, Ticona recorded a charge of $7 million in 2003.

Also in 2003, based on a 2002 restructuring initiative to concentrate its European manufacturing operations in Germany. Ticona ceased its manufacturing operations in Telford, United Kingdom. This resulted in contract termination costs and asset impairments totaling $7 million and employee severance costs of $1 million in 2003. Through December 31, 2003, the total cost of the Telford shutdown through 2003 was $12 million.

The $6 million of income from favorable adjustments of previously recorded restructuring reserves consisted of a $1 million adjustment to the 2002 reserves, a $4 million adjustment to the 2001 reserves and a $1 million adjustment to the 1999 reserves. The adjustment to the 2002 reserve related to lower than expected costs related to the demolition of the GUR Bayport facility. The adjustment to the 2001 reserve was primarily due to the lower than expected decommissioning costs of the Mexican production facility. The adjustment to the 1999 reserve was due to lower than expected payments related to the closure of a former administrative facility in the United States.

In 2002, the Predecessor recorded income from special charges of $5 million, which consisted of $14 million of restructuring charges, $10 million of income from favorable adjustments to previously recorded restructuring reserves, $1 million of income from reimbursements from third party site partners related to prior year initiatives, and $8 million of income from other special charges. The $14 million of restructuring charges included employee severance costs of $8 million and plant and office closure costs of $6 million.

Project Focus, initiated in early 2001, set goals to reduce trade working capital, limit capital expenditures and improve earnings before interest, taxes, depreciation and amortization from programs to increase efficiency. Project Forward was announced in August 2001 and initiated additional restructuring and other measures to reduce costs and increase profitability. During 2002, the Predecessor recorded employee severance charges of $8 million, of which $3 million related to adjustments to the 2001 forward initiatives and $4 million for streamlining efforts of production facilities in Germany and the United States, and $1 million for employee severance costs in the polyvinyl alcohol business.

Ticona recorded asset impairments of $4 million in 2002 related to a decision in 2002 to shutdown operations in Telford, United Kingdom in 2003. In addition, with the construction of a new and expanded GUR plant in Bishop, Texas, the GUR operations in Bayport, Texas, were transferred to a new facility. Decommissioning and demolition costs associated with the Bayport closure were $2 million.

The $10 million of favorable adjustments of previously recorded restructuring reserves consisted of an $8 million adjustment to the 2001 reserves and a $2 million adjustment to the 2000 reserves. The 2001 adjustment was primarily due to lower than expected personnel and closure costs associated with the streamlining of chemical facilities in the United States, Canada, and Germany. The 2000 adjustment was due to lower than expected demolition costs for the Chemical Products production facility in Knapsack, Germany. The other special charges income of $8 million related to a reduction in reserves associated with settlements of environmental indemnification obligations associated with former Hoechst entities.

Foreign Exchange Gain (Loss)

Foreign exchange gain (loss) decreased to a loss of $4 million in 2003 from a gain of $3 million in 2002. This change is primarily attributable to the strengthening of the Mexican peso and Canadian dollar against the U.S. dollar.

Operating Profit

Operating profit declined to $118 million in 2003 compared to $173 million in 2002. The favorable effects of higher selling prices primarily in the Chemical Products segment, favorable currency movements, cost reductions, and income from insurance recoveries of $107 million in the Ticona segment, were offset by expenses of $95 million in the Performance Products segment related to antitrust matters, $12 million of organizational redesign costs at Ticona, increased stock appreciation rights expense as well as higher raw material and energy costs in most segments. Stock appreciation rights expense for 2003 was $59 million compared to $3 million in 2002. Celanese streamlined its manufacturing operations, mainly in the Chemical Products and Ticona segments and, as a result, recorded termination benefit expenses, in cost of sales, of $26 million, primarily in the fourth quarter of 2003.

Equity in Net Earnings of Affiliates

Equity in net earnings of affiliates increased to $35 million in 2003 from $21 million in 2002. This increase was mainly attributable to an increase in the earnings from the Polyplastics venture, an investment held by the Ticona segment, partly due to growth in the Chinese and Taiwanese economies in 2003. Cash distributions from equity affiliates were $23 million in 2003 compared to $100 million in 2002.

Interest Expense

Interest expense decreased by 11% to $49 million in 2003 from $55 million in 2002. This decrease is primarily related to currency translation effects and lower interest rates as well as lower average debt levels.

Interest Income

Interest income increased by $26 million to $44 million in 2003 compared to 2002, primarily due to interest income associated with insurance recoveries of $20 million in the Ticona segment.

Other Income (Expense), Net

Other income (expense), net increased to $48 million in 2003 from $23 million in 2002, mainly due to income of $18 million resulting from the demutualization of an insurance provider and an increase in dividend income. These increases were partially offset by expense of $14 million related to the unfavorable currency effects on the unhedged position of intercompany net receivables denominated in U.S. dollars. Investments accounted for under the cost method contributed dividend income of $53 million and $35 million in 2003 and 2002, respectively. The increase in 2003 primarily resulted from higher dividends from the Saudi Arabian cost investment on higher methanol pricing, which were slightly offset by lower dividend income from the Acetate Products cost investments in China, where earnings are being reinvested for capacity expansions.

Income Taxes

CAG recognized income tax expense of $53 million in 2003 compared to $57 million in 2002.

The effective tax rate for CAG in 2003 was 27 percent compared to 32 percent in 2002. In comparison to the German statutory rate, the 2003 effective tax rate was favorably affected by unrepatriated low-taxed earnings, favorable settlement of prior year (1996) taxes in the U.S., equity earnings from Polyplastics, which are excluded from U.S. taxable income and utilization of a U.S. capital loss carryforward that had been subject to a valuation allowance. The effective tax rate was unfavorably affected in 2003 by dividend distributions from subsidiaries and writedowns of certain German corporate and trade tax benefits related to prior years.

In comparison to the German statutory rate, the effective tax rate in 2002 was favorably affected by the utilization of certain net operating loss carryforwards in Germany, the release of certain valuation allowances on prior years' deferred tax assets, unrepatriated low-taxed earnings and a lower effective minimum tax burden in Mexico. The effective tax rate was unfavorably affected in 2002 by distributions of taxable dividends from certain equity investments and the reversal of a tax-deductible writedown in 2000 of a German investment.

Earnings (Loss) from Discontinued Operations

In September 2003, CAG and Dow reached an agreement for Dow to purchase the acrylates business of Celanese. This transaction was completed in February 2004 and the sales price was $149 million, resulting in a gain of approximately $14 million. Dow acquired Celanese's acrylates business line, including inventory, intellectual property and technology for crude acrylic acid, glacial acrylic acid, ethyl acrylate, butyl acrylate, methyl acrylate and 2-ethylhexyl acrylate, as well as acrylates production assets at the Clear Lake, Texas facility. In related agreements, CAG will provide certain contract manufacturing services to Dow, and Dow will supply acrylates to CAG for use in its emulsions production. Simultaneously with the sale, CAG repaid an unrelated obligation of $95 million to Dow. The acrylates business was part of the chemical business. As a result of this transaction, the assets, liabilities, revenues and expenses related to the acrylates product lines at the Clear Lake, Texas facility are reflected as a component of discontinued operations in the Consolidated Financial Statements in accordance with SFAS No. 144.

In December 2003, the Ticona segment completed the sale of its nylon business line to BASF. Ticona received cash proceeds of $10 million and recorded a gain of $3 million.

In 2003, CAG recorded a $1 million loss from operations of discontinued operations related to the acrylates and nylon business divestitures. In 2003, Celanese also recorded adjustments related to prior year discontinued operations representing a gain of $4 million.

In December 2002, CAG completed the sale of Trespaphan, its global oriented polypropylene ("OPP") film business, to a consortium consisting of Dor-Moplefan Group and Bain Capital, Inc. for a value of $214 million. Net of the purchase price adjustments of $19 million and the repayment of $80 million in intercompany debt that Trespaphan owed CAG, CAG received net proceeds of $115 million. Trespaphan was formerly part of Celanese's Performance Products segment.

During 2002, CAG sold its global allylamines and U.S. alkylamines businesses to U.S. Amines Ltd. These businesses were part of the chemicals business.

In 2002, CAG received net proceeds of $106 million and recorded a pre-tax gain of $14 million on the disposal of discontinued operations relating to these divestitures. Pre-tax earnings from operations of discontinued operations in 2002 were $1 million. CAG recognized a tax benefit of $40 million for discontinued operations, which includes a tax benefit associated with a tax deductible writedown of the tax basis for Trespaphan's subsidiary in Germany relating to tax years ended December 31, 2001 and 2000. Since this tax benefit related to an entity solely engaged in a business designated as discontinued operations, this tax benefit has been correspondingly included in earnings (loss) from discontinued operations.

The following table summarizes the results of the discontinued operations for the years ended December 31, 2003 and 2002.

	Predecessor
	Net Sales		Operating Profit (Loss)
	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in millions)
Discontinued operations of Chemical Products	$236	$246	$(1)	$(52)
Discontinued operations of Performance Products	—	257	—	10
Discontinued operations of Ticona	45	57	—	(1)
Total discontinued operations	$281	$560	$(1)	$(43)

Cumulative Effect of Changes in Accounting Principles

CAG recorded $1 million loss in a cumulative effect of changes in accounting principles, net of tax, on January 1, 2003, related to the adoption of SFAS No. 143. CAG recognized transition amounts for existing asset retirement obligation liabilities, associated capitalized costs and accumulated depreciation. The ongoing amortization expense on an annual basis resulting from the initial adoption of SFAS No. 143 is not material.

In 2002, CAG recorded income of $18 million for the cumulative effect of two changes in accounting principles, net of tax of $5 million. The adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002 resulted in income of $9 million, as it required unamortized negative goodwill (excess of fair value over cost) on the balance sheet to be written off immediately and classified as a cumulative effect of change in accounting principle in the consolidated statement of operations. Additionally, in 2002 CAG changed the actuarial measurement date for its U.S. pension and other postretirement benefit plans from September 30 to December 31. As this change was accounted for as a change in accounting principle, a cumulative effect adjustment of income of $9, net of taxes of $5 million, was recorded in 2002.

Net Earnings

As a result of the factors mentioned above, the net earnings of CAG decreased by $20 million to net earnings of $148 million in 2003 compared to $168 million in 2002.

Liquidity and Capital Resources

Cash Flows

        Net Cash Provided By/Used in Operating Activities

Cash flow from operating activities decreased to a cash outflow of $170 million for 2004 compared to a cash inflow of $401 million for 2003. This decrease primarily resulted from $473 million of pension contributions, which are $343 million more than 2003. Additionally, lower income from insurance recoveries, the payment of a $95 million obligation to a third party, as well as payments of $59 million associated with the exercising of stock appreciation rights in 2004 also contributed to this decrease. These outflows were partially offset by a decline in payments associated with bonuses and income taxes as well as lower cash consumed through changes in trade receivables and trade payables. The hedging of foreign currency net receivables, primarily intercompany, resulted in a $17 million cash inflow in 2004 compared to a $180 million inflow in 2003. Unfavorable foreign currency effects on the euro versus the U.S. dollar on cash and cash equivalents increased to $24 million in 2004.

Net cash provided by operating activities increased by $38 million to $401 million in 2003 as compared to 2002 primarily due to insurance recoveries of $120 million, plus interest, offset by higher net taxes paid of $143 million and lower dividends from equity investments of $41 million. In addition, higher contributions were made to the U.S. qualified defined benefit pension plan of $130 million in 2003 compared to $100 million in 2002. The hedging activity of foreign currency denominated intercompany net receivables served to partially offset favorable currency effects on net earnings of $155 million and resulted in a $180 million cash inflow in 2003 compared to $95 million in 2002 due to the timing of settlements of these contracts.

        Net Cash Used in Investing Activities

Net cash from investing activities decreased to a cash outflow of $1,714 million in 2004 compared to a cash outflow of $275 million in 2003. The increased cash outflow primarily resulted from the acquisition of CAG. This increase was partially offset by higher net proceeds received from disposals of discontinued operations of $129 million and lower cash outflows related to higher net purchases of marketable securities of $22 million.

Capital expenditures decreased by $1 million to $210 million in 2004. Spending in 2004 primarily related to a new Ticona research and administrative facility in Florence, Kentucky, the expansion of production facilities for polyacetal in Bishop, Texas and GUR in Oberhausen, Germany, major replacements of equipment, capacity expansions, major investments to reduce future operating costs, environmental, health and safety initiatives and the integration of a company-wide SAP platform. Spending in 2003 primarily related to the completion of a production facility for synthesis gas, a primary raw material at the Oberhausen site in Germany, major replacements of equipment, capacity expansions, major investments to reduce future operating costs, environmental, health and safety initiatives and the integration of a company-wide SAP platform.

The increase in cash outflows of $136 million in 2003 compared to 2002 is mainly due to lower proceeds from disposal of discontinued operations of $196 million and the receipt of $39 million in returns of capital from investments in non-consolidated InfraServ companies in 2002. This increase in cash outflow for 2003 was partially offset by a $131 million cash outflow for the 2002 purchase of the net assets of the emulsions businesses. Additionally, net cash outflows increased by $41 million related to higher net purchases of marketable securities.

Capital expenditures increased by $8 million to $211 million in 2003, primarily due to foreign currency effects. Spending in 2003 primarily related to the completion of a production facility for synthesis gas, a primary raw material at the Oberhausen site in Germany, major replacements of equipment, capacity expansions, major investments to reduce future operating costs, environmental, health and safety initiatives and the integration of a company-wide SAP platform. The spending in 2002 included the start of construction of the synthesis gas production facility at the Oberhausen site. In addition, major projects included the completion of a new GUR plant at the Bishop, Texas, facility and the capacity expansion for Vectra at Shelby, North Carolina. The Vectra expansion was built to supply the projected long-term demand of the telecommunications industry and to develop and grow emerging markets.

        Net Cash Provided by/Used in Financing Activities

Net cash from financing activities increased to a cash inflow of $2,643 million in 2004 compared to a cash outflow of $108 million in 2003. The increased cash inflow primarily reflects higher net proceeds from borrowings in connection with the acquisition of CAG and borrowings to prefund benefit obligations. These increased cash inflows were partially offset by a $500 million return of capital to the Original Shareholders. Refer to the Liquidity section below for additional information.

Net cash used in financing activities declined by $42 million to an outflow of $108 million in 2003 compared to 2002. This decrease is primarily related to lower net payments of short-term borrowings of $121 million, offset by net payments of long-term debt in 2003 of $48 million. In addition, in 2003, CAG paid a cash dividend of $25 million and repurchased 749,848 of its shares, to be held in treasury, for approximately $15 million. Net cash used in financing activities in 2002 was primarily due to net debt repayments aggregating $144 million. In addition, CAG repurchased 284,798 of its shares, to be held in treasury, for approximately $6 million.

Liquidity

The primary source of liquidity has been cash generated from operations, which included cash inflows from currency hedging activities. Historically, the primary liquidity requirements were for capital expenditures, working capital, pension contributions and investments. Our contractual obligations, commitments and debt service requirements over the next several years are significant and are substantially higher than historical amounts. Our primary source of liquidity will continue to be cash generated from operations as well as existing cash on hand. We have availability under our amended and restated credit facilities to assist, if required, in meeting our working capital needs and other contractual obligations.

We believe we will have available resources to meet both our short-term and long-term liquidity requirements, including debt service. If our cash flow from operations is insufficient to fund our debt service and other obligations, we may be forced to use other means available to us such as to increase our borrowings under our lines of credit, reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness.

In January 2005, Celanese Corporation completed an initial public offerings of Series A common stock and received net proceeds of approximately $760 million. Concurrently, Celanese Corporation received net proceeds of $233 million from the offering of its convertible preferred stock. A portion of the proceeds of the share offerings were used to redeem $188 million of senior discount notes and $521 million of senior subordinated notes, which excludes premiums of $19 million and $51 million, respectively.

Subsequent to the closing of the initial public offering, in February 2005 we borrowed an additional $1,135 million under the amended and restated senior credit facilities; a portion of which was used to repay a $350 million floating rate term loan and the related premium of $3 million. In addition, $200 million was primarily used to finance the acquisition of the Vinamul emulsion business. Additionally, the amended and restated senior credit facilities include a $242 million delayed draw term loan which is expected to be used to finance the Acetex acquisition.

On April 7, 2005, Celanese Corporation used a portion of the proceeds of the Recent Financings to pay a special cash dividend to holders of its Series B common stock of $804 million. Upon payment of the $804 million dividend, the shares of Celanese Corporation's Series B common stock converted automatically to shares of Celanese Corporation's Series A common stock. In addition, we may use the available sources of liquidity to purchase the remaining outstanding shares of CAG.

As a result of the offerings in January 2005, Celanese Corporation now has $240 million aggregate liquidation preference of outstanding preferred stock. Holders of the preferred stock are entitled to receive, when, as and if, declared by our board of directors, out of funds legally available therefor, cash dividends at the rate of 4.25% per annum (or $1.06 per share) of liquidation preference, payable quarterly in arrears, commencing on May 1, 2005. Dividends on the preferred stock are cumulative from the date of initial issuance. This dividend is expected to result in an annual dividend payment of approximately $10 million. Accumulated but unpaid dividends accumulate at an annual rate of 4.25%. The preferred stock is convertible, at the option of the holder, at any time into shares of Celanese Corporation's Series A common stock at a conversion rate of 1.25 shares of Celanese Corporation's Series A common stock for each share of the preferred stock, subject to adjustments.

Celanese Corporation's board of directors currently intends to adopt a policy of declaring, subject to legally available funds, a quarterly cash dividend on each share of its Series A common stock at an annual rate initially equal to approximately 0.75% of the $16.00 initial public offering price per share of its Series A common stock (or $0.12 per share) unless the board of directors in its sole discretion determines otherwise, commencing the second quarter of 2005. Based upon the number of outstanding shares after the initial public offering, the common stock dividend declared on March 8, 2005 and the conversion as mentioned above, the anticipated annual cash dividend payment is approximately $19 million. However, there is no assurance that sufficient cash or surplus will be available to pay such dividend.

As of December 31, 2004, we had total debt of $3,387 million and cash and cash equivalents of $838 million. In connection with the acquisition of CAG, we incurred a substantial amount of debt. We entered into senior subordinated bridge loans and issued $200 million of mandatorily redeemable preferred shares, both of which were subsequently refinanced by the senior subordinated notes and the floating rate term loan. Additionally, we issued senior discount notes and senior subordinated notes as well as entered into amended and restated senior credit facilities.

In connection with the acquisition of CAG, we cancelled its committed commercial paper backup facilities and revolving credit facilities. Additionally, we agreed to pre-fund $463 million of certain pension obligations, which is expected to eliminate the need for future funding for seven to ten years. As of December 31, 2004, $409 million was pre-funded, and in February 2005 we contributed an additional $42 million to the non-qualified pension plan's rabbi trusts. We terminated our $120 million trade receivable securitization program in February 2005, which was unavailable since the CAG acquisition and had no outstanding sales of receivables as of December 31, 2004.

During the nine months ended December 31, 2004, we repaid approximately $235 million of CAG's variable rate debt that was originally scheduled to mature in 2005, 2008 and 2009.

We were initially capitalized by equity contributions totaling $641 million from the Original Shareholders. On a stand alone basis, Celanese Corporation and the Issuer have no material assets other than the stock of their subsidiaries that they own, and no independent external operations of their own other than through the indirect ownership of CAG and CAC, their consolidated subsidiaries, their non-consolidated subsidiaries, ventures and other investments. As such, Celanese Corporation and the Issuer generally will depend on the cash flow of their subsidiaries to meet their obligations, including their obligations under the preferred stock, the senior discount notes, senior subordinated notes, term loans and any revolving credit borrowings and guarantees.

In March 2005, we received $75 million for an early contractual settlement of receivables related to the 2000 sale of our 50% interest in the Vinnolit Kunstoff GmbH venture. We have receivables related to this settlement as of December 31, 2004, which was recorded in the allocation of the purchase price of CAG.

Domination Agreement.    At the CAG annual shareholders' meeting on June 15, 2004, CAG shareholders approved payment of a dividend on the CAG Shares for the fiscal year ended December 31, 2003 of €0.12 per share. For the nine month fiscal year ended on September 30, 2004, Celanese will not be able to pay a dividend to the CAG shareholders due to losses incurred in the CAG statutory accounts. Accordingly, in the near term, Celanese Corporation, the Issuer and BCP Crystal, will use existing cash and borrowings from their subsidiaries, subject to various restrictions, including restrictions imposed by the amended and restated senior credit facilities and indentures and by relevant provisions of German and other applicable laws, to make interest payments. If the Domination Agreement ceases to be operative, the ability of Celanese Corporation and BCP Crystal to meet their obligations will be materially and adversely affected.

The Domination Agreement was approved at the CAG's extraordinary shareholders' meeting on July 31, 2004. The Domination Agreement between CAG and the Purchaser became effective on October 1, 2004. When the Domination Agreement became effective, the Purchaser was obligated to offer to acquire all outstanding CAG Shares from the minority shareholders of CAG in return for payment of fair cash compensation. This offer will continue until two months following the date on which the decision on the last motion in award proceedings (Spruchverfahren), as described in "Business—Legal Proceedings—Shareholder Litigation", has been disposed of and has been published. These award proceedings were dismissed in 2005; however, the dismissal is still subject to appeal. The amount of this fair cash compensation has been determined to be €41.92 per share, plus interest, in accordance with applicable German law. As a result of the award proceedings, the amount of the fair cash consideration and the guaranteed fixed annual payment offered under the Domination Agreement could be increased by the court so that all minority shareholders, including those who have already tendered their shares into the mandatory offer and have received the fair cash compensation, could claim higher amounts. Any minority shareholder who elects not to sell their shares to the Purchaser will be entitled to remain a shareholder of CAG and to receive from the Purchaser a gross guaranteed fixed annual payment on their shares of €3.27 per CAG Share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of entering into the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. Based upon the number of CAG Shares held by the minority shareholders as of December 31, 2004, a net guaranteed fixed annual payment of €23 million is expected. The net guaranteed fixed annual payment may, depending on applicable corporate tax rates, in the future be higher, lower, or the same as €2.89. If the Purchaser acquires all CAG Shares outstanding as of December 31, 2004, the total amount of funds necessary to purchase such remaining outstanding shares would be at least €334 million plus accrued interest from October 2, 2004.

While the Domination Agreement is operative, the Purchaser is required to compensate CAG for any statutory annual loss incurred by CAG, the dominated entity, at the end of its fiscal year when the loss was incurred. If the Purchaser were obligated to make cash payments to CAG to cover an annual loss, the Purchaser may not have sufficient funds to pay interest when due and, unless the Purchaser is able to obtain funds from a source other than annual profits of CAG, the Purchaser may not be able to satisfy its obligation to fund such shortfall. The Domination Agreement cannot be terminated by the Purchaser in the ordinary course until September 30, 2009.

Our subsidiaries, BCP Caylux Holdings Luxembourg S.C.A. and BCP Crystal, have each agreed to provide the Purchaser with financing to strengthen the Purchaser's ability to fulfill its obligations under, or in connection with, the Domination Agreement and to ensure that the Purchaser will perform all of its obligations under, or in connection with, the Domination Agreement when such obligations become due, including, without limitation, the obligations to make a guaranteed fixed annual payment to the outstanding minority shareholders, to offer to acquire all outstanding CAG Shares from the minority shareholders in return for payment of fair cash consideration and to compensate CAG for any statutory annual loss incurred by CAG during the term of the Domination Agreement. If BCP Caylux and/or BCP Crystal are obligated to make payments under such guarantees or other security to the Purchaser and/or the minority shareholders, we may not have sufficient funds for payments on our indebtedness when due.

In the first quarter of 2005, we paid $10 million to affiliates of the Blackstone Group related to an advisor monitoring agreement. This agreement was terminated concurrent with the initial public offering and resulted in an additional $35 million payment.

Contractual Obligations.    The following table sets forth our fixed contractual debt obligations as of December 31, 2004, on a pro forma basis, after giving effect to additional borrowings under the term loan facility of $1,135 million and repayments of $521 million of the senior subordinated notes, $188 million of the senior discount notes and the $350 million floating rate term loan which excludes premiums of $51 million, $19 million and $3 million, respectively.

Fixed Contractual Debt Obligations (1)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in $ millions)
Amended and Restated Senior Credit Facilities:
Term Loans Facility	1,759	17	34	34	1,674
Senior Subordinated Notes (2)	973	—	—	—	973
Senior Discount Notes (3)	554	—	—	—	554
Assumed Debt (4)	385	139	45	16	185
Total Fixed Contractual Debt Obligations	3,671	156	79	50	3,386

(1)	Excludes the following: $242 million of delayed draw term loans which will be used to finance the Acetex acquisition and cash interest obligations on debt, excluding the senior discount notes and any commitment and facility fees, of approximately $208 million in the next year, $390 million in years two to three, $385 million in years four to five and $1,031 million after five years. Interest payments on the term loan facility, which has a variable interest rate, were calculated using an assumed rate of 5.00% for all periods. No cash interest is payable on the senior discount notes in years one to five and $288 million cash interest is payable after five years.

(2)	Does not include $4 million of premium on the $225 million of the senior subordinated notes issued July 1, 2004.

(3)	Reflects the accreted value of the notes at maturity.

(4)	Does not include $2 million purchase accounting adjustment to assumed debt.

Amended and Restated Senior Credit Facilities.    As of December 31, 2004, the amended and restated senior credit facilities of $1,232 million consist of a term loan facility, a revolving credit facility, and a credit-linked revolving facility.

The term loan facility consists of commitments of $454 million and €125 million, both maturing in 2011. As of December 31, 2004, we borrowed $624 million (including €125 million) under the term loan facility.

The revolving credit facility, through a syndication of banks, provides for borrowings of up to $380 million, including the availability of letters of credit in U.S. dollars and euros and for borrowings on same-day notice. As of December 31, 2004, there were no amounts outstanding under the revolving credit facility, which matures in 2009.

Subsequent to the consummation of the initial public offering in January 2005, we entered into amended and restated senior credit facilities. The terms of the amended and restated senior credit facilities are substantially similar to the terms of our existing senior credit facilities. Under the amended and restated facilities the term loan facility increased to $1,759 million (including €275 million). In addition, there is a new $242 million delayed draw facility which when drawn will be added to the existing term loan facility. We expect to use this delayed draw facility to finance the acquisition of Acetex.

Also in January 2005, the revolving credit facility was increased from $380 million to $600 million under the amended and restated senior credit facilities. The $228 million credit-linked revolving facility, which matures in 2009, includes borrowing capacity available for letters of credit. As of December 31, 2004, there were $207 million of letters of credit issued under the credit-linked revolving facility. As of December 31, 2004, $401 million remained available for borrowing under the revolving credit facilities (taking into account letters of credit issued under the revolving credit facilities).

Substantially all of the assets of Celanese Holdings, the direct parent of BCP Crystal, and, subject to certain exceptions, substantially all of its existing and future U.S. subsidiaries, referred to as U.S. Guarantors, secure these facilities. The borrowings under the amended and restated senior credit facilities bear interest at a rate equal to an applicable margin plus, at the borrower's option, either a base rate or a LIBOR rate. The applicable margin for borrowing under the base rate option is 1.50% and for the LIBOR option, 2.50% (in each case, subject to a step-down based on a performance test).

The amended and restated senior credit facilities are subject to prepayment requirements and contain covenants, defaults and other provisions. The amended and restated senior credit facilities require BCP Crystal to prepay outstanding term loans, subject to certain exceptions, with:

• 75% (such percentage will be reduced to 50% if BCP Crystal's leverage ratio is less than 3.00 to 1.00 for any fiscal year ending on or after December 31, 2005) of BCP Crystal's excess cash flow;

• 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, unless BCP Crystal reinvests or contracts to reinvest those proceeds in assets to be used in BCP Crystal's business or to make certain other permitted investments within 12 months, subject to certain limitations;

• 100% of the net cash proceeds of any incurrence of debt other than debt permitted under the amended and restated senior credit facilities, subject to certain exceptions; and

• 50% of the net cash proceeds of issuances of equity of Celanese Holdings, subject to certain exceptions.

BCP Crystal may voluntarily repay outstanding loans under the amended and restated senior credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

In connection with the borrowing by BCP Crystal under the term loan portion of the amended and restated senior credit facilities, BCP Crystal and CAC have entered into an intercompany loan agreement whereby BCP Crystal has agreed to lend the proceeds from any borrowings under its term loan facility to CAC. The intercompany loan agreement contains the same amortization provisions as the amended and restated senior credit facilities. The interest rate with respect to the loans made under the intercompany loan agreement is the same as the interest rate with respect to the loans under BCP Crystal's term loan facility plus three basis points. BCP Crystal intends to service the indebtedness under its term loan facility with the proceeds of payments made to it by CAC under the intercompany loan agreement.

Floating Rate Term Loan.    The $350 million floating rate term loan matures in 2011. The borrowings under the floating rate term loan bear interest at a rate equal to an applicable margin plus, at BCP Crystal's option, either a base rate or a LIBOR rate. Prior to the completion of the Restructuring, the applicable margin for borrowings under the base rate option was 3.25% and for the LIBOR option, 4.25%. Subsequent to the completion of the Restructuring, the applicable margin for borrowings under the base rate option is 2.50% and for the LIBOR option, 3.50%. The floating rate term loan accrues interest. We used a portion of new borrowings under the amended and restated senior credit facilities to repay the floating rate term loan and $3 million of associated premium in January 2005.

Senior Subordinated Notes.    The senior subordinated notes originally consisted of $1,225 million of 9 5/8% Senior Subordinated Notes due 2014 and 200 million of 10 3/8% Senior Subordinated Notes due 2014. From the completion of the Restructuring, all of BCP Crystal's U.S. domestic, wholly owned subsidiaries that guarantee BCP Crystal's obligations under the amended and restated senior credit facilities guarantee the senior subordinated notes on an unsecured senior subordinated basis. In February 2005, we used approximately $521 million of the net proceeds of the offering of our Series A common stock to redeem a portion of the senior subordinated notes and $51 million to pay the premium associated with the redemption.

Senior Discount Notes.    In September 2004, the Issuer issued $853 million aggregate principal amount at maturity of their senior discount notes due 2014 consisting of $163 million principal amount at maturity of their 10% Series A senior discount notes due 2014 and $690 million principal amount at maturity of their 10½% Series B Senior Discount Notes due 2014. The gross proceeds of the offering were $513 million. Approximately $500 million of the proceeds were distributed to the Parent Guarantor, which in turn made the return of capital distribution to the Original Shareholders, with the remaining proceeds used to pay fees associated with the refinancing. Until October 1, 2009, interest on the senior discount notes will accrue in the form of an increase in the accreted value of such notes. Cash interest on the senior discount notes will accrue commencing on October 1, 2009 and be payable semiannually in arrears on April 1 and October 1. In February 2005, the Issuer used approximately $37 million of the net proceeds of the offering of our Series A common stock to redeem a portion of the Series A senior discount notes and $151 million to redeem a portion of the Series B senior discount notes and $19 million to pay the premium associated with such redemption.

Assumed Debt.    As a result of the acquisition of CAG, we prepaid, in April 2004, $175 million of debt scheduled to mature in 2005 and 2008 and, in September 2004, prepaid approximately $60 million of additional debt previously scheduled to mature in 2009. The outstanding assumed debt of $383 million, which includes a $2 million reduction under purchase accounting, is primarily made up of fixed rate pollution control and industrial revenue bonds, short-term borrowings from affiliated companies and capital lease obligations.

Covenants.    The indentures governing the senior subordinated notes and the senior discount notes limit the ability of the issuers of such notes and the ability of their restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions or repurchase the respective issuer's capital stock;

•	make certain investments;

•	enter into certain transactions with affiliates;

•	limit dividends or other payments by BCP Crystal's restricted subsidiaries to it;

•	create liens or other pari passu or subordinated indebtedness without securing the respective notes;

•	designate subsidiaries as unrestricted subsidiaries; and

•	sell certain assets or merge with or into other companies.

Subject to certain exceptions, the indentures governing the senior subordinated notes and the senior discount notes permit the issuers of the notes and their restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

The amended and restated senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Celanese Holdings and its subsidiaries' ability, to:

•	sell assets,

•	incur additional indebtedness or issue preferred stock;

•	repay other indebtedness (including the notes);

•	pay dividends and distributions or repurchase their capital stock;

•	create liens on assets;

•	make investments, loans guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing BCP Crystal's indebtedness;

•	change the business conducted by Celanese Holdings and its subsidiaries; and

•	enter into hedging agreements that restrict dividends from subsidiaries.

In addition, the amended and restated senior credit facilities require BCP Crystal to maintain the following financial covenants: a maximum total leverage ratio, a maximum bank debt leverage ratio, a minimum interest coverage ratio and maximum capital expenditures limitation.

A breach of covenants of the amended and restated senior credit facilities as of December 31, 2004 that are tied to ratios based on Adjusted EBITDA, as defined in our credit agreements, could result in a default under the amended and restated senior credit facilities and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under the indentures governing the senior subordinated notes and the senior discount notes. Additionally, under the amended and restated senior credit facilities, the floating rate term loan and the indentures governing the senior subordinated notes and the senior discount notes, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA. As of December 31, 2004, we were in compliance with these covenants. The maximum consolidated net bank debt to Adjusted EBITDA ratio, previously required under the senior credit facilities, was eliminated when we amended and restated the facilities in January 2005.

Covenant levels and ratios for the four quarters ended December 31, 2004 are as follows:

	Covenant Level	December 31, 2004 Ratios
Amended and Restated Senior credit facilities(1)
Minimum Adjusted EBITDA to cash interest ratio	1.7x	4.2x
Maximum consolidated net debt to Adjusted EBITDA ratio	5.5x	2.5x
Senior subordinated notes indenture(2)
Minimum Adjusted EBITDA to fixed charge ratio required to incur additional debt pursuant to ratio provisions	2.0x	3.4x
Discount notes indenture(3)
Minimum Adjusted EBITDA to fixed charge ratio required to incur additional debt pursuant to ratio provisions	2.0x	2.8x

(1)	The amended and restated senior credit facilities require BCP Crystal to maintain an Adjusted EBITDA to cash interest ratio starting at a minimum of 1.7x for the period April 1, 2004 to December 31, 2005, 1.8x for the period January 1, 2006 to December 31, 2006, 1.85x for the period January 1, 2007 to December 31, 2007 and 2.0x thereafter. Failure to satisfy these ratio requirements would constitute a default under the amended and restated senior credit facilities. If lenders under the amended and restated senior credit facilities failed to waive any such default, repayment obligations under the amended and restated senior credit facilities could be accelerated, which would also constitute a default under the indenture.

(2)	BCP Crystal's ability to incur additional debt and make certain restricted payments under the senior subordinated note indenture, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charge ratio of at least 2.0 to 1.

(3)	The Issuer's ability to incur additional debt and make certain restricted payments under the senior discount notes indenture, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charge ratio of at least 2.0 to 1.

Adjusted EBITDA is used to determine compliance with many of the covenants contained in the indentures governing our outstanding notes and in the amended and restated senior credit facilities. Adjusted EBITDA and all of its component elements are defined in our debt agreements and include non-U.S. GAAP measures and terms that are the same as U.S. GAAP measures which are not determined on the same basis as U.S. GAAP. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items, non-cash items and other adjustments permitted in calculating covenant compliance under our indentures and amended and restated senior credit facilities, as shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor's understanding of our liquidity and financial flexibility.

Adjusted EBITDA as calculated under our amended and restated senior credit facilities and the indentures for the senior subordinated notes and the senior discount notes for the four quarters ended December 31, 2004 is as follows:

	Amended and Restated Senior Credit Facilities Senior Subordinated Notes	Senior Discount Notes
	(unaudited)(inmillions)
Net loss of Celanese Corporation	(175)	(175)
Net loss of entities not included in covenant calculation(1)	66	51
Net loss for covenant purposes	(109)	(124)
Earnings from discontinued operations	(22)	(22)
Cumulative effect of changes in accounting principles	—
Interest expense net:
Interest expense	245	260
Interest income	(31)	(31)
Cash interest income used by captive insurance subsidiaries to fund operations	10	10
Taxes:
Income tax provision (benefit)	87	87
Franchise taxes	2	2
Depreciation and amortization	256	256
Unusual items:
Special charges(2)
Insurance recoveries associated with plumbing cases	(1)	(1)
Restructuring, impairment and other special charges, net	120	120
Severance and other restructuring charges not included in special charges	31	31
Unusual and non-recurring items(3)	103	103
Other non-cash charges (income):
Non-cash charges(4)	74	74
Equity in net earnings of affiliates in excess of cash dividends received	(10)	(10)
Excess of cash dividends paid to minority shareholders in subsidiaries over the minority interest income of these subsidiaries	7	7
Other adjustments(5)
Advisor monitoring fee	10	10
Net gain on sale of assets	(2)	(2)
Pro forma cost savings(6)	32	32
Adjusted EBITDA	$802	802

(1)	Includes $55 million (plus an additional $15 million for the amended and restated senior credit facilities and the senior subordinated notes) of interest expense, $3 million of foreign currency expense recorded in other income (expense), net and $7 million elimination of intercompany interest income.

(2)	Special charges include provisions for restructuring and other expenses and income incurred outside the normal ongoing course of operations. Restructuring provisions represent costs related to severance and other benefit programs related to major activities undertaken to fundamentally redesign the business operations, as well as costs incurred in connection with a decision to exit non-strategic businesses. These measures are based on formal management decisions, establishment of agreements with the employees' representatives or individual agreements with the affected employees, as well as the public announcement of the restructuring plan. The related reserves reflect certain estimates, including those pertaining to separation costs, settlements of contractual obligations and other closure costs. We reassess the reserve requirements to complete each individual plan under existing restructuring programs at the end of each reporting period. Actual experience may be different from these estimates. (See Note 21 to the Consolidated Financial Statements.)

(3)	Consists of the following: $50 million management compensation program, $26 million of foreign currency expense on intercompany loans and swaps; $21 million of transaction costs; $7 million of employee contract termination expense; $1 million of stock appreciation rights expense; and $2 million of income, net for other miscellaneous non-recurring items.

(4)	Included in the amount above is $53 million of expense relating to our inventory step-up under purchase accounting; $9 million of amortization expense included in net periodic pension and OPEB cost; and $1 million of expense associated with CAG's stock option plan; and a change in swap valuation of $11 million. Items that were zero for the applicable period but are required to be included per our financing agreements, are any reimbursed expenses and any non-cash portion of rent expenses.

(5)	Our financing agreements require us to make other adjustments to net earnings (loss) for net gain on disposition of assets and advisor fees paid to affiliates of the Blackstone Group. Gain (loss) on extinguishment of debt was zero for the applicable period but are required to be included per our financing agreements.

(6)	Our financing agreements also permit adjustments to net earnings (loss) on a pro forma basis for certain cost savings that we expect to achieve. We expect annual cost savings of approximately $37 million from pension pre-funding (of which $7 million is reflected in the Successor's actual results) and approximately $2 million from lower costs associated with publicly listed equity in Germany.

Consolidated net debt, a required measure for covenant compliance purposes and its components are defined in our credit agreements as total indebtedness, consisting of borrowed money and the deferred purchase price of property or services plus net cash for receivables financing less unrestricted cash and cash equivalents of our subsidiary Celanese Holdings LLC and its subsidiaries on a consolidated basis. Consolidated net debt is calculated as follows as of December 31, 2004:

($ millions)
Short-term borrowings and current installments of long-term debt—third party and affiliates	144
Long-term debt	3,243
Total consolidated debt of Celanese Corporation	3,387
Debt of entities not included in covenant calculation-senior discount notes	(527)
Less: cash and cash equivalents	(838)
Consolidated net debt	2,022

Contractual Obligations.    The following table sets forth our fixed contractual cash obligation as of December 31, 2004.

Fixed Contractual Cash Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in $ millions)
Total Debt (1)	3,389	144	57	28	3,160
of which Capital Lease Obligations and Other Secured Borrowings	49	9	35	3	2
Operating Leases	238	57	82	41	58
Unconditional Purchase Obligations	967	155	177	139	496
Other Contractual Obligations	185	183	2	—	—
Fixed Contractual Cash Obligations	4,779	539	318	208	3,714

(1)	Does not include $2 million purchase accounting adjustment to assumed debt.

In the first quarter of 2005, the Company paid $10 million to affiliates of the Blackstone Group related to an advisor monitoring agreement. This agreement was terminated concurrent with the initial public offering and resulted in an additional $35 million termination payment. Based upon the number of CAG Shares held by the minority shareholders as of December 31, 2004, a net guaranteed fixed annual payment of €23 million is expected. These amounts are excluded from the above table.

Unconditional Purchase Obligations include take or pay contracts and fixed price forward contracts. The Company does not expect to incur any material losses under these contractual arrangements. In addition, these contracts may include variable price components.

Other Contractual Obligations primarily includes committed capital spending and fines associated with the U.S. antitrust settlement described in Note 27 to the Consolidated Financial Statements. Included in Other Contractual Obligations is a €99 million ($135 million) fine from the European Commission related to antitrust matters in the sorbates industry, which is pending an appeal. The Company is indemnified by a third party for 80% of the expenses relating to these matters, which is not reflected in the amount above.

At December 31, 2004, the Company has contractual guarantees and commitments as follows:

		Expiration per Period
Contractual Guarantees and Commitments	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in $ millions)
Financial Guarantees	55	7	14	15	19
Standby Letters of Credit	212	212	—	—	—
Contractual Guarantees and Commitments	267	219	14	15	19

The Company is secondarily liable under a lease agreement pursuant to which the Company has assigned a direct obligation to a third party. The lease assumed by the third party expires on April 30, 2012. The lease liability for the period from January 1, 2005 to April 30, 2012 is estimated to be approximately $55 million.

Standby letters of credit of $212 million at December 31, 2004 are irrevocable obligations of an issuing bank that ensure payment to third parties in the event that certain Successor subsidiaries fail to perform in accordance with specified contractual obligations. The likelihood is remote that material payments will be required under these agreements. The stand-by letters of credit include $207 million issued under the credit-linked revolving facility of which approximately $28 million relates to obligations associated with the sorbates antitrust matters as described in "Other Contractual Olbligations" above.

For additional commitments and contingences see Note 27 to the Consolidated Financial Statements.

The Company expects to continue to incur costs for the following significant obligations. Although, the Company cannot predict with certainty the annual spending for these matters, such matters will affect future cash flows of the Company.

	Successor	Predecessor	Successor
Other Obligations	Spending for Nine months ended December 31, 2004	Spending for Three months ended March 31, 2004	2005 Projected Spending
	(in $ millions)
Environmental Matters	66	22	92
Pension and Other Benefits	487	48	77
Other Obligations	553	70	169

Environmental Matters

For the nine months ended December 31, 2004, the Sucessor's worldwide expenditures, including expenditures for legal compliance, internal environmental initiatives and remediation of active, orphan, divested and U.S. Superfund sites were $66 million. The Predecessor's worldwide expenditures for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002 were $22 million, $80 million and $83 million, respectively. The Successor's capital project related environmental expenditures for the nine months ended December 31, 2004, and the Predecessor's for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, included in worldwide expenditures, were $6 million, $2 million, $10 million and $4 million, respectively. Environmental reserves for remediation matters were $143 million and $159 million as of December 31, 2004 and December 31, 2003, respectively. See Notes 19 and 27 to the Consolidated Financial Statements. As of December 31, 2004, the estimated range for remediation costs is between $100 million and $143 million, with the best estimate of $143 million.

It is anticipated that stringent environmental regulations will continue to be imposed on the chemical industry in general. Management cannot predict with certainty future environmental expenditures, especially expenditures beyond 2005. Due to new air regulations in the U.S., management expects that there will be a temporary increase in compliance costs that will total approximately $30 million to $45 million through 2007. An additional $50 million may be needed depending upon the outcome of a challenge in U.S. federal court related to key portions of the regulation. In addition, a recent European Union directive requires a trading system for carbon dioxide emissions to be in place by January 1, 2005. Accordingly, Emission Trading Systems will directly affect the power plants at the Kelsterbach and Oberhausen sites in Germany and the Lanaken site in Belgium, as well as power plants operated by InfraServ entities on sites at which we operate. The Company and the InfraServ entities may be required to purchase carbon dioxide credits, which could result in increased operating costs, or may be required to develop additional cost-effective methods to reduce carbon dioxide emissions further, which could result in increased capital expenditures. Additionally, the new regulation indirectly affects our other operations in the European Union, which may experience higher energy costs from third party providers. We have not yet determined the impact of this legislation on our operating costs.

Due to its industrial history, the Company has the obligation to remediate specific areas on its active sites as well as on divested, orphan or U.S. Superfund sites. In addition, as part of the demerger agreement with Hoechst, a specified proportion of the responsibility for environmental liabilities from a number of pre-demerger divestitures was transferred to the Company. The Company has provided for such obligations when the event of loss is probable and reasonably estimable. Management believes that the environmental costs will not have a material adverse effect on the financial position of the Company, but they may have a material adverse effect on the results of operations or cash flows in any given accounting period. See Notes 19 and 27 to the Consolidated Financial Statements.

Pension and Other Benefits

The funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefit obligations. For the nine months ended December 31, 2004, three months ended March 31, 2004 and for the year ended December 31, 2003, pension contributions to the U.S. qualified defined benefit pension plan amounted to $300 million, $33 million and $130 million, respectively. Contributions to the German pension plans for the nine months ended December 31, 2004 were $105 million. Also for the nine months ended December 31, 2004, three months ended March 31, 2004 and for the year ended December 31, 2003, payments to other non-qualified plans totaled $29 million, $6 million and $24 million, respectively.

Spending by the Company associated with other benefit plans, primarily retiree medical, defined contribution and long-term disability, amounted to $53 million, $9 million and $65 million for the nine months ended December 31, 2004, three months ended March 31, 2004 and for the year ended December 31, 2003, respectively. See Note 17 to the Consolidated Financial Statements.

    Plumbing Actions and Sorbates Litigation

The Company is involved in a number of legal proceedings and claims incidental to the normal conduct of its business. In the nine months ended December 31, 2004 there were cash inflows of zero in connection with the plumbing actions and sorbates litigation. For the three months ended March 31, 2004, and for the year ended December 31, 2003, there were net cash inflows of approximately zero and $110 million in connection with the plumbing actions and sorbates litigation. As of December 31, 2004, there were reserves of $218 million for these matters. In addition, the Company had receivables from insurance companies and Hoechst in connection with the plumbing and sorbates matters of $191 million as of December 31, 2004.

Although it is impossible at this time to determine with certainty the ultimate outcome of these matters, management believes that adequate provisions have been made and that the ultimate outcome will not have a material adverse effect on the financial position of the Company, but could have a material adverse effect on the results of operations or cash flows in any given accounting period. (See Note 27 to the Consolidated Financial Statements.)

Capital Expenditures

The Company's capital expenditures were $210 million for the calendar year 2004. Capital expenditures primarily related to a new Ticona research and administrative facility in Florence, Kentucky, the expansion of production facilities for polyacetyl in Bishop, Texas and GUR in Oberhausen, Germany, major replacements of equipment, capacity expansions, major investments to reduce future operating costs, environmental, health and safety initiatives and the integration of a company-wide SAP platform. Capital expenditures remained below depreciation levels as management continued to make selective capital investments to enhance the market positions of its products.

Capital expenditures were financed principally with cash from operations. Spending for 2005 is expected to be between $210 million to $230 million. At December 31, 2004, there were approximately $40 million of outstanding commitments related to capital projects, which are included within the fixed contractual cash obligations table above.

Off-Balance Sheet Arrangements

We have not entered into any material off-balance arrangements.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, amendment to ARB No. 43 Chapter 4, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company is in the process of assessing the impact of SFAS No. 151 on its future results of operations and financial position.

In December 2004, the FASB revised SFAS No. 123, Accounting for Stock Based Compensation, which requires that the cost from all share-based payment transactions be recognized in the financial statements. SFAS No. 123 (revised) is effective for the first interim or annual period beginning after June 15, 2005. The Company is currently evaluating the potential impact of SFAS No. 123 (revised), although it is anticipated that the adoption will have a negative impact on results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The Company is currently evaluating the potential impact of this statement.

In October 2004, the American Jobs Creation Act of 2004 (the "Act") was signed into law. Three of the more significant provisions of the Act relate to a one-time opportunity to repatriate foreign earnings at a reduced rate, manufacturing benefits for qualified production activity income and new requirements with respect to deferred compensation plans. The Company has not yet determined the impact, if any, of this Act on its future results of operations or cash flows. Additionally, under new Section 409A of the Internal Revenue Code, created in connection with the Act, the U.S. Treasury Department is directed to issue regulations providing guidance and provide a limited period during which deferred compensation plans may be amended to comply with the requirements of Section 409A. When the regulations are issued, the Company may be required to make modifications to certain compensation plans to comply with Section 409A.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to market risk through commercial and financial operations. Our market risk consists principally of exposure to currency exchange rates, interest rates and commodity prices. The Predecessor had in place policies of hedging against changes in currency exchange rates, interest rates and commodity prices as described below. Contracts to hedge exposures are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities and SFAS No. 148, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. See note 26 to the Consolidated Financial Statements.

Foreign Exchange Risk Management

We and the Predecessor have receivables and payables denominated in currencies other than the functional currencies of the various subsidiaries, which create foreign exchange risk. For the purposes of this prospectus, the Predecessor's reporting currency is the U.S. dollar, and the functional reporting currency of CAG continues to be the euro. The U.S. dollar, the euro, Mexican peso, Japanese yen, British pound sterling, and Canadian dollar are the most significant sources of currency risk. Accordingly, we enter into foreign currency forwards and swaps to minimize our exposure to foreign currency fluctuations. The foreign currency contracts are designated for recognized assets and liabilities and forecasted transactions. The terms of these contracts are generally under one year. Our centralized hedging strategy states that foreign currency denominated receivables or liabilities recorded by the operating entities will be internally hedged, only the remaining net foreign exchange position will then be hedged externally with banks. As a result, foreign currency forward contracts relating to this centralized strategy did not meet the criteria of SFAS No. 133 to qualify for hedge accounting. Net foreign currency transaction gains or losses are recognized on the underlying transactions, which are offset by losses and gains related to foreign currency forward contracts.

On June 16, 2004, as part of our currency risk management, we entered into a currency swap with certain financial institutions. Under the terms of the swap arrangement, we will pay approximately €13 million in interest and receive approximately $16 million in interest on each June 15 and December 15 (with interest for the first period prorated). Upon maturity of the swap agreement on June 16, 2008, we will pay approximately €276 million and receive approximately $333 million. We designated the swap, the euro term loan and a euro note as a net investment hedge (for accounting purposes) in the fourth quarter of 2004. The loss related to the swap was $21 million for the nine months ended December 31, 2004, of which $14 million is related to the ineffectiveness of the net investment hedge. During the nine months ended December 31, 2004, the effects of the swap resulted in an increase in total liabilities and a decrease in shareholder's equity of $57 million and $36 million, respectively.

Contracts with notional amounts totaling approximately $288 million and $765 million at December 31, 2004 and 2003, respectively, are predominantly in U.S. dollars, British pound sterling, Japanese yen, and Canadian dollars. Most of the our foreign currency forward contracts did not meet the criteria of SFAS No. 133 to qualify for hedge accounting. We recognize net foreign currency transaction gains or losses on the underlying transactions, which are offset by losses and gains related to foreign currency forward contracts. For the year ended December 31, 2004, our foreign currency forward contracts resulted in a decrease in total assets and an increase in total liabilities of $42 million and $2 million, respectively. As of December 31, 2004, these contracts, in addition to natural hedges, hedged approximately 100% of our net receivables held in currencies other than the entities' functional currency for our European operations. Related to the unhedged portion during the year, a net gain (loss) of approximately ($2) million and $4 million from foreign exchange gains or losses was recorded to other income (expense), net for the nine months ended December 31, 2004 and the three months ended March 31, 2004. During 2003, the Predecessor's foreign currency forward contracts resulted in a decrease in total assets and of $8 million and an increase in total liabilities of $1 million. As of December 31, 2003, these contracts hedged a portion (approximately 85%) of the Predecessor's U.S. dollar denominated intercompany net receivables held by euro denominated entities. Related to the unhedged portion, a net loss of approximately $14 million from foreign exchange gains or losses was recorded to other income (expense), net in 2003. During the year ended December 31, 2002, the Predecessor hedged all of its U.S. dollar denominated intercompany net receivables held by euro denominated entities. Therefore, there was no material net effect from foreign exchange gains or losses. Hedging activities primarily related to intercompany net receivables yielded cash flows from operating activities of approximately $17 million, $180 million and $95 million for the nine months ended December 31, 2004, year ended December 31, 2003 and 2002, respectively.

A substantial portion of our assets, liabilities, revenues and expenses is denominated in currencies other than U.S. dollar, principally the euro. Fluctuations in the value of these currencies against the U.S. dollar, particularly the value of the euro, can have, and in the past have had, a direct and material impact on the business and financial results. For example, a decline in the value of the euro versus the U.S. dollar, results in a decline in the U.S. dollar value of our sales denominated in euros and earnings due to translation effects. Likewise, an increase in the value of the euro versus the U.S. dollar would result in an opposite effect. We estimate that the translation effects of changes in the value of other currencies against the U.S. dollar increased net sales by approximately 3% and increased total assets by approximately 3% for the nine months ended December 31, 2004, 7% for the year ended December 31, 2003 and increased net sales by approximately 2% in 2002. The Predecessor estimated that the translation effects of changes in the value of other currencies against the U.S. dollar increased net sales by approximately 6% for the three months ended March 31, 2004 and by approximately 7% for the year ended December 31, 2003 and by approximately 2% in 2002. The Predecessor also estimated that the translation effects of changes in the value of other currencies against the U.S. dollar decreased total assets by approximately 1% for the three months ended March 31, 2004 and increased total assets by approximately 5% in 2003. Exposure to transactional effects is further reduced by a high degree of overlap between the currencies in which sales are denominated and the currencies in which the raw material and other costs of goods sold are denominated.

As of December 31, 2004, we had total debt of $3,387 million, of which approximately $610 million (€447 million) is euro denominated debt. A 1% increase in foreign exchange rates would increase the euro denominated debt by $6 million.

    Interest Rate Risk Management

We may enter into interest rate swap agreements to reduce the exposure of interest rate risk inherent in our outstanding debt by locking in borrowing rates to achieve a desired level of fixed/floating rate debt depending on market conditions. At December 31, 2004, the Successor had no interest rate swap agreements in place. The Predecessor had open interest rate swaps with a notional amount of $200 million at December 31, 2003. In the second quarter of 2004, the Successor recorded a loss of less than $1 million in other income (expense), net, associated with the early termination of its $200 million interest rate swap. During 2003, the Predecessor recorded a loss of $7 million in other income (expense), net, associated with the early termination of one of its interest rate swaps. The Successor recognized net interest expense from hedging activities relating to interest rate swaps of $1 million for the nine months ended December 31, 2004. The Predecessor recognized net interest expense from hedging activities relating to interest rate swaps of $2 million, $11 million and $12 million for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002. During 2003, the Predecessor's interest rate swaps, designated as cash flow hedges, resulted in a decrease in total assets and total liabilities and an increase in shareholders' equity of $4 million,

$14 million and $7 million, net of related income tax of $4 million, respectively. The Predecessor recorded a net gain (loss) of less than ($1) million, $2 million and ($3) million in other income (expense), net of the ineffective portion of the interest rate swaps, during the three months ended March 31, 2004 and the years ended December 31, 2003 and December 31, 2002, respectively.

On a pro forma basis as of December 31, 2004, we had approximately $1.9 billion of variable rate debt. A 1% increase in interest rates would increase annual interest expense by approximately $19 million.

At the end of March 2005, we entered into an interest rate swap with a notional amount of $300 million, to lock in the borrowing rate for a portion of our term loans.

Commodity Risk Management

Our and the Predecessor's policy for the majority of our natural gas and butane requirements allows entering into supply agreements and forward purchase or cash-settled swap contracts. Fixed price natural gas forward contracts are principally settled through actual delivery of the physical commodity. The maturities of the cash-settled swap contracts correlate to the actual purchases of the commodity and have the effect of securing predetermined prices for the underlying commodity. Although these contracts are structured to limit our exposure to increases in commodity prices, they can also limit the potential benefit we might have otherwise received from decreases in commodity prices. These cash-settled swap contracts are accounted for as cash flow hedges. Realized gains and losses on these contracts are included in the cost of the commodity upon settlement of the contract. The Successor recognized losses of less than $1 million from natural gas swaps and butane contracts for the nine months ended December 31, 2004. The Predecessor recognized losses of $1 million, $3 million and less than $1 million from natural gas swaps and butane contracts for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively. There was no material impact on the balance sheet at December 31, 2004 and December 31, 2003. There were no unrealized gains and losses associated with the cash-settled swap contracts as of December 31, 2004 and December 31, 2003. We did not have any open commodity swaps as of December 31, 2004. We had open swaps with a notional amount of $5 million as of December 31, 2003.

Critical Accounting Policies and Estimates

Our Consolidated Financial Statements are based on the selection and application of significant accounting policies. The preparation of these financial statements and application of these policies requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. However, we are not currently aware of any reasonably likely events or circumstances that would result in materially different results.

We believe the following accounting polices and estimates are critical to understanding the financial reporting risks present in the current economic environment. These matters, and the judgments and uncertainties affecting them, are also essential to understanding our reported and future operating results. See Note 4 to the Consolidated Financial Statements for a more comprehensive discussion of the significant accounting policies.

Recoverability of Long-Lived Assets

Our business is capital intensive and has required, and will continue to require, significant investments in property, plant and equipment. At December 31, 2004 and 2003, the carrying amount of property, plant and equipment was $1,702 million and $1,710 million, respectively. As discussed in note 4 to the Consolidated Financial Statements, we and the Predecessor assess the recoverability of property, plant and equipment to be held and used by a comparison of the carrying amount of an asset or group of assets to the future net undiscounted cash flows expected to be generated by the asset or group of assets. If such assets are considered impaired, the impairment recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

In December 2004, we approved a plan to dispose of the COC business included within the Ticona segment. This decision resulted in $32 million of asset impairment changes recorded as a special charge related to the COC business.

As a result of the planned consolidation of tow production and the termination of filament production, the Acetate Products segment recorded impairment charges of $50 million associated with plant and equipment in the nine months ended December 31, 2004.

We assess the recoverability of the carrying value of our goodwill and other intangible assets with indefinite useful lives at least annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of goodwill is measured at the reporting unit level based on a two-step approach. First, the carrying amount of the reporting unit is compared to the fair value as estimated by the future net discounted cash flows expected to be generated by the reporting unit. To the extent that the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second step is performed, wherein the reporting unit's assets and liabilities are fair valued. The implied fair value of goodwill is calculated as the fair value of the reporting unit in excess of the fair value of all non-goodwill assets and liabilities allocated to the reporting unit. To the extent that the reporting unit's carrying value of goodwill exceeds its implied fair value, impairment exists and must be recognized. As of December 31, 2004, the Company had $1,147 million of goodwill and other intangible assets, net.

During 2003, the Predecessor performed the annual impairment test of goodwill and determined that there was no impairment. As a result of the tender offer price of €32.50 per share announced on December 16, 2003, which would place an implicit value on CAG at an amount below book value of the net assets, the Predecessor initiated an impairment analysis in accordance with SFAS No. 142. The impairment analysis was prepared on a reporting unit level and utilized the most recent cash flow, discount rate and growth rate assumptions. Based on the resulting analysis, the Predecessor's management concluded that goodwill was not impaired as of December 31, 2003.

As of December 31, 2004, no significant changes in the underlying business assumptions or circumstances that drive the impairment analysis led management or us to believe goodwill might have been impaired. We will continue to evaluate the need for impairment if changes in circumstances or available information indicate that impairment may have occurred. In the future, we expect to perform the required impairment tests at least annually on each June 30, unless circumstances dictate more frequent testing.

A prolonged general economic downturn and, specifically, a continued downturn in the chemical industry as well as other market factors could intensify competitive pricing pressure, create an imbalance of industry supply and demand, or otherwise diminish volumes or profits. Such events, combined with changes in interest rates, could adversely affect our estimates of future net cash flows to be generated by our long-lived assets. Consequently, it is possible that our future operating results could be materially and adversely affected by additional impairment charges related to the recoverability of our long-lived assets.

Restructuring and Special Charges

Special charges include provisions for restructuring and other expenses and income incurred outside the normal ongoing course of operations. Restructuring provisions represent costs related to severance and other benefit programs related to major activities undertaken to fundamentally redesign our operations as well as costs incurred in connection with a decision to exit non-strategic businesses. These measures are based on formal management decisions, establishment of agreements with the employees' representatives or individual agreements with the affected employees as well as the public announcement of the restructuring plan. The related reserves reflect certain estimates, including those pertaining to separation costs, settlements of contractual obligations and other closure costs. We reassess the reserve requirements to complete each individual plan under our restructuring program at the end of each reporting period. Actual experience has been and may continue to be different from these estimates. See Note 21 to the Consolidated Financial Statements.

Environmental Liabilities

We manufacture and sell a diverse line of chemical products throughout the world. Accordingly, the businesses' operations are subject to various hazards incidental to the production of industrial chemicals including the use, handling, processing, storage and transportation of hazardous materials. We recognize losses and accrue liabilities relating to environmental matters if available information indicates that it is probable that a liability has been incurred and the amount of loss is reasonably estimated. If the event of loss is neither probable nor reasonably estimable, but is reasonably possible, the Company provides appropriate disclosure in the notes to its Consolidated Financial Statements if the contingency is material.

Total reserves for environmental liabilities were $143 million and $159 million at December 31, 2004 and December 31, 2003, respectively. Measurement of environmental reserves is based on the evaluation of currently available information with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. An environmental reserve related to cleanup of a contaminated site might include, for example, provision for one or more of the following types of costs: site investigation and testing costs, cleanup costs, costs related to soil and water contamination resulting from tank ruptures and post-remediation monitoring costs. These reserves do not take into account any claims or recoveries from insurance. There are no pending insurance claims for any environmental liability that are expected to be material. The measurement of environmental liabilities is based on a range of management's periodic estimate of what it will cost to perform each of the elements of the remediation effort. We use our best estimate within the range to establish our environmental reserves. We utilize third parties to assist in the management and the development of our cost estimates for our sites. Changes to environmental regulations or other factors affecting environmental liabilities are reflected in the consolidated financial statements in the period in which they occur. We accrue for legal fees related to litigation matters when the costs associated with defense can be reasonably estimated and are probable to occur. All other fees are expensed as incurred. See Note 19 to the Consolidated Financial Statements.

Asset Retirement Obligations

Total reserves for asset retirement obligations were $52 million and $47 million at December 31, 2004 and 2003, respectively. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at the discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset's useful life. Management has identified but not recognized asset retirement obligations related to substantially all its existing operating facilities. Examples of these types of obligations include demolition, decommissioning, disposal and restoration activities. Legal obligations exist in connection with the retirement of these assets upon closure of the facilities or abandonment of the existing operations. However, operations at these facilities are expected to continue indefinitely and therefore a reasonable estimate of fair value cannot be determined at this time. In the future, we will assess strategies of the businesses acquired and may support decisions that differ from past decisions of management regarding the continuing operations of existing facilities. Asset retirement obligations will be recorded if these strategies are changed and probabilities of closure are assigned to existing facilities. If certain operating facilities were to close, the related asset retirement obligations could significantly affect our results of operations and cash flows.

In accordance with SFAS No. 143, the Acetate Products segment recorded a charge of $8 million, included within 2003 depreciation expense, related to potential asset retirement obligations, as a result of a worldwide assessment of our acetate production capacity. The assessment concluded that there was a probability that certain facilities would be closed in the latter half of the decade. In October 2004 we announced plans to consolidate flake and tow production by early 2007 and to discontinue production of filament by mid-2005. The restructuring will result in the discontinuance of acetate production at two sites. As such, we recorded a charge of $12 million included within depreciation expense, of which $8 million was recorded by the Acetate Products segment and $4 million by the Chemical Products segment, for the nine months ended December 31, 2004.

        Realization of Deferred Tax Assets

Total net deferred tax assets (liabilities) were ($151) million and $555 million at December 31, 2004 and 2003, respectively. Management regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Such evaluations require significant management judgments. Valuation allowances have been established primarily for U.S. federal and state net operating losses carryforwards, certain German income tax loss carryforwards, Mexican net operating loss carryforwards and Canadian deferred tax assets. See Note 22 to the Consolidated Financial Statements.

On April 6, 2004, the closing date of the acquisition of CAG, the Predecessor had approximately $576 million in net deferred tax assets, of which $531 million were in the U.S., including $172 million arising from U.S. net operating loss (NOL) carryforwards. Under U.S. tax law, the utilization of deferred tax assets related to NOL carryforwards is subject to an annual limitation if there is a more than 50 percentage point change in shareholder ownership. The acquisition of CAG triggered this limitation. As a result of this limitation and the Restructuring, $153 million of the $172 million NOL was written off and a valuation allowance was established against the remaining $19 million. In addition, as a result of the Recent Restructuring, including the transfer of CAC to BCP Crystal, we determined that it was no longer more likely than not that we would realize our other net U.S. deferred tax assets. Accordingly, we recorded a full valuation allowance on our $351 million of other net pre-acquisition U.S. deferred tax assets (reduced by deferred tax liabilities) with a corresponding increase in goodwill. In addition, the valuation allowance on U.S. deferred assets was increased by $33 million through a charge to tax expense during the nine months ended December 31, 2004 related to activity subsequent to the closing date of the acquisition of CAG.

As a result of the conclusion of an income tax examination for the tax audit period ending December 31, 2000 and the receipt of the final tax and interest assessment, management reversed accrued income tax reserves attributable to that period. This resulted in a decrease in income taxes payable and a decrease in goodwill of $113 million as it was a purchase accounting adjustment.

Benefit Obligations

Pension and other postretirement benefit plans covering substantially all employees who meet eligibility requirements are sponsored by CAC. With respect to its U.S. qualified defined benefit pension plan, minimum funding requirements are determined by the Employee Retirement Income Security Act. For the periods presented, the Predecessor or the Company had not been required to contribute under these minimum funding requirements. However, the Predecessor chose to contribute to the U.S. defined benefit pension plan $33 million, $130 million and $100 million, for the three months ended March 31, 2004 and for the years ended December 31, 2003 and 2002, respectively. The Successor chose to contribute to the U.S. defined benefit pension plan $300 million for the nine months ended December 31, 2004. Contributions to the German pension plans for the nine months ended December 31, 2004 were $105 million. Benefits are generally based on years of service and/or compensation. Various assumptions are used in the calculation of the actuarial valuation of the employee benefit plans. These assumptions include the weighted average discount rate, rates of increase in compensation levels, expected long-term rates of return on plan assets and increases or trends in health care costs. In addition to the above mentioned assumptions, actuarial consultants use subjective factors such as withdrawal and mortality rates to estimate the projected benefit obligation. The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension expense recorded in future periods.

The amounts recognized in the Consolidated Financial Statements related to pension and other postretirement benefits are determined on an actuarial basis. A significant assumption used in determining our pension expense is the expected long-term rate of return on plan assets. At

December 31, 2004 we assumed an expected long-term rate of return on plan assets of 8.5% for the U.S. qualified defined benefit pension plan, which represents greater than 85 percent and 80 percent of the pension plan assets and liabilities, respectively. On average, the actual return on plan assets over the long-term (15 to 20 years) has exceeded 9.0%. However, for the nine months ended December 31, 2004, the U.S. qualified defined benefit pension plan assets actual return was less than the expected long-term rate of return of plan assets. The Company had lowered the expected long-term rate of return on U.S. qualified defined benefit pension plan assets from 9.0% to 8.5% as it expects lower future returns considering the lower inflationary environment.

For the nine months ended December 31, 2004, our expected long-term rate of return assumption for our U.S. plans was 8.5%, reflecting the generally expected moderation of long-term rates in the financial markets. We estimate a 25 basis point decline in the expected long-term rate of return for the U.S. qualified defined benefit pension plan to increase pension expense by an estimated $5 million in 2004. Another estimate that affects our pension and other postretirement benefit expense is the discount rate used in the annual actuarial valuations of pension and other postretirement benefit plan obligations. At the end of each year, we determine the appropriate discount rate, which represents the interest rate that should be used to determine the present value of future cash flows currently expected to be required to settle the pension and other postretirement benefit obligations. The discount rate is generally based on the yield on high-quality corporate fixed-income securities. At December 31, 2004, we lowered the discount rate to 5.88% from 6.25% at December 31, 2003 for the U.S. plans. We estimate that a 50 basis point decline in the discount rate for the U.S. pension and postretirement medical plans will increase pension and other postretirement benefit annual expenses by an estimated $5 million and less than $1 million, respectively, and our benefit obligations by approximately $130 million and approximately $13 million, respectively.

Over the past several years, CAG had experienced significant increases (in excess of $400 million) in unrecognized net actuarial pension losses. The losses were mainly due to asset losses resulting from asset returns that were less than the assumed rate of return and increases in the projected benefit obligation.

Other postretirement benefit plans provide medical and life insurance benefits to retirees who meet minimum age and service requirements. The postretirement benefit cost for the nine months ended December 31, 2004, three months ended March 31, 2004 and the year ended December 31, 2003, includes $21 million, $8 million, and $35 million, respectively, and the accrued post-retirement liability was $406 million and $320 million as of December 31, 2004 and 2003, respectively, in other noncurrent liabilities. The key determinants of the accumulated postretirement benefit obligation ("APBO") are the discount rate and the healthcare cost trend rate. The healthcare cost trend rate has a significant effect on the reported amounts of APBO and related expense. For example, increasing the healthcare cost trend rate by one percentage point in each year would increase the APBO at December 31, 2004, and the 2004 postretirement benefit cost by approximately $2 million and less than $1 million, and decreasing the healthcare cost trend rate by one percentage point in each year would decrease the APBO at December 31, 2004 and the 2004 postretirement benefit cost by approximately $2 million and less than $1 million, respectively. See Note 17 to the Consolidated Financial Statements.

Accounting for Commitments and Contingencies

The Company is subject to a number of lawsuits, claims, and investigations, incidental to the normal conduct of its business, relating to and including product liability, patent and intellectual property, commercial, contract, antitrust, and employment matters, which are handled and defended in the ordinary course of business. See Note 27 to the Consolidated Financial Statements. Management routinely assesses the likelihood of any adverse judgments or outcomes to these matters as well as ranges of probable and reasonably estimable losses. Reasonable estimates involve judgments made by management after considering a broad range of information including: notifications, demands, settlements which have been received from a regulatory authority or private party, estimates performed by independent consultants and outside counsel, available facts, identification of other potentially responsible parties and their ability to contribute, as well as prior experience. A determination of the amount of loss contingency required, if any, is assessed in accordance with SFAS No. 5 "Contingencies and Commitments" and recorded if probable and estimable after careful analysis of each individual matter. The required reserves may change in the future due to new developments in each matter and as additional information becomes available. See Note 27 to the Consolidated Financial Statements.

CNA Holdings, Inc. ("CNA Holdings"), a U.S. subsidiary of ours and the Predecessor, which includes the U.S. business now conducted by Ticona, along with Shell Chemical Company ("Shell") and E. I. du Pont de Nemours ("DuPont"), among others, have been the defendants in a series of lawsuits, alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail. CNA Holdings has accrued its best estimate of its share of the plumbing actions. At December 31, 2004 and 2003, accruals were $73 million and $76 million, respectively, for this matter, of which $11 million and $14 million, respectively, are included in current liabilities. Management believes that the plumbing actions are adequately provided for in the consolidated financial statements. However, if we were to incur an additional charge for this matter, such a charge would not be expected to have a material adverse effect on the financial position, but may have a material adverse effect on our results of operations or cash flows in any given accounting period. The Predecessor's receivables relating to the anticipated recoveries from third party insurance carriers for this product liability matter are based on the probability of collection on the settlement agreements reached with a majority of the insurance carriers whose coverage level exceeds the receivables and based on the status of current discussions with other insurance carriers. As of December 31, 2004 and 2003, insurance claims receivables were $75 million and $63 million, respectively. Collectibility could vary depending on the financial status of the insurance carriers.

Nutrinova Inc., a U.S. subsidiary of Nutrinova Nutrition Specialties & Food Ingredients GmbH, a wholly-owned subsidiary of ours and the Predecessor, is party to various legal proceedings in the United States, Canada and Europe alleging Nutrinova Inc. engaged in unlawful, anticompetitive behavior which affected the sorbates markets while it was a wholly-owned subsidiary of Hoechst. In accordance with the demerger agreement between Hoechst and CAG, which became effective October 1999, CAG, the successor to Hoechst's sorbates business, was assigned the obligation related to these matters. However, Hoechst agreed to indemnify CAG for 80 percent of payments for such obligations. Expenses related to this matter are recorded gross of any such recoveries from Hoechst while the recoveries from Hoechst, which represents 80 percent of such expenses, are recorded directly to shareholders' equity, net of tax, as a contribution of capital.

Based on a review of the existing facts and circumstances relating to the sorbates matter, including the status of governmental investigations, as well as civil claims filed and settled, we and the Predecessor had remaining accruals of $145 million and $137 million at December 31, 2004 and 2003, respectively, for the estimated loss relative to this matter. Although the outcome of this matter cannot be predicted with certainty, management's best estimate of the range of possible additional future losses and fines, including any that may result from governmental proceedings, as of December 31, 2004 is between $0 and $9 million. The estimated range of such possible future losses is management's best estimate taking into consideration potential fines and claims, both civil and criminal, that may be imposed or made in other jurisdictions. At December 31, 2004 and 2003, we and the Predecessor had receivables, recorded within current assets, relating to the sorbates indemnification from Hoechst of $116 million and $110 million, respectively.

    Business combinations

Upon closing an acquisition, the Company estimates the fair values of assets and liabilities acquired and consolidates the acquisition as soon as practicable. Given the time it takes to obtain pertinent information to finalize the acquired company's balance sheet (frequently with implications for the purchase price of the acquisition), then to adjust the acquired company's accounting policies, procedures, books and records to our standards, it is often several quarters before the Company is able to finalize those initial fair value estimates. Accordingly, it is not uncommon for the initial estimates to be subsequently revised. The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net earnings (loss).

In valuing the acquisition of CAG, the Company utilized various valuation methods with the assistance from valuation specialists. The significant assets and liabilities valued include property, plant and equipment, intangible assets and cost and equity method investments.

In connection with the acquisition of CAG, at the acquisition date, the Company began formulating a plan to exit or restructure certain activities. The Company has not completed this analysis, but has recorded initial liabilities of $60 million, primarily for employee severance and related costs in connection with the preliminary plan, as well as approving the continuation of all existing Predecessor restructuring and exit plans. As the Company finalizes its plans to exit or restructure activities, it may record additional liabilities for, among other things, severance and severance related costs, which would also increase the goodwill recorded.

Captive Insurance Companies

The Company consolidates two wholly owned insurance companies (the "Captives"). The Captives are a key component of the Company's global risk management program as well as a form of self-insurance for property, liability and workers' compensation risks. The Captives issue insurance policies to the Company's subsidiaries to provide consistent coverage amid fluctuating costs in the insurance market and to lower long-term insurance costs by avoiding or reducing commercial carrier overhead and regulatory fees. The Captives issue insurance policies and coordinate claims handling services with third party service providers. They retain risk at levels approved by management and obtain reinsurance coverage from third parties to limit the net risk retained. One of the Captives also insures certain third party risks.

The assets of the Captives consist primarily of marketable securities and reinsurance receivables. Marketable securities values are based on quoted market prices or dealer quotes. The carrying value of the amounts recoverable under the reinsurance agreements approximate fair value due to the short-term nature of these items.

The liabilities recorded by the Captives relate to the estimated risk of loss recorded by the Captives, which is based on management estimates and actuarial valuations, and unearned premiums, which represent the portion of the premiums written applicable to the terms of the policies in force. The establishment of the provision for outstanding losses is based upon known facts and interpretation of circumstances influenced by a variety of factors. In establishing a provision, management considers facts currently known and the current state of laws and litigation where applicable. Liabilities are recognized for known claims when sufficient information has been developed to indicate involvement of a specific policy and management can reasonably estimate their liability. In addition, liabilities have been established to cover additional exposure on both known and unasserted claims. Estimates of the liabilities are reviewed and updated regularly. It is possible that actual results could differ significantly from the recorded liabilities.

The Captives use reinsurance arrangements to reduce their risk of loss. Reinsurance arrangements however do not relieve the Captives from their obligations to policyholders. Failure of the reinsurers to honor their obligations could result in losses to the Captives. The Captives evaluate the financial condition of their reinsurers and monitor concentrations of credit risk to minimize their exposure to significant losses from reinsurer insolvencies and establish allowances for amounts deemed non-collectable.

Premiums written are recognized based on the terms of the policies. Capitalization of the Captives is determined by regulatory guidelines. As of December 31, 2004 and 2003, the net retained concurrent aggregate risk of all policies written by the Captives, after reinsuring higher tier risks with third party insurance companies, net of established reserves, amounted to approximately $498 million and $484 million, respectively.

INDUSTRY OVERVIEW

We are a leading player in the basic chemicals and specialty chemicals markets. We compete in four primary markets: Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products.

Chemical Products

We participate in the basic chemicals market through our sales of acetic acid and vinyl acetate monomer, as well as our significant presence in acetyl derivatives. We also produce higher value-added acetyl based products, such as polyvinyl alcohol and emulsions. The Chemical Products segment consists of six business lines: Acetyls, Acetyl Derivatives and Polyols, Polyvinyl Alcohol, Emulsions, Specialties and other chemical activities.

Acetyls

Acetic acid is a global, mature product that is primarily used for the production of vinyl acetate monomer (VAM) as well as purified terephthalic acid solvent and acetic anhydride. The 2003 global demand was approximately 7.3 million metric tons served by a few, large producers, according to Tecnon and our estimates. Future demand for acetic acid largely depends on manufacturing growth in VAM and purified terephthalic acid, a precursor material for manufacturing polyester, and is expected to grow approximately 3-4% per annum on a global basis. Asia is projected to become an increasingly important player in acetic acid production and currently represents approximately one third of total production capacity. We have begun preparations to build a 600,000 metric ton per year acetic acid plant in Nanjing, China, with production anticipated to begin in late 2006 or early 2007. We are a leading global producer of acetic acid according to the Tecnon Orbichem Survey.

Global demand for VAM in 2003 was estimated to be 4.4 million metric tons and is expected to grow 3-4% per annum, according to Tecnon and our estimates. VAM is used in a variety of adhesives, paints, films, coatings and textiles. We are the world's leading producer of VAM according to the Tecnon Orbichem Survey.

Acetic acid and vinyl acetate monomer, like other commodity products, are characterized by cyclicality in pricing. The principal raw materials in these products are natural gas and ethylene, which are purchased from numerous sources; carbon monoxide, which we purchase under long-term contracts; methanol, which we both manufacture and purchase under short-term contracts; and butane, which we purchase from several suppliers. All these raw materials, except carbon monoxide, are themselves commodities and are available from a wide variety of sources. We intend to purchase most of our North American methanol requirements from Southern Chemical Corporation beginning in 2005 under a multi-year agreement. We will continue to purchase the majority of our ethylene requirements, primarily for the U.S. and Europe, at producer economics under a multi-year agreement.

Our acetic acid and vinyl acetate monomer businesses are global and have several large customers. Generally, we supply these global customers under multi-year contracts. The customers of acetic acid and vinyl acetate monomer produce polymers used in water-based paints, adhesives, paper coatings, film modifiers and textiles.

Other products include acetic anhydride, a raw material used in the production of cellulose acetate, detergents and pharmaceuticals and acetaldehyde, a major feedstock for the production of polyols. Acetaldehyde is also used in other organic compounds such as pyridines, which are used in agricultural products.

Acetyl Derivatives and Polyols

The acetyl derivatives and polyols business line produces a variety of solvents, polyols, formaldehyde and other chemicals, which in turn are used in the manufacture of paints, coatings, adhesives, and other products. Many acetyl derivatives products are derived from our production of acetic acid and oxo alcohols.

Acetyl derivatives and polyols are commodity products characterized by cyclicality in pricing. The principal raw materials used in the acetyl derivatives business line are acetic acid, various alcohols, methanol, acetaldehyde, propylene, ethylene and synthesis gas.

The customers of acetyl derivatives are primarily engaged in the production of paints, coatings and adhesives. The sale of formaldehyde is based on both long and short term agreements. Polyols are sold globally to a wide variety of customers, primarily in the coatings and resins and the specialty products industries. Oxo products are sold into a wide variety of end uses, including plasticizers, acrylates and solvents/ethers. The oxo market is characterized by oversupply and numerous competitors.

Polyvinyl Alcohol

Polyvinyl alcohol ("PVOH") is a performance chemical engineered to satisfy particular customer requirements. Global demand for polyvinyl alcohol is estimated to be 840,000 metric tons, according to Tecnon and our estimates. According to Stanford Research International's December 2003 report on PVOH, we are the largest North American producer of polyvinyl alcohol and the third largest producer in the world.

PVOH is used in adhesives, building products, paper coatings, films and textiles. The primary raw material to produce polyvinyl alcohol is vinyl acetate monomer, and acetic acid is produced as a by-product. Prices vary depending on industry segment and end use application. Products are sold on a global basis, and competition is from all regions of the world. Therefore, regional economies and supply and demand balances affect the level of competition in other regions. Polyvinyl alcohol is sold to a diverse group of regional and multinational customers. The customers of our polyvinyl alcohol business line are primarily engaged in the production of adhesives, paper, films, building products, and textiles.

Emulsions

Emulsions are a key component of water-based quality surface coatings, adhesives, non-woven textiles and other applications. According to Kline & Co., a chemicals industry consultant, based on sales, we held a number two position in emulsions (excluding styrene butadiene resins) in Europe and a number one position in European VAM-based emulsions in 2001. Emulsions are made from vinyl acetate monomer, acrylate esters and styrene. Emulsions and emulsion powders are sold to a diverse group of regional and multinational customers. Customers for emulsions are manufacturers of water-based quality surface coatings, adhesives, and non-woven textiles. Customers for emulsion powders are primarily manufacturers of building products.

Specialties

Our specialties business line produces (i) carboxylic acids used in detergents, synthetic lubricants and plasticizers, (ii) amines used in agrochemicals, herbicides, and in the treatment of rubber and water and (iii) oxo derivatives and special solvents which are used as raw materials for the fragrance and food ingredients industry.

The prices for these products are generally relatively stable due to long-term contracts with customers in industries that are not generally subject to the cyclical trends of commodity chemicals. The primary raw materials for these products are olefins and ammonia, which are purchased from world market suppliers based on international prices. The specialties business line primarily serves global markets in the synthetic lubricant, agrochemical, rubber processing and other specialty chemical areas. Much of the specialties business line involves "one customer, one product" relationships, where the business develops customized products with the customer, but the specialties business line also sells several chemicals which are priced more like commodity chemicals.

Competition

Our principal competitors in the Chemical Products segment include Air Products and Chemicals, Inc., Atofina S.A., BASF, Borden Chemical, Inc., BP p.l.c., Chang Chun Petrochemical Co., Ltd., Daicel, Dow, Eastman Chemical Corporation ("Eastman"), E. I. DuPont de Nemours and Company ("DuPont"), Methanex Corporation ("Methanex"), Nippon Goshei, Perstorp Inc., Rohm & Haas Company, Showa Denko K.K., and Kuraray Co. Ltd.

Acetate Products

Global demand for cellulose acetate fiber was estimated to be approximately 700,000 tons, with approximately 85% comprising cigarette filter tow and the remaining 15% textile filament, according to our 2003 estimates. While filter tow demand is expected to grow 1% per annum, acetate filament is expected to decline by 4 to 6% per annum. According to the 2002 Stanford Research Institute International Chemical Economics Handbook, we are the world's leading producer of acetate fibers, including production through its joint ventures in Asia. In October 2004, we announced our plans to discontinue filament production by mid-2005 and to consolidate our flake and tow production at three sites instead of the current five.

We produce acetate flake by processing wood pulp with acetic anhydride. We purchase wood pulp that is made from reforested trees from major suppliers and produces acetic anhydride internally. The acetate flake is then further processed into acetate fiber in the form of a tow band or filament.

The acetate products business line produces acetate tow, which is used primarily in cigarette filters. The acetate tow market continues to be characterized by stability and slow growth.

Sales in the acetate filter products industry are principally to the major tobacco companies that account for a majority of worldwide cigarette production.

Competition

Principal competitors in the Acetate Products segment include Acetate Products Ltd. (Acordis), Daicel, Eastman, Mitsubishi Rayon Company, Limited, Bambergcell and Rhodia S.A. ("Rhodia").

Technical Polymers Ticona

Ticona develops, produces and supplies a broad portfolio of high performance technical polymers including polyacetals and ultra-high-molecular-weight polyethylene. Polyacetals are estimated to have a 3-4% annual estimated growth in the U.S. and Western Europe, according to SRI Consulting. Ticona's technical polymers have chemical and physical properties enabling them, among other things, to withstand high temperatures, resist chemical reactions with solvents and resist fracturing or stretching. These products are used in a wide range of performance-demanding applications in the automotive and electronics sectors and in other consumer and industrial goods, often replacing metal or glass.

Ticona's customer base consists primarily of a large number of plastic molders and component suppliers, which are often the primary suppliers to original equipment manufacturers, or OEMs. Ticona works with these molders and component suppliers as well as directly with the OEMs to develop and improve specialized applications and systems.

Prices for most of these products, particularly specialized product grades for targeted applications, generally reflect the value added in complex polymer chemistry, precision formulation and compounding, and the extensive application development services provided. The specialized product lines are not particularly susceptible to cyclical swings in pricing. Polyacetals pricing, mainly in standard grades, is, however, somewhat more price competitive, with many minimum-service providers competing for volume sales.

Polyacetals are used for mechanical parts, including door lock systems, seat belt mechanisms, in automotive applications and in electrical, consumer and medical applications such as drug delivery systems and gears for appliances.

The primary raw material for polyacetals is formaldehyde, which is manufactured from methanol. Ticona currently purchases formaldehyde in the United States from our Chemical Products segment and, in Europe, manufactures formaldehyde from purchased methanol.

Ultra high molecular weight polyethylene, or PE-UHMW, is a type of high density polyethylene (HDPE) specialty material that is very tough and abrasion and impact resistant. It is therefore used in different end-markets from traditional HDPE. It can be found in sheet form, molded into stock shapes, or spun into high-strength fibers. Its most common end uses are compression-molded sheets, porous parts, ram-extruded sheets, profiles, filters and rods. GUR, a form of PE-UHMW, is an engineered material used in heavy-duty automotive and industrial applications such as car battery separator panels and industrial conveyor belts, as well as in specialty medical and consumer applications, such as porous tips for marker pens, sports equipment and prostheses. The basic raw material for PE-UHMW is ethylene.

Polyesters are used in a wide variety of automotive, electrical and consumer applications, including ignition system parts, radiator grilles, electrical switches, appliance housings, boat fittings and perfume bottle caps. Raw materials for polyesters vary.

Liquid crystal polymers, or LCPs, are used in electrical and electronics applications and for precision parts with thin walls and complex shapes. Fortron, a polyphenylene sulphide, or PPS, product, is used in a wide variety of automotive and other applications, especially those requiring heat and /or chemical resistance, including fuel system parts, radiator pipes and halogen lamp housings, and often replaces metal in these demanding applications. Celstran and Compel are long fiber reinforced thermoplastics, which impart extra strength and stiffness, making them more suitable for larger parts than conventional thermoplastics.

A number of Ticona's polyacetals customers, particularly in the appliance, electrical components, toys and certain sections of the electronics/telecommunications fields, have moved tooling and molding operations to Asia, particularly southern China. To meet the expected increased demand in this region, Ticona, along with Polyplastics, Mitsubishi Gas Chemical Company Inc., and Korea Engineering Plastics agreed on a venture to construct and operate a world-scale 60,000 metric ton polyacetals products facility in China.

Ticona's customer base consists primarily of a large number of plastic molder and component suppliers, which are often the primary suppliers to original equipment manufacturers, or OEMs. Ticona works closely with these molders and component suppliers as well as directly with the OEMs to develop and improve specialized applications and systems.

Competition

Ticona's principal competitors include BASF, DuPont, General Electric Company and Solvay S.A. Smaller regional competitors include Asahi Kasei Corporation, DSM MV, Mitsubishi Plastics, Inc., Chevron Phillips Chemical Company, L.P., Braskem S.A., Teijin and Toray Industries Inc.

Performance Products

According to SRI Consulting, sales of high-intensity sweeteners represented approximately 11% of the $9.5 billion food additive businesses in the U.S., Western Europe and Japan in 2003. Nutrinova's food ingredients business consists of the production and sale of high intensity sweeteners and food protection ingredients, such as sorbic acids and sorbates worldwide, as well as the resale of other food ingredients mainly in Japan, Australia, Mexico and the United States. Acesulfame-K, marketed under the trademark Sunett, is used in a variety of beverages, confections and dairy products throughout the world.

Nutrinova's food protection ingredients are mainly used in foods, beverages and personal care products. The primary raw materials for these products are ketene and crotonaldehyde. Sorbates pricing is extremely sensitive to demand and industry capacity and is not necessarily dependent on the prices of raw materials.

Competition

The principal competitors for Nutrinova's Sunett sweetener are Holland Sweetener Company, The Nutrasweet Company, Ajinomoto Co., Inc., Tate & Lyle and several Chinese manufacturers. In sorbates, Nutrinova competes with Nantong AA, Daicel, Yu Yao/Ningbo, Yancheng AmeriPac and other Chinese manufacturers of sorbates.

BUSINESS

Celanese Corporation

We are an integrated global producer of value-added industrial chemicals and have #1 or #2 market positions worldwide in products comprising the majority of our sales. We are also the world's largest producer of acetyl products, including acetic acid, vinyl acetate monomer (VAM) and polyacetal products (POM) and a leading global producer of high-performance engineered polymers used in consumer and industrial products and designed to meet highly technical customer requirements. Our operations are located in North America, Europe and Asia. In addition, we have substantial ventures primarily in Asia. We believe we are one of the lowest-cost producers of key building block chemicals in the acetyls chain, such as acetic acid and VAM, due to our economies of scale, operating efficiencies and proprietary production technologies.

We have a large and diverse global customer base consisting principally of major companies in a broad array of industries. For the three months ended March 31, 2004 approximately 46% of our net sales by the Predecessor was to customers located in North America, approximately 42% to customers in Europe and approximately 12% to customers in Asia, Australia and the rest of the world. For the nine months ended December 31, 2004, approximately 47% of our net sales by the Successor was to customers located in North America, approximately 40% to customers in Europe and approximately 13% to customers in Asia, Australia and the rest of the world.

Segment Overview

We operate through four business segments: Chemical Products, Technical Polymers Ticona, Acetate Products and Performance Products. The table below illustrates each segment's net sales to external customers for the three months ended March 31, 2004, by the Predecessor and for the nine months ended December 31, 2004, by the Successor, as well as each segment's major products and end use markets.

	Chemical Products	Technical Polymers Ticona	Acetate Products(2)	Performance Products
2004 Net Sales(1)
Predecessor (three months ended March 31, 2004)	$789 million	$227 million	$172 million	$44 million
Successor (nine months ended December 31, 2004)	$2,491 million	$636 million	$523 million	$131 million
Major Products	• Acetic acid • Vinyl acetate monomer (VAM) • Polyvinyl alcohol (PVOH) • Emulsions • Acetic anhydride • Acetate esters • Carboxylic acids • Methanol	• Polyacetal products (POM) • UHMW-PE (GUR) • Liquid crystal polymers (Vectra) • Polyphenylene sulfide (Fortron)	• Acetate tow • Acetate filament	• Sunett sweetener • Sorbates
Major End-Use Markets	• Paints • Coatings • Adhesives • Lubricants • Detergents	• Fuel system components • Conveyor belts • Electronics • Seat belt mechanisms	• Filter products • Textiles	• Beverages • Confections • Baked goods • Dairy products

(1)	Net sales of $1,243 million for the Predecessor for the three months ended March 31, 2004 and $3,826 million for the Successor for the nine months ended December 31, 2004, also include $11 million and $45 million in net sales from Other Activities, respectively, primarily attributable to our captive insurance companies. 2004 net sales of Chemical Products excludes inter-segment sales of $29 million with respect to the Predecessor for the three months ended March 31, 2004 and $82 million with respect to the Successor for the nine months ended December 31, 2004.

(2)	In October 2004, we announced our plans to discontinue filament production by mid-2005 and to consolidate our flake and tow production at three sites, instead of the current five.

Chemical Products

Our Chemical Products segment produces and supplies acetyl products, including acetic acid, acetate esters, vinyl acetate monomer, polyvinyl alcohol and emulsions. We are a leading global producer of acetic acid, the world's largest producer of vinyl acetate monomer and the largest North American producer of methanol, the major raw material used for the production of acetic acid. We are also the largest polyvinyl alcohol producer in North America. These products are generally used as building blocks for value-added products or in intermediate chemicals used in the paints, coatings, inks, adhesives, films, textiles and building products industries. Other chemicals produced in this segment are organic solvents and intermediates for pharmaceutical, agricultural and chemical products. For the three months ended March 31, 2004, net sales by the Predecessor to external customers of acetyls were $371 million, acetyl derivatives and polyols were $205 million and all other business lines combined totaled $213 million. For the nine months ended December 31, 2004, net sales by the Successor to external customers of acetyls were $1,187 million, acetyl derivatives and polyols were $691 million and all other business lines combined totaled $613 million.

Technical Polymers Ticona

Our Technical Polymers Ticona segment develops, produces and supplies a broad portfolio of high performance technical polymers for application in automotive and electronics products and in other consumer and industrial applications, often replacing metal or glass. Together with our 45%-owned venture Polyplastics, our 50%-owned venture Korea Engineering Plastics Company Ltd., or KEPCO, and Fortron Industries, our 50-50 venture with Kureha Chemicals Industry of Japan, we are a leading participant in the global technical polymers business. The primary products within the Ticona segment are polyacetal products or POM, and GUR, an ultra-high molecular weight polyethylene. POM is used in a broad range of products including automotive components, electronics and appliances. GUR is used in battery separators, conveyor belts, filtration equipment, coatings and medical devices. For the three months ended March 31, 2004, sales by the Predecessor to external customers in the Technical Polymers Ticona segment totaled $227 million. For the nine months ended December 31, 2004, sales by the Successor to external customers in the Technical Polymers Ticona segment totaled $636 million.

Acetate Products

Our Acetate Products segment primarily produces and supplies acetate tow, which is used in the production of filter products and acetate filament, which is used in the apparel and home furnishing industries. Our acetate products are sold into a diverse set of end market applications, including filter products, fashion apparel, linings and home furnishings. We are one of the world's leading producers of acetate tow and acetate filament, including production by our ventures in China. In October 2004, we announced plans to consolidate our acetate flake and tow manufacturing by early 2007 and to exit the acetate filament business by mid-2005. This restructuring is being implemented to increase efficiency, reduce over-capacities in certain manufacturing areas and to focus on products and markets that provide long-term value. For the three months ended March 31, 2004, sales by the Predecessor to external customers for the Acetate Products segments were $172 million. For the nine months ended December 31, 2004, sales by the Successor to external customers for the Acetate Products segments were $523 million.

Performance Products

The Performance Products segment operates under the trade name of Nutrinova and produces and sells Sunett high intensity sweetener and food protection ingredients, such as sorbates, for the food, beverage and pharmaceuticals industries. For the three months ended March 31, 2004, sales by the Predecessor to external customers of Performance Products were $44 million. For the nine months ended December 31, 2004, sales by the Successor to external customers of Performance Products were $131 million.

Competitive Strengths

We have benefited from a number of competitive strengths, including the following:

Leading Market Positions

We have #1 or #2 market positions globally in products that make up a majority of our sales, according to the SRI Handbook and the Tecnon Orbichem Survey. We are a leading global producer of acetic acid and the world's largest producer of vinyl acetate monomer. Ticona and our ventures, Polyplastics and KEPCO, are leading suppliers of polyacetal products and other engineering resins in North America, Europe and the Asia/Pacific region. Our leadership positions are based on our large share of global production capacity, operating efficiencies, proprietary technology and competitive cost structures in our major products.

Proprietary Production Technology and Operating Expertise

Our production of acetyl products employs industry leading proprietary and licensed technologies, including our proprietary AO Plus acid-optimization technology for the production of acetic acid and VAntage vinyl acetate monomer technology. AO Plus enables plant capacity to be increased with minimal investment, while VAntage enables significant increases in production efficiencies, lower operating costs and increases in capacity at ten to fifteen percent of the cost of building a new plant.

Low Cost Producer

Our competitive cost structures are based on economies of scale, vertical integration, technical know-how and the use of advanced technologies.

Global Reach

We operate 29 production facilities (excluding our ventures) throughout the world, with major operations in North America, Europe and Asia. Ventures owned by us and our partners operate ten additional facilities. Our infrastructure of manufacturing plants, terminals, and sales offices provides us with a competitive advantage in anticipating and meeting the needs of our global and local customers in well-established and growing markets, while our geographic diversity reduces the potential impact of volatility in any individual country or region. We have a strong and growing presence in Asia (particularly in China) where ventures owned by us and our partners operate three additional facilities.

International Strategic Investments

Our strategic investments, including our ventures, have enabled us to gain access, minimize costs and accelerate growth in new markets, while also generating significant cash flow and earnings. Our equity investments and cost investments represent an important component of our growth strategy. During the nine months ended December 31, 2004, we received $55 million in dividends from our strategic investments. During the three months ended March 31, 2004, we received $22 million in dividends and other distributions from our strategic investments.

Diversified Products and End-Use Markets

We offer our customers a broad range of products in a wide variety of end-use markets. For example, the Technical Polymers Ticona business offers customers a broad range of high-quality engineering plastics to meet the needs of customers in numerous end-use markets, such as automotive, electrical/electronics, appliance and medical. The Chemical Products segment has leading market positions in an integrated chain of basic and performance-based acetyl products, sold into diverse industrial applications. This product diversity and market exposure help us to reduce the potential impact of volatility in any individual market segment.

Business Strategies

We are focused on increasing operating cash flows, profitability, return on investment and shareholder value, which we believe can be achieved through the following business strategies:

Maintain Cost Advantage and Productivity Leadership

We continually seek to reduce our production and raw material costs. We announced in July 2003 that we intend to purchase most of our North American internal methanol requirements from Southern Chemical Corporation beginning in July 2005 under a multi-year agreement at a lower cost than our present cost for methanol. Our advanced process control (APC) projects generate savings in energy and raw materials while increasing yields in production units. Most significantly, we intend to intensify the implementation of Six Sigma, which has become a pervasive and important tool in both operations and administration for achieving greater productivity and growth. We are also engaged in several projects and process technology improvements focused on energy reduction. For example, by implementing modifications and improvements in the distillation systems at our Calvert City, Kentucky polyvinyl alcohol plant, we were able to achieve a 17% reduction in steam usage. Using less energy-intense technology to more efficiently reduce acetic acid impurities at our Clear Lake Plant has also enabled reductions in steam and electricity usage. We intend to continue using best practices to reduce costs and increase equipment reliability in maintenance and project engineering.

Focused Business Investment

We intend to continue investing strategically in growth areas, including new production capacity, to extend our global market leadership position. Historically, our strong market position has enabled us to initiate capacity growth to take advantage of projected demand growth. For example, we are building a 600,000 metric ton per year world-scale acetic acid plant in China, the world's fastest growing market for acetic acid and its derivatives. We also increased the capacity of our GUR ultra-high molecular weight polyethylene plant in Germany by 1/3 to 10,000 tons per year in the third calendar quarter of 2004, and in 2004, we also increased our North American polyacetal capacity at our Bishop facility by 20% to 102,000 tons. We expect to continue to benefit from our investments and capacity expansion that enable us to meet increases in global demand.

Maximize Cash Flow and Reduce Debt

Despite a difficult operating environment over the past several years, we have generated a significant amount of operating cash flow. Between January 1, 2002 and March 31, 2004, the Predecessor generated over $650 million of net cash provided by operating activities. Between April 1, 2004 and December 31, 2004, the Successor consumed over $63 million of net cash used in operating activities. The cash flow used by operations was affected by the one-time payment of a $95 million obligation to a third party, $59 million associated with the exercising of stock appreciation rights, pension contributions totaling $409 million and higher interest expense due to increased debt levels. We expect improvement in our operating cash flow through increased productivity in our operations, increased cash dividends from our ventures, reduced pension contributions and pursuing additional cost reduction efforts. We believe in a focused capital expenditure plan that is dedicated to attractive investment projects. We intend to use our free cash flow to reduce indebtedness and selectively expand our businesses. The operating cash flow used by the Predecessor for the three months ended March 31, 2004 was $107 million. As of December 31, 2004, we had total debt of $3,387 million and cash and cash equivalents of $838 million.

Deliver Value-Added Solutions

We continually develop new products and industry leading production technologies that solve our customers' problems. For example, Ticona has worked closely with fuel system suppliers to develop an acetal copolymer with the chemical and impact resistance necessary to withstand exposure to hot diesel fuels. In our emulsions business, we pioneered a technological solution that leads the industry in product offerings for ecologically friendly emulsions for solvent-free interior paints. We believe that our customers value our expertise, and we will continue to work with them to enhance the quality of their products.

Enhance Value of Portfolio

We will continue to further optimize our business portfolio through divestitures, acquisitions and strategic investments that enable us to focus on businesses in which we can achieve market, cost and technology leadership over the long term. In addition, we intend to continue to expand our product mix into higher value-added products. For example, we have begun construction of a 600,000 metric ton acetic acid plant in China, the world's fastest growing market for acetic acid. The plant is expected to come on stream in late 2006 or early 2007. We also divested non-core businesses, such as acrylates, which we sold to Dow in February 2004.

We also acquired Vinamul Polymers, the North American and European emulsions business of Imperial Chemical Industries PLC in February 2005.

Business Segments

Chemical Products

The Chemical Products segment consists of six business lines: Acetyls, Acetyl Derivatives and Polyols, Polyvinyl Alcohol, Emulsions, Specialties, and other chemical activities. All business lines in this segment mainly conduct business using the "Celanese" trade name, except Polyvinyl Alcohol, which uses the trademark Celvol, and Emulsions, which uses the trademarks Mowilith and Celvolit. In February 2005, Celanese acquired the Vinamul Polymers, the North American and European emulsion polymer business of Imperial Chemical Industries PLC, which primarily uses the trademarks Vinamul, Elite and Duroset. The following table lists key products and their major end use markets.

Key Chemical Products	Major End Use Markets
Methanol	Formaldehyde and Acetic Acid
Acetic Acid	Vinyl Acetate Monomer, Acetic Anhydride and Purified Terephtalic Acid or PTA, an Intermediate used in the production of Polyester resins, films and fibers
Acetic Anhydride	Cellulose Acetate and Pharmaceuticals
Vinyl Acetate Monomer	Paints, Adhesives, Paper Coatings, Films and Textiles
Acetate Esters	Coatings, Inks
Oxo Alcohols	Plasticizers, Acrylates, Esters, Solvents and Inks
Polyvinyl Alcohol	Adhesives, Building Products, Paper Coatings, Films and Textiles
Emulsions	Water-Based Quality Surface Coatings, Adhesives, Non-Woven Textiles and Glass Fibers
Emulsion Powders	Building Products
Carboxylic Acids	Lubricants, Detergents and Specialties
Amines	Agricultural Products and Water Treatments

Business Lines

Acetyls.    The acetyls business line produces:

•	Acetic acid, used to manufacture vinyl acetate monomer and other acetyl derivatives. We manufacture acetic acid for our own use, as well as for sale to third parties, including producers of purified terephthalic acid, or PTA, and to other participants in the acetyl derivatives business;

•	Vinyl acetate monomer, used in a variety of adhesives, paints, films, coatings and textiles. We manufacture vinyl acetate monomer for our own use, as well as for sale to third parties.

•	Methanol, principally used internally in the production of acetic acid and formaldehyde. The balance is sold to the merchant market.

•	Acetic anhydride, a raw material used in the production of cellulose acetate, detergents and pharmaceuticals; and

•	Acetaldehyde, a major feedstock for the production of polyols. Acetaldehyde is also used in other organic compounds such as pyridines, which are used in agricultural products.

We are a leading global producer of acetic acid and the world's leading producer of vinyl acetate monomer according to the Tecnon Orbichem Survey. According to data from the CMAI Methanol Analysis, we are the largest producer of methanol in North America.

Acetic acid, methanol, and vinyl acetate monomer, like other commodity products, are characterized by cyclicality in pricing. The principal raw materials in these products are natural gas and ethylene, which we purchase from numerous sources; carbon monoxide, which we purchase under long-term contracts; methanol, which we both manufacture and purchase under short-term contracts; and butane, which we purchase from one supplier and can also obtain from other sources. All these raw materials, except carbon monoxide, are commodities and are available from a wide variety of sources.

Our production of acetyl products employs leading proprietary and licensed technologies, including our proprietary AO Plus acid-optimization technology for the production of acetic acid and VAntage vinyl acetate monomer technology. AO Plus enables plant capacity to be increased with minimal investment, while VAntage enables significant increases in production efficiencies, lower operating costs and increases in capacity at 10 to 15 percent of the cost of building a new plant.

Acetyl Derivatives and Polyols.    The acetyl derivatives and polyols business line produces a variety of solvents, polyols, formaldehyde and other chemicals, which in turn are used in the manufacture of paints, coatings, adhesives, and other products.

Many acetyl derivatives products are derived from our production of acetic acid and oxo alcohols. Primary products are:

•	Ethyl acetate, an acetate ester that is a solvent used in coatings, inks and adhesives and in the manufacture of photographic films and coated papers;

•	Butyl acetate, an acetate ester that is a solvent used in inks, pharmaceuticals and perfume;

•	Propyl acetate, an acetate ester that is a solvent used in inks, lacquers and plastics;

•	Methyl ethyl ketone, a solvent used in the production of printing inks and magnetic tapes;

•	Butyric acid, an intermediate for the production of esters used in artificial flavors;

•	Propionic acid, an organic acid used to protect and preserve grain; and

•	Formic acid, an organic acid used in textile dyeing and leather tanning.

Polyols and formaldehyde products are derivatives of methanol and are made up of the following products:

•	Formaldehyde, primarily used to produce adhesive resins for plywood, particle board, polyacetal products engineering resins and a compound used in making polyurethane;

•	Polyol products such as pentaerythritol, used in coatings and synthetic lubricants; trimethylolpropane, used in synthetic lubricants; neopentyl glycol, used in powder coatings; and 1,3-butylene glycol, used in flavorings and plasticizers.

Oxo alcohols and intermediates are produced from propylene and ethylene and include:

•	Butanol, used as a solvent for lacquers, dopes and thinners, and as an intermediate in the manufacture of chemicals, such as butyl acrylate;

•	Propanol, used as an intermediate in the production of amines for agricultural chemicals, and as a solvent for inks, resins, insecticides and waxes; and

•	Synthesis gas, used as an intermediate in the production of oxo alcohols and specialties.

Acetyl derivatives and polyols are commodity products characterized by cyclicality in pricing. The principal raw materials used in the acetyl derivatives business line are acetic acid, various alcohols, methanol, acetaldehyde, propylene, ethylene and synthesis gas. We manufacture many of these raw materials for our own use as well as for sales to third parties, including our competitors in the acetyl derivatives business. We purchase propylene and ethylene from a variety of sources. We manufacture acetaldehyde for our European production, but we purchase all acetaldehyde requirements for our North American operations from third parties. Acetaldehyde is also available from other sources.

Polyvinyl Alcohol.    Polyvinyl alcohol, or PVOH, is a performance chemical engineered to satisfy particular customer requirements. It is used in adhesives, building products, paper coatings, films and textiles. The primary raw material to produce polyvinyl alcohol is vinyl acetate monomer, while acetic acid is produced as a by-product. Prices vary depending on industry segment and end use application. Products are sold on a global basis, and competition is from all regions of the world. Therefore, regional economies and supply and demand balances affect the level of competition in other regions. According to Stanford Research International's December 2003 report on PVOH, we are the largest North American producer of polyvinyl alcohol and the third largest producer in the world.

Emulsions.    We purchased the emulsions business of Clariant AG on December 31, 2002, and the Vinamul emulsions business of ICI in February 2005. The products from the Clariant AG business are sold under the Mowilith and Celvolit brands, and the products from the Vinamul emulsions business are sold under the Vinamul, Elite and Duroset brands. These products include conventional emulsions, high-pressure vinyl acetate ethylene emulsions, and powders. Emulsions are made from vinyl acetate monomer, acrylate esters and styrene. Emulsions are a key component of water-based quality surface coatings, adhesives, non-woven textiles and other applications.

Specialties.    The specialties business line produces:

•	Carboxylic acids such as pelargonic acid, used in detergents and synthetic lubricants, and heptanoic acid, used in plasticizers and synthetic lubricants;

•	Amines such as methyl amines, used in agrochemicals, monoisopropynol amines, used in herbicides, and butyl amines, used in the treatment of rubber and in water treatment; and

•	Oxo derivatives and special solvents, such as crotonaldehyde, which is used by the Performance Products segment for the production of sorbates, as well as raw materials for the fragrance and food ingredients industry.

The prices for these products are relatively stable due to long-term contracts with customers whose industries are not generally subject to the cyclical trends of commodity chemicals.

The primary raw materials for these products are olefins and ammonia, which are purchased from world market suppliers based on international prices.

In March 2002, we formed Estech, a venture with Hatco Corporation, a leading producer of synthetic lubricants, for the production and marketing of neopolyol esters or NPEs. This venture, in which we hold a 51 percent interest, built and operates a 7,000 metric ton per year NPE plant at our Oberhausen, Germany site. The plant came on stream in the fourth quarter of 2003. Neopolyol esters are used as base stocks for synthetic lubricants in refrigeration, automotive, aviation and industrial applications, as well as in hydraulic fluids. We supply Estech with carboxylic acids and polyols, the main raw materials for producing NPEs.

We contributed our commercial, technical and operational oxo business activities in Oberhausen, Germany to European Oxo GmbH, Celanese's European oxo chemicals venture with Degussa AG. The venture began operations in October 2003.

Facilities

The Chemical Products segment has production sites in the United States, Canada, Mexico, Singapore, Spain, Sweden, Slovenia, the United Kingdom, the Netherlands and Germany. The

emulsions business line also has tolling arrangements in the United Kingdom, France and Greece. We also participate in a venture in Saudi Arabia that produces methanol and MTBE. Over the last few years, we have continued to shift our production capacity to lower cost production facilities while expanding in growth markets, such as China. As a result, we shut down our formaldehyde unit in Edmonton, Alberta, Canada in mid-2004. We have commenced building a 600,000 metric ton acetic acid plant in Nanjing, China, which is expected to come on stream in late 2006 or early 2007.

Capital Expenditures

The Chemical Products segment's capital expenditures by the Successor for the nine months ended December 31, 2004 were $64 million. The Chemical Products segment's capital expenditures by the Predecessor were $15 million for the three months ended March 31, 2004, and $109 million and $101 million for the years ended 2003 and 2002, respectively. The capital expenditures incurred during the last three years related primarily to efficiency and safety improvement-related items associated with the normal operations of the business, as well as spending for a new plant for synthesis gas, and important raw material for the production of oxo alcohols and specialties, at our Oberhausen site. The new plant, which supplies European Oxo GmbH and CAG, came on stream in the third quarter of 2003 and has improved reliability and reduced production costs. Capital expenditures in 2003 also included the integration of a company-wide SAP system.

Markets

The following table illustrates net sales by destination of the Chemical Products segment by geographic region of the Successor for the nine months ended December 31, 2004, and of the Predecessor for the three months ended March 31, 2004, and for the years ended December 31, 2003 and 2002.

	Successor		Predecessor
	Nine Months Ended December 31, 2004		Three Months Ended March 31, 2004		Year Ended December 31,
					2003		2002
			(in millions)
	$	% of Segment	$	% of Segment	$	% of Segment	$	% of Segment
North America	949	38%	306	39%	1,181	39%	1,039	44%
Europe/Africa	965	39%	314	40%	1,183	40%	817	35%
Asia/Australia	484	19%	144	18%	522	18%	418	18%
Rest of World	93	4%	25	3%	82	3%	71	3%

The Chemical Products segment markets its products both directly to customers and through distributors. It also utilizes a number of "e-channels", including its website at www.chemvip.com, as well as system to system linking through its industry portal, Elemica.

In the acetyls business line, the methanol market is global and highly dependent on the demand for products made from methanol. In addition to our own demands for methanol, our production is sold to a few regional customers who are manufacturers of chemical intermediates and to a lesser extent, by manufacturers in the wood products industry. We typically enter into short-term contracts for the sale of methanol. Acetic acid and vinyl acetate monomer are global businesses which have several large customers. Generally, we supply these global customers under multi-year contracts. The customers of acetic acid and vinyl acetate monomer produce polymers used in water-based paints, adhesives, paper coatings, film modifiers and textiles. We have long-standing relationships with most of these customers.

Polyvinyl alcohol is sold to a diverse group of regional and multinational customers mainly under single year contracts. The customers of the polyvinyl alcohol business line are primarily engaged in the production of adhesives, paper, films, building products, and textiles.

Emulsions and emulsion powders are sold to a diverse group of regional and multinational customers. Customers for emulsions are manufacturers of water-based quality surface coatings, adhesives, and non-woven textiles. Customers for emulsion powders are primarily manufacturers of building products.

Acetyl derivatives and polyols are sold to a diverse group of regional and multinational customers both under multi-year contracts and on the basis of long-standing relationships. The customers of acetyl derivatives are primarily engaged in the production of paints, coatings and adhesives. In addition to our own demand for acetyl derivatives to produce cellulose acetate, we sell acetyl derivatives to other participants in the cellulose acetate industry. We manufacture formaldehyde for our own use as well as for sale to a few regional customers that include manufacturers in the wood products and chemical derivatives industries. The sale of formaldehyde is based on both long and short term agreements. Polyols are sold globally to a wide variety of customers, primarily in the coatings and resins and the specialty products industries. Oxo products are sold to a wide variety of customers, primarily in the construction and automotive industries, and are used internally to produce acetyl derivatives. The oxo market is characterized by oversupply and numerous competitors.

The specialties business line primarily serves global markets in the synthetic lubricant, agrochemical, rubber processing and other specialty chemical areas. Much of the specialties business line involves "one customer, one product" relationships, where the business develops customized products with the customer, but the specialties business line also sells several chemicals which are priced more like commodity chemicals.

Competition

Our principal competitors in the Chemical Products segment include Air Products and Chemicals, Inc., Atofina S.A., BASF, Borden Chemical, Inc., BP p.l.c. ("BP"), Chang Chun Petrochemical Co., Ltd., Daicel, Dow, Eastman Chemical Corporation ("Eastman"), E. I. DuPont de Nemours and Company ("DuPont"), Methanex Corporation, Lyondell, Nippon Goshei, Perstorp Inc., Rohm & Haas Company, Showa Denko K.K., and Kuraray Co. Ltd.

Technical Polymers Ticona

Ticona develops, produces and supplies a broad portfolio of high performance technical polymers. The following table lists key Ticona products, their trademarks, and their major end use markets.

Key Ticona Products	Major End Use Markets
Hostaform/Celcon (Polyacetal products)	Automotive, Electronics, Consumer Products and Medical
GUR (Ultra High Molecular Weight Polyethylene or PE-UHMW)	Profiles, Battery Separators, Industrial Specialties, Filtration, Coatings and Medical
Celanex/Vandar/Riteflex/Impet (Polyester Engineering Resins)	Electrical, Electronics, Automotive and Appliances
Vectra (Liquid Crystal Polymers)	Electronics, Telecommunications, Consumer and Medical
Fortron (Polyphenylene Sulfide or PPS)	Electronics, Automotive and Industrial
Celstran, Compel (long fiber reinforced thermoplastics)	Automotive and Industrial

*	Fortron is a registered trademark of Fortron Industries.

Ticona's technical polymers have chemical and physical properties enabling them, among other things, to withstand high temperatures, resist chemical reactions with solvents and resist fracturing or stretching. These products are used in a wide range of performance-demanding applications in the automotive and electronics sectors and in other consumer and industrial goods, often replacing metal or glass.

Ticona is a business oriented to enable innovations for its customers while closely working together with them for a new development. Ticona focuses its efforts on developing new markets and applications for its product lines, often developing custom formulations to satisfy the technical and processing requirements of a customer's applications. For example, Ticona has worked closely with fuel system suppliers to develop an acetal copolymer with the chemical and impact resistance necessary to withstand exposure to hot diesel fuels in the new generation of common rail diesel engines. The product can also be used in automotive fuel sender units where it remains stable at the high operating temperatures present in direct-injection diesel engines.

Ticona's customer base consists primarily of a large number of plastic molders and component suppliers, which are often the primary suppliers to original equipment manufacturers, or OEMs. Ticona works with these molders and component suppliers as well as directly with the OEMs to develop and improve specialized applications and systems.

Prices for most of these products, particularly specialized product grades for targeted applications, generally reflect the value added in complex polymer chemistry, precision formulation and compounding, and the extensive application development services provided. The specialized product lines are not particularly susceptible to cyclical swings in pricing. Polyacetal products pricing, mainly in standard grades, is, however, somewhat more price competitive, with many minimum-service providers competing for volume sales.

Business Lines

Polyacetal products are sold under the trademark Hostaform in all regions but North America, where we sell them under the trademark Celcon. Polyplastics, in which we hold a 45% ownership interest, and Korea Engineering Plastics, in which we hold a 50% ownership interest, are leading suppliers of polyacetal products and other engineering resins in the Asia/Pacific region. Polyacetal products are used for mechanical parts, including door locks and seat belt mechanisms, in automotive applications and in electrical, consumer and medical applications such as drug delivery systems and gears for appliances.

The primary raw material for polyacetal products is formaldehyde, which is manufactured from methanol. Ticona currently purchases formaldehyde in the United States from our Chemical Products segment and, in Europe, manufactures formaldehyde from purchased methanol.

GUR, an ultra high molecular weight polyethylene or PE-UHMW, is an engineered material used in heavy-duty automotive and industrial applications such as car battery separator panels and industrial conveyor belts, as well as in specialty medical and consumer applications, such as porous tips for marker pens, sports equipment and prostheses. GUR Micro powder grades are used for high performance filters, membranes, diagnostic devices, coatings and additives for thermoplastics & elastomers. PE-UHMW fibers are also used in protective ballistic applications. The basic raw material for GUR is ethylene.

Celstran and Compel are long fiber reinforced thermoplastics, which impart extra strength and stiffness, making them more suitable for larger parts than conventional thermoplastics.

Polyesters such as Celanex polybutylene terephthalate, or PBT, and Vandar, a series of PBT-polyester blends, are used in a wide variety of automotive, electrical and consumer applications, including ignition system parts, radiator grilles, electrical switches, appliance housings, boat fittings and perfume bottle caps. Raw materials for polyesters vary. Base monomers, such as dimethyl terephthalate or DMT and PTA, are widely available with pricing dependent on broader polyester fiber and packaging resins market conditions. Smaller volume specialty co-monomers for these products are typically supplied by a few companies.

Liquid crystal polymers, or LCPs, such as Vectra, are used in electrical and electronics applications and for precision parts with thin walls and complex shapes. Fortron, a polyphenylene sulfide, or PPS, product, is used in a wide variety of automotive and other applications, especially those requiring heat and/or chemical resistance, including fuel system parts, radiator pipes and halogen lamp housings, and often replaces metal in these demanding applications. Fortron is manufactured by Fortron Industries, Ticona's 50-50 venture with Kureha Chemicals Industry of Japan.

In December 2004, we approved a plan to dispose of Ticona's Cyclo-olefin Copolymer ("COC") business.

Facilities

Ticona has polymerization, compounding and research and technology centers in Germany, Brazil and the United States. Ticona's Kelsterbach, Germany production site is located in close proximity to one of the sites being considered for a new runway under the Frankfurt airport's expansion plans. The construction of this particular runway could have a negative effect on the plant's current production capacity and future development. While the state government of Hesse and the owner of the airport promote the expansion of this option, it is uncertain whether this option is in accordance with applicable laws. Although the government of the state of Hesse expects the plan approval for the airport expansion in 2007 and the start of operations in 2009-2010, neither the final outcome of this matter nor its timing can be predicted at this time.

Capital Expenditures

Ticona's capital expenditures by the Successor for the nine months ended December 31, 2004 was $64 million. Ticona's capital expenditures by the Predecessor were $20 million for the three months ended March 31, 2004, and $56 million and $61 million for the years 2003 and 2002, respectively. Ticona had expenditures in each of these three years relating primarily to efficiency and safety improvement-related items associated with the normal operations of the business. In 2004, Ticona completed its expansion of its Oberhausen GUR PE-UHMW capacity by 10,000 metric tons per year, and we also increased by 20% to 102,000 tons our North American POM capacity. The capital expenditures for 2003 also include construction of a new administrative building in Florence, Kentucky and the integration of a company-wide SAP system. In addition, Ticona had expenditures in 2002 for significant capacity expansions at its Bishop, Texas and Shelby, North Carolina sites. Ticona doubled its U.S. capacity for GUR PE-UHMW by building a new 30,000 metric tons per year facility in Bishop, Texas, replacing the existing plant in Bayport, Texas. The new plant came on stream in the third quarter of 2002. In the fourth quarter of 2002, Ticona increased capacity by 6,000 metric tons at its polyacetal products facility in Kelsterbach, Germany and commenced a further increase of 17,000 metric tons; however, its completion is dependent upon the action of the Frankfurt Airport expansion described above.

Markets

The following table illustrates the destination of the net sales of the Technical Polymers Ticona segment by geographic region of the Successor for the nine months ended December 31, 2004, and of the Predecessor for the three months ended March 31, 2004, and for the years ended December 31, 2003, and 2002.

Net Sales to External Customers by Destination—Technical Polymers Ticona

	Successor		Predecessor
	Nine Months Ended December 31, 2004		Three Months Ended March 31, 2004		Year Ended December 31,
					2003		2002
			(in millions)
	$	% of Segment	$	% of Segment	$	% of Segment	$	% of Segment
North America	247	39%	95	42%	350	45%	319	48%
Europe/Africa	331	52%	116	51%	373	49%	300	46%
Asia/Australia	33	5%	9	4%	19	3%	18	3%
Rest of World	25	4%	7	3%	20	3%	19	3%

Ticona's sales in the Asian market are made mainly through its ventures, Polyplastics, Korea Engineering Plastics and Fortron Industries, which are accounted for under the equity method and therefore not included in Ticona's consolidated net sales. If Ticona's portion of the sales made by these ventures were included in the chart above, the percentage of sales sold in Asia/Australia would be substantially higher. A number of Ticona's polyacetal products customers, particularly in the appliance, electrical components, toys and certain sections of the electronics/telecommunications fields, have moved tooling and molding operations to Asia, particularly southern China. To meet the expected increased demand in this region, we, along with Polyplastics, Mitsubishi Gas Chemical Company Inc., and Korea Engineering Plastics agreed on a venture to construct and operate a world-scale 60,000 metric ton polyacetal products facility in China. When completed, we will indirectly own an approximate 38 percent interest in this venture. Work on the new facility commenced in July 2003, and the new plant is expected to start operations in the second quarter of 2005.

Ticona's principal customers are suppliers to the automotive industries as well as industrial suppliers. These customers primarily produce engineered products, and Ticona works closely with its customers to assist them to develop and improve specialized applications and systems. Ticona has long-standing relationships with most of its major customers, but it also uses distributors for most of its major products, as well as a number of electronic channels, such as its BuyTiconaDirect on-line ordering system, and other electronic marketplaces to reach a larger customer base. For most of Ticona's product lines, contracts with customers typically have a term of one to two years. A significant swing in the economic conditions of the end markets of Ticona's principal customers could significantly affect the demand for Ticona's products.

Competition

Ticona's principal competitors include BASF, DuPont, General Electric Company and Solvay S.A. Smaller regional competitors include Asahi Kasei Corporation, DSM NV, Mitsubishi Plastics, Inc., Chevron Phillips Chemical Company, L.P., Braskem S.A., Teijin and Toray Industries Inc.

Acetate Products

The Acetate Products segment consists primarily of acetate filter products, which uses the "Celanese" brand to market its products. The segment's acetate filament business line will be discontinued by mid-2005.

Business Lines

Acetate filter products are found in cigarette filters and acetate filament is found in fashion apparel, linings and home furnishings. According to the 2002 Stanford Research Institute International Chemical Economics Handbook, we are the world's leading producer of acetate fibers, including production of our ventures in Asia.

We produce acetate flake by processing wood pulp with acetic anhydride. We purchase wood pulp that is made from reforested trees from major suppliers and produce acetic anhydride internally. The acetate flake is then further processed into acetate fiber in the form of a tow band or filament.

The acetate filter products business line produces acetate tow, which is used primarily in cigarette filters. The acetate tow market continues to be characterized by stability and slow growth.

We have a 30% interest in three manufacturing ventures with Chinese state-owned enterprises that produce cellulose acetate flake and tow in China. Additionally, in 2004, 21% of our sales of acetate tow were sold to Chinese state-owned tobacco enterprises, the largest single market for acetate tow in the world. As demand for acetate tow in China exceeds local supply, we and our Chinese partners have agreed to expand capacity at their three manufacturing ventures. Two of the ventures completed their tow manufacturing expansions in January 2005; the expansion at the third venture is scheduled to be completed by mid-year. Although increases in manufacturing capacity of the ventures will reduce, beginning in 2005, the volume of our future direct sales of acetate tow to China, the dividends paid by the ventures to us are projected to increase once the expansions are complete in 2007.

The Acetate Products segment is continuing its cost reduction and operations improvement efforts. These efforts are directed toward reducing costs while achieving higher productivity of employees and equipment. In addition to restructuring activities previously undertaken, we outsourced the operation and maintenance of our utility operations at the Narrows, Virginia and Rock Hill, South Carolina plants in 2003. We also closed our Charlotte, North Carolina administrative and research and development facility and relocated the functions there to the Rock Hill and Narrows locations. The relocation was substantially completed during the third quarter of 2004. In March 2005, we announced the relocation of our Rock Hill administrative functions to our Dallas corporate headquarters. This relocation is expected to be completed in the third quarter of 2005.

In October 2004, we announced plans to implement a strategic restructuring of our acetate business to increase efficiency, reduce overcapacity in certain manufacturing areas and focus on products and markets that provide long-term value. As part of this restructuring, we plan to discontinue acetate filament production by mid-2005 and to consolidate our flake and tow operations at three locations instead of the current five. The restructuring resulted in $50 million of asset impairment charges and charges to depreciation related to $12 million in asset retirement obligations, of which $8 million was recorded by the Acetate Products segment and $4 million was recorded by the Chemical Products segment. In addition, Celanese recorded severance liabilities of approximately $40 million in the fourth quarter of 2004, with a corresponding increase in goodwill. Sales of acetate filament by the Predecessor for the three months ended March 31, 2004 were $25 million, and sales of acetate filament by the Successor for the nine months ended December 31, 2004 were $83 million. See Note 21 to the Consolidated Financial Statements.

Facilities

The Acetate Products segment has production sites in the United States, Canada, Mexico and Belgium, and participates in three manufacturing ventures in China. In October 2004, we announced plans to close the Rock Hill, South Carolina, production site during 2005 and to shutdown production of acetate products at the Edmonton, Alberta, Canada site by 2007. Additionally, filament production at Narrows and Ocotlan is expected to be discontinued by mid-2005 and flake production at Ocotlan is expected to be recommissioned in 2005.

Capital Expenditures

The Acetate Products segments' capital expenditures by the Successor for the nine months ended December 31, 2004 were $32 million. The Acetate Products segment's capital expenditures by the Predecessor were $8 million for the three months ended March 31, 2004, and $39 million and $30 million for the years 2003 and 2002, respectively. The capital expenditures incurred during these years related primarily to efficiency, environmental and safety improvement-related items associated with the normal operations of the business. Capital expenditures in 2003 also included the integration of a company-wide SAP system.

Markets

The following table illustrates the destination of the net sales of the Acetate Products segment by geographic region of the Successor for the nine months ended December 31, 2004, and of the Predecessor for the three months ended March 31, 2004, and for the years ended December 31, 2003 and 2002.

Net Sales to External Customers by Destination—Acetate Products

	Successor		Predecessor
	Nine Months Ended December 31, 2004		Three Months Ended March 31, 2004		Year Ended December 31,
					2003		2002
			(in millions)
	$	% of Segment	$	% of Segment	$	% of Segment	$	% of Segment
North America	145	28%	47	27%	189	29%	188	30%
Europe/Africa	143	27%	45	26%	192	29%	167	26%
Asia/Australia	222	43%	75	44%	258	40%	256	41%
Rest of World	13	2%	5	3%	16	2%	21	3%

Sales in the acetate filter products industry were principally to the major tobacco companies that account for a majority of worldwide cigarette production. Our contracts with most of our customers, including our largest customer, with whom we have a long-standing relationship, are entered into on an annual basis. In recent years, the cigarette industry has experienced consolidation.

We are participating in the expanding Asian filament market through our marketing alliance with Teijin Limited. Teijin agreed to assist us with qualifying our acetate filament with customers beginning in January 2002 and we have successfully transitioned a majority of that business. Teijin discontinued acetate filament production in March 2002.

Competition

Principal competitors in the Acetate Products segment include Acetate Products Ltd. (Acordis), Daicel, Eastman, Mitsubishi Rayon Company, Limited, Bambergcell and Rhodia S.A. ("Rhodia").

Performance Products

The Performance Products segment consists of the food ingredients business conducted by Nutrinova. This business uses its own trade names to conduct business. The following table lists key products of the Performance Products segment and their major end use markets.

Key Performance Products	Major End Use Markets
Sunett (Acesulfame-K)	Beverages, Confections, Dairy Products and Pharmaceuticals
Sorbates	Dairy Products, Baked Goods, Beverages, Animal Feeds, Spreads and Delicatessen Products

Business Lines

Nutrinova's food ingredients business consists of the production and sale of high intensity sweeteners and food protection ingredients, such as sorbic acid and sorbates worldwide, as well as the resale of other food ingredients mainly in Japan, Australia, Mexico and the United States.

Acesulfame-K, a high intensity sweetener marketed under the trademark Sunett, is used in a variety of beverages, confections and dairy products throughout the world. The primary raw materials for this product are diketene and sulfur trioxide. Sunett pricing for targeted applications reflects the value added by Nutrinova, such as technical services provided. Nutrinova's strategy is to be the most reliable and highest quality producer of this product, to develop new applications for the product and to expand into new markets. Nutrinova maintains a strict patent enforcement strategy, which has resulted in favorable outcomes in a number of patent infringement matters in Europe and the United States. Nutrinova's European and U.S. primary production patents for making Sunett expired at the end of the first quarter of 2005.

Nutrinova's food protection ingredients are mainly used in foods, beverages and personal care products. The primary raw materials for these products are ketene and crotonaldehyde. Sorbates pricing is extremely sensitive to demand and industry capacity and is not necessarily dependent on the prices of raw materials.

Facilities

Nutrinova has production facilities in Germany, as well as sales and distribution facilities in all major world markets.

Capital Expenditures

The Performance Products segment's capital expenditures by the Successor were $3 million for the nine months ended December 31, 2004. The Performance Products segment's capital expenditures by the Predecessor were $0 million for the three months ended March 31, 2004 and $2 million and $4 million for the years 2003 and 2002, respectively. The capital expenditures incurred during these years related to efficiency, debottlenecking, quality and safety improvement items associated with the normal operation of the business.

Markets

The following table illustrates the destination of the net sales of the Performance Products segment by geographic region of the Successor for the nine months ended December 31, 2004, and of the Predecessor for the three months ended March 31, 2004, and for the years ended December 31, 2003 and 2002.

Net Sales to External Customers by Destination—Performance Products

	Successor		Predecessor
	Nine Months Ended December 31, 2004		Three Months Ended March 31, 2004		Year Ended December 31,
					2003		2002
			(in millions)
	$	% of Segment	$	% of Segment	$	% of Segment	$	% of Segment
North America	52	40%	19	43%	73	43%	56	37%
Europe/Africa	49	37%	17	39%	59	35%	55	36%
Asia/Australia	21	16%	6	14%	28	17%	25	17%
Rest of World	9	7%	2	4%	9	5%	15	10%

Nutrinova directly markets Sunett primarily to a limited number of large multinational and regional customers in the beverage and food industry under long-term and annual contracts. Nutrinova markets food protection ingredients primarily through regional distributors to small and medium sized customers and directly through regional sales offices to large multinational customers in the food industry.

Competition

The principal competitors for Nutrinova's Sunett sweetener are Holland Sweetener Company, The NutraSweet Company, Ajinomoto Co., Inc. and several Chinese manufacturers. In sorbates, Nutrinova competes with Nantong AA, Daicel, Yu Yao/Ningbo, Yancheng AmeriPac and other Chinese manufacturers of sorbates.

Other Activities

Other Activities included revenues mainly from the captive insurance companies, Celanese Advanced Materials, Inc., and Pemeas GmbH or Pemeas. Celanese Advanced Materials consists of high performance polymer PBI and the Vectran polymer fiber product lines. Pemeas, a venture with a consortium of investors led by Conduit Ventures, a London based venture capital company, develops high temperature membrane assemblies or MEA's for fuel cells. We contributed our MEA activity to Pemeas in April 2004. In December 2004, we approved a plan to dispose of our interest in Pemeas. Other activities also include corporate activities, several service companies and other ancillary businesses, which do not have significant sales.

Our two wholly-owned captive insurance companies are a key component of our global risk management program, as well as a form of self insurance for our property, liability and workers compensation risks. The captive insurance companies issue insurance policies to our subsidiaries to provide consistent coverage amid fluctuating costs in the insurance market and to lower long-term insurance costs by avoiding or reducing commercial carrier overhead and regulatory fees. The captive insurance companies issue insurance policies and coordinate claims handling services with third party service providers. They retain risk at levels approved by the Celanese Corporation board of directors and obtain reinsurance coverage from third parties to limit the net risk retained. One of the captive insurance companies also insures certain third party risks.

Investments

We have a significant portfolio of strategic investments, including a number of ventures, in Asia, North America and Europe. In aggregate, these strategic investments enjoy significant sales, earnings and cash flow. We have entered into these strategic investments in order to gain access to local markets, minimize costs and accelerate growth in areas we believe have significant future business potential. The table below sets forth the earnings, cash flow contribution and depreciation and amortization of our strategic investments:

	Succesor	Predecessor
			Year Ended December 31,
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	2003	2002
	(in millions)
Earnings from equity investments	$36	$12	$35	$21
Dividends from equity investments	22	15	23	61
Other distributions from equity investments	—	1	—	39
Dividends from cost investments	33	6	53	35

	Year Ended December 31,
	2004	2003	2002
	(in millions)
Depreciation and amortization of equity investees (unaudited)	$28	$27	$27
Depreciation and amortization of cost investees (unaudited)	16	17	17
Total depreciation and amortization equity and cost investees (unaudited)	44	44	44

The fiscal year end for all of our ventures is December 31. Depreciation and amortization as presented in the table above represents the amounts recorded by the ventures based on local generally accepted accounting principles, computed in proportion to our ownership percentage. These amounts are not included in the depreciation and amortization reported by the Successor and the Predecessor.

Name	Location	Ownership	Accounting Method	Partner(s)	Description
Chemical Products
Clear Lake Methanol Partners LP	U.S.	50.0%	Equity	Valero	Methanol production
National Methanol Company (lbn Sina)	Saudi Arabia	25.0%	Cost	SABIC, CTE Petrochemicals	Methanol production
European Oxo JV	Germany	50.0%	Equity	Degussa AG	European propylene-based oxo chemicals business
Estech	Germany	51.0%	Equity	Hatco Corporation	Neopolyol esters (NPEs)
Technical Polymers Ticona
Korea Engineering Plastics Co., Ltd. (KEPCO)	Korea	50.0%	Equity	Mitsubishi Gas Chemical Company, Inc.	POM
Polyplastics Co., Ltd.	Japan	45.0%	Equity	Daicel Chemical Industries Ltd.	Polyacetal products
Fortron Industries	U.S.	50.0%	Equity	Kureha Chemical Industries	PPS
Acetate Products
Kunming Cellulose Fibers Co. Ltd.	China	30.0%	Cost	China National Tobacco Corp.	Acetate tow production
Nantong Cellulose Fibers Co. Ltd.	China	31.0%	Cost	China National Tobacco Corp.	Acetate tow and flake production
Zhuhai Cellulose Fibers Co. Ltd.	China	30.0%	Cost	Tobacco China National Corp.	Acetate tow production

The following are our principal ventures:

Major Equity Investments

Polyplastics Co., Ltd.    Polyplastics Co., Ltd. ("Polyplastics") is a leading supplier of engineering plastics in the Asia-Pacific region. Established in 1964 and headquartered in Japan, Polyplastics is a 45/55 venture between us and Daicel Chemical Industries Ltd. Polyplastics' principal production facilities are located in Japan, Taiwan, and Malaysia (with an additional venture facility under construction in China). We believe Polyplastics is the largest producer and marketer of POM in the Asia-Pacific region.

Korea Engineering Plastics Co. Ltd.    Founded in 1987, Korea Engineering Plastics Co., Ltd. ("KEPCO") is the leading producer of POM in South Korea. We acquired our 50% interest in KEPCO in 1999 from the Hyosung Corporation, a Korean conglomerate. Mitsubishi Gas Chemical Company owns the remaining 50% of KEPCO. KEPCO operates a 55,000-ton annual capacity polyacetal products plant in Ulsan, South Korea.

Fortron Industries.    Fortron Industries is a 50/50 venture between us and Kureha Chemical Industry Co. Ltd. (KCI) of Japan. Production facilities are located in Wilmington, NC. We believe Fortron has the leading technology in linear polymer.

European Oxo.    In October 2003, we entered into a 50/50 venture for European oxo operations with Degussa AG. Under the terms of this venture, we merged our commercial, technical and operational propylene-based oxo business activities, with those of Degussa AG's Oxeno subsidiary. European Oxo has plants in Oberhausen and Marl, Germany.

InfraServs.    We hold ownership interests in several InfraServ groups located in Germany. InfraServs own and develop industrial parks and provide on-site general and administrative support to tenants.

Major Cost Investments

China Acetate Products Ventures.    We hold approximately 30% ownership interests (50% board representation) in three separate venture acetate products production entities in China: the Nantong, Kunming, and Zhuhai Cellulose Fiber Companies. In each instance, Chinese state-owned entities control the remainder. The terms of these ventures were recently extended through 2020. With an estimated 30% share of the world's cigarette production and consumption, China is the world's largest and fastest growing market for acetate tow products. In combination, these ventures represent the market leader in Chinese domestic acetate production and are well positioned to capture future growth in the Chinese cigarette market. In March 2003, we and our partners decided to expand the manufacturing facilities at all three ventures in China. The tow expansion at two of the ventures was completed in January 2005. The third is scheduled for completion in June 2005. Flake expansion is expected to be completed in 2007. The ventures are funding the investments from operating cash flows.

National Methanol Co. (Ibn Sina).    With production facilities in Saudi Arabia, National Methanol Co. represents 2% of the world's methanol production capacity and is the world's eighth largest Methanol producer of MTBE. Methanol and MTBE are key global commodity chemical products. We indirectly own a 25% interest in National Methanol Co., with the remainder held by the Saudi Basic Industries Corporation (SABIC) (50%) and Texas Eastern Arabian Corporation Ltd. (25%). SABIC has responsibility for all product marketing.

The investments, where Celanese owns greater than a 20 percent ownership interest, are accounted for under the cost method of accounting because Celanese cannot exercise significant influence.

Acquisitions and Divestitures

In the last three years, we acquired the following businesses:

•	In February 2005, we acquired the Vinamul emulsions business of ICI.

•	In December 2002, we purchased the European emulsions and global emulsion powders business of Clariant AG.

In the last three years, we divested the following businesses:

•	In February 2004, CAG sold its acrylates business to Dow.

•	In December 2003, the Ticona segment completed the sale of its nylon business line to BASF.

•	Effective January 1, 2002, CAG sold its interest in InfraServ GmbH & Co. Deponie Knapsack KG ("Deponie") to Trienekens AG.

•	In December 2002, CAG sold Trespaphan, its global oriented polypropylene film business, to a consortium consisting of the Dor-Moplefan Group and Bain Capital, Inc.

•	During 2002, CAG sold its global allylamines and U.S. alkylamines businesses to U.S. Amines Ltd.

For further information on the acquisition and divestitures discussed above, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 to the Consolidated Financial Statements.

Raw Materials and Energy

We purchase a variety of raw materials from sources in many countries for use in our production processes. We have a policy of maintaining, when available, multiple sources of supply for materials. However, some of our individual plants may have single sources of supply for some of their raw materials, such as carbon monoxide and acetaldehyde. In 2003, a primary U.S. supplier of wood pulp to the Acetate Products segment shut down its pulp facility. This closure resulted in increased operating costs for expenses associated with qualifying wood pulp from alternative suppliers and significant increases in wood pulp inventory levels. We have secured alternative sources of wood pulp supply. Although we have been able to obtain sufficient supplies of raw materials, there can be no assurance that unforeseen developments will not affect our raw material supply. Even if we have multiple sources of supply for a raw material, there can be no assurance that these sources can make up for the loss of a major supplier. Nor can there be any guarantee that profitability will not be affected should we be required to qualify additional sources of supply in the event of the loss of a sole supplier. In addition, the price of raw materials varies, often substantially, from year to year.

A substantial portion of our products and raw materials are commodities whose prices fluctuate as market supply/demand fundamentals change. For example, the volatility of prices for natural gas and ethylene (whose cost is in part linked to natural gas prices) has increased in recent years. Our production facilities rely largely on coal, fuel oil, natural gas and electricity for energy. Most of the raw materials for our European operations are centrally purchased by our subsidiary, which also buys raw materials on behalf of third parties. We manage our exposure through the use of derivative instruments and forward purchase contracts for commodity price hedging, entering into long-term supply agreements, and multi-year purchasing and sales agreements. Management's policy for the majority of its natural gas and butane requirements allows entering into supply agreements and forward purchase or cash-settled swap contracts. As of December 31, 2004, there were no derivative contracts outstanding. In 2003, there were forward contracts covering approximately 35% of the Company's Chemical Products segment North American requirements. Management regularly assesses its practice of purchasing a portion of its commodity requirements forward and the utilization of a variety of other raw material hedging instruments, in addition to forward purchase contracts, in accordance with changes in market conditions. Management capped its exposure on approximately 20% of its U.S. natural gas requirements during the months of August and September of 2004. The fixed price natural gas forward contracts and any premium associated with the purchase of a price cap are principally settled through actual delivery of the physical commodity. The maturities of the cash-settled swap or cap contracts correlate to the actual purchases of the commodity and have the effect or securing or limiting predetermined prices for the underlying commodity. Although these contracts were structured to limit exposure to increases in commodity prices, certain swaps may also limit the potential benefit the Company might have otherwise received from decreases in commodity prices. These cash-settled swap or cap contracts were accounted for as cash flow hedges.

Research and Development

All of our businesses conduct research and development activities to increase competitiveness. Our Technical Polymers Ticona and Performance Products segments in particular are innovation-oriented businesses that conduct research and development activities to develop new, and optimize existing, production technologies, as well as to develop commercially viable new products and applications.

The Chemical Products segment has been focusing on improving core production technologies, such as improving catalyst development, and supporting both debottlenecking and cost reduction efforts.

The Acetate Products segment has been concentrating on developing new applications for acetate tow, such as its use in disposable consumer materials.

Research in the Technical Polymers Ticona segment is focused on the development of new formulations and applications for its products, improved manufacturing processes and new polymer materials with varying chemical and physical properties in order to meet customer needs and to generate growth. This effort involves the entire value chain from new or improved monomer production, polymerization and compounding, to working closely with end-users to identify new applications that can take advantage of these high performance features. Ticona is continually improving compounding recipes to extend product properties and grades, while offering grade consistency on a global basis. In addition, Ticona is developing new polymerization and manufacturing technology in order to meet economic and ecological goals without sacrificing high quality processing.

The research and development activities of the Performance Products segment are conducted at Nutrinova's Frankfurt, Germany location. They are directed towards expanding its existing technologies and developing new applications for existing products in close cooperation with its customers.

Research and development costs are included in expenses as incurred. The Successor's development costs for the nine months ended December 31, 2004 were $67 million. The Predecessor's research and development costs for the three months ended March 31, 2004, and for 2003 and 2002 were $23 million, $89 million and $65 million, respectively. For additional information on our research and development expenses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Summary of Consolidated Results— 2003 Compared with 2002—Research and Development Expenses."

Intellectual Property

We attach great importance to patents, trademarks, copyrights and product designs in order to protect our investment in research and development, manufacturing and marketing. Our policy is to seek the widest possible protection for significant product and process developments in our major markets. Patents may cover products, processes, intermediate products and product uses. Protection for individual products extends for varying periods in accordance with the date of patent application filing and the legal life of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent and its scope of coverage.

In most industrial countries, patent protection exists for new substances and formulations, as well as for unique applications and production processes. However, we do business in regions of the world where intellectual property protection may be limited and difficult to enforce. We maintain strict information security policies and procedures wherever we do business. Such information security policies and procedures include data encryption, controls over the disclosure and safekeeping of confidential information, as well as employee awareness training. Moreover, we monitor our competitors and vigorously challenge patent and trademark infringement. For example, the Chemical Products segment maintains a strict patent enforcement strategy, which has resulted in favorable outcomes in a number of patent infringement matters in Europe, Asia and the United States. We are currently pursuing a number of matters relating to the infringement of our acetic acid patents. Some of our earlier acetic acid patents will expire in 2007; other patents covering acetic acid are presently pending.

As patents expire, the products and processes described and claimed in those patents become generally available for use by the public. Our European and U.S. patents for making Sunett, an important product in our Performance Products segment, expire by the end of the first quarter of 2005, which will reduce our ability to realize revenues from making Sunett due to increased competition and potential limitations and will result in our results of operations and cash flows relating to the product being less favorable than today. We believe that the loss of no other single patent which may expire in the next several years will materially adversely affect our business or financial results.

We also seek to register trademarks extensively as a means of protecting the brand names of our products, which brand names become more important once the corresponding patents have expired. We protect our trademarks vigorously against infringement and also seek to register design protection where appropriate.

Environmental and Other Regulation

Obtaining, producing and distributing many of our products involves the use, storage, transportation and disposal of toxic and hazardous materials. We are subject to extensive, evolving and increasingly stringent national and local environmental laws and regulations, which address, among other things, the following:

•	Emissions to the air;

•	Discharges to surface and subsurface waters;

•	Other releases into the environment;

•	Generation, handling, storage, transportation, treatment and disposal of waste materials;

•	Maintenance of safe conditions in the workplace; and

•	Production, handling, labeling or use of chemicals used or produced by us.

We are subject to environmental laws and regulations that may require us to remove or mitigate the effects of the disposal or release of chemical substances at various sites. Under some of these laws and regulations, a current or previous owner or operator of property may be held liable for the costs of removal or remediation of hazardous substances on, under, or in its property, without regard to whether the owner or operator knew of, or caused the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. As many of our production sites have an extended history of industrial use, it is impossible to predict precisely what effect these laws and regulations will have on us in the future. Soil and groundwater contamination has occurred at some of our sites, and might occur or be discovered at other sites. The Predecessor's worldwide expenditures for the three months ended March 31, 2004 and the Successor's worldwide expenditures for the nine months ended December 31, 2004, in each case, including those with respect to third party and divested sites, and those for compliance with environmental control regulations and internal company initiatives, totaled $22 million of which $2 million was for capital projects and totaled $66 million of which $6 million was for capital projects, respectively. It is anticipated that stringent environmental regulations will continue to be imposed on us and the industry in general. Although we cannot predict with certainty future expenditures, due to new air regulations in the U.S., management expects that there will be a temporary increase in compliance costs that will total approximately $30 million to $45 million through 2007. According to our estimates, there may be an additional increase of approximately $50 million over the $30 to $45 million during that time depending on the outcome of the pending court challenge to the low risk alternative method of compliance allowed by recent air regulations for Industrial/Commercial/Institutional Boilers and Process Heaters, but thereafter management believes that the current spending trends will continue. It is difficult to estimate the future costs of environmental protection and remediation because of many uncertainties, including uncertainties about the status of laws, regulations, and information related to individual locations and sites. Subject to the foregoing, but taking into consideration our experience to date regarding environmental matters of a similar nature and facts currently known, we believe that capital expenditures and remedial actions to comply with existing laws governing environmental protection will not have a material adverse effect on our business and financial results.

Air Issues

In December 1997, the Conference of the Parties of the United Nations Framework Convention on Climate Change drafted the Kyoto Protocol, which would establish significant emission reduction targets for six gases considered to have global warming potential (referred to as greenhouse gases) and would drive mandatory reductions in developed nations subject to the Protocol. With Russia's ratification in November 2004, the Protocol has been adopted by enough of the larger, industrialized countries (defined in Annex I to the Protocol) and came into effect in February 2005 in all nations that have ratified it. The European Union or EU, including Germany and other countries where the Company has interests, ratified the Kyoto Protocol in 2002 and is formulating applicable regulations. Recent European Union regulations required all EU member states to have implemented a trading system covering carbon dioxide emissions by January 1, 2005. Accordingly, an emission trading system came into effect at the start of 2005. The new regulation directly affects our power plants at the Kelsterbach and Oberhausen sites in Germany and the Lanaken site in Belgium, as well as the power plants being operated by other InfraServ entities on sites at which we operate. We and the InfraServ entities may be required to purchase carbon dioxide credits, which could result in increased operating costs, or may be required to develop additional cost-effective methods to reduce carbon dioxide emissions further, which could result in increased capital expenditures. We have not yet determined the impact of this legislation on future capital spending. The new regulation indirectly affects our other operations in the EU, which may experience higher energy costs from third party providers. We have not yet determined the impact of this legislation on our operating costs.

In 2002, President Bush announced new climate change initiatives for the U.S. Among the policies to be pursued is a voluntary commitment to reduce the "greenhouse gas intensity" of the U.S.

economy by 18 percent within the next ten years. The Bush Administration is seeking to partner with various industrial sectors, including the chemical industry, to reach this goal. The American Chemistry Council, of which we are a member, has committed to pursue additional reductions in greenhouse gas intensity toward an overall target of 18 percent by 2012, using 1990 emissions intensity as the baseline. We currently emit carbon dioxide and smaller amounts of methane and experience some losses of polyfluorinated hydrocarbons used as refrigerants. We have invested and continue to invest in improvements to our processes that increase energy efficiency and decrease greenhouse gas intensity.

In some cases, compliance with environmental health and safety requirements involves our incurring capital expenditures. Due to new air regulations in the United States, management expects that there will be a temporary increase in compliance costs that will total approximately $30 million to $45 million through 2007. For example, the Miscellaneous Organic National Emissions Standards for Hazardous Air Pollutants regulations, and various approaches to regulating boilers and incinerators, including the National Emission Standards for Hazardous Air Pollutants (NESHAP) for Industrial/Commercial/Institutional Boilers and Process Heaters, will impose additional requirements on our operations. Although some of these rules have been finalized, a significant portion of the NESHAP for Industrial/Commercial/Industrial Boilers and Process Heaters regulation that provides for a low risk alternative method of compliance for hydrogen chloride emissions has been challenged in federal court. We cannot predict the outcome of this challenge, which could, if successful, increase our costs by, according to our estimates, approximately $50 million in addition to the $30 million to $45 million noted above through 2007 to comply with this regulation.

Chemical Products Issues

Other new or revised regulations may place additional requirements on the production, handling, labeling or use of some chemical products. Pursuant to a European Union regulation on Risk Assessment of Existing Chemicals, the European Chemicals Bureau of the European Commission has been conducting risk assessments on approximately 140 major chemicals. Some of the chemicals initially being evaluated include vinyl acetate monomer or VAM, which CAG produces, as well as competitors' products, such as styrene and 1,3-butadiene. These risk assessments entail a multi-stage process to determine whether and to what extent the Commission should classify the chemical as a carcinogen and, if so, whether this classification, and related labeling requirements, should apply only to finished products that contain specified threshold concentrations of a particular chemical. In the case of VAM, we currently do not expect a final ruling until the end of the first half of 2005. We and other VAM producers are participating in this process with detailed scientific analyses supporting the industry's position that VAM is not a probable human carcinogen and that labeling of end products should not be required but that, if it is, should only be at relatively high parts per million of residual VAM levels in the end products. It is not possible for us to predict the outcome or effect of any final ruling.

Several recent studies have investigated possible links between formaldehyde exposure and various medical conditions, including leukemia. The International Agency for Research on Cancer or IARC recently reclassified formaldehyde from Group 2A (probable human carcinogen) to Group 1 (known human carcinogen) based on studies linking formaldehyde exposure to nasopharyngeal cancer, a rare cancer in humans. IARC also concluded that there is insufficient evidence for a causal association between leukemia and occupational exposure to formaldehyde, although it also characterized evidence for such an association as strong. The results of IARC's review will be examined by government agencies with responsibility for setting worker and environmental exposure standards and labeling requirements.

We are a producer of formaldehyde and plastics derived from formaldehyde. We, together with other producers and users, are evaluating these findings. We cannot predict the final effect of IARC's reclassification.

Other recent initiatives will potentially require toxicological testing and risk assessments of a wide variety of chemicals, including chemicals used or produced by us. These initiatives include the Voluntary Children's Chemical Evaluation Program and High Production Volume Chemical Initiative

in the United States, as well as various European Commission programs, such as the new European Environment and Health Strategy, commonly known as SCALE, and the proposal for the Registration, Evaluation and Authorization and Restriction of Chemicals or REACH. REACH, which was proposed by the European Commission in October 2003, will establish a system to register and evaluate chemicals manufactured or imported to the European Union. Depending on the final ruling, additional testing, documentation and risk assessments will occur for the chemical industry. This will affect European producers of chemicals as well as all chemical companies worldwide that export to member states of the European Union. The final ruling has not yet been decided.

The above-mentioned assessments in the United States and Europe may result in heightened concerns about the chemicals involved, and in additional requirements being placed on the production, handling, labeling or use of the subject chemicals. Such concerns and additional requirements could increase the cost incurred by our customers to use our chemical products and otherwise limit the use of these products, which could adversely affect the demand for these products.

Remediation Issues

We are subject to claims brought by United States federal or state regulatory agencies, regulatory agencies in other jurisdictions or private individuals regarding the cleanup of sites that we own or operate, owned or operated, or where waste or other material from its operations was disposed, treated or recycled. In particular, we have a potential liability under the United States Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, commonly known as Superfund, the United States Resource Conservation and Recovery Act, and related state laws, or regulatory requirements in other jurisdictions, or through obligations retained by contractual agreements for investigation and cleanup costs. At many of these sites, numerous companies, including us, or one of our predecessor companies, have been notified that the Environmental Protection Agency or EPA, state governing body or private individuals consider such companies to be potentially responsible parties under Superfund or related laws. The proceedings relating to these sites are in various stages. The cleanup process has not been completed at most sites. We regularly review the liabilities for these sites and accrue our best estimate of our ultimate liability for investigation or cleanup costs, but, due to the many variables involved in such estimation, the ultimate liability may vary from these estimates.

Our wholly-owned subsidiary, InfraServ Verwaltungs GmbH, is the general partner of the InfraServ companies that provide on-site general and administrative services at German sites in Frankfurt am Main-Hoechst, Gendorf, Huerth-Knapsack, Wiesbaden, Oberhausen and Kelsterbach. Producers at the sites, including our subsidiaries, are owners of limited partnership interests in the respective InfraServ companies. The InfraServ companies are liable for any residual contamination and other pollution because they own the real estate on which the individual facilities operate. In addition, Hoechst, as the responsible party under German public law, is liable to third parties for all environmental damage that occurred while it was still the owner of the plants and real estate. However, the InfraServ companies have agreed to indemnify Hoechst from any environmental liability arising out of or in connection with environmental pollution of any InfraServ site. The partnership agreements provide that, as between the limited partners, each limited partner is responsible for any contamination caused predominantly by such partner. The limited partners have also undertaken to indemnify Hoechst against such liabilities. Any liability that cannot be attributed to an InfraServ partner and for which no third party is responsible, is required to be borne by the InfraServ company in question. In view of this potential obligation to eliminate residual contamination, the InfraServ companies in which we have an interest, have recorded provisions totaling approximately $81 million as of December 31, 2004. If the InfraServ companies default on their respective indemnification obligations to eliminate residual contamination, the limited partners in the InfraServ companies have agreed to fund such liabilities, subject to a number of limitations. To the extent that any liabilities are not satisfied by either the InfraServ companies or the limited partners, these liabilities are to be borne by us in accordance with the demerger agreement.

As between Hoechst and CAG, Hoechst has agreed to indemnify CAG for two-thirds of these demerged residual liabilities. Likewise, in some circumstances CAG could be responsible for the elimination of residual contamination on a few sites that were not transferred to Infraserv companies, in which case Hoechst must reimburse CAG for two-thirds of any costs so incurred.

Some of our facilities in Germany are over 100 years old, and there may be significant contamination at these facilities. Provisions are not recorded for potential soil contamination liability at facilities still under operation, as German law does not currently require owners or operators to investigate and remedy soil contamination until the facility is closed and dismantled, unless the authorities otherwise direct. However, soil contamination known to the owner or operator must be remedied if such contamination is likely to have an adverse effect on the public. If we were to terminate operations at one of our facilities or if German law were changed to require such removal or clean up, the cost could be material to us. We cannot accurately determine the ultimate potential liability for investigation and clean up at such sites. We adjust provisions as new remedial commitments are made. See notes 4 and 19 to the Consolidated Financial Statements.

In the demerger agreement between Hoechst and CAG, CAG agreed to indemnify Hoechst against environmental liabilities for environmental contamination that could arise under some divestiture agreements regarding chemical businesses, participations or assets located in Germany, the U.S. and other countries that were entered into by Hoechst prior to the demerger. CAG and Hoechst have agreed that CAG will indemnify Hoechst against those liabilities up to an amount of €250 million (approximately $340 million). Hoechst will bear those liabilities exceeding €250 million (approximately $340 million), but CAG will reimburse Hoechst for one-third of those liabilities for amounts that exceed €750 million (approximately $1,022 million). CAG has made payments through December 31, 2004 of $38 million for environmental contamination liabilities in connection with the divestiture agreements. As of December 31, 2004, CAG has reserves of $46 million for this contingency and may be required to record additional reserves in the future. See Notes 19 and 27 to the Consolidated Financial Statements.

At December 31, 2004, the estimated range for remediation costs is between $100 million and $143 million, with the best estimate of $143 million. Future findings or changes in estimates could have a material effect on the recorded reserves and Celanese's cash flows. As of December 31, 2004 and December 31, 2003, we had reserves of $143 million and $159 million, respectively, for environmental matters worldwide. We regularly review the liabilities for these sites and have accrued our best estimate of an ultimate liability for investigation or cleanup costs, but, due to many variables involved in such estimation, the ultimate liability may vary from these estimates.

Organizational Structure

Significant Subsidiaries

We operate our global businesses through subsidiaries in Europe, North America and Asia, all of which are owned indirectly through a series of holding companies. Our European and Asian subsidiaries, including Celanese Chemicals Europe GmbH, Ticona GmbH, Nutrinova Nutrition Specialties & Food Ingredients GmbH, and Celanese Singapore Pte., Ltd., are owned indirectly by CAG. In North America, many of the businesses are consolidated under CAC which, through its wholly-owned subsidiary, CNA Holdings, Inc., directly or indirectly owns the North American operating companies. These include Celanese Ltd., Ticona Polymers, Inc., Celanese Acetate LLC, and Grupo Celanese S.A.

Employees

As of December 31, 2004, we had approximately 9,100 employees worldwide from continuing operations, compared to 9,500 as of December 31, 2003. This represents a decrease of approximately 4 percent. The following table sets forth the approximate number of employees on a continuing basis as of December 31, 2004, 2003, and 2002.

	Employees as of December 31,
	2004	2003	2002
North America	5,500	5,600	6,300
thereof USA	4,000	4,000	4,600
thereof Canada	400	400	500
thereof Mexico	1,100	1,200	1,200
Europe	3,300	3,600	3,900
thereof Germany	3,000	3,000	2,800
Asia	200	200	200
Rest of World	100	100	100
Total Employees	9,100	9,500	10,500

Many of our employees are unionized, particularly in Germany, Canada, Mexico, Brazil, Belgium and France. However, in the United States, less than one quarter of our employees are unionized. Moreover, in Germany and France, wages and general working conditions are often the subject of centrally negotiated collective bargaining agreements. Within the limits established by these agreements, our various subsidiaries negotiate directly with the unions and other labor organizations, such as workers' councils, representing the employees. Collective bargaining agreements between the German chemical employers associations and unions relating to a remuneration typically have a term of one year, while in the United States a three year term for collective bargaining agreements is typical. We offer comprehensive benefit plans for employees and their families and believe our relations with employees are satisfactory.

Description of Property

As of December 31, 2004, we had numerous production and manufacturing facilities throughout the world. We also own or lease other properties, including office buildings, warehouses, pipelines, research and development facilities and sales offices. The following table sets forth a list of our principal production and other facilities throughout the world as of December 31, 2004.

Site	Leased/Owned	Products/Functions
Corporate Offices
Dallas, Texas, USA	Leased	Corporate headquarters
Kronberg/Taunus, Germany	Leased	Administrative offices
Bedminster, New Jersey, USA	Leased	Administrative offices
Chemical Products
Bay City, Texas, USA	Owned	Butyl acetate Iso-butylacetate Propylacetate Vinyl acetate monomer Carboxylic acids n/i-Butyraldehyde Butyl alcohols Propionaldehyde, Propyl alcohol
Bishop, Texas, USA	Owned	Formaldehyde Methanol Pentaerythritol Polyols
Calvert City, Kentucky, USA	Owned	Polyvinyl alcohol
Cangrejera, Veracruz, Mexico	Owned	Acetic anhydride Acetone derivatives Ethyl acetate Vinyl acetate monomer Methyl amines
Clear Lake, Texas, USA	Owned	Acetic acid Vinyl acetate monomer
Edmonton, Alberta, Canada	Owned	Methanol
Frankfurt am Main, Germany	Owned by InfraServ GmbH & Co. Hoechst KG, in which CAG holds a 31.2 percent limited partnership interest	Acetaldehyde Butyl acetate Conventional emulsions Emulsion powders Vinyl acetate ethylene emulsions Vinyl acetate monomer
Oberhausen, Germany	Owned by InfraServ GmbH & Co. Oberhausen KG, in which CAG holds an 84.0 percent limited partnership interest	Amines Carboxylic Acids Neopentyl Glycols
Pampa, Texas, USA	Owned	Acetic acid Acetic anhydride Ethyl acetate
Pasadena, Texas, USA	Owned	Polyvinyl alcohol
Jurong Island, Singapore	Owned	Acetic acid Butyl acetate Ethyl acetate Vinyl acetate monomer
Koper, Slovenia	Owned	Conventional emulsions
Tarragona, Spain	Owned by Complejo Industrial Taqsa AIE, in which CAG holds a 15.0 percent share	Vinyl acetate monomer
Tarragona, Spain	Owned	Vinyl acetate ethylene emulsions
Tarragona, Spain	Leased	Conventional emulsions

Site	Leased/Owned	Products/Functions
Perstorp, Sweden	Owned	Conventional emulsions Vinyl acetate ethylene emulsions
Acetate Products
Lanaken, Belgium	Owned	Tow
Narrows, Virginia, USA(1)	Owned	Tow, Filament, Flake
Ocotlan, Jalisco, Mexico(1)	Owned	Tow, Filament
Technical Polymers Ticona
Auburn Hills, Michigan, USA	Leased	Automotive Development Center
Bishop, Texas, USA	Owned	PE-UHMW (GUR) Polyacetal products (Celcon) Compounding
Florence, Kentucky, USA	Owned	Compounding
Kelsterbach, Germany	Owned by InfraServ GmbH & Co. Kelsterbach KG, in which CAG holds a 100.0% limited partnership interest	Polyacetal products (Hostaform) Compounding LFT (Celstran)
Oberhausen, Germany	Owned by InfraServ GmbH & Co. Oberhausen KG, in which CAG holds an 84.0% limited partnership interest	PE-UHMW (GUR)
Shelby, North Carolina, USA	Owned	LCP PBT and PET (Celanex) Compounding
Wilmington, North Carolina, USA	Leased by a non-consolidated venture, in which CAG has a 50% interest	PPS (Fortron)
Winona, Minnesota, USA	Owned	LFT (Celstran)
Performance Products
Frankfurt am Main, Germany	Owned by InfraServ GmbH & Co. Hoechst KG, in which CAG holds a 31.2% limited partnership interest	Sorbates Sunett

(1)	Filament production at Narrows and Ocotlan is expected to be discontinued by mid-2005. Flake production at Ocotlan is expected to be recommissioned in 2005.

Polyplastics has its principal production facilities in Japan, Taiwan and Malaysia. Korea Engineering Plastics has its principal production facilities in South Korea. Our Chemical Products segment has ventures with manufacturing facilities in Saudi Arabia and Germany and its Acetate Products segment has three ventures with production facilities in China.

During the nine months ended December 31, 2004, the Successor and its consolidated subsidiaries, in the aggregate, had capital expenditures for the expansion and modernization of production, manufacturing, research and administrative facilities of $166 million. During the three months ended March 31, 2004, the Predecessor and its consolidated subsidiaries, in the aggregate, had capital expenditures for the expansion and modernization of production, manufacturing, research and administrative facilities of $44 million. In 2003 and 2002, these expenditures amounted to $211 million and $203 million, respectively. We believe that our current facilities and those of our consolidated subsidiaries are adequate to meet the requirements of our present and foreseeable future operations. We continue to review our capacity requirements as part of our strategy to maximize our global manufacturing efficiency.

For information on environmental issues associated with our properties, see "Business—Environmental and Other Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Environmental Matters." Additional information with respect to our property, plant and equipment, and leases is contained in Notes 12 and 25 to the Consolidated Financial Statements.

Legal Proceedings

We are involved in a number of legal proceedings, lawsuits and claims incidental to the normal conduct of our business, relating to such matters as product liability, anti-trust, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these proceedings, lawsuits and claims, management believes that adequate provisions have been made and that the ultimate outcomes will not have a material adverse effect on our financial position, but may have a material adverse effect on the results of operations or cash flows in any given accounting period. See also Note 27 to the Consolidated Financial Statements.

Plumbing Actions

CNA Holdings, Inc. ("CNA Holdings"), a U.S. subsidiary of Celanese Corporation, included the U.S. business now conducted by the Ticona segment, CNA Holdings, along with Shell Oil Company ("Shell"), DuPont and others, have been the defendants in a series of lawsuits, including a number of class actions, alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail. Based on, among other things, the findings of outside experts and the successful use of Ticona's acetal copolymer in similar applications, CNA Holdings does not believe Ticona's acetal copolymer was defective or caused the plumbing systems to fail. In many cases CNA Holdings' exposure may be limited by invocation of the statute of limitations since CNA Holdings ceased selling the resin for use in the plumbing systems in site built homes during 1986 and in manufactured homes during 1990.

CNA Holdings has been named a defendant in ten putative class actions, further described below, as well as a defendant in other non-class actions filed in ten states, the U.S. Virgin Islands, and Canada. In these actions, the plaintiffs typically have sought recovery for alleged property damages and, in some cases, additional damages under the Texas Deceptive Trade Practices Act or similar type statutes. Damage amounts have not been specified.

Developments under these matters are as follows:

•	Dilday, et al. v. Hoechst Celanese Corporation, et al.—Weakley County, Tennessee 27th Judicial Chancery Court. Class certification of recreational vehicle owners was denied in July 2001, and cases are proceeding on an individual basis.

•	Shelter General Insurance Co., et al. v. Shell Oil Company, et al.—Weakley County, Tennessee Chancery Court. In April 2000, the U.S. District Court for the District of New Jersey denied class certification for a putative class action (of insurance companies with respect to subrogation claims). The plaintiffs' appeal to the Third Circuit Court of Appeals was denied in July 2000, and the case was subsequently dismissed. In September 2000, a similar putative class action seeking certification of the same class that was denied in the New Jersey matter was filed in Tennessee state court. The Tennessee court denied certification in March 2002, and plaintiffs are attempting an appeal. Cases are continuing on an individual basis.

•	Tom Tranter v. Shell Oil Company, et al.—Ontario Court, General Division; Gariepy, et al. v. Shell Oil Company, et al.—Ontario Court, General Division. These matters, which the Court consolidated, were denied class certification but are currently on appeal. Dupont and Shell have each settled these matters, as well as the Couture and Furlan matters below. Their settlement agreements have been approved by the Court. We are the only defendant remaining in this lawsuit.

•	Richard Couture, et al. v. Shell Oil Company, et al.—Superior Court, Providence of Quebec; Furlan v. Shell Oil Company, et al.—British Columbia Supreme Court, Vancouver Registry. Dupont and Shell have each settled these matters, as noted above. CNA Holdings is the only defendant remaining in these lawsuits. They are "on hold" pending the outcome of the appeal in the Tranter and Gariepy matters above, as in Canadian practice, Ontario tends to be the "lead jurisdiction" in such cases.

•	Howard, et al. v. Shell Oil Company, et al.—9th Judicial Circuit Court of Common Pleas, Charleston County, South Carolina; Viera, et al. v. Hoechst Celanese Corporation, et al.—11th Judicial Circuit Court, Dade County, Florida; Fry, et al. v. Hoechst Celanese Chemical Group, Inc., et al.—5th Judicial Circuit Court, Marion County, Florida. Certification has been denied in these putative class actions pending in South Carolina and Florida state courts. The Plaintiff's petition to appeal the Howard matter to the United States Supreme Court was denied in late September 2004, and CNA Holdings' motion to dismiss has been granted. Although plaintiffs in Viera and Fry subsequently sought to bring actions individually, they were dismissed, and their appeal was denied.

•	Richard, et al. v. Hoechst Celanese Chemical Group, Inc., et al.—U.S. District Court for the Eastern District of Texas, Texarkana Division. The court denied certification of a putative class action in March 2002, and the Fifth Circuit Court has upheld the dismissal. The plaintiff's petition to appeal to the United States Supreme Court was denied in late September 2004.

•	St. Croix Ltd., et al. v. Shell Oil Company, et al.—Virgin Islands Territorial Court, St. Croix Division. The court in a putative class action denied certification to a U.S. territories-wide class and dismissed CNA Holdings on jurisdictional grounds. Plaintiffs are seeking reconsideration of those rulings.

•	Vickers, et al. v. Shell Oil Company, et al.—U.S. District Court—Northern District of Indiana. A putative nationwide class action was filed in federal court in December 2002 against, among others, CNA Holdings and Shell. CNA Holding's motion to dismiss this lawsuit was granted in December 2003. The plaintiffs' appeal to the 7th Circuit of Appeals in January 2004 was dismissed.

In order to reduce litigation expenses and to provide relief to qualifying homeowners, in November 1995, CNA Holdings, DuPont and Shell Oil Company entered into national class action settlements, which have been approved by the courts. The settlements call for the replacement of plumbing systems of claimants who have had qualifying leaks, as well as reimbursements for certain leak damage. Furthermore, the three companies have agreed to fund these replacements and reimbursements up to $950 million. As of December 31, 2004, the funding is $1,073 million due to additional contributions and funding commitments made primarily by other parties. There are additional pending lawsuits in approximately 5 jurisdictions not covered by this settlement; however, these cases do not involve (either individually or in the aggregate) a large number of homes, and management does not expect the obligations arising from these lawsuits to have a material adverse effect on the Company.

In 1995, CNA Holdings and Shell Oil Company settled the claims relating to individuals in Texas owning a total of 110,000 property units, who are represented by a Texas law firm, for an amount that will not exceed $170 million. These claimants are also eligible for a replumb of their homes in accordance with terms similar to those of the national class action settlement. CNA Holdings' and Shell Oil Company's contributions under this settlement were subject to allocation as determined by binding arbitration.

In addition, a lawsuit filed in November 1989 in Delaware Chancery Court, between CNA Holdings and various of its insurance companies relating to all claims incurred and to be incurred for the product liability exposure led to a partial declaratory judgment in CNA Holdings' favor. As a result, settlements have been reached with a majority of CNA Holdings' insurers specifying their responsibility for these claims. However, in January 2000, CNA Holdings filed a motion in Superior State Court in Wilmington, Delaware to set a trial date with respect to this lawsuit against one insurer, asserting that the settlement is void because the insurer refused to make the required "coverage in place" payments to CNA Holdings. The insurer and CNA Holdings signed a settlement agreement in June 2003. Pursuant to the settlement agreement, the insurer agreed to pay CNA Holdings $105 million in five annual installments in satisfaction of all claims incurred and to be incurred for the product liability expense previously covered by the insurer. In February 2005, CNA Holdings reached a settlement agreement with another insurer, pursuant to which the insurer agreed to pay CNA Holdings $44 million in exchange for the release of certain claims. This amount was recorded as a reduction of goodwill.

Management believes that the plumbing actions are adequately provided for in the Consolidated Financial Statements and that they will not have a material adverse effect on our financial position. However, if we were to incur an additional charge for this matter, such a charge would not be expected to have a material adverse effect on our financial position, but may have a material adverse effect on our results of operations or cash flows in any given accounting period. No assurance can be given that our litigation reserves will be adequate or that we will fully recover claims under our insurance policies.

Sorbates Antitrust Actions

In 1998, Nutrinova, Inc., a U.S. subsidiary of Nutrinova Nutrition Specialties & Food Ingredients GmbH, then a wholly-owned subsidiary of Hoechst, received a grand jury subpoena from the United States District Court for the Northern District of California in connection with a criminal antitrust investigation of the sorbates industry. On May 3, 1999, Hoechst and the U.S. Federal Government entered into an agreement under which Hoechst pled guilty to a one-count indictment charging Hoechst with participating in a conspiracy to fix prices and allocate market shares of sorbates sold in the United States. Hoechst and the U.S. Federal Government agreed to recommend that the U.S. District Court fine Hoechst $36 million, payable over five years, with the last payment of $5 million being paid in June 2004. Hoechst also agreed to cooperate with the U.S. Federal investigation and prosecutions related to the sorbates industry. The U.S. District Court accepted this plea on June 18, 1999 and imposed a penalty as recommended in the plea agreement.

Nutrinova and Hoechst have cooperated with the European Commission since 1998 in connection with matters relating to the sorbates industry. In May 2002, the European Commission informed Hoechst of its intent to investigate officially the sorbates industry, and in early January 2003, the European Commission served Hoechst, Nutrinova and a number of competitors with a statement of objections alleging unlawful, anticompetitive behavior affecting the European sorbates market. In October 2003, the European Commission ruled that Hoechst, Chisso Corporation, Daicel Chemical Industries Ltd., The Nippon Synthetic Chemical Industry Co. Ltd. and Ueno Fine Chemicals Industry Ltd. operated a cartel in the European sorbates market between 1979 and 1996. The European Commission imposed a total fine of €138.4 million (approximately $189 million), of which €99 million (approximately $135 million) was assessed against Hoechst. The case against Nutrinova was closed. The fine against Hoechst is based on the European Commission's finding that Hoechst does not qualify under the leniency policy, is a repeat violator and, together with Daicel, was a co-conspirator. In Hoechst's favor, the European Commission gave a discount for cooperating in the investigation. Hoechst appealed the European Commission's decision in December 2003, and that appeal is still pending.

In addition, several civil antitrust actions by sorbates customers, seeking monetary damages and other relief for alleged conduct involving the sorbates industry, have been filed in U.S. state and federal courts naming Hoechst, Nutrinova, and our other subsidiaries, as well as other sorbates manufacturers, as defendants. Many of these actions have been settled and dismissed by the court. One private action, Kerr v. Eastman Chemical Co. et al., is still pending in the Superior Court of New Jersey, Law Division, Gloucester County. The plaintiff alleges violations of the New Jersey Antitrust Act and the New Jersey Consumer Fraud Act and seeks unspecified damages.

In July 2001, Hoechst and Nutrinova entered into an agreement with the Attorneys General of 33 states, pursuant to which the statutes of limitations were tolled pending the states' investigations. This agreement expired in July 2003. Since October 2002, the Attorneys General for New York, Illinois, Ohio, Utah and Idaho filed suit on behalf of indirect purchasers in their respective states. The Utah, Nevada and Idaho actions have been dismissed as to Hoechst, Nutrinova and Celanese. A motion for reconsideration is pending in Nevada. An appeal filed in Idaho was dismissed, and that dismissal was upheld by the Idaho Supreme Court. The Ohio and Illinois actions have been settled, and the Idaho action was dismissed in February 2005. The New York action, New York v. Daicel Chemical Industries Ltd., et al. pending in the New York State Supreme Court, New York County, is the only Attorney General action still pending; it too seeks unspecified damages. All antitrust claims in this matter were dismissed by the court in September 2004; however, other state law claims are still pending. Hoechst and Nutrinova have filed an appeal of the court's denial of the motion to dismiss those remaining claims. A settlement agreement with the Attorneys General of Connecticut, Florida, Hawaii, Maryland, South Carolina, Oregon and Washington is currently being negotiated and these Attorneys General have been granted extensions of the tolling agreement.

Although the outcome of the foregoing proceedings and claims cannot be predicted with certainty, we believe that any resulting liabilities, net of amounts recoverable from Hoechst, will not, in the aggregate, have a material adverse effect on our financial position, but may have a material adverse effect on the results of operations or cash flows in any given period. In the demerger agreement, Hoechst agreed to pay 80 percent of liabilities that may arise from the government investigation and the civil antitrust actions related to the sorbates industry.

Acetic Acid Patent Infringement Matters

Celanese International Corporation v. China Petrochemical Development Corporation—Taiwan Kaohsiung District Court.    On February 7, 2001, Celanese International Corporation filed a private criminal action for patent infringement against China Petrochemical Development Corporation, or CPDC, alleging that CPDC infringed Celanese International Corporation's patent covering the manufacture of acetic acid. This criminal action was subsequently converted to a civil action alleging damages against CPDC based on a period of infringement of five years, 1996-2000, and based on CPDC's own data and as reported to the Taiwanese securities and exchange commission. Celanese International Corporation's patent was held valid by the Taiwanese patent office. The amount of damages claimed by Celanese International Corporation has been reassessed at $35 million. This action is still pending.

Shareholder Litigation

CAG is a defendant in the following nine consolidated actions brought by minority shareholders during August 2004 in the Frankfurt District Court (Landgericht):

•  Mayer v. Celanese AG
•  Knoesel v. Celanese AG
•  Allerthal Werke AG and Dipl.-Hdl. Christa Götz v. Celanese AG
•  Carthago Value Invest AG v. Celanese AG
•  Prof. Dr. Ekkehard Wenger v. Celanese AG
•  Jens-Uwe Penquitt & Claus Deiniger Vermögensverwaltung GbR v. Celanese AG
•  Dr. Leonhard Knoll v. Celanese AG
•  B.E.M. Börseninformations- und Effektenmanagement GmbH v. Celanese AG
•  Protagon Capital GmbH v. Celanese AG

Further, several minority shareholders have joined the proceedings via a third party intervention in support of the plaintiffs. The Purchaser has joined the proceedings via a third party intervention in support of CAG. On September 8, 2004, the Frankfurt District Court consolidated the nine actions.

Among other things, these actions request the court to set aside shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based on allegations that include the alleged violation of procedural requirements and information rights of the shareholders.

Further, on August 2, 2004, two minority shareholders instituted public register proceedings with the Königstein local court (Amtsgericht) and the Frankfurt district court, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtslöschungsverfahren). These actions are based on an alleged violation of procedural requirements at the extraordinary general meeting, an alleged undercapitalization of the Purchaser and Blackstone and an alleged misuse of discretion by the competent court with respect to the registration of the Domination Agreement in the Commercial Register.

Based upon information available as of the date of this prospectus, the outcome of the foregoing proceedings cannot be predicted with certainty. Except for certain challenges on limited grounds, the time period to bring forward challenges (Amtechtungsklagen) has expired.

The amounts of the fair cash compensation (Abfindung) and of the guaranteed fixed annual payment (Ausgleich) offered under the Domination Agreement may be increased in special award proceedings (Spruchverfahren) initiated by minority shareholders, which may further reduce the funds the Purchaser can otherwise make available to us. As of the date of this prospectus, several minority shareholders of CAG had initiated special award proceedings seeking court's review of the amounts of the fair cash compensation (Abfindung) and of the guaranteed fixed annual payment (Ausgleich) offered under the Domination Agreement. As a result of these proceedings, the amount of the fair cash consideration and the guaranteed fixed annual payment offered under the Domination Agreement could be increased by the court so that all minority shareholders, including those who have already tendered their shares into the mandatory offer and have received the fair cash compensation, could claim the respective higher amounts. This could reduce the funds the Purchaser can make available to Celanese Corporation and its subsidiaries and, accordingly, diminish our ability to make payments on our indebtedness. However, the court dismissed all of these proceedings in March 2005 on the grounds of inadmissibility. The dismissal is subject to appeal.

In February 2005, a minority shareholder also brought a lawsuit against the Purchaser, as well as a former member of CAG's board of management and a former member of CAG's supervisory board, in the Frankfurt District Court. Among other things, this action seeks to unwind the tender of the plaintiff's shares in the Tender Offer and seeks compensation for damages suffered as a consequence of tendering shares in the Tender Offer.

Based upon the information as available, the outcome of the foregoing proceedings cannot be predicted with certainty.

Other Matters

As of April 7, 2005, Celanese Ltd. and/or CNA Holdings, Inc., both our U.S. subsidiaries, are defendants in approximately 850 asbestos cases. Because many of these cases involve numerous plaintiffs, we are subject to claims significantly in excess of the number of actual cases. We have reserves for defense costs related to claims arising from these matters. We believe we do not have any significant exposure in these matters.

MANAGEMENT

Set forth below are the names, ages and current positions, as of April 7, 2005, of the present executive officers and directors of Celanese Corporation:

Name	Age	Position
David N. Weidman	49	Chief Executive Officer, President and Director
Corliss J. Nelson	60	Executive Vice President and Chief Financial Officer
Lyndon B. Cole	51	Executive Vice President and President of Ticona
Andreas Pohlmann	47	Executive Vice President, Chief Administrative Officer and Secretary
Chinh E. Chu	38	Chairman of the Board of Directors
John M. Ballbach	44	Director
James Barlett	61	Director
Benjamin J. Jenkins	34	Director
William H. Joyce	69	Director
Anjan Mukherjee	31	Director
Paul H. O'Neill	69	Director
Hanns Ostmeier	44	Director
James A. Quella	54	Director
Daniel S. Sanders	65	Director

David N. Weidman has been Chief Executive Officer and President of Celanese Corporation and a member of the Board of Directors since December 2004. Until October 31, 2004 Mr. Weidman was a member of the board of management of CAG and served as its Vice Chairman since September 23, 2003 and CAG's chief operating officer since January 1, 2002. He joined CAG as the chief executive officer of Celanese Chemicals on September 1, 2000. Before joining CAG, he was a member of Honeywell/Allied Signal's corporate executive council and the president of its performance polymers business since 1998. Mr. Weidman joined Allied Signal in 1994 as vice president and general manager of performance additives and became president and general manager of fluorine products in 1995. Mr. Weidman began his career in the chemical industry with American Cyanamid in 1980, serving as vice president and general manager of its fibers division from 1990 to 1994, as vice president and general manager of Cyanamid Canada from 1989 to 1990, and as managing director of Cyanamid Nordiska in Stockholm, Sweden from 1987 to 1989. He is also a board member of the American Chemistry Council and the National Advisory Council of the Marriott School of Management, and is the Honorary Treasurer of the Society of Chemical Industry.

Corliss J. Nelson has been Chief Financial Officer of Celanese Corporation since December 2004 and its Executive Vice President since November 2004. Mr. Nelson joined our company from JM Family Enterprises, where he had been executive vice president and chief financial officer since 2003. Before that Mr. Nelson was senior executive vice president and chief financial officer of Ryder System and also served on Ryder's board of directors from 1999 to 2003. He joined Koch Industries, Inc. in 1978 and held positions in controlling and treasury and as president of their international group and capital services group. Following graduation from California State Polytechnic University with a degree in finance and accounting, he began his career in a succession of finance positions at Cessna Aircraft Company and Rockwell International.

Dr. Lyndon Cole has been Executive Vice President of Celanese Corporation since December 2004. Since April 1, 2003 he has also been Ticona's president. Currently, he is Vice Chairman of CAG's board of management, of which Dr. Cole has been a member since September 23, 2003. He has been the head of the Celanese AG Growth and Excellence Council since April 1, 2003. Dr. Cole joined CAG in March of 2002 as president of Celanese Chemicals. From 1998 to 2001, he had been chief executive officer of United Kingdom based Elementis PLC, a global specialty chemicals company. Prior to joining Elementis, he was general manager Global Structured Products for GE Plastics from 1990 to 1998 and previously held general management and commercial positions with GE Plastics, Dow Chemicals Europe and ICI.

Dr. Andreas Pohlmann has been Executive Vice President, Chief Administrative Officer and Secretary of Celanese Corporation since December 2004. Since November 1, 2004, he has been Chairman of CAG's board of management. Before that he had been appointed Chief Administrative Officer and a member of the board of management of CAG since October 22, 2002 and has served as CAG's Vice President and Corporate Secretary since October 1999, and as managing director of Celanese Ventures since February 2002. In his ten years at Hoechst, Dr. Pohlmann, an attorney, held various positions of increasing responsibility in the Corporate Law, Corporate Public and Governmental Affairs, and Corporate Controlling and Development departments, ultimately serving as Hoechst AG's Corporate Secretary from 1996 to 1999. He is also a member of the supervisory board of the Pensionskasse der Mitarbeiter der Hoechst-Gruppe VVaG (German pension fund for employees of the Hoechst Group).

Chinh E. Chu has been Chairman of the Board of Directors of Celanese Corporation since December 2004. Mr. Chu has been a member of our Board of Directors since March 2004. He is a Senior Managing Director of The Blackstone Group, which he joined in 1990. Mr. Chu currently serves on the boards of directors of Nalco Holding Company and Nycomed Holdings. Mr. Chu also serves on the supervisory board of CAG.

John M. Ballbach has been a member of the Board of Directors of Celanese Corporation since January 5, 2005. Mr. Ballbach has been a private investor since April 2004, and President of Ballbach Consulting LLC since June 2004. Prior to that, he was an officer of The Valspar Corporation, and served as its president and chief operating officer from 2002 until January 2004. From 2000 to 2002, Mr. Ballbach served as the senior vice president of EPS, a color corporation and operation division of The Valspar Corporation. Mr. Ballbach joined The Valspar Corporation in 1990 and was its group vice president, packaging, since 1998. He is a vice chair of the Urban Ventures Leadership Foundation.

James Barlett has been a member of the Board of Directors of Celanese Corporation since December 2004. He is vice chairman of TeleTech Holdings, Inc. since October 2001. Mr. Barlett was elected to TeleTech Holdings Inc.'s board of directors in February 2000. He previously served as the chairman, president, and chief executive officer of Galileo International. Prior to joining Galileo, Mr. Barlett served as executive vice president for MasterCard International Corporation and was executive vice president for NBD Bancorp. Mr. Barlett serves as a director of TeleTech Holdings, Inc. and Korn/Ferry International and is also a member of Korn/Ferry International's audit committee.

Benjamin J. Jenkins has been a member of the Board of Directors of Celanese Corporation since April 2004. He is a Principal of The Blackstone Group, which he joined in 1999. Prior to that, Mr. Jenkins was an associate at Saunders Karp & Megrue. Mr. Jenkins currently serves on the board of directors of Axtel S.A. de C.V., Vanguard Health Systems and on the supervisory board of CAG.

Dr. William H. Joyce has been a member of the Board of Directors of Celanese Corporation since December 2004. He is chairman and chief executive officer of Nalco Holding Company since November 2003. Prior to that, Dr. Joyce was chairman and chief executive officer of Hercules Incorporated between May 2001 and November 2003 and had been chairman, president and chief executive officer of Union Carbide Corporation since 1996 through May 2001. Dr. Joyce has been a director of El Paso Corp. since May 2004 and is also a director of CVS Corporation. He serves as a trustee of the Universities Research Association, Inc. and Co-Chairman of the Government-University-Industry Research Roundtable of the National Academies.

Anjan Mukherjee has been a member of the Board of Directors of Celanese Corporation since April 2004. He is a Principal of The Blackstone Group, which he joined in 2001. Prior to that, Mr. Mukherjee was with Thomas H. Lee Company where he was involved with the analysis and execution of private equity investments in a wide range of industries. Before that, Mr. Mukherjee worked in the Mergers & Acquisitions Department at Morgan Stanley.

Paul H. O'Neill has been a member of the Board of Directors of Celanese Corporation since December 2004. Mr. O'Neill has been a Special Advisor at The Blackstone Group L.P. since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was chief executive officer of Alcoa Inc. from 1987 to 1999 and chairman of the board from 1987 to 2000. He currently also serves on the boards of directors of TRW Automotive Holdings Corp., Nalco Holding Company and Eastman Kodak Company.

Dr. Hanns Ostmeier has been a member of the Board of Directors of Celanese Corporation since December 2004. He is a Senior Managing Director of The Blackstone Group. Before joining Blackstone in September 2003, Dr. Ostmeier worked for seven years with the European private equity group, BC Partners GmbH, leaving there in December 2002 as a managing director of their German advisory office in Hamburg. Dr. Ostmeier is a member of the supervisory board of CAG.

James A. Quella has been a member of the Board of Directors of Celanese Corporation since December 2004. He is a Senior Managing Director and Senior Operating Partner at The Blackstone Group. Prior to joining Blackstone in 2004, Mr. Quella was a managing director and senior operating partner with DLJ Merchant Banking Partners-CSFB Private Equity. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, where he served as a senior consultant to CEOs and senior management teams, and was co-vice chairman with shared responsibility for overall management of the firm.

Daniel S. Sanders has been a member of the Board of Directors of Celanese Corporation since December 2004. He was president of ExxonMobil Chemical Company and vice president of ExxonMobil Corporation since December 1999 until his retirement in August 2004. Prior to the merger of the two companies, Mr. Sanders served as president of Exxon Chemical since January 1999 and as its executive vice president since 1998. Mr. Sanders also serves as a director of Arch Chemicals Inc. Mr. Sanders is a member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University, the Advisory Board of the University of South Carolina and Furman University and the Board of Governors of the Houston Grand Opera.

Each officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers of Celanese Corporation.

Composition of the Board of Directors

The board of directors of Celanese Corporation consists of eleven directors, including three independent directors. Celanese Corporation expects to add another independent director within 12 months of the effective date of the registration statement for its initial public offering.

The board of directors of Celanese Corporation is divided into three classes. The members of each class serve for a three-year term. Messrs. Ostmeier, Quella, and Sanders serve in the class with a term expiring in 2005, Messrs. Barlett, Ballbach, Mukherjee and O'Neill serve in the class with a term expiring in 2006, and Messrs. Chu, Jenkins, Joyce and Weidman serve in the class with a term expiring in 2007. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

Whenever (1) dividends on any shares of the preferred stock of Celanese Corporation or any other class or series of stock ranking on a parity with the preferred stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) Celanese Corporation fails to pay the redemption price on the date shares of preferred stock are called for redemption (whether the redemption is pursuant to the optional redemption provisions or the redemption is in connection with a designated event) then, immediately prior to the next annual meeting of shareholders, the total number of directors constituting the entire board will automatically be increased by two and, in each case, the holders of shares of preferred stock (voting separately as a class with all other series of other preferred stock on parity with the preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of such directors at the next annual meeting of stockholders and each subsequent meeting until the redemption price or all dividends accumulated on the preferred stock have been fully paid or set aside for payment. Directors elected by the holders of the preferred stock shall not be divided into the classes of the board of directors and the term of office of all directors elected by the holders of preferred stock will terminate immediately upon the termination of the right of the holders of preferred stock to vote for directors and upon such termination the total number of directors constituting the entire board will automatically be reduced by two.

Celanese Corporation elected to avail itself of the "controlled company" exception under the New York Stock Exchange rules which eliminates the requirements that a company has a majority of independent directors on its board of directors and that its compensation and nominating and corporate governance committees be composed entirely of independent directors.

Committees of the Board of Directors

The board of directors of Celanese Corporation has an executive committee, audit committee, a compensation committee and a nominating and corporate governance committee.

Executive Committee

The executive committee of Celanese Corporation consists of Messrs. Chu, Weidman and Jenkins. The executive committee is responsible for exercising all of the powers of the board of directors during intervals between meetings, except for those powers delegated to other committees of the board of directors and powers which may not be delegated to a committee of the board of directors under Delaware law.

Audit Committee

The audit committee of Celanese Corporation consists of Messrs. Barlett, Jenkins and Ballbach. Mr. Barlett is the audit committee "financial expert" as such term is defined in Item 401(h) of Regulation S-K.

The audit committee is responsible for (1) the hiring or termination of independent auditors and approving any non-audit work performed by such auditor, (2) approving the overall scope of the audit, (3) assisting the board of directors in monitoring the integrity of our financial statements, the independent auditors' qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the audit committee's written charter, (12) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time, (13) reporting regularly to the full board of directors and (14) evaluating the board of directors' performance.

The board of directors adopted the Celanese Global Business Conduct Policy, which applies to all directors, officers and employees, and a Financial Code of Ethics, which sets forth additional ethics requirements for the Chief Executive Officer, Chief Financial Officer and Controller. Both the Global

Business Conduct Policy and the Financial Code of Ethics are posted on Celanese Corporation's website. The board of directors adopted the Audit Committee Charter and appointed its members on January 5, 2005.

Compensation Committee

The compensation committee of Celanese Corporation consists of Messrs. Chu, Jenkins and Mukherjee. The compensation committee will be responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) developing and recommending to the board of directors compensation for board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC, (8) approving the appointment and removal of trustees and investment managers for pension fund assets, (9) retaining consultants to advise the committee on executive compensation practices and policies and (10) handling such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of Celanese Corporation consists of Messrs. Mukherjee, Quella and Weidman. The nominating and corporate governance committee will be responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the board of directors individuals qualified to become executive officers, (3) overseeing evaluations of the board of directors, its members and committees of the board of directors and (4) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time.

Director Compensation

Celanese Corporation does not currently pay any compensation to our management directors for serving as a director or as a member or chair of a committee of the board of directors. Celanese Corporation pays its non-management directors an annual cash retainer of $125,000 and a fee of $1,250 for each board meeting and each committee meeting attended and to pay a fee for acting as committee chair. In addition, Celanese Corporation has sold shares of its Series A common stock and granted options to acquire shares of its Series A common stock to its directors under its stock incentive plan described below.

Executive Compensation

Celanese Corporation continually reviews its executive compensation programs to ensure that they are competitive. Celanese Corporation intends to maintain executive compensation plans that link compensation with the performance of our company.

Summary Compensation Table

The following table shows all compensation awarded to, earned by, or paid in 2004 to the Chief Executive Officer and four other most highly compensated executive officers of Celanese Corporation based on salary, whom we refer to as the "named executive officers."

		Annual Compensation				Long-Term Compensation
Name and Principal Position(1)	Year	Salary		Bonus(2)	Other Annual Compensation(3)	LTIP Payouts(4)	All Other Compensation
David N. Weidman, Chief Executive Officer and President	2004	$853,666		$1,152,988	$17,500	$2,493,295	$10,135,720	(5)
Lyndon B. Cole, Executive Vice President	2004	$650,000		$836,722	—	$413,725	$5,631,453	(6)
Andreas Pohlmann, Executive Vice President, Chief Administrative Officer and Secretary	2004	$598,000		$779,602	$48,413	$852,348	$5,440,228	(7)
Corliss J. Nelson, Executive Vice President, Chief Financial Officer	2004	$575,000	(8)	—	$2,640	—	$2,731,861	(9)
John O'Dwyer, Vice President, Strategic Procurement and Service Management	2004	$264,211		$263,763	$17,500	$1,118,175	$1,026,674	(10)

(1)	We have provided compensation information as to 2004 for the named executive officers because 2004 is the first year in which we, as a newly established company following the Tender Offer and the Original Financing, are paying compensation to our named executive officers. Messrs. Weidman, Cole, Pohlmann and Nelson were appointed to their positions at Celanese Corporation on December 14, 2004. The amounts set forth above include, for Messrs. Weidman, Cole and Pohlmann, compensation received from other Celanese entities prior to December 14, 2004.

(2)	The bonus amounts were earned in 2004, but paid out on April 1, 2005.

(3)	Includes (a) a $16,000 automobile allowance and a $1,500 tax preparation fee reimbursement for Mr. Weidman; (b) a payment of $48,413 to cover Dr. Pohlmann's relocation to the United States, as provided in a Letter of Understanding between Celanese and Dr. Pohlmann dated October 27, 2004; (c) a payment of $2,640 to cover Mr. Nelson's incidentals relating to his relocation; and (d) a $15,000 Executive Perquisite and a $2,500 special award for Mr. O'Dwyer.

(4)	Includes stock appreciation rights paid out under Celanese AG's Equity Participation and Long Term Incentive Plans.

(5)	Includes (a) an initial payment on January 21, 2005 of $7,565,601 pursuant to the 2004 Deferred Compensation Plan; (b) a retention bonus payment on January 21, 2005 in the amount of $2,567,500, and (c) payments by the Company totaling $2,619 for a term life insurance policy for Mr. Weidman.

(6)	Includes (a) an initial payment on January 21, 2005 of $3,048,304 pursuant to the 2004 Deferred Compensation Plan; (b) a retention bonus payment on January 21, 2005 in the amount of $2,074,627; and (c) a payment of €383,900 ($508,522) to compensate Dr. Cole for foregone gains on stock appreciation rights and shares he would have acquired had he not been restricted from trading in Celanese AG shares pursuant to Celanese insider trading policy.

(7)	Includes (a) an initial payment on January 21, 2005 of $2,987,338 pursuant to the 2004 Deferred Compensation Plan; (b) a retention bonus payment on January 21, 2005 in the amount of $1,855,000; and (c) a payment of €456,300 ($597,890) to compensate Dr. Pohlmann for foregone gains on stock appreciation rights and shares he would have acquired had he not been restricted from trading in Celanese AG shares pursuant to Celanese insider trading policy.

(8)	Mr. Nelson's annualized salary is $575,000. Effective January 1, 2005, Mr. Nelson's salary was increased to $675,000. His employment commenced on November 8, 2004. He received salary payments of $77,404 in 2004. This was the only compensation received by Mr. Nelson in 2004.

(9)	Includes an initial payment on January 21, 2005 of $2,731,861 pursuant to the 2004 Deferred Compensation Plan.

(10)	Includes an initial payment on January 21, 2005 of $1,024,640 pursuant to the 2004 Deferred Compensation Plan and payments by the Company totaling $2,034 for a term life insurance policy for Mr. O'Dwyer.

Celanese AG Aggregated Option Exercises in 2004

The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2004 by the named executive officers. At the end of the fiscal year ended December 31, 2004, the named executive officers had no unexercised options.

Name and Principal Position	Shares Acquired on Exercise	Value Realized ($)
David N. Weidman, Chief Executive Officer and President	55,000	$1,572,698
Lyndon B. Cole, Executive Vice President	15,000	$414,570
Andreas Pohlmann, Executive Vice President, Chief Administrative Officer and Secretary	13,000	$359,632
Corliss J. Nelson, Executive Vice President, Chief Financial Officer	—	—
John O'Dwyer, Vice President, Strategic Procurement and Service Management	13,000	$340,362

Stock Incentive Plan

In December 2004, Celanese Corporation adopted a stock incentive plan to assist us in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on our behalf by providing compensation and incentives through the granting of awards. The plan permits Celanese Corporation to grant to our executive officers, key employees, directors and consultants stock options, stock appreciation rights, or other stock-based awards. In connection with the plan, Celanese Corporation has granted stock options and entered into stock option agreements with our executive officers, key employees and directors and granted rights to purchase stock at a discount to our executive officers, key employees and directors.

Administration.     Celanese Corporation's compensation committee administers the Stock Incentive Plan. The committee determines who will receive awards under the Stock Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the plan. The committee is authorized to interpret the Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Stock Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The committee has the ability to correct any defect or supply any omission or reconcile any inconsistency in the Stock Incentive Plan in the manner and to the extent the committee deems necessary or desirable.

Shares Reserved for Awards, Limits on Awards and Shares Outstanding.    The total number of shares of Celanese Corporation Series A common stock available for issuance or delivery under the Stock Incentive Plan is 16,250,000.

In the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction, the committee will adjust (i) the number or kind of shares or other securities that may be issued or reserved for issuance pursuant to the Stock Incentive Plan or pursuant to any outstanding awards, (ii) the option price or exercise price and/or (iii) any other affected terms of such awards.

Stock Options.    The Stock Incentive Plan permits the committee to grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as nonqualified stock options. The committee will establish the duration of each option at the time it is granted, with a maximum ten-year duration for incentive stock options. The committee has the ability to establish vesting and performance requirements that must be met prior to the exercise of options.

Stock option grants may include provisions that permit the option holder to exercise all or part of the holder's vested options, or to satisfy withholding tax liabilities, by tendering shares of Series A common stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price. Stock option grants may also include provisions that permit the option holder to exercise all or part of the holder's vested options through an exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to us the proceeds of the sale equal to the aggregate exercise price of the Series A common stock being purchased.

Stock Appreciation Rights.    The committee also has the ability to grant stock appreciation rights, either alone or in tandem with underlying stock options, as well as limited stock appreciation rights, which will be exercisable upon the occurrence of certain contingent events. Stock appreciation rights will entitle the holder upon exercise to receive an amount in any combination of cash or shares of our Series A common stock (as determined by the committee) equal in value to the excess of the fair market value of the shares covered by the right over the grant price.

Other Stock-Based Awards.    The Stock Incentive Plan permits the committee to grant awards that are valued by reference to, or otherwise based on, the fair market value of Celanese Corporation Series A common stock. These awards will be in such form and subject to such conditions as the committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of certain events.

Awards.    Prior to its initial public offering, Celanese Corporation issued 1,613,317 shares of its Series A common stock under its stock incentive plan to certain of our executive officers, key employees and directors at an aggregate price of approximately $12 million or $7.20 per share. As a result of the discounted share offering, Celanese Corporation will take a one-time pre-tax non-cash charge of $14 million. The funds to purchase the shares to be issued prior to the offering of its Series A common stock will be paid to these executive officers and other key employees for this purpose under its deferred compensation plan described below.

In addition, Celanese Corporation issued shares under its stock incentive plan to certain of its executive officers, key employees and directors (or to Blackstone Capital Management IV LLC in lieu of grants to certain directors) at the price to public per share in the offering of its Series A common stock and granted options to purchase 11,252,972 shares of Series A common stock with an exercise price equal to the price to public per share in the offering of its Series A common stock to our executive officers, key employees and directors.

In connection with these stock issuances, Celanese Corporation entered into a stockholders agreement with the recipient of the shares. See "Certain Relationships and Related Party Transactions—New Arrangements."

Change-in-Control Provisions.    The committee may, in the event of a change in control, provide that any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. In addition, the committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and the payment of a cash amount in exchange for the cancellation of an award, and/or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award.

Amendment and Termination. The board of directors of Celanese Corporation has the ability to amend or terminate the Stock Incentive Plan at any time, provided that no amendment or termination will be made that diminishes the rights of the holder of any award. The board of directors has the ability to amend the plan in such manner as it deems necessary to permit awards to meet the requirements of applicable laws.

Deferred Compensation Plan

In December 2004, Celanese Corporation adopted a deferred compensation plan for the named executive officers as well as certain other key employees.

The compensation committee administers the deferred compensation plan. The compensation committee established a separate book entry account for each participant in the plan equal to an amount established by the compensation committee. The aggregate maximum amount payable under the deferred compensation plan is $192 million. The initial component of the deferred compensation plan totaling an aggregate of approximately $27 million vested in 2004 and was paid in the first quarter of 2005. The remaining aggregate maximum amount payable of $165 million is subject to downward adjustment if the price of Celanese Corporation common stock falls below the initial public offering price and vests subject to the criteria set out below. Generally, the amount of each account will be adjusted downward to reflect downward changes, if any, in the price per share of Celanese Corporation Series A common stock following the offering of its Series A common stock. Each participant's account represents an unsecured obligation of Celanese Corporation.

A portion of each account will vest based on (i) the participant's continued employment with us (the "time vesting criteria") and (ii) the occurrence of a sale or other disposition by Blackstone of at least ninety percent (90%) of its equity interest in Celanese Corporation in which Blackstone receives at least a twenty-five percent (25%) cash internal rate of return on its equity interest (a "Qualifying Sale"). The remaining portion of each account will vest based on (i) the achievement of performance criteria established by the compensation committee (the "performance vesting criteria") and (ii) the occurrence of a Qualifying Sale. Except as set forth below, the applicable portion of the account will become payable when both vesting criteria are satisfied. In the event a participant is terminated by us without cause (as defined in the deferred compensation plan), the participant resigns with good reason (as defined in the deferred compensation plan) or the participants becomes disabled (as defined in the deferred compensation plan) or dies (each termination a "Good Termination") the vesting of a portion of the account will accelerate with respect to the time vesting criteria and the performance vesting criteria.

Upon a termination of employment for any reason, the account shall be forfeited to the extent that the account is not vested in both vesting criteria; provided, that in the event a participant (other than a named executive officer) is terminated due to a Good Termination the portion of the participant's account vested in the time vesting criteria and performance vesting criteria will be paid, without regard to whether Blackstone has engaged in a Qualifying Sale; provided, further, that if a named executive officer is terminated due to a Good Termination, the portion of the participant's account that has satisfied the time vesting criteria and the performance vesting criteria will be paid, if and when a Qualifying Sale occurs.

The deferred compensation plan will be subject to the recently-enacted American Jobs Creation Act of 2004, which generally imposes new requirements with respect to compensation deferred under deferred compensation plans after December 31, 2004. Under new Section 409A of the Internal Revenue Code, created in connection with the Act, the U.S. Treasury Department is directed to issue regulations providing guidance and provide a limited period during which deferred compensation plans may be amended to comply with the requirements of Section 409A. When the regulations are issued, we may be required to make modifications to the deferred compensation plan to comply with Section 409A.

Bonus

Prior to the consummation of its initial public offering, Celanese Corporation paid bonuses of $2 million, in the aggregate, to certain members of management. In addition, Messrs. Weidman, Pohlmann and Cole will be eligible to receive retention bonuses totaling approximately $13 million in the aggregate. Fifty percent of the retention bonuses will be immediately vested and paid prior to the consummation of this offering. The remaining fifty percent of the retention bonuses will vest twenty-five percent per year on December 31, 2005 and December 31, 2006, subject to the achievement of cost reduction targets to be determined by us. The after-tax amount received by certain members of management in connection with these bonuses can be used to purchase shares directly from us under the directed share program at the price to the public per share in the Series A common stock offering.

Employment Agreements

Celanese Corporation entered into employment agreements with Messrs. Weidman, Pohlmann, Cole and Nelson. The term of each agreement is three years. The executives are entitled to an annual base salary ($900,000 for Mr. Weidman, $650,000 for Mr. Pohlmann, $700,000 for Mr. Cole and $675,000 for Mr. Nelson) and are eligible to earn an annual bonus targeted at 80% of base salary. In the event that an executive is terminated by Celanese Corporation without cause (as defined in the agreement) or the executive resigns for good reason (as defined in the agreement) the executive will be entitled to, subject to continued compliance with the restrictive covenants described below, (i) continued payment of base salary and target bonus for one year and (ii) a pro rata bonus for the year of termination, based on actual Company performance. The executives will be subject to customary confidentiality, intellectual property and non-disclosure covenants. In addition, the executives will be subject to noncompetition and nonsolicitation provisions during the term of employment and for a period of one year thereafter.

PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERS

Celanese Corporation owns 100% of the Issuer. The following table sets forth information with respect to the beneficial ownership of common stock of Celanese Corporation, by (i) each person known to own beneficially more than 5% of common stock of Celanese Corporation, (ii) each of the directors of Celanese Corporation, (iii) each of the named executive officers of Celanese Corporation and (iv) all directors and executive officers as a group.

The number of shares outstanding and the percentages of beneficial ownership are based on 158,491,201 shares of common stock of Celanese Corporation issued and outstanding as of April 7, 2005.

	Amount and Nature of Beneficial Ownership of Common Stock*
Name of Beneficial Owner	Common Stock Beneficially Owned Excluding Options Shares	Rights to Acquire Shares of Stock Options Exercisable	Total Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Affiliates of The Blackstone Group(1)	98,972,715	30,777	99,003,492	62.45%
BA Capital Investors Sidecar Fund, L.P.(2)	7,905,169	—	7,905,169	4.99%
Stephen A. Schwarzman(1)	98,972,715	30,777	99,003,492	62.45%
Peter G. Peterson(1)	98,972,715	30,777	99,003,492	62.45%
FMR Corp.(3)	8,694,200	—	8,694,200	5.49%
David N. Weidman(4)	619,564	472,361	1,091,925	**
Corliss J. Nelson(4)(6)	235,632	173,769	409,401	**
Lyndon B. Cole(4)	242,222	184,665	426,887	**
Andreas Pohlmann(4)	199,478	152,077	351,555	**
John O'Dwyer(4)	85,490	65,175	150,665	**
Chinh E. Chu(5)	—	—	—	**
John M. Ballbach(4)	23,598	6,155	29,753	**
James Barlett(4)	8,598	6,155	14,753	**
Benjamin J. Jenkins(5)	—	—	—	**
William H. Joyce(4)	28,598	6,155	34,753	**
Anjan Mukherjee(5)	—	—	—	**
Paul H. O'Neill(4)	3,598	6,155	9,753	**
Hanns Ostmeier(5)	—	—	—	**
James A. Quella(5)	—	—	—	**
Daniel S. Sanders(4)	13,598	6,155	19,753	**
All directors and executive officers as a group (15 persons)	1,460,376	1,078,822	2,539,198	1.59%

*	Following the payment of a special dividend to holders of Celanese Corporation's Series B common stock in April 2005, all shares of Series B common stock automatically converted into shares of Celanese Corporation's Series A common stock pursuant to our certificate of incorporation. As a result Celanese Corporation currently has no Series B common stock outstanding. In addition, Celanese Corporation has 9,600,000 shares of issued and outstanding 4.25% convertible perpetual preferred stock which are convertible into shares of Series A common stock at any time at a conversion rate of 1.25 shares of Series A common stock for each share of preferred stock, subject to adjustments. The rights to acquire shares of common stock relate to the rights to acquire within 60 days of April 7, 2005, the identified number of shares of common stock underlying the vested stock options held by directors, executive officers and Blackstone Management Partners IV, LLC.

**	Less than 1 percent of shares of common stock outstanding (excluding, in the case of all directors and executive officers individually and as a group, shares beneficially owned by the affiliates of The Blackstone Group and BA Capital Investors Sidecar Fund, L.P.).

(1)	Includes shares of common stock of Celanese Corporation owned by Blackstone Capital Partners (Cayman) Ltd. 1 ("Cayman 1"), Blackstone Capital Partners (Cayman) Ltd. 2 ("Cayman 2"), and Blackstone Capital Partners (Cayman) Ltd. 3 ("Cayman 3" and collectively with Cayman 1 and Cayman 2, the "Cayman Entities"). Blackstone Capital

Partners (Cayman) IV L.P. ("BCP IV") owns 100% of Cayman 1. Blackstone Family Investment Partnership (Cayman) IV-A L.P. ("BFIP") and Blackstone Capital Partners (Cayman) IV-A L.P. ("BCP IV-A") collectively own 100% of Cayman 2. Blackstone Chemical Coinvest Partners (Cayman) L.P. ("BCCP" and, collectively with BCP IV, BFIP and BCP IV-A, the "Blackstone Funds") owns 100% of Cayman 3. Blackstone Management Associates (Cayman) IV L.P. ("BMA") is the general partner of each of the Blackstone Funds. Blackstone LR Associates (Cayman) IV Ltd. ("BLRA") is the general partner of BMA and may, therefore, be deemed to have shared voting and investment power over shares of common stock of Celanese Corporation. Mr. Chu, who serves as a director of Celanese Corporation and is a member of the supervisory board of CAG, is a non-controlling shareholder of BLRA and disclaims any beneficial ownership of shares of common stock of Celanese Corporation beneficially owned by BLRA. Messrs. Peter G. Peterson and Stephen A. Schwarzman are directors and controlling persons of BLRA and as such may be deemed to share beneficial ownership of shares of common stock of Celanese Corporation controlled by BLRA. Each of BLRA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares. On January 25, 2005, the Company issued to Blackstone Management Partners IV L.L.C. (in lieu of granting such options to directors of the Company who are employees of The Blackstone Group in connection with the Company's regular director compensation arrangements) options to acquire an aggregate of 123,110 shares of Series A common stock, of which options to acquire 30,777 shares are currently exercisable. Messrs. Peterson and Schwarzman are controlling persons of Blackstone Management Partners IV L.L.C. and accordingly may be deemed to beneficially own the shares subject to such options. The exercise price for such options is $16.00 per share. The address of each of the Cayman Entities, the Blackstone Funds, BMA and BLRA is c/o Walkers, P.O. Box 265 GT. George Town. Grand Cayman. The address of each of Messrs. Peterson and Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	BA Capital Investors Sidecar Fund, L.P. ("BACI") owns 4.99% of Celanese Corporation. BACI is an affiliate of Bank of America Corporation. BA Capital Management Sidecar, L.P., a Cayman Islands limited partnership ("BACI Management"), as the general partner of BACI, has the power to vote and dispose of securities held by BACI and may therefore be deemed to have shared voting and dispositive power over the shares of common stock that BACI may be deemed to beneficially own. BACM I Sidecar GP Limited, a Cayman Islands limited liability exempted company ("BACM I"), as the general partner of BACI Management, has the shared power to vote and dispose of securities held by BACI Management and may therefore be deemed to have shared voting and dispositive power over the shares of common stock that BACI may be deemed to beneficially own. J. Travis Hain, as the managing member of BACI Management, has shared power to vote and dispose of securities held by BACI Management, and may therefore be deemed to have shared voting and dispositive power over the shares of common stock that BACI may be deemed to beneficially own. Mr. Hain disclaims such beneficial ownership. BA Equity Investors, Inc., a subsidiary of Bank of America Corporation, is the sole limited partner of BACI, but does not control the voting or disposition of any securities directly or indirectly owned by BACI. The address of each of the persons referred to in this paragraph is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(3)	On February 10, 2005, FMR Corporation reported beneficial ownership of 8,694,200 of our common shares as of December 31, 2004 and the sole power to vote or to direct the vote of 138,850 shares. The address of FMR Corporation is 82 Devonshire Street, Boston, MA 02109.

(4)	The address for each of Messrs. Weidman, Nelson, Cole, Pohlmann, O'Dwyer, Ballbach, Barlett, Joyce, O'Neill and Sanders is c/o Celanese Corporation, 1601 West LBJ Freeway, Dallas, Texas 75234-6034.

(5)	Messrs. Chu and Ostmeier are Senior Managing Directors, Mr. Quella is Senior Managing Director and Senior Operating Partner and Messrs. Jenkins and Mukherjee are Principals of The Blackstone Group. Messrs. Chu, Ostmeier, Quella, Jenkins and Mukherjee disclaim beneficial ownership of the shares held by affiliates of The Blackstone Group. The address for each of Messrs. Chu, Ostmeier, Quella, Jenkins and Mukherjee is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

(6)	The 235,632 shares of common stock beneficially owned by Mr. Nelson include 7,700 shares held by his spouse in her individual retirement account.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Although we have not conducted such analysis, the terms of the transactions described below may not be as favorable to us as the terms obtainable from unrelated third parties.

Historical Celanese

Except as described below, Celanese has not entered into any material transactions in the last three years in which any shareholder or member of its management or supervisory boards, or any associate of any shareholder or member of its management or supervisory boards has or had any interest. No shareholder or member of its management or supervisory boards or associate of any shareholder or member of its management or supervisory boards is or was during the last three years indebted to Celanese. Dresdner Bank and its subsidiaries provided various financial and investment advisory services to Celanese in 2003, for which they were paid reasonable and customary fees. Alfons Titzrath, who had been Chairman of the supervisory board of Dresdner Bank until May 2002 was a shareholder representative on Celanese's supervisory board from 1999 until May 2004.

As part of Celanese's cash management strategy, affiliates invest surplus funds with Celanese. These balances were $100 million and $101 million at December 31, 2003 and 2002, respectively. As of December 31, 2004, short-term borrowings from affiliates were $128 million. Interest rates on these borrowings were adjusted on a short-term basis to reflect market conditions. The weighted average annual interest rates on these borrowings were 2.0%, 2.0%, and 3.6%, for the nine month period ended December 31, 2004, and years ended December 31, 2003 and 2002, respectively.

Celanese entered into an agreement with Goldman, Sachs & Co. oHG, an affiliate of Goldman, Sachs & Co. on December 15, 2003 (the "Goldman Sachs Engagement Letter"), pursuant to which Goldman Sachs acted as Celanese's financial advisor in connection with the Tender Offer. Pursuant to the terms of the Goldman Sachs Engagement Letter, in March 2004 Celanese paid Goldman Sachs a financial advisory fee equal to $13 million and a discretionary bonus equal to $5 million, upon consummation of the Tender Offer. In addition, Celanese has agreed to reimburse Goldman Sachs for all its reasonable expenses and to indemnify Goldman Sachs and related persons for all direct damages arising in connection with the Goldman Sachs Engagement Letter. Kendrick R. Wilson, III, Vice Chairman—Investment Banking of Goldman Sachs was a shareholder representative on CAG's supervisory board from 1999 until May 2004.

New Arrangements

Mandatorily Redeemable Preferred Shares

In connection with the Original Financing, Celanese Corporation issued $200 million aggregate preference of the mandatorily redeemable preferred shares to an affiliate of Banc of America Securities LLC. The mandatorily redeemable preferred shares were redeemed using a portion of the proceeds from the offering of the senior subordinated notes. Banc of America Securities LLC was also an initial purchaser of the senior subordinated notes and the senior discount notes and is an affiliate of a lender under the amended and restated senior secured credit facilities.

Transaction and Monitoring Fee Agreement/Sponsor Services Agreement

In connection with the closing of the Tender Offer and the Original Financing, Celanese Corporation entered into a transaction and monitoring fee agreement with Blackstone Management Partners IV L.L.C., an affiliate of the Sponsor (the "Advisor").

Under the agreement, the Advisor agreed to provide monitoring services to Celanese Corporation for a 12 year period, unless terminated earlier by agreement between us and the Advisor or until such time as the Sponsor's and its affiliates direct or indirect ownership of us falls below 10%. These monitoring services include (i) advice regarding the structure, distribution, and timing of debt and equity offerings, (ii) advice regarding our business strategy, (iii) general advice regarding dispositions and/or acquisitions and (iv) other advice directly related or ancillary to the Advisor's financial advisory services. The annual monitoring fee under this transaction and monitoring fee agreement is equal to the greater of $5 million and 2% of our EBITDA for the most recently completed fiscal year. In connection with the closing of the Tender Offer and the Original Financing, we paid aggregate transaction, advisory and other fees of approximately $65 million, including a monitoring fee in the amount of $10 million for services rendered in 2004. In January 2005, we made an additional payment of the monitoring fee to the Advisor in the amount of $10 million.

The monitoring fee does not include, and the Advisor may receive additional compensation for providing, investment banking or other advisory services provided by the Advisor or any of its affiliates to us in connection with any specific acquisition, divestiture, refinancing, recapitalization or similar transaction by us. In the absence of a separate agreement regarding compensation for these types of additional services, the Advisor is entitled to receive upon consummation of (i) any such acquisition, disposition or recapitalization a fee equal to 1% of the aggregate enterprise value of the acquired, divested or recapitalized entity or, if such transaction is structured as an asset purchase or sale, 1% of the consideration paid for or received in respect of the assets acquired or disposed of and (ii) any such refinancing, a fee equal to 1% of the aggregate value of the securities subject to such refinancing. In connection with our agreement to acquire Acetex Corporation, we agreed to pay an affiliate of the Advisor aggregate fees of $4 million for financial advisory services related to that transaction, in addition to reimbursement of out-of-pocket expenses. $1 million of that fee was paid in connection with the signing of the acquisition agreement, and the remainder will be payable upon consummation of the transaction. We also agreed to indemnify that affiliate, its affiliates, and their respective partners, members, officers, directors, employees and agents for losses relating to the engagement.

The transaction and monitoring fee agreement also provides for a right of first refusal to the Advisor to provide us with services as a financial advisor, consultant, investment banker or any similar advisor in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction.

In connection with certain events, including the initial public offering of Celanese Corporation stock, the Advisor is entitled to receive a lump sum payment equal to the then present value of all current and future monitoring fees payable under the transaction and monitoring fee agreement, assuming the agreement were to terminate upon the twelfth anniversary of the date of the Advisor's election to receive the lump sum payment. Upon the payment of that lump sum amount, the Advisor would no longer be obligated to provide monitoring services and we would no longer be obligated to pay monitoring fees. In connection with the completion of the initial public offering, Celanese Corporation amended and restated the transaction and monitoring fee agreement to terminate the monitoring services and all obligations to pay future monitoring fees and paid the Advisor $35 million. Under this amended and restated agreement, which we refer to as the sponsor services agreement, the other provisions of the transaction and monitoring fee agreement, including the Advisor's right of first refusal and entitlement to additional compensation for investment banking or other advisory services, as described above, and our indemnification and reimbursement obligations described below, continue to be in effect.

Under the transaction and monitoring fee agreement/sponsor services agreement, we have agreed to indemnify the Advisor and its affiliates and their respective partners, members, directors, officers, employees, agents and representatives for any and all losses relating to services contemplated by these agreements and the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, these agreements. We have also agreed under the transaction and monitoring fee agreement/sponsor services agreement to reimburse the Advisor and its affiliates for their expenses incurred in connection with the services provided under these agreements or in connection with their ownership or subsequent sale of Celanese Corporation stock.

Shareholders' Agreement

In connection with the acquisition of CAG Shares pursuant to the Tender Offer, Celanese Corporation and the Original Stockholders entered into a shareholders' agreement. This agreement was amended and restated in connection with the initial public offering, and the following description relates to the terms of the shareholders' agreement following the initial public offering. Among other things, the shareholders' agreement establishes certain rights of and restrictions upon the Original Stockholders with respect to our governance, the transfer of shares of Celanese Corporation common stock, indemnification and related matters.

The shareholders' agreement provides that the Original Stockholders which are affiliates of the Sponsor are entitled to designate all nominees for election to the board of directors for so long as they hold at least 25% of the total voting power of our capital stock. Thereafter, although they will not have an explicit contractual right to do so, they may still nominate directors in their capacity as stockholders. In connection with this initial public offering, the board of directors was expanded to include additional independent directors as required by the rules of the New York Stock Exchange on which the shares of Celanese Corporation Series A common stock are traded. The shareholders' agreement also provides that BACI has the right to designate one non-voting observer to the board of directors.

Under the shareholders' agreement, BACI has agreed not to sell, dispose of or hedge any of the shares of Celanese Corporation's common stock held by BACI for a period of six months after the completion of this offering, except for transfers (i) to BACI affiliates or to the Original Stockholders which are affiliates of the Sponsor, (ii) in connection with the right of another selling Original Stockholder to require BACI to concurrently transfer its shares or in connection with BACI's co-sale rights under the agreement, or (iii) pursuant to the rights set forth in the Registration Rights Agreement. In addition, for a period of six months after the completion of the initial public offering, any transfers by BACI of the shares of Celanese Corporation's common stock are subject to a right of first refusal of the other Original Stockholders, except for transfers (i) to BACI affiliates, (ii) in connection with the right of another selling Original Stockholder to require BACI to concurrently transfer its shares or in connection with BACI's co-sale rights under the agreement, or (iii) pursuant to the rights set forth in the Registration Rights Agreement.

For a period of six months after the completion of the initial public offering, transfers by the Original Stockholders, other than BACI, of shares of Celanese Corporation's common stock representing more than 5% of the outstanding shares, are subject to co-sale rights by BACI. In addition, transfers by the Original Stockholders of at least a majority of Celanese Corporation's common stock give the selling Original Stockholder the right to require the other Original Stockholders to concurrently transfer their common stock of Celanese Corporation.

Celanese Corporation has agreed to indemnify the Original Stockholders and their respective affiliates, directors, officers and representatives for losses relating to the Tender Offer and other related transactions.

Registration Rights Agreement

In connection with the acquisition of CAG Shares pursuant to the Tender Offer, Celanese Corporation and the Original Stockholders entered into a registration rights agreement pursuant to which Celanese Corporation may be required to register a sale of our shares held by the Original Stockholders. Under the registration rights agreement, the Original Stockholders will have a right to request Celanese Corporation to register the sale of shares of the common stock held by them, including by making available shelf registration statements permitting sales of shares of common stock held by the Original Stockholders into the market from time to time over an extended period. In addition, the Original Stockholders will have a right to include their shares in registered offerings initiated by Celanese Corporation. In both cases, the maximum number of shares of common stock for which the Original Stockholders might request registration is limited by the number of shares of common stock which, in the opinion of the managing underwriter, can be sold without having a negative effect on the offering.

Immediately after Celanese Corporation's initial public offering, the Original Stockholders owned 106,877,885 shares of common stock entitled to these registration rights. Celanese Corporation has agreed to indemnify the Original Stockholders, their respective affiliates, directors, officers and representatives, and each underwriter and their affiliates, for losses relating to any material misstatement or material omissions of facts in connection with the registration of the Original Stockholders' shares of Celanese Corporation.

Management Stockholders Agreement

In connection with the issuance of shares to certain of our executive officers, key employees and directors, as discussed under "Management—Stock Incentive Plan—Expected Awards," we entered into a management stockholders agreement with such officers, employees and directors. Among other things, this agreement restricts the transfer by these stockholders of their shares of Celanese Corporation common stock, subject to certain exceptions (including the occurrence of a change in control relating to us and the termination of employment of a management stockholder (other than the named executive officers) under certain circumstances), for a period of two years following the expiration of the lock-up period relating to this offering. The agreement also provides that, in connection with the transfer by stockholders who are affiliates of our Sponsor of at least 25% of their shares in a privately negotiated transaction, such transferring stockholders will have the right to drag along the management stockholders in such transaction, and the management stockholders will have the right to tag along in such transaction. The management stockholders agreement granted our management stockholders "piggyback" registration rights exercisable in connection with registrations of our securities initiated by us or the Original Stockholders under the registration rights agreement, subject to the transfer restrictions described above.

DESCRIPTION OF OTHER INDEBTEDNESS

Amended and Restated Senior Credit Facilities

On January 26, 2005, BCP Crystal entered into amended and restated senior credit facilities with a syndicate of banks and other financial institutions led by Deutsche Bank AG, New York Branch, as administrative agent, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and Banc of America Securities LLC, as joint book runners, Morgan Stanley Senior Funding, Inc., as syndication agent, and Bank of America, N.A., as documentation agent.

The amended and restated senior credit facilities provide financing of approximately $2.8 billion. The amended and restated senior credit facilities consist of

•	a term loan facility in the aggregate amount of approximately $1.4 billion and €275 million with a maturity on April 6, 2011;

•	a $242 million delayed-draw term loan facility with a maturity on April 6, 2011;

•	an approximate $228 million credit-linked revolving facility with a maturity on April 6, 2009; and

•	a $600 million revolving credit facility with a maturity on April 6, 2009.

BCP Crystal is the borrower under the term loan facility, and BCP Crystal and CAC are the initial borrowers under the credit-linked revolving facility and the revolving credit facility. At BCP Crystal's option, either BCP Crystal or the Purchaser may be the borrower under the delayed-draw term loan facility. Certain of BCP Crystal's subsidiaries may be designated as additional borrowers after the closing date under the revolving credit facility. A portion of the revolving credit facility may be made available to BCP Crystal's non-U.S. subsidiary borrowers in euros. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

The borrowings under the amended and restated senior credit facilities bear interest at a rate equal to an applicable margin plus, at BCP Crystal's option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank AG, New York Branch and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the credit-linked revolving facility and the revolving credit facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings (in each case subject to a step-down based on a performance test). The applicable margin for borrowings under the term loan facility and the delayed-draw term loan facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings (in each case subject to a step-down based on a performance test).

In addition to paying interest on outstanding principal under the amended and restated senior credit facilities, BCP Crystal is required to pay a commitment fee to the lenders under the delayed-draw term loan facility and the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.75%. BCP Crystal is also required to pay a facility fee to the lenders under the credit-linked revolving facility in respect of the total credit-linked deposits thereunder at a rate equal to 2.50% (subject to a reduction based on a performance test) (plus an amount equal to the administrative costs for investing the credit-linked deposits). BCP Crystal also pays customary letter of credit fees.

Prepayments

The amended and restated senior credit facilities require BCP Crystal to prepay outstanding term loans, subject to certain exceptions, with:

•	75% (which percentage will be reduced to 50% if BCP Crystal's leverage ratio is less than 3.00 to 1.00 for any fiscal year ending on or after December 31, 2005) of its excess cash flow;

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if BCP Crystal does not reinvest or contract to reinvest those proceeds in assets to be used in BCP Crystal's business or to make certain other permitted investments within 12 months, subject to certain limitations;

•	100% of the net cash proceeds of any incurrence of debt other than debt permitted under the amended and restated senior credit facilities, subject to certain exceptions; and

•	50% of the net cash proceeds of issuances of equity of Celanese Holdings, subject to certain exceptions.

BCP Crystal may voluntarily repay outstanding loans under the amended and restated senior credit facilities at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

Amortization

Each of the term loan facility and the delayed-draw term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments, with the remaining amount payable on April 6, 2011.

Principal amounts outstanding under the credit-linked revolving facility and the revolving credit facility are due and payable in full on April 6, 2009.

Guarantee and Security

All obligations under the amended and restated senior credit facilities are unconditionally guaranteed by Celanese Holdings and, subject to certain exceptions, each of BCP Crystal's existing and future domestic subsidiaries (other than BCP Crystal's receivables subsidiaries), referred to collectively as the U.S. Guarantors. The portion of the amended and restated senior credit facilities borrowed by CAC and (if designated as the borrower under the delayed-draw term loan facility) the Purchaser, and any subsidiaries designated as additional borrowers under the revolving credit facility after the closing date, is guaranteed by BCP Crystal.

All obligations under the amended and restated senior credit facilities, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by a first priority lien on substantially all the assets of Celanese Holdings, BCP Crystal and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of the capital stock of BCP Crystal, to the extent owned by Celanese Holdings, 100% of the capital stock of all U.S. Guarantors, and 65% of the capital stock of each of BCP Crystal's non-U.S. subsidiaries that is directly owned by BCP Crystal or one of the U.S. Guarantors; and

•	a security interest in substantially all other tangible and intangible assets of Celanese Holdings, BCP Crystal and each U.S. Guarantor (but excluding receivables sold to a receivables subsidiary under a receivables facility).

All obligations of each non-U.S. subsidiary designated as an additional borrower under the revolving credit facility after the closing date will be secured by a pledge of the capital stock of such non-U.S. subsidiary.

Certain Covenants and Events of Default

The amended and restated senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Celanese Holdings and its subsidiaries, to:

•	sell assets;

•	incur additional indebtedness or issue preferred stock;

•	repay other indebtedness (including the notes);

•	pay dividends and distributions or repurchase their capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing BCP Crystal's indebtedness;

•	change the business conducted by Celanese Holdings and its subsidiaries (including BCP Crystal);

•	enter into agreements that restrict dividends from subsidiaries; and

•	enter into hedging agreements.

In addition, the amended and restated senior credit facilities require BCP Crystal to maintain the following financial covenants:

•	a maximum total leverage ratio;

•	a minimum interest coverage ratio; and

•	a maximum capital expenditures limitation.

The amended and restated senior credit facilities also contain certain customary affirmative covenants and events of default. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity—Covenants" for a description of the ratios BCP Crystal is required to maintain under the amended and restated senior credit facilities.

Senior Subordinated Notes due 2014

General

In June and July 2004, BCP Caylux issued $1,225 million aggregate principal amount of 9 5/8% U.S. Dollar-denominated senior subordinated notes and €200 million principal amount of 10 3/8% Euro-denominated senior subordinated notes that mature on June 15, 2014 in a private transaction not subject to the registration requirements under the Securities Act. In October 2004, as a part of the Recent Restructuring, BCP Crystal assumed all rights and obligations of BCP Caylux under the senior subordinated notes. In February 2005, BCP Crystal redeemed approximately 35% of the aggregate principal amount of the senior subordinated notes with a portion of the net proceeds from the offering by Celanese Corporation of its Series A common stock and preferred stock that was contributed to BCP Crystal for such purpose.

Ranking

The senior subordinated notes are BCP Crystal's senior subordinated unsecured obligations and rank junior in right of payment to all of BCP Crystal's existing and future senior indebtedness; rank equally in right of payment with all of BCP Crystal's existing and future senior subordinated indebtedness; are effectively subordinated in right of payment to all of BCP Crystal's existing and future secured indebtedness (including obligations under the amended and restated senior credit facilities), to the extent of the value of the assets securing such indebtedness; are structurally subordinated to all obligations of each of BCP Crystal's subsidiaries that are not guarantors; and rank senior in right of payment to all of BCP Crystal's future subordinated indebtedness.

Optional Redemption

The dollar senior subordinated notes and the euro senior subordinated notes may be redeemed, in each case, at BCP Crystal's option, in whole or in part, at any time prior to June 15, 2009, at a redemption price equal to 100% of the principal amount of the senior subordinated notes redeemed, plus the greater of: (1) 1.0% of the then outstanding principal amount of the senior subordinated notes; and (2) the excess of (a) the present value at such redemption date of (i) the redemption price of the senior subordinated notes at June 15, 2009 (as set forth in the table below), plus (ii) all required interest payments due on the senior subordinated notes through June 15, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the senior subordinated notes, plus accrued and unpaid interest and additional interest, if any, to the redemption date.

The dollar senior subordinated notes and the euro senior subordinated notes may be redeemed, in each case, at BCP Crystal's option, in whole or in part, at any time on or after June 15, 2009, at the redemption prices (expressed as percentages of principal amount) as set forth in the table below, plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the twelve month period commencing on June 15 of the years set forth below:

Dollar Senior Subordinated Notes

Period	Redemption Price
2009	104.813%
2010	103.208%
2011	101.604%
2012 and thereafter	100.000%

Euro Senior Subordinated Notes

Period	Redemption Price
2009	105.188%
2010	103.458%
2011	101.729%
2012 and thereafter	100.000%

In addition, at any time on or prior to June 15, 2007, (x) up to 35% of the aggregate principal amount of the dollar senior subordinated notes originally issued and (y) up to 35% of the aggregate principal amount of the euro senior subordinated notes originally issued shall be redeemable, in each case, in cash at BCP Crystal's option at a redemption price of 109.625% of the principal amount thereof in the case of the dollar senior subordinated notes and 110.375% of the principal amount thereof in the case of the euro senior subordinated notes, plus, in each case, accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of one or more equity offerings; provided, however, at least 65% of the original aggregate principal amount of dollar senior subordinated notes in the case of each redemption of dollar senior subordinated notes, and at least 65% of euro senior subordinated notes in the case of each redemption of euro senior subordinated notes, in each case remains outstanding after each such redemption and provided, further, that such redemption will occur within 90 days after the date on which any such equity offering is consummated.

Change of Control

Upon the occurrence of a change of control, which is defined in the indenture governing the senior subordinated notes, each holder of the senior subordinated notes has the right to require BCP Crystal to repurchase some or all of such holder's senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The indenture governing the senior subordinated notes contains covenants limiting, among other things, BCP Crystal's ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase capital stock of BCP Crystal or its parent entities;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by its restricted subsidiaries to BCP Crystal;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

Events of Default

The indenture governing the senior subordinated notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such senior subordinated notes to become or to be declared due and payable.

As of December 31, 2004, BCP Crystal was in compliance in all material respects with all covenants and provisions contained under the indenture governing these notes.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Issuer has entered into registration rights agreement with the initial purchasers of the outstanding notes in which the Issuer agreed, under certain circumstances, to use their reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 270 days following the closing date of the first issuance of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were first issued on September 24, 2004.

Under the circumstances set forth below, the Issuer will use its reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit the Issuer to effect the exchange offer as contemplated by the registration rights agreement;

•	if any outstanding notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes within 270 days after the date of issuances of the outstanding notes;

•	if any initial purchaser so requests with respect to the outstanding notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer;

•	if any applicable law or interpretations do not permit any holder (other than an initial purchaser) to participate in the exchange offer; or

•	if any initial purchaser that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding notes.

Under the registration rights agreement, if the Issuer fails to complete the exchange offer (other than in the event the Issuer files a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 270 days after the first issue date of the outstanding notes (the "target registration date"), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. All such additional interest that accrues prior to October 1, 2009 shall be added to the accreted value of each note, and all additional interest that accrued thereafter shall be payable in cash to holders of the notes on each scheduled interest payment date. A copy of the registration rights agreement has been filed as exhibits to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not an affiliate of the Issuer, the Parent Guarantor or their subsidiaries within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see "Plan of Distribution."

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, the Issuer believes that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an affiliate of the Issuer, the Parent Guarantor or their subsidiaries within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of the Issuer, the Parent Guarantor or their subsidiaries, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, the Issuer will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in a principal amount at maturity of $5,000 or in integral multiples of $1,000 in excess thereof. The Issuer will issue $1,000 principal amount at maturity of exchange notes in exchange for each $1,000 principal amount at maturity of outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon failure by the Issuer to fulfill its obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange 9 5/8% Senior Subordinated Notes due 2014 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 9 5/8% Senior Subordinated Notes due 2014. The exchange 10 3/8% Senior Subordinated Notes due 2014 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 10 3/8% Senior Subordinated Notes due 2014. Consequently, both series of notes will be treated as a single class of debt securities under the indenture. For a description of the indenture, see "Description of the Notes."

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $105,950,000 aggregate principal amount at maturity of the 10% Series A senior discount notes due 2014 and $448,500,000 aggregate principal amount of the 10½% Series B senior discount notes due 2014 are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. The Issuer intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement except the Issuer will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

The Issuer will be deemed to have accepted for exchange properly tendered outstanding notes when the Issuer has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from the Issuer and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, the Issuer expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under "—Conditions to the Exchange Offer."

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. The Issuer will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on             , 2005. However, if the Issuer, in its sole discretion, extends the period of time for which the exchange offer is open, the term "expiration date" will mean the latest time and date to which the Issuer shall have extended the expiration of the exchange offer.

To extend the period of time during which an exchange offer is open, the Issuer will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The Issuer reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (if the Issuer amends or extends the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If the Issuer amends the exchange offer in a manner that it determines to constitute a material change, the Issuer will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, the Issuer will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and the Issuer may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in their reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in their judgment, would reasonably be expected to impair their ability to proceed with the exchange offer.

In addition, the Issuer will not be obligated to accept for exchange the outstanding notes of any holder that has not made to the Issuer:

•	the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution;" or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to the Issuer an appropriate form for registration of the exchange notes under the Securities Act.

The Issuer expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, the Issuer may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. The Issuer will return any outstanding notes that the Issuer does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

The Issuer expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, the Issuer is generally required to extend the offering period for any material change, including the waiver of a material condition, so that at least five business days remain in the exchange offer after the change. The Issuer will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for sole benefit of the Issuer and the Issuer may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in their sole discretion. If the Issuer fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that the Issuer may assert at any time or at various times prior to the expiration date.

In addition, the Issuer will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the "TIA").

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of theletter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent" prior to the expiration date; or

•	comply with DTC's Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the applicable letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between the Issuer and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. The Issuer recommends that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to the Issuer. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for the Issuer.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by the Issuer, they should also submit evidence satisfactory to the Issuer of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the Issuer may enforce that agreement against such participant.

Acceptance of Exchange Notes

In all cases, the Issuer will promptly issue exchange notes for outstanding notes that the Issuer has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the applicable book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to the Issuer that, among other things:

•	you are not an affiliate of the Issuer and the Parent Guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

The Issuer will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Determinations of the Issuer in this regard will be final and binding on all parties. The Issuer reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in their or their counsel's judgment, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as the Issuer determine. Neither the Issuer, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation," prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message," as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at the applicable book-entry transfer facility or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream, Luxembourg, as applicable, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under "—Exchange Agent;" or

•	you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. The Issuer will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and their determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the applicable book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the appropriate agent addressed as follows:

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, NY 10286 Attn: Giselle Guadalupe Telephone: 212-815-6331	212-298-1915	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, NY 10286 Attn: Giselle Guadalupe Telephone: 212-815-6331
To Confirm by Telephone: 212-815-6331

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The Issuer will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. The Issuer and the Parent Guarantor may make additional solicitations by facsimile, telephone or in person by their officers and regular employees and their affiliates.

The Issuer has not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. The Issuer will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

The Issuer will pay the cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be approximately $500,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Accounting Treatment

The Issuer and the Parent Guarantor will record the exchange notes in their accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in their accounting records on the date of exchanges. Accordingly, the Issuer and the Parent Guarantor will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer.

Transfer Taxes

The Issuer will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct the Issuer to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the notes as a consequence of the issuances of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memoranda distributed in connection with the private offerings of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, the Issuer does not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

The Issuer may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. The Issuer has no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "Issuer" refers only to Crystal US Holdings 3 L.L.C. and Crystal US Sub 3 Corp. collectively, and not to any of their subsidiaries. For purposes of this description, the term "Series A Notes" refers to the 10% Series A Senior Discount Notes due 2014, "Series B Notes" refers to the 10½% Series B Senior Discount Notes due 2014, and "Notes" refers collectively to the Series A Notes and the Series B Notes.

The notes will be issued under an indenture dated September 24, 2004 (the "Indenture") among the Issuer and The Bank of New York, as trustee (the "Trustee").

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The Series A Notes and the Series B Notes will each be issued as a separate series, but, except as otherwise provided below, will be treated as a single class for all purposes under the Indenture.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. The Issuer urges you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture are available as set forth under "Where You Can Find Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture.

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

The Notes:

•	are general senior unsecured obligations of the Issuer;

•	are effectively subordinated in right of payment to all future secured debt of the Issuer; and

•	are structurally subordinated in right of payment to all Indebtedness of the Issuer's subsidiaries.

The Indenture permits the Issuer to incur additional debt.

Principal, Maturity and Interest

On September 24, 2004, the Issuer issued $853 million in aggregate principal amount at maturity of Notes. The Indenture governing the Notes provides for the issuance of additional Notes having identical terms and conditions to the Notes (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the Notes. The Notes will mature on October 1, 2014.

The Notes were issued in denominations of $5,000 and integral multiples of $1,000 in excess thereof.

No cash interest will accrue on the Notes prior to October 1, 2009, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. Cash interest will accrue on the Notes at the rates per annum shown on the front cover of this prospectus from October 1, 2009, or from the most recent date to which interest has been paid, semiannually on April 1 and October 1 of each year, commencing April 1, 2010, to the holders of record at the close of business on March 15 and September 15 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Guarantees

Upon issuance of the Notes, the obligations of the Issuer pursuant to the Notes will not be guaranteed by any subsidiaries or parent entities of the Issuer. However, the Parent may guarantee the Notes in the future solely for the purpose of allowing the Issuer to satisfy its reporting obligations under the Indenture governing the Notes by furnishing financial information relating to the Parent instead of the Issuer and, accordingly, you should not assign any value to any such guarantee. Any guarantee by the Parent may be released at any time thereafter at the option of the Issuer and the Parent.

Additional Notes

Subject to the covenants described below, the Issuer may issue notes under the Indenture having the same terms in all respects as either series of the outstanding notes. The Notes and any additional notes would be treated as a single class for all purposes under the Indenture and would vote together as one class, except as otherwise provided below, on all matters with respect to the Notes.

Holding Company Structure

The Issuer is a holding company and does not have any material assets or operations other than ownership of Capital Stock of Celanese Holdings. All of its operations are conducted through its Subsidiaries. Payments to the Issuer by its Subsidiaries are limited by the terms of indebtedness of the Issuer's Subsidiaries. See "Description of Other Indebtedness." Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer's creditors, including holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries, including Celanese Holdings and BCP Crystal. As of December 31, 2004, on a pro forma basis, after giving effect to the Recent Financings (excluding $242 million of our Acquisition Facility), the Consolidated Parent Guarantor would have had $3.7 billion of consolidated indebtedness (including $211 million of future accretion on the notes), $554 million of which would have been indebtedness of the Issuer consisting solely of the notes and $3.1 billion of which would have been indebtedness of the Issuer's subsidiaries and therefore structurally senior to the exchange notes. On the same basis, $1.8 billion of indebtedness of the Issuer's subsidiaries would have been secured. See "—Summary Historical and Pro Forma Financial Data" and "Capitalization." Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of the Issuer's Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Risk Factors."

Optional Redemption

At any time on or prior to October 1, 2007, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of the Series A Notes issued under the Indenture, provided that at least 65% of the aggregate principal amount at maturity of the Series A Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Series A Notes held by the Issuer and its Subsidiaries) at a redemption price of 110.000% of the Accreted Value of the Series A Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, in each case, with the net cash proceeds of one or more Equity Offerings; provided that the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time on or prior to October 1, 2007, the Issuer may on any one or more occasions redeem (x) up to 35% of the aggregate principal amount at maturity of the Series B Notes issued under the Indenture, provided that at least 65% of the aggregate principal amount at maturity of the Series B Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Series B Notes held by the Issuer and its Subsidiaries) or (y) all, but not less than all, of the Series B Notes issued under the Indenture then outstanding, in each case at a redemption price of 110.500% of the Accreted Value of the Series B Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, in each case, with the net cash proceeds of one or more Equity Offerings; provided that the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Notes may be redeemed, in whole or in part, at any time prior to October 1, 2009, at the option of the Issuer upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the Accreted Value of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after October 1, 2009, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes to be redeemed, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

SERIES A NOTES

YEAR	PERCENTAGE
2009	105.000%
2010	103.333%
2011	101.667%
2012 and thereafter	100.000%

SERIES B NOTES

YEAR	PERCENTAGE
2009	105.250%
2010	103.500%
2011	101.750%
2012 and thereafter	100.000%

The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Redemption

Except as set forth below, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $5,000 or an integral multiple of $1,000 in excess thereof) of that holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes repurchased, to the date of purchase. Within 45 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount at maturity of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount at maturity of $5,000 or an integral multiple of $1,000 in excess thereof.

Prior to complying with any of the provisions of this "Change of Control" covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Issuer to comply with this covenant, the Issuer will either repay all outstanding Bank Debt or obtain the requisite consents, if any, under all agreements governing outstanding Bank Debt. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture contains no provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The Credit Agreement and Existing Notes of the Issuer's subsidiaries permit, and other existing and future indebtedness of the Issuer and its Subsidiaries may permit, the holders thereof to demand repayment or repurchase of their indebtedness upon the occurrence of certain events that constitute a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreement does not and such other indebtedness may not permit the Issuer's subsidiaries to pay dividends or make distributions to the Issuer for the purpose of purchasing Notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Issuer's or its subsidiaries' Indebtedness could prohibit the prepayment of Notes prior to their scheduled maturity. Consequently, if the Issuer is not able to prepay such Indebtedness, the Issuer will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the trustee and the holders the rights described under "—Events of Default." In the event the Issuer is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Issuer expects to seek third party financing to the extent it lacks available funds to meet its purchase obligations. However, there can be no assurance that the Issuer would be able to obtain such financing.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to determine whether a Change of Control has occurred or to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Issuer (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	except with respect to any sale of the performance products business of Nutrinova, at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

The amount of (i) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the receipt thereof and (iii) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 1.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of clause (2) above and for no other purpose.

Within 395 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer may apply those Net Proceeds at its option to:

(1)	permanently reduce Obligations under Bank Debt of the Issuer (and, in the case of revolving Obligations thereunder, to correspondingly reduce commitments with respect thereto) or Indebtedness that ranks pari passu with the Notes (provided that if the Issuer shall so reduce Obligations under such Indebtedness, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Notes to purchase at a purchase price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest and Liquidated Damages, if any, the pro rata Accreted Value of Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to the Issuer or an affiliate of the Issuer (provided that in the case of any reduction of any revolving obligations, the Issuer or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto); provided that, if an offer to purchase any Indebtedness of Celanese Holdings or any of its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer;

(2)	make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3)	make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale;

provided that the 395-day period provided above to apply any portion of Net Proceeds in accordance with clause (2) or (3) above shall be extended by an additional 180 days if by not later than the 395th day after receipt of such Net Proceeds the Issuer or a Restricted Subsidiary, as applicable, has entered into a bona fide binding commitment with a Person other than an affiliate of the Issuer to make an investment of the type referred to in either such clause in the amount of such Net Proceeds.

When the aggregate amount of Net Proceeds not applied or invested in accordance with the preceding paragraph ("Excess Proceeds") exceeds $20.0 million, the Issuer will make an Asset Sale Offer to all holders of Notes to purchase on a pro rata basis the maximum principal amount at maturity of Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value of the Notes to be purchased plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount at maturity of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Notwithstanding anything to the contrary hereunder, at all times prior to the Restructuring Date the Issuer shall at all times own indirectly 100% of the voting Equity Interests of the Purchaser.

Selection and Notice

If less than all of the Notes under the Indenture are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No Notes of $5,000 principal amount at maturity or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount at maturity of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, Accreted Value will cease to accrue, and interest will cease to accrue, in each case to the extent applicable, on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)	declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to the Issuer or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent corporation of the Issuer, including in connection with any merger or consolidation involving the Issuer;

(c)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness subordinated or junior in right of payment to the Notes (other than (x) Indebtedness permitted under clauses (7) and (8) of the definition of "Permitted

Debt" or (y) the purchase, repurchase or other acquisition of Indebtedness subordinated or junior in right of payment to the Notes, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(d)	make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)	(A) with respect to a Restricted Payment by the Issuer or any Restricted Subsidiary of the Issuer other than BCP Crystal or any of its Restricted Subsidiaries, the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of the Issuer's noncash interest expense and amortization of original issue discount shall be excluded) or (B) with respect to a Restricted Payment by BCP Crystal or any Restricted Subsidiary of BCP Crystal, BCP Crystal would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after June 8, 2004 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8), (9), (10), (11), (12), (13), (15) and (16) of the next succeeding paragraph), is less than the sum, without duplication, of

(a)	50% of the Consolidated Net Income (it being understood that for purposes of calculating Consolidated Net Income pursuant to this clause 3(a) only, any of the Issuer's non-cash interest expense and amortization of original issue discount shall be excluded) of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after June 8, 2004, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors of the Issuer, of property and marketable securities received by the Issuer since immediately after June 8, 2004 from the issue or sale of (x) Equity Interests of the Issuer (including Retired Capital Stock (as defined below)) (other than (i) Excluded Contributions, (ii) Designated Preferred Stock and (iii) cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent corporation of the Issuer and the Subsidiaries to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) and, to the extent actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent entities and (y) debt securities of the Issuer that have been converted into such Equity Interests of the Issuer (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of property and marketable securities contributed to the capital of the Issuer following June 8, 2004 (other than (i) Excluded Contributions, (ii) the Cash Contribution Amount and (iii) contributions by a Restricted Subsidiary), plus

(d)	100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of property and marketable securities received by means of (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries or (B) the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (5) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors of the Issuer in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (5) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer or any direct or indirect parent corporation ("Retired Capital Stock") or Indebtedness subordinated to the Notes, as the case may be, in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Equity Interests of the Issuer or contributions to the equity capital of the Issuer (in each case, other than Disqualified Stock) ("Refunding Capital Stock") and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Refunding Capital Stock;

(3)	the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof, which is incurred in compliance with the covenant "—Incurrence of Indebtedness and Issuance of Preferred Stock" so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired for value plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to the Notes at least to the same extent as such Indebtedness subordinated to such Notes so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent entities held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) the Issuer's direct or indirect parent entities, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement; provided, however, that the aggregate amount of all such Restricted Payments made under this clause (4) does not exceed in any calendar year $20.0 million (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of its direct or indirect parent entities, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) the Issuer's direct or indirect parent entities, that occurs after June 8, 2004 plus (B) the amount of any cash bonuses otherwise payable by the Issuer or to its members of management, directors or consultants of the Issuer or any of its Subsidiaries or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) the Issuer's direct or indirect parent entities, in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer pursuant to a deferred compensation plan of such entity plus (C) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries, or by any direct or indirect parent entity to the extent contributed to the Issuer, after June 8, 2004 (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (5) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(6)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7)	the payment of dividends on the Issuer's common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity's common stock) following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent entities after June 8, 2004, of up to 6.0% per annum or the net proceeds received by or contributed to the Issuer in any past or future public offering, other than public offerings with respect to the Issuer's or its parent's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(8)	Investments that are made with Excluded Contributions;

(9)	the declaration and payment of dividends to, or the making of loans to, the Parent in amounts required for it to pay:

(A) (i) overhead, tax liabilities of the Parent (including, prior to the consummation of the Merger, any distribution necessary to allow the Parent to make a Tax Distribution in accordance with clause (B) below), legal, accounting and other professional fees and expenses, (ii) fees and expenses related to any equity offering, investment or acquisition permitted hereunder (whether or not successful) and (iii) other fees and expenses in connection with the maintenance of its existence and its ownership of the Issuer; and

(B) (i) with respect to each tax year (or portion thereof) that the Parent qualifies as a Flow Through Entity, a distribution by the Parent to the holders of the Equity Interests of the Parent of an amount equal to the product of (x) the amount of aggregate net taxable income allocated by the Parent to the direct or indirect holders of the Equity Interests of the Parent for such period and (y) the Presumed Tax Rate for such period and (ii) with respect to any tax year (or portion thereof) that the Parent does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect holders of Equity Interests of the Parent in amounts required for such holder to pay federal, state or local income taxes (as the case may be) imposed directly on such holder to the extent such income taxes are attributable to the income of the Parent and its Subsidiaries; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that the Parent and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Parent and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(10)	Distributions or payments of Securitization Fees;

(11)	cash dividends or other distributions on the Issuer's or any Restricted Subsidiary's Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions or owed to affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates";

(12)	declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Fixed Charges for such entity;

(13)	payment to CAG minority shareholders of the guaranteed fixed annual payment (Ausgleich) payable pursuant to the Domination Agreement;

(14)	other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(15)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the date of the Indenture and the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of any direct or indirect parent company of the Issuer issued after the date of the Indenture; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on the first day of such period (and the payment of dividends or distributions) on a pro forma basis, (I) in the case of Designated Preferred Stock of the Issuer or any direct or indirect parent company of BCP Crystal or the Issuer, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 or (II) in the case of Designated Preferred Stock of BCP Crystal or any of its Subsidiaries, BCP Crystal would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00; and (B) the aggregate amount of dividends declared and paid pursuant to this clause (15) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock issued after the date of the Indenture;

(16)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(17)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "Repurchase at the Option of Holders—Change of Control" and "Repurchase at the Option of Holders—Asset Sales;" provided that all Notes tendered by holders of the Notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(18)	the payment to CAG shareholders of the "minimum dividend" (Mindestausschiittung) payable pursuant to Section 254 of the German Stock Corporation Act (Aktiengesetz) in an aggregate amount not to exceed €6,000,000 per year; and

(19)	the declaration and payment of dividends to Parent with the net proceeds received by the Issuer from the sale of the Notes on the Issue Date.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof), (5), (7), (9)(C), (11), (14), (15), (16) and (17) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the board of directors of the Issuer.

The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this prospectus.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, (i) that the Issuer and any Restricted Subsidiary of the Issuer other than BCP Crystal and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fixed quarters for which unaudited internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00 and (ii) that BCP Crystal and any Restricted Subsidiary of BCP Crystal may incur Indebtedness (including Acquired Debt) and may issue Preferred Stock if the Fixed Charge Coverage Ratio for BCP Crystal's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.00 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, "Permitted Debt"):

(1)	Indebtedness under the Credit Agreement together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,250 million outstanding at any one time less the amount of all mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales;

(2)	Indebtedness represented by the Notes (including any Guarantee);

(3)	Existing Indebtedness (other than Indebtedness described in clauses (1) and (2));

(4)	Indebtedness (including Capitalized Lease Obligations) incurred or issued by the Issuer or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4), does not exceed 4.0% of Total Assets;

(5)	Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims;

(6)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on the Issue Date) of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and any Restricted Subsidiaries in connection with such disposition;

(7)	Indebtedness of the Issuer owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof;

(8)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9)	Hedging Obligations of the Issuer or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) exchange rate risk with respect to any currency exchange or (C) commodity risk;

(10)	obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11)	Indebtedness of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $150.0 million (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock under the first paragraph of this covenant without reliance on this clause (11));

(12)	any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

(13)	the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes, such Refinancing Indebtedness is subordinated or pari passu to the Notes at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced; and provided further, that subclauses (A), (B) and (E) of this clause (13) will not apply to any refunding or refinancing of any Bank Debt or Indebtedness of a Restricted Subsidiary of the Issuer;

(14)	Indebtedness or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, (1) In the case of an acquisition by or merger with the Issuer or any Restricted Subsidiary of the Issuer other than BCP Crystal and any of its Restricted Subsidiaries, either (A) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to clause (i) of the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (B) the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger; or (2) In the case of an acquisition by or merger with BCP Crystal or any of its Restricted Subsidiaries, either (A) BCP Crystal would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to clause (ii) of the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (B) the Fixed Charge Coverage Ratio of BCP Crystal would be greater than immediately prior to such acquisition or merger;

(15)	Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness, other than credit or purchase cards, is extinguished within five business days of its incurrence;

(16)	Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(17)	Contribution Indebtedness;

(18)	Indebtedness consisting of the financing of insurance premiums;

(19)	(a)(1) in the case of Foreign Subsidiaries of the Issuer that are not Subsidiaries of BCP Crystal, if the Issuer could Incur $1.00 of additional Indebtedness pursuant to clause (i) of the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries of the Issuer not otherwise permitted hereunder and (2) in the case of Foreign Subsidiaries of BCP Crystal, if BCP Crystal could incur $1.00 of additional Indebtedness pursuant to clause (ii) of the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries of BCP Crystal not otherwise permitted hereunder, or (b) if neither the Issuer nor any of its Restricted Subsidiaries could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries of the Issuer Incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (19) which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (19), does not exceed the greater of (x) $280.0 million and (y) 10% of the consolidated assets of the Foreign Subsidiaries;

(20)	Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of joint ventures not in excess of $25.0 million at any time outstanding;

(21)	Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Issuer or any Restricted Subsidiary of the Issuer other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(22)	letters of credit issued for the account of a Restricted Subsidiary in support of a Captive Insurance Subsidiary's reinsurance of insurance policies issued for the benefit of Restricted Subsidiaries and other letters of credit or bank guarantees having an aggregate face amount not in excess of $10.0 million;

(23)	Indebtedness of one or more Subsidiaries organized under the laws of the People's Republic of China for their own general corporate purposes in an aggregate principal amount not to exceed $150.0 million at any time outstanding, provided that such Indebtedness is not guaranteed by, does not receive any credit support from and is non-recourse to the Issuer or any Restricted Subsidiary other than the Subsidiary or Subsidiaries incurring such Indebtedness; and

(24)	all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (1) through (23) above.

Notwithstanding anything to the contrary herein, (A) no Restricted Subsidiary of the Issuer that is a direct or indirect parent entity of BCP Crystal may incur Indebtedness or issue Preferred Stock except for guarantees of any existing Indebtedness, or any future Indebtedness, of BCP Crystal and its Restricted Subsidiaries permitted under the Indenture and (B) prior to the Restructuring Date, the Purchaser shall not be permitted to incur any Indebtedness other than Indebtedness under clause (2) above and, in respect of Indebtedness under such clause, any Refinancing Indebtedness in respect thereof permitted under clause (13) above and any Indebtedness incurred in connection with the HC Activities and the HC Investments.

For purposes of determining compliance with this "—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness of the Issuer ranking pari passu with or subordinated to the Notes on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Indebtedness subordinated to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes are equally and ratably secured,

except that the foregoing shall not apply to:

(i)	Liens existing on the date of the Indenture to the extent and in the manner such Liens are in effect on the date of the Indenture;

(ii)	Liens securing the Notes; and

(iii)	Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the date of the Indenture, including, without limitation, pursuant to Existing Indebtedness or the Credit Agreement and related documentation;

(2)	the Indenture and the Notes;

(3)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4)	applicable law or any applicable rule, regulation or order;

(5)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)	contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)	secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)	other Indebtedness of Restricted Subsidiaries (i) that are Guarantors or the guarantors of the Existing Notes which Indebtedness is permitted to be incurred pursuant to an agreement entered into subsequent to the date of the Indenture in accordance with the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; (ii) that are Foreign Subsidiaries which Indebtedness is incurred subsequent to the date of the Indenture pursuant to clauses (4), (11) or (19) of the second paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; or (iii) that is Incurred subsequent to the Issue Date pursuant to the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Issuer, taken as a whole, as determined by the Board of Directors of the Issuer in good faith, than the provisions contained in the Credit Agreement or in the indentures governing the Existing Notes, in each case, as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Issuer in good faith, to make scheduled payments of cash interest on the Notes when due;

(10)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11)	customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(12)	customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(13)	customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(14)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (2) and (5) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer's board of directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(15)	any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary.

Merger, Consolidation or Sale of Assets

The Issuer may not, directly or indirectly: (1) consolidate or merge with or into or wind up into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1)	either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the United States, any state of the United States, the District of Columbia or any territory thereof (the Issuer or such Person, as the case may be, hereinafter referred to as the "Successor Company");

(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)	after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company (if other than the Issuer), would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under "—Incurrence of Indebtedness and Issuance of Preferred Stock" determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such transaction had occurred at the beginning of such four-quarter period, or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(5)	the Issuer shall have delivered to the Trustee a certificate from a Responsible Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary (other than, prior to the Restructuring Date, the Purchaser) may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge with an affiliate incorporated solely for the purpose of reincorporating the Issuer in a (or another) state of the United States, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. Notwithstanding anything contained in the foregoing or following paragraph, the Merger shall be permitted.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate (each, an "Affiliate Transaction") involving aggregate consideration in excess of $7.5 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arms length basis; and

(2)	the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the board of directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Issuer and/or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2)	Restricted Payments and Permitted Investments (other than pursuant to clause (13) thereof) permitted by the Indenture;

(3)	the payment to Sponsors of annual management, consulting, monitoring and advisory fees in an aggregate amount in any fiscal year not in excess of the greater of (A) $5.0 million and (B) 2% of EBITDA of the Issuer for the immediately preceding fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods (but after June 8, 2004), and the execution of any management or monitoring agreement subject to the same limitations;

(4)	the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any Restricted Subsidiary or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) any of the Issuer's direct or indirect parent entities.

(5)	payments by the Issuer or any Restricted Subsidiary to the Sponsors and any of their affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of the Issuer in good faith;

(6)	transactions in which the Issuer or any Restricted Subsidiary delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view;

(7)	payments or loans (or cancellations of loans) to employees or consultants of the Issuer, any Restricted Subsidiary or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) any of the Issuer's direct or indirect parent entities, which are approved by a majority of the board of directors of the Issuer in good faith and which are otherwise permitted under the Indenture;

(8)	payments made or performance under any agreement as in effect on the Acquisition Closing Date (including, without limitation, each of the agreements entered into in connection with the Transactions) or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Acquisition Closing Date);

(9)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders' Agreement (including any registration rights agreement or purchase agreements related thereto to which it is party as of the Acquisition Closing Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under any future amendment to the Shareholders' Agreement or under any similar agreement entered into after the Acquisition Closing Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to holders of the Notes in any material respect;

(10)	the Transactions and the payment of all fees and expenses related to the Transactions, including any fees to the Sponsors;

(11)	transactions pursuant to the Restructuring;

(12)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Issuer or the Restricted Subsidiaries, in the reasonable determination of the members of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(13)	if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Parent to any Permitted Holder or of the Issuer to the Parent or to any Permitted Holder;

(14)	any transaction effected as part of a Qualified Securitization Financing;

(15)	any employment agreements entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(16)	transactions with joint ventures for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(17)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Issuer;

(18)	HC Investments and HC Activities; and

(19)	any guarantee by any Subsidiary organized under the laws of the People's Republic of China in respect of Indebtedness permitted under clause (23) of the second paragraph under "—Incurrence of Indebtedness and Issuance of Preferred Stock."

Business Activities

The Issuer will not, and will not permit any Restricted Subsidiary (other than a Securitization Subsidiary) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Subsidiaries taken as a whole.

Prior to the Restructuring Date, the Purchaser will not engage at any time in any business or activity other than (i) the acquisition and ownership of the Equity Interests of CAG and any HC Corporation, together with incidental activities reasonably related thereto, (ii) the holding of cash in amounts reasonably required to pay for its own costs and expenses, (iii) owing and paying legal and auditing fees, (iv) HC Activities and HC Investments and (v) the servicing of the Purchaser Loan.

Payments for Consent

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the holders of Notes, within 45 days (75 days in the case of the fiscal quarter ending September 30, 2004) after the end of each of the first three fiscal quarters of each fiscal year commencing with the fiscal quarter ending September 30, 2004, or (in the case of annual financial information) within 90 days after the end of each fiscal year all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Issuer's certified independent accountants.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified above (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

So long as the Parent becomes a Guarantor (there being no obligation of the Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Issuer, be filed by and be those of the Parent rather than the Issuer.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined under "—Registration Rights") or the effectiveness of the Shelf Registration Statement (as defined under "—Registration Rights") by the filing with the SEC of the Exchange Offer Registration Statement (as defined under "—Registration Rights") and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1)	the Issuer defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes issued under the Indenture;

(2)	the Issuer defaults in the payment when due of interest or Liquidated Damages, if any, on or with respect to the Notes issued under the Indenture and such default continues for a period of 30 days;

(3)	the Issuer defaults in the performance of, or breaches any covenant, warranty or other agreement contained in the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4)	the Issuer or any Restricted Subsidiary defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary (other than Indebtedness owed to the Issuer or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $45.0 million or more at any one time outstanding;

(5)	certain events of bankruptcy affecting the Issuer or any Significant Subsidiary; or

(6)	the Issuer or any Significant Subsidiary fails to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $45.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuer) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount at maturity of outstanding Notes under the Indenture may declare the Accreted Value of and accrued interest on such Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above with respect to the Issuer occurs and is continuing, then all unpaid Accreted Value of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes issued under the Indenture as described in the preceding paragraph, the holders of a majority in principal amount at maturity of the outstanding Notes issued under the Indenture may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount at maturity of the Notes issued under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default)

will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers' Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount at maturity of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any direct or indirect parent entity, as such, will have any liability for any obligations of the Issuer under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes issued under the Indenture ("Legal Defeasance") except for:

(1)	the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2)	the Issuer's obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuer but not its Restricted Subsidiaries) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes issued thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) or insofar as Events of Default (other than Events of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(6)	the Issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7)	the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the Notes then outstanding issued under the Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding Notes issued under the Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), provided, however, that if any amendment, waiver or other modification will only affect the Series A Notes or the Series B Notes, only the consent of the holders of at least a majority in principal amount at maturity of the then-outstanding Series A Notes or Series B Notes (and not the consent of at least a majority of all Notes), as the case may be, shall be required.

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal or Accreted Value of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

(3)	reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes issued thereunder;

(7)	waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders"); or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer and the Trustee may amend or supplement the Indenture or the Notes issued thereunder:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer's obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(6)	to add a Guarantee of the Notes or to release any Guarantee of the Notes, including any guarantee by the Parent.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(3)	the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount at maturity of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry; Delivery and Form

Each issue of exchange notes issued in exchange for outstanding notes will be represented by a global note or notes in definitive, fully registered form without interest coupons (collectively, the "Global Notes") and will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream, Luxembourg and their respective direct or indirect participants, which rules and procedures may change from time to time.

Global Notes

The following description of DTC, Euroclear and Clearstream, Luxembourg is based on the Issuer's understanding of their current operations and procedures and is provided solely as a matter of convenience. These operations and procedures are solely within the control of the settlement systems and are subject to changes by them from time to time. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

Upon the issuance of the Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Note will be limited to its participants or persons who hold interests through its participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

As long as DTC, or its respective nominee, is the registered holder of a Global Note, DTC, or such nominee, as the case may be, will be considered the sole owner of the Notes represented by such Global Notes for all purposes under the Indenture and the Notes. Unless (1) in the case of a Global Note, DTC notifies the Issuer that it is unwilling or unable to continue as depositary for such global note or ceases to be a "Clearing Agency" registered under the Exchange Act, or (2) in the case of any global note, an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in such global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of such global note (or any notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with DTC's and/or Euroclear's and Clearstream, Luxembourg's applicable procedures (in addition to those under the Indenture).

Investors may hold their interests in the Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC and/or Euroclear and Clearstream, Luxembourg.

Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither Issuer, the Parent, the Trustee, DTC nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Issuer and Parent expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. Issuer and the Parent also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. Because DTC, Euroclear and Clearstream, Luxembourg can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream, Luxembourg systems, or otherwise take actions in respect of such interest may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC, Euroclear and Clearstream, Luxembourg can act only on behalf of participants, which in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system or in Euroclear and Clearstream, Luxembourg, as the case may be, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in Global Notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers of interests in Global Notes between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers of beneficial interests in Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg. Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the DTC settlement date). Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have advised the Issuer that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC or Euroclear or Clearstream, Luxembourg, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC, Euroclear and Clearstream, Luxembourg reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to their respective participants.

DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Euroclear and Clearstream, Luxembourg have advised the Issuer as follows: Euroclear and Clearstream, Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

Euroclear and Clearstream, Luxembourg each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

Account holders in both Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

An account holder's overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders. Although DTC, Euroclear and Clearstream, Luxembourg currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If any depositary is at any time unwilling or unable to continue as a depositary for notes for the reasons set forth above under "—Global Notes," the Issuer will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the applicable global notes. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC, Euroclear or Clearstream, Luxembourg (in accordance with their customary procedures).

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by the Issuer for such purpose in The City and State of New York or in London, England, which initially will be the offices of the Trustee in such locations. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, the Issuer will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to the Issuer such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by the Issuer that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the Trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the Trustee or from the transfer agent in Luxembourg.

Notwithstanding any statement herein, the Issuer and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC, Euroclear or Clearstream, Luxembourg may require.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of notes:

(1)	if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date;

SERIES A SEMI-ANNUAL ACCRUAL DATE	SERIES A ACCRETED VALUE
October 1, 2004	$613.91
April 1, 2005	$644.61
October 1, 2005	$676.84
April 1, 2006	$710.68
October 1, 2006	$746.22
April 1, 2007	$783.53
October 1, 2007	$822.70
April 1, 2008	$863.84
October 1, 2008	$907.03
April 1, 2009	$952.38
October 1, 2009	$1,000.00

SERIES B SEMI-ANNUAL ACCRUAL DATE	SERIES B ACCRETED VALUE
October 1, 2004	$599.49
April 1, 2005.	$630.96
October 1, 2005	$664.08
April 1, 2006	$698.95
October 1, 2006	$735.64
April 1, 2007	$774.26
October 1, 2007	$814.91
April 1, 2008	$857.70
October 1, 2008	$902.73
April 1, 2009	$950.12
October 1, 2009	$1,000.00

The foregoing Accreted Values shall be increased, if necessary, to reflect any accretion of premium payable, as described in "—Registration Rights."

(2)	if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

(3)	if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately succeeding Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4)	if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

"Acquired Debt" means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; and

(2)	Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person;

but excluding in any event Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.

"Acquisition" means the initial acquisition of capital stock of CAG by the Purchaser pursuant to the Offer Document relating to such acquisition dated as of January 30, 2004, as amended by press release on March 12, 2004.

"Acquisition Closing Date" means April 6, 2004.

"Applicable Premium" means with respect to any Note on the applicable Redemption Date, the greater of:

(1)	1.0% of the then outstanding Accreted Value of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Series A Notes or the Series B Notes, as applicable, at October 1, 2009 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the Series A Notes or the Series B Notes as applicable, through October 1, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding Accreted Value of the Note.

"Asset Sale" means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1)	a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business;

(2)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the covenant contained under the caption "Certain Covenants—Merger, Consolidation or Sale of Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption "Certain Covenants—Restricted Payments";

(4)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(5)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(6)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(7)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (1) of the definition of "Permitted Investments");

(8)	sales of assets received by the Issuer or any Restricted Subsidiary upon foreclosures on a Lien;

(9)	sales of Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

(10)	a transfer of Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing;

(11)	any exchange of assets for assets related to a Permitted Business of comparable market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a fair market value in excess of (1) $20.0 million shall be evidenced by a certificate of a Responsible Officer of the Issuer, and (2) $40.0 million shall be set forth in a resolution approved in good faith by at least a majority of the board of directors of the Issuer; and

(12)	the sale of all or substantially all of the Equity Interests of, or assets of, Celanese Advanced Materials, Inc. for gross cash consideration of at least $13 million.

"Bank Debt" means any debt facility with a commercial bank lender or a syndicate of commercial bank lenders, providing for revolving credit loans, term loans or letters of credit,in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time by a commercial bank lender or a syndicate of commercial bank lenders.

"BCP Crystal" means BCP Caylux Holdings Luxembourg S.C.A., the issuer of the Existing Notes, and, after the Restructuring Date, US Holdco.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

"CAC" means Celanese Americas Corporation, a Delaware corporation.

"CAG" means Celanese AG, a corporation organized under the laws of the Federal Republic of Germany.

"Capital Stock" means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

"Captive Insurance Subsidiaries" means Celwood Insurance Company and Elwood Insurance Limited, and any successor to either of them, in each case to the extent such Person constitutes a Subsidiary.

"Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Issuer described in the definition of "Contribution Indebtedness."

"Cash Equivalents" means:

(1)	U.S. dollars, pounds sterling, euros, or, in the case of any foreign subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody's or P-1 from S&P;

(6)	securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody's;

(7)	investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $500.0 million.

"Change of Control" means the occurrence of any of the following:

(1)	the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2)	either the Parent or the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent corporations;

(3)	(A) prior to the first public offering of common stock of either the Parent or the Issuer, the first day on which the board of directors of the Parent shall cease to consist of a majority of directors who (i) were members of the board of directors of the Parent on the date of the Indenture or (ii) were either (x) nominated for election by the board of directors of the Parent, a majority of whom were directors on the date of the Indenture or whose election or nomination for election was previously approved by a majority of such directors, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), "Continuing Directors") and (B) after the first public offering of common stock of either the Parent or the Issuer, (i) if such public offering is of common stock of the Parent, the first day on which a majority of the members of the board of directors of the Parent are not Continuing Directors or (ii) if such public offering is of the Issuer's common stock, the first day on which a majority of the members of the board of directors of the Issuer are not Continuing Directors; or

(4)	at any time prior to the Restructuring Date, (i) the Issuer shall fail to own beneficially 100% of the issued and outstanding Voting Stock of BCP Crystal, (ii) BCP Crystal shall fail to own directly, beneficially and of record, 100% of the issued and outstanding Voting Stock of LP GmbH, (iii) LP GmbH shall fail to own directly, beneficially and of record, 100% of the issued and outstanding Voting Stock of Midco (iv) Midco shall fail to own directly, beneficially and of record, 100% of the issued and outstanding Voting Stock of the Purchaser or (v) the Purchaser shall fail to own directly, beneficially and of record (x) prior to any Squeeze-Out, 75% and (y) after any Squeeze-Out, 100% of the issued and outstanding Equity Interests of CAG, excluding (A) treasury shares held by CAG, (B) rights to purchase, warrants and options and (C) in the case of clause (y), shares issued upon exercise of securities described in the preceding clause (B), provided that the aggregate number of ordinary shares for which the rights to purchase, warrants and options issued pursuant to clause (B) are exercisable, and the aggregate number of ordinary shares issued pursuant to clause (C), does not exceed in the aggregate 1,500,000 ordinary shares of CAG.

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on June 8, 2004, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

"Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to any Person for any period, (I) the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and expenses and any interest expense on Indebtedness of a third party that is not an Affiliate of the Issuer or any of its Subsidiaries and that is attributable to supply or lease arrangements as a result of consolidation under FIN 46R or attributable to "take-or-pay" contracts accounted for in a manner similar to a capital lease under EITF 01-8, in either case so long as the underlying obligations under any such supply or lease arrangement or such "take-or-pay" contract are not treated as Indebtedness as provided in clause (2) of the proviso to the definition of Indebtedness), (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, Securitization Fees) and (c) guaranteed fixed annual payment (Ausgleich) paid or payable to CAG minority shareholders pursuant to the Domination Agreement for such period less (II) interest income of such Person and its Restricted Subsidiaries (other than cash interest income of the Captive Insurance Subsidiaries) for such period.

"Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)	any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge (including, without limitation, severance, relocation and other restructuring costs) including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change in control payments related to the Transactions, in each case shall be excluded;

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3)	any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

(4)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of the Issuer) shall be excluded;

(5)	any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(6)	an amount equal to the amount of Tax Distributions actually made to the holders of capital stock of the Parent in respect of the net taxable income allocated by such Person to such holders for such period to the extent funded by the Issuer shall be included as though such amounts had been paid as income taxes directly by such Person;

(7)	(A) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Issuer or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Issuer or a Restricted Subsidiary thereof in excess of the amounts included in clause (A);

(8)	any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated prior to or after the date of the Indenture shall be excluded;

(9)	accruals and reserves that are established within twelve months after the Acquisition Closing Date and that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded;

(10)	any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded;

(11)	any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of "—Certain Covenants—Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless (i) such restriction with respect to the payment of dividends or in similar distributions has been legally waived or (ii) such restriction on BCP Crystal and Celanese Holdings is permitted by the covenant described under "—Dividend and Other Payment Restrictions Affecting Subsidiaries" or any other restriction permitted under the Existing Notes; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Issuer or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; and

(13)	cost of sales will be reflected on a FIFO basis.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption "—Certain Covenants—Restricted Payments" only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments by the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption "—Certain Covenants—Restricted Payments."

"Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

"Contribution Indebtedness" means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions), without duplication, made to the capital of the Issuer or BCP Crystal or any of its Restricted Subsidiaries after the date of the Indenture, provided that:

(1)	if the aggregate principal amount of such Contribution Indebtedness of the Issuer is greater than the aggregate amount of such cash contributions to the capital of the Issuer, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Existing Notes, and

(2)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.

"Credit Agreement" means that certain Credit Agreement, dated as of April 6, 2004, among Celanese Holdings, BCP Crystal, certain other subsidiaries of BCP Crystal from time to time party thereto, the Lenders party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent, Morgan Stanley Senior Funding, Inc., as Global Coordinator, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc. as Joint Lead Arrangers, ABN Amro Bank N.V., Bank of America, N.A. and General Electric Capital Corporation, as Documentation Agents and Bayerische Hypo- und Vereinsbank AG, Mizuho Corporate Bank, Ltd., The Bank of Nova Scotia, KfW and Commerzbank AG, as Senior Managing Agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new borrowers, lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

"Designated Preferred Stock" means Preferred Stock of the Issuer, BCP Crystal or any direct or indirect parent company of BCP Crystal or the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the covenant described under "—Certain Covenants—Restricted Payments."

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Final Maturity Date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

"Domination Agreement" means the domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabfiihrungsvertrag) between CAG and the Purchaser.

"EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication, and in each case to the extent deducted in calculating Consolidated Net Income for such period:

(1)	provision for taxes based on income, profits or capital of such Person for such period, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and Michigan single business tax) (including any Tax Distribution taken into account in calculating Consolidated Net Income), plus

(2)	Consolidated Interest Expense of such Person for such period, plus

(3)	Consolidated Depreciation and Amortization Expense of such Person for such period, plus

(4)	any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture or to the Transactions, plus

(5)	the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension charges), plus

(6)	the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties, plus

(7)	the non-cash portion of "straight-line" rent expense, plus

(8)	the amount of any expense to the extent a corresponding amount is received in cash by the Issuer and its Restricted Subsidiaries from a Person other than the Issuer or any Subsidiary of the Issuer under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income or EBITDA (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods), plus

(9)	the amount of management, consulting, monitoring and advisory fees and related expenses paid to Blackstone or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $5.0 million and (y) 2% of EBITDA of the Issuer and its Restricted Subsidiaries for each period (assuming for purposes of this clause (y) that the amount to be added to Consolidated Net Income under this clause (9) is $5.0 million), plus

(10)	without duplication, any other non-cash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(11)	any net losses resulting from Hedging Obligations entered into in the ordinary course of business relating to intercompany loans, to the extent that the notional amount of the related Hedging Obligation does not exceed the principal amount of the related intercompany loan, and (B) less the sum of, without duplication, (1) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period); (2) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary, (3) the cash portion of "straight-line" rent expense which exceeds the amount expensed in respect of such rent expense and (4) any net gains resulting from Hedging Obligations entered into in the ordinary course of business relating to intercompany loans, to the extent that the notional amount of the related Hedging Obligation does not exceed the principal amount of the related intercompany loan.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means any public or private sale of common stock or Preferred Stock of the Issuer or any or its direct or indirect parent corporations (excluding Disqualified Stock), other than (i) public offerings with respect to common stock of the Issuer or of any direct or indirect parent corporation of the Issuer registered on Form S-8 and (ii) any such public or private sale that constitutes an Excluded Contribution.

"Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Issuer and its Restricted Subsidiaries from:

(1)	contributions to its common equity capital; and

(2)	the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary) of Capital Stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers' Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption "—Certain Covenants—Restricted Payments."

"Existing Indebtedness" means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, including the Existing Notes and the floating rate term loan described under "Description of Other Indebtedness—Floating Rate Term Loan".

"Existing Notes" means the $1,225,000,000 aggregate principal amount of 9 5/8% Senior Subordinated Notes Due 2014 of BCP Crystal and the €200,000,000 aggregate principal amount 10 3/8% Senior Subordinated Notes Due 2014 of BCP Crystal issued on June 8, 2004 and July 1, 2004.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition (including the Transactions), disposition, merger, consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition (including the Transactions), disposition, merger, consolidation or Discontinued Operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition (including the Transactions) or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the acquisition (including the Transactions) which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of the Issuer of any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officers' Certificate signed by the Issuer's chief financial officer and another officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

"Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) of any series of Disqualified Stock.

"Flow Through Entity" means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for United States federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

"GAAP" means generally accepted accounting principles in the United States in effect on June 8, 2004. For purposes of this description of the Notes, the term "consolidated" with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

"Government Securities" means securities that are

(a)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

"guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

"Guarantee" means any guarantee of the obligations of the Issuer under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning.

"Guarantor" means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

"HC Activities" means such activities to be undertaken by (i) the Purchaser, Midco or LP GmbH as reasonably determined by Celanese Holdings to be required to enable the Purchaser, Midco or LP GmbH, as the case may be, to obtain and continue holding company status under German tax law and (ii) the Purchaser as reasonably determined by Celanese Holdings to be required to enable the Purchaser to satisfy the requirements of German tax law regarding the head of a fiscal unity.

"HC Corporation" means, with respect to the Purchaser, a subsidiary thereof acquired through HC Investments.

"HC Investments" means Investments (including through transfer from another Subsidiary) made by (i) the Purchaser, Midco or LP GmbH in acquiring two corporate subsidiaries (or in the case of the Purchaser, a second corporate subsidiary) and (ii) the Purchaser in a "trade business," provided that such Investments shall be at the minimum amount reasonably determined by Celanese Holdings to permit (x) the Purchaser, Midco or LP GmbH, as the case may be, to obtain and continue holding company status under German tax law or (y) the Purchaser to satisfy the requirements of German tax law fiscal unity requirements.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

"Indebtedness" means, with respect to any Person,

(a)	any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i)	in respect of borrowed money,

(ii)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 20 business days of any such drawing; or

(iv)	representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)	Disqualified Stock of such Person,

(c)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(d)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); and

(e)	to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Securitization Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Securitization Financing).

provided, however, that

(1)	Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and

(2)	Indebtedness of a third party that is not an Affiliate of Celanese Holdings or any of its Subsidiaries that is attributable to supply or lease arrangements as a result of consolidation under FIN 46R or attributable to "take-or-pay" contracts accounted for in a manner similar to a capital lease under EITF 01-8, in either case so long as (i) such supply or lease arrangements or such take-or-pay contracts are entered into in the ordinary course of business, (ii) the board of directors of Celanese Holdings has approved any such supply or lease arrangement or any such take-or-pay contract and (iii) notwithstanding anything to the contrary contained in the definition of EBITDA, the related expense under any such supply or lease arrangement or under any such take-or-pay contract is treated as an operating expense that reduces EBITDA, shall be deemed not to constitute Indebtedness.

"Investment Grade Securities" means:

(1)	securities issued by the U.S. government or by any agency or instrumentality thereof and directly and fully guaranteed or insured by the U.S. government (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

"Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under "—Certain Covenants—Restricted Payments."

For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants—Restricted Payments," (i) "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Issuer's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date and not in connection with the Transactions ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the board of directors of the Issuer in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Issuer and the Restricted Subsidiaries immediately after such transfer.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

"LP GmbH" means BCP Holdings GmbH, a Wholly Owned Subsidiary of BCP Crystal organized under the laws of Germany.

"Liquidated Damages" has the meaning given such term under "—Registration Rights."

"Management Group" means the group consisting of the directors, executive officers and other management personnel of BCP Crystal, Celanese Holdings, the Issuer and the Parent, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of BCP Crystal, Celanese Holdings, the Issuer or the Parent, as the case may be, was approved by a vote of a majority of the directors of BCP Crystal, Celanese Holdings, the Issuer or the Parent, as the case may be, then still in office who were either directors on the date of the Indenture or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or the Parent, as the case may be, hired at a time when the directors on the date of the Indenture together with the directors so approved constituted a majority of the directors of BCP Crystal, Celanese Holdings, the Issuer or the Parent, as the case may be.

"Merger" means (i) the merger of BCP Crystal with US Holdco, with US Holdco being the surviving entity, (ii) the contribution by BCP Crystal to US Holdco of all of BCP Crystal's assets and liabilities or (iii) the contribution by Celanese Holdings to US Holdco (in exchange for stock of US Holdco) of all of the Equity Interests of BCP Crystal; provided that, in the case of clauses (ii) or (iii) above (x) US Holdco expressly assumes all the obligations of BCP Crystal under the Indenture pursuant to an agreement or other instrument in form and substance reasonably satisfactory to the trustee (and, upon such assumption, BCP Crystal shall be released from its obligations as the issuer under the Existing Notes) and (y) Celanese Holdings, at its discretion, may subsequently cause the liquidation of the BCP Crystal.

"Midco" means BCP Acquisition GmbH & Co. KG, a Wholly Owned Subsidiary of LP GmbH organized under the laws of Germany.

"Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

"Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "—Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

"New US Holdco" means a company incorporated under the laws of a state of the United States (A)(i) that owns all of the Equity Interests of US Holdco or (ii) all of the Equity Interests in which are owned by US Holdco, with US Holdco contributing or otherwise transferring all of its assets to New US Holdco and (B) has been formed to effect an initial public offering.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

"Officers' Certificate" means a certificate signed on behalf of the Issuer by two officers of the Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

"Parent" means Blackstone Crystal Holding Capital Partners (Cayman) IV Ltd., and any successor.

"Permitted Business" means the industrial chemicals business and any services, activities or businesses incidental or directly related or similar thereto, any line of business engaged in by CAG on the date of the Indenture or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

"Permitted Debt" is defined under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

"Permitted Holders" means, at any time, each of (i) the Sponsors and their Affiliates (not including, however, any portfolio companies of any of the Sponsors) and (ii) the Management Group, with respect to not more than 10% of the total voting power of the Equity Interests of Holdings. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

"Permitted Investments" means

(1)	any Investment by the Issuer in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption " —Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Acquisition Closing Date and Investments made pursuant to binding commitments in effect on the Acquisition Closing Date;

(6)	(A) loans and advances to officers, directors and employees, not in excess of $25.0 million in the aggregate outstanding at any one time and (B) loans and advances of payroll payments and expenses to officers, directors and employees in each case incurred in the ordinary course of business;

(7)	any Investment acquired by the Issuer or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (9) of the definition of "Permitted Debt";

(9)	any Investment by the Issuer or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (9) after June 8, 2004 that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed 3.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under "—Repurchase at the Option of Holders—Asset Sales";

(11)	Investments the payment for which consists of Equity Interests of the Issuer or any of its parent companies (exclusive of Disqualified Stock);

(12)	guarantees (including any Guarantees) of Indebtedness permitted under the covenant contained under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and performance guarantees consistent with past practice;

(13)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under "—Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (6), (7) and (12) of the second paragraph thereof);

(14)	Investments of a Restricted Subsidiary acquired after the date of the Indenture or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under "—Certain Covenants—Merger Consolidation or Sale of Assets" after the date of the Indenture to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(15)	guarantees by the Issuer or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(16)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18)	any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

(19)	additional Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on June 8, 2004 in an aggregate amount not to exceed $25.0 million;

(20)	HC Investments by the Purchaser, Midco and LP GmbH;

(21)	Investments by the Captive Insurance Subsidiaries of a type customarily held in the ordinary course of their business and consistent with past practices and with insurance industry standards; and

(22)	additional Investments by the Issuer or any of its Restricted Subsidiaries after June 8, 2004 having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (22), not to exceed 5.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

"Permitted Liens" means the following types of Liens:

(1)	deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)	Liens in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers' acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(4)	Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(5)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

(6)	Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(7)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8)	Liens in favor of the Issuer or any Restricted Subsidiary;

(9)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Liens referred to in clauses (3), (4), (24) and (25) of this definition; provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Liens (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (3), (4), (24) and (25) at the time the original Lien became a Permitted Lien under the Indenture and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(10)	Liens on Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" incurred in connection with any Qualified Securitization Financing;

(11)	Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(12)	Liens securing judgments for the payment of money in an aggregate amount not in excess of $40.0 million (except to the extent covered by insurance and the Trustee shall be reasonably satisfied with the credit of such insurer), unless such judgments shall remain undischarged for a period of more than 30 consecutive days during which execution shall not be effectively stayed;

(13)	(A) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers' compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (B) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary;

(14)	landlord's, carriers', warehousemen's, mechanics', materialmen's, repairmen's, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Issuer or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(15)	zoning restrictions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;

(16)	Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business;

(17)	Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights;

(18)	Liens securing obligations in respect of trade-related letters of credit permitted under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(19)	any interest or title of a lessor under any lease or sublease entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(20)	licenses of intellectual property granted in a manner consistent with past practice;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)	Liens solely on any cash earnest money deposits made by the Issuer or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(23)	other Liens securing Indebtedness for borrowed money with respect to property or assets of the Issuer or a Restricted Subsidiary with an aggregate fair market value (valued at the time of creation thereof) of not more than $50.0 million at any time;

(24)	Liens securing Capitalized Lease Obligations permitted to be incurred pursuant to the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Preferred Stock" and Indebtedness permitted to be incurred under clause (4) of the second paragraph of such covenant; provided however that such Liens securing Capitalized Lease Obligations or Indebtedness incurred under clause (4) of the second paragraph of the covenant described under "—Incurrence of Indebtedness and Preferred Stock" may not extend to property owned by the Issuer or any Restricted Subsidiary other than the property being leased or acquired pursuant to such clause (4); and

(25)	Liens existing on the date of the Indenture.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

"Preferred Stock" means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

"Presumed Tax Rate" means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

"Purchase Money Note" means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, from the Parent or any Subsidiary of the Parent to a Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

"Purchaser" means BCP Crystal Acquisition GmbH & Co. KG, a limited partnership organized under the laws of Germany.

"Purchaser Loan" means the loan made by BCP Crystal to the Purchaser to finance the Acquisition.

"Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith, except that in the event the value of any such assets or Capital Stock exceeds $25.0 million or more, the fair market value shall be determined by an independent financial advisor.

"Qualified Securitization Financing" means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the board of directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including BCP Crystal) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

"Responsible Officer" of any Person means any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of the Indenture.

"Restructuring" means (i) the distribution or sale (in return for an unsecured promissory note of CAG reasonably satisfactory to the Joint Lead Arrangers under the Credit Agreement) to CAG of all the capital stock of CAC, (ii) the sale to the Purchaser by CAG of all such capital stock in return for an unsecured promissory note of the Purchaser (which note shall be reasonably satisfactory to the Joint Lead Arrangers under the Credit Agreement, (iii) the sale by the Purchaser of all or a portion of such capital stock to the Issuer in exchange for the cancellation of a portion of the promissory note owed by the Purchaser to BCP Crystal, (iv) the distribution of any remaining portion of such capital stock by the Purchaser to Midco, (v) the sale in exchange for the cancellation of a portion of the intercompany debt owed by Midco to BCP Crystal, or distribution by Midco to BCP Crystal of all such capital stock of CAC that it has acquired, (vi) the Merger and CAC becoming a subsidiary of US Holdco and (vii) the consummation of the other events referred to in the definition of "Restructuring" in the Credit Agreement (as in effect upon its initial execution).

"Restructuring Date" means the date after the Domination Agreement has been registered and become effective on which all of the Restructuring has been completed.

"Securitization Assets" means any accounts receivable, inventory, royalty or revenue streams from sales of inventory subject to a Qualified Securitization Financing.

"Securitization Fees" means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

"Securitization Financing" means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such Securitization Assets.

"Securitization Repurchase Obligation" means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

"Securitization Subsidiary" means a Wholly Owned Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Issuer or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Issuer or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer and (c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Issuer or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of the Issuer or such other Person giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

"Shareholders' Agreement" means the Shareholders' Agreement among the Sponsors and/or their Affiliates and any of the Restricted Subsidiaries and the shareholders party thereto.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

"Specified Financings" means the financings included in the Transactions, the offering of the Existing Notes and this offering of Notes.

"Sponsors" means Blackstone Management Associates (Cayman) IV L.P. and its Affiliates.

"Squeeze Out" means the procedures set out in sections 327a et seq. of the German Stock Corporation Act (Aktiengesetz) in respect of the acquisition of shares in CAG by the Purchaser.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Purchaser or any Subsidiary of the Purchaser which the Purchaser has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the day on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Subordinated Indebtedness" means with respect to the Issuer, any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Notes.

"Subsidiary" means, with respect to any specified Person:

(1)	any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency)to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity;

provided, that Estech GmbH & Co. KG and Estech Managing GmbH shall not constitute Subsidiaries of the Issuer.

"Tax Distribution" means any distribution described under clause (9) of the covenant "—Restricted Payments."

"Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

"Transactions" means the transactions contemplated by (i) the acquisition of CAG, (ii) the Credit Agreement and the floating rate term loan described under "Description of Other Indebtedness—Floating Rate Term Loan," (iii) the offering of the Existing Notes and (iv) this offering of the Notes and the use of proceeds therefrom.

"Treasury Rate" means, with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 1, 2009; provided, however, that if the period from such redemption date to October 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

"Unrestricted Subsidiary" means (i) any Subsidiary of the Issuer that is also a Subsidiary of BCP Crystal that at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Issuer, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The board of directors of the Issuer may designate any Subsidiary of the Issuer that is also a Subsidiary of BCP Crystal (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any

Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer, (b) such designation complies with the covenant contained under the caption "—Certain Covenants—Restricted Payments" and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary. The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (A) BCP Crystal could Incur at least $1.00 of additional Indebtedness pursuant to clause (ii) of such Fixed Charge Coverage Ratio test or (B) the Fixed Charge Coverage Ratio for BCP Crystal and its Restricted Subsidiaries would be greater than such ratio for BCP Crystal and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the board of directors shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"US Holdco" means BCP Crystal US Holdings Corp., organized under the laws of Delaware, prior to the Restructuring Date a Wholly Owned Subsidiary of BCP Crystal.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

"Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or nominee or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person; provided that so long as the Issuer owns, directly or indirectly, at least 75% of the issued and outstanding Equity Interests of CAG, CAG and its Wholly Owned Subsidiaries shall be deemed to constitute Wholly Owned Subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of the outstanding notes for the exchange notes in the exchange offer will not constitute a taxable event to you. As a result:

•	you will not realize any gain or loss upon receipt of an exchange note;

•	the holding period of the exchange note will include the holding period of the outstanding note exchanged for the exchange note; and

•	the adjusted basis of the exchange note will be the same as the adjusted tax basis of the outstanding note exchanged for the exchange note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

BENEFIT PLAN CONSIDERATIONS

If you intend to use the assets of any employee benefit plan (as defined in Section 3(3) of the Employee Income Retirement Security Act of 1974, as amended ("ERISA")) or plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws") or any entity whose underlying assets are considered to include the assets of any such plan, account or arrangement (each, a "Plan") directly or indirectly to purchase any of the notes offered for sale in connection with this prospectus, you should consult with counsel on the potential consequences of your investment under the applicable fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Code and Similar Laws.

The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary is general in nature and is not intended as a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance may change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.

Fiduciary Responsibilities

ERISA and the Code impose requirements on (i) Plans subject to ERISA and/or Section 4975 of the Code (an "ERISA Plan"), (ii) entities whose underlying assets include plan assets of ERISA Plans (for example, collective investment funds, insurance company separate accounts, and certain insurance company general accounts) and (iii) fiduciaries of ERISA Plans. Under ERISA, fiduciaries generally include persons who exercise authority or control over plan assets, or who render investment advice with respect to an ERISA Plan for compensation. Before investing any ERISA Plan assets in any of the notes offered in connection with this prospectus, you should determine whether the investment:

•	is permitted under the plan document and other instruments governing the ERISA Plan; and

•	is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in "Risk Factors" and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

The Issuer is not making any representation that the sale of any notes to a Plan meets the fiduciary requirements for investment by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any particular Plan. The Issuer is not providing investment advice to any Plan, through this prospectus or otherwise, in connection with the sale of the notes.

Prohibited Transactions

ERISA and the Code prohibit a wide range of transactions involving (i) ERISA Plans, and (ii) persons who have specified relationships to ERISA Plans. These persons are called "parties in interest" under ERISA and "disqualified persons" under the Code. The transactions prohibited by ERISA and the Code are called "prohibited transactions." If you are a party in interest or disqualified person who engages in a prohibited transaction, or a fiduciary who causes an ERISA Plan to engage in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using assets of any Plan directly or indirectly to invest in any of the notes, you should consider whether the investment might be a prohibited transaction under ERISA, the Code and/or applicable Similar Laws.

Prohibited transactions may arise, for example, if the notes are acquired by an ERISA Plan with respect to which the Issuer, Parent Guarantor or any of their affiliates, are parties in interest or disqualified persons. Statutory, class or individual prohibited transaction exemptions from the prohibited transaction provisions of ERISA and the Code may apply, depending in part on the type of ERISA Plan making the decision to acquire a note and the circumstances under which such decision is made. Class exemptions include, without limitation:

•	Prohibited transaction class exemption ("PTCE") 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers, and banks);

•	PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

•	PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

•	PTCE 91-38 (relating to specified transactions by bank collective investment funds);

•	PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

•	PTCE 96-23 (relating to specified transactions directed by in-house asset managers).

These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries. In addition, there is no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

Representations and Warranties

If you acquire or accept a note (or any interest therein), you will be deemed to have represented and warranted that either:

•	you have not directly or indirectly used the assets of any Plan to acquire such note; or

•	your acquisition or holding of such note does not constitute a non-exempt prohibited transaction under ERISA or the Code or a violation of applicable Similar Laws.

Any subsequent purchaser or holder of a note or any interest therein will be deemed to make the same representations concerning the use of plan assets to purchase or hold the note.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 90 days after the consummation of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

The Issuer will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The applicable letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 90 days after the consummation of the registered exchange offer, the Issuer will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuer has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes will be passed upon for the registrants by Simpson Thacher & Bartlett LLP, New York, New York. A private investment fund comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with the Sponsor.

EXPERTS

The consolidated balance sheet of Celanese Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the nine-month period ended December 31, 2004, have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The report of the independent registered public accounting firm covering these consolidated financial statements contains an explanatory paragraph that states that as a result of the acquisition by a subsidiary of Celanese Corporation of 84.3% of the outstanding stock of CAG in a business combination effective April 1, 2004 (a convenience date for the April 6, 2004 acquisition date), the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

The consolidated balance sheet of Celanese AG and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from January 1, 2004 to March 31, 2004 and for the years ended December 31, 2003 and 2002, have been included in this prospectus in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The report of the independent registered public accounting firm covering these consolidated financial statements contains explanatory paragraphs that state that (a) CAG changed from using the last-in, first-out, or LIFO, method of determining cost of inventories at certain locations to the first-in, first-out or FIFO method, adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003, adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), "Consolidation of Variable Interest Entities—an interpretation of ARB No. 51," effective December 31, 2003, adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, early adopted SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," effective October 1, 2002, and changed the actuarial measurement date for its Canadian and U.S. pension and other postretirement benefit plans in 2003 and 2002, respectively, and (b) the independent registered public accounting firm also has reported separately on the consolidated financial statements of CAG for the same periods, prior to the change from the LIFO method to the FIFO method of determining cost of inventories, presented separately using the U.S. dollar and the euro as the reporting currency.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Issuer and the Parent Guarantor have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. The Issuer currently is not subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, the Issuer will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The guarantee by the Parent Guarantor is being provided for the purpose of allowing the Issuer to satisfy its reporting obligations under the indenture governing the notes by furnishing financial information relating to the Parent Guarantor instead of the Issuer. However, the guarantee by the Parent Guarantor may be released at any time after the offering at the option of the Issuer and the Parent Guarantor. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

So long as the Issuer is subject to the periodic reporting requirements of the Exchange Act, the Issuer is required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes and the exchange notes. The Issuer has agreed that, even if it is not required under the Exchange Act to furnish such information to the SEC, it will nonetheless continue to furnish information that would be required to be furnished by them and their guarantor subsidiaries by Section 13 of the Exchange Act, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by their certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if it were subject to such periodic reporting requirements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
ANNUAL CELANESE CORPORATION CONSOLIDATED FINANCIAL STATEMENTS
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the nine months ended December 31, 2004, the three months ended March 31, 2004, and the years ended December 31, 2003 and 2002	F-4
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-5
Consolidated Statements of Shareholders' Equity (Deficit) for the nine months ended December 31, 2004, the three months ended March 31, 2004, and the years ended December 31, 2003 and 2002	F-6
Consolidated Statements of Cash Flows for the nine months ended December 31, 2004, the three months ended March 31, 2004, and the years ended December 31, 2003 and 2002	F-7
Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Celanese Corporation:

We have audited the accompanying consolidated balance sheet of Celanese Corporation and subsidiaries ("Successor") as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the nine-month period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celanese Corporation and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the nine-month period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 2 to the consolidated financial statements, effective April 1, 2004 (a convenience date for the April 6, 2004 acquisition date), a subsidiary of Celanese Corporation acquired 84.3% of the outstanding stock of Celanese AG in a business combination. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP
Short Hills, New Jersey
March 30, 2005

Report of Independent Registered Public Accounting Firm

To the Supervisory Board
Celanese AG:

We have audited the accompanying consolidated balance sheet of Celanese AG and subsidiaries ("Predecessor") as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from January 1, 2004 to March 31, 2004 and for the years ended December 31, 2003 and 2002 ("Predecessor periods"). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celanese AG and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the Predecessor periods, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 4 to the consolidated financial statements, Celanese AG and subsidiaries changed from using the last-in, first-out or LIFO method of determining cost of inventories at certain locations to the first-in, first-out or FIFO method.

As discussed in Note 5 to the consolidated financial statements, Celanese AG and subsidiaries adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations", effective January 1, 2003.

As discussed in Note 5 to the consolidated financial statements, Celanese AG and subsidiaries adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), "Consolidation of Variable Interest Entities—an interpretation of ARB No. 51", effective December 31, 2003.

As discussed in Note 5 to the consolidated financial statements, Celanese AG and subsidiaries adopted SFAS No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.

As discussed in Note 5 to the consolidated financial statements, Celanese AG and subsidiaries have early adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", effective October 1, 2002.

As discussed in Note 17 to the consolidated financial statements, Celanese AG and subsidiaries changed the actuarial measurement date for their Canadian and U.S. pension and other postretirement benefit plans in 2003 and 2002, respectively.

We also have reported separately on the consolidated financial statements of Celanese AG and subsidiaries as of December 31, 2003 and for the years ended December 31, 2003 and 2002. Those financial statements were presented using the euro as the reporting currency.

/s/KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Frankfurt am Main, Germany
March 30, 2005

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions, except for share and per share data)
Net sales	3,826	1,243	4,603	3,836
Cost of sales	(3,092)	(1,002)	(3,883)	(3,171)
Selling, general and administrative expenses	(498)	(137)	(510)	(446)
Research and development expenses	(67)	(23)	(89)	(65)
Special charges:
Insurance recoveries associated with plumbing cases	1	—	107	—
Sorbates antitrust matters	—	—	(95)	—
Restructuring, impairment and other special charges, net	(92)	(28)	(17)	5
Foreign exchange gain (loss)	(3)	—	(4)	3
Gain (loss) on disposition of assets	3	(1)	6	11
Operating profit	78	52	118	173
Equity in net earnings of affiliates	36	12	35	21
Interest expense	(300)	(6)	(49)	(55)
Interest income	24	5	44	18
Other income (expense), net	(12)	9	48	23
Earnings (loss) from continuing operations before tax and minority interests	(174)	72	196	180
Income tax provision	(70)	(17)	(53)	(57)
Earnings (loss) from continuing operations before minority interests	(244)	55	143	123
Minority interests	(8)	—	—	—
Earnings (loss) from continuing operations	(252)	55	143	123
Earnings (loss) from discontinued operations:
Loss from operation of discontinued operations	—	(5)	(1)	(43)
Gain (loss) on disposal of discontinued operations	(2)	14	7	14
Income tax benefit	1	14	—	56
Earnings (loss) from discontinued operations	(1)	23	6	27
Cumulative effect of changes in accounting principles, net of income tax of $1 million and $5 million in 2003 and 2002, respectively	—	—	(1)	18
Net earnings (loss)	(253)	78	148	168
Earnings (loss) per common share – basic:
Continuing operations	(2.54)	1.12	2.89	2.44
Discontinued operations	(0.01)	0.46	0.12	0.54
Cumulative effect of changes in accounting principles	—	—	(0.02)	0.36
Net earnings (loss)	(2.55)	1.58	2.99	3.34
Earnings (loss) per common share – diluted:
Continuing operations	(2.54)	1.11	2.89	2.44
Discontinued operations	(0.01)	0.46	0.12	0.54
Cumulative effect of changes in accounting principles	—	—	(0.02)	0.36
Net earnings (loss)	(2.55)	1.57	2.99	3.34
Weighted average shares – basic:	99,377,884	49,321,468	49,445,958	50,329,346
Weighted average shares – diluted:	99,377,884	49,712,421	49,457,145	50,329,346

See the accompanying notes to the consolidated financial statements.

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	838	148
Receivables, net:
Trade receivables, net – third party and affiliates	866	722
Other receivables	670	589
Inventories	618	509
Deferred income taxes	71	67
Other assets	86	95
Assets of discontinued operations	2	164
Total current assets	3,151	2,294
Investments	600	561
Property, plant and equipment, net	1,702	1,710
Deferred income taxes	54	606
Other assets	756	535
Goodwill	747	1,072
Intangible assets, net	400	36
Total assets	7,410	6,814
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings and current installments of long-term debt – third party and affiliates	144	148
Accounts payable and accrued liabilities:
Trade payables – third party and affiliates	722	590
Accrued liabilities	888	919
Deferred income taxes	20	19
Income taxes payable	214	266
Liabilities of discontinued operations	7	30
Total current liabilities	1,995	1,972
Long-term debt	3,243	489
Deferred income taxes	256	99
Benefit obligations	1,000	1,165
Other liabilities	510	489
Minority interests	518	18
Commitments and contingencies
Shareholders' equity (deficit):
Successor: Series B common stock, no par value, 500,000,000 shares authorized and 99,377,884 issued and outstanding as of December 31, 2004
Predecessor: Common stock, no par value, €140 million aggregate registered value; 54,790,369 shares authorized and issued; 49,321,468 outstanding as of December 31, 2003	—	150
Additional paid-in capital	158	2,714
Retained earnings (deficit)	(253)	25
Accumulated other comprehensive income (loss)	(17)	(198)
	(112)	2,691
Less: Treasury stock at cost	—	109
Total shareholders' equity (deficit)	(112)	2,582
Total liabilities and shareholders' equity (deficit)	7,410	6,814

See the accompanying notes to the consolidated financial statements.

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders' Equity (Deficit)
	(in $ millions, except per share data)
Predecessor
Balance at December 31, 2001	153	2,677	(266)	(497)	(113)	1,954
Comprehensive income (loss), net of tax:
Net earnings	—	—	168	—	—	168
Other comprehensive income (loss):
Unrealized gain on securities(1)	—	—	—	3	—	3
Foreign currency translation	—	—	—	192	—	192
Unrealized loss on derivative contracts(2)	—	—	—	(5)	—	(5)
Additional minimum pension liability(3)	—	—	—	(220)	—	(220)
Other comprehensive loss	—	—	—	(30)	—	(30)
Comprehensive income	—	—	—	—	—	138
Amortization of deferred compensation	—	3	—	—	—	3
Indemnification of demerger liability	—	7	—	—	—	7
Purchase of treasury stock	—	—	—	—	(6)	(6)
Retirement of treasury stock	(3)	(22)	—	—	25	—
Balance at December 31, 2002	150	2,665	(98)	(527)	(94)	2,096
Comprehensive income, net of tax:
Net earnings	—	—	148	—	—	148
Other comprehensive income:
Unrealized gain on securities(1)	—	—	—	4	—	4
Foreign currency translation	—	—	—	307	—	307
Unrealized gain on derivative contracts(2)	—	—	—	6	—	6
Additional minimum pension liability(3)	—	—	—	12	—	12
Other comprehensive income	—	—	—	329	—	329
Comprehensive income	—	—	—	—	—	477
Dividends ($0.48 per share)	—	—	(25)	—	—	(25)
Amortization of deferred compensation	—	5	—	—	—	5
Indemnification of demerger liability(4)	—	44	—	—	—	44
Purchase of treasury stock	—	—	—	—	(15)	(15)
Balance at December 31, 2003	150	2,714	25	(198)	(109)	2,582
Comprehensive income (loss), net of tax:
Net earnings	—	—	78	—	—	78
Other comprehensive income (loss):
Unrealized gain on securities(1)	—	—	—	7	—	7
Foreign currency translation	—	—	—	(46)	—	(46)
Other comprehensive loss	—	—	—	(39)	—	(39)
Comprehensive income	—	—	—	—	—	39
Amortization of deferred compensation	—	1	—	—	—	1
Balance at March 31, 2004	150	2,715	103	(237)	(109)	2,622

Successor
Contributed Capital	—	641	—	—	—	641
Comprehensive income (loss), net of tax:
Net loss	—	—	(253)	—	—	(253)
Other comprehensive income (loss):
Unrealized loss on securities(1)	—	—	—	(7)	—	(7)
Foreign currency translation	—	—	—	7	—	7
Unrealized gain on derivative contracts(2)	—	—	—	2	—	2
Additional minimum pension liability(3)	—	—	—	(19)	—	(19)
Other comprehensive income	—	—	—	(17)	—	(17)
Comprehensive loss	—	—	—	—	—	(270)
Indemnification of demerger liability	—	3	—	—	—	3
Distribution to original shareholders	—	(500)	—	—	—	(500)
Management compensation	—	14	—	—	—	14
Balance at December 31, 2004	—	158	(253)	(17)	—	(112)

(1)	Net of tax (benefit) expense of $(1) million in 2002, $2 million in 2003, $2 million for the three months ended March 31, 2004 and $0 million for the nine months ended December 31, 2004.

(2)	Net of tax (benefit) expense of $(2) million in 2002, $4 million in 2003, and $1 million for the nine months ended December 31, 2004.

(3)	Net of tax (benefit) expense of $(118) million in 2002, $5 million in 2003 and $(3) million for the nine months ended December 31, 2004.

(4)	Net of tax expense of $33 million in 2003.

See the accompanying notes to the consolidated financial statements.

CELANESE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Operating activities from continuing operations:
Net earnings (loss)	(253)	78	148	168
(Earnings) loss from discontinued operations, net	1	(23)	(6)	(27)
Cumulative effect of changes in accounting principles	—	—	1	(18)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Special charges, net of amounts used	37	20	91	(60)
Stock based compensation	—	2	65	5
Depreciation and amortization	184	72	294	247
Amortization of deferred financing fees	98	—	—	—
Change in equity of affiliates	(14)	3	(12)	40
Deferred income taxes	19	(12)	79	2
(Gain) on disposition of assets, net	(3)	—	(9)	(11)
Write-downs of investments	—	—	4	15
Loss (gain) on foreign currency	19	(26)	155	121
Minority interests	8	—	—	—
Changes in operating assets and liabilities:
Trade receivables, net – third party and affiliates	(19)	(89)	—	(90)
Other receivables	109	(42)	22	(18)
Prepaid expenses	(8)	14	(50)	(10)
Inventories	(18)	(11)	(11)	11
Trade payables – third party and affiliates	95	(6)	(41)	7
Benefit obligations and other liabilities	(356)	(118)	(165)	(4)
Income taxes payable	10	38	(195)	(4)
Loss on extinguishment of mandatorily redeemable preferred shares	21	—	—	—
Other, net	7	(7)	31	(11)
Net cash provided by (used in) operating activities	(63)	(107)	401	363
Investing activities from continuing operations:
Capital expenditures on property, plant and equipment	(166)	(44)	(211)	(203)
Acquisition of Celanese AG, net of cash acquired	(1,564)	—	—	—
Fees associated with acquisition of Celanese AG	(69)	—	—	—
Acquisition of businesses	—	—	(18)	(131)
Net proceeds (outflow) on sale of assets	31	—	10	(12)
Net proceeds from disposal of discontinued operations	—	139	10	206
Proceeds from sale of marketable securities	132	42	202	201
Purchases of marketable securities	(173)	(42)	(265)	(223)
Distributions from affiliates	—	—	—	39
Other, net	(1)	1	(3)	(16)
Net cash provided by (used in) investing activities	(1,810)	96	(275)	(139)
Financing activities from continuing operations:
Initial capitalization	641	—	—	—
Distribution to original shareholders	(500)	—	—	—
Issuance of mandatorily redeemable preferred shares	200	—	—	—
Repayment of mandatorily redeemable preferred shares	(221)	—	—	—
Borrowings under bridge loans	1,565	—	—	—
Repayment of bridge loans	(1,565)	—	—	—
Proceeds from long-term debt	—	—	61	50
Proceeds from issuance of senior subordinated and discount notes	1,988	—	—	—
Proceeds from floating rate term loan	350	—	—	—
Borrowings under senior credit facilities	608	—	—	—
Short-term borrowings (repayments), net	36	(16)	(20)	(141)
Payments of long-term debt	(254)	(27)	(109)	(53)
Issuance/(purchase) of Celanese AG treasury stock	29	—	(15)	(6)
Issuance of preferred stock by consolidated subsidiary	15	—	—	—
Fees associated with financing	(205)	—	—	—
Dividend payments by Celanese AG	(1)	—	(25)	—
Net cash provided by (used in) financing activities	2,686	(43)	(108)	(150)
Exchange rate effects on cash	25	(1)	6	7
Net increase (decrease) in cash and cash equivalents	838	(55)	24	81
Cash and cash equivalents at beginning of period	—	148	124	43
Cash and cash equivalents at end of period	838	93	148	124
Net cash provided by (used in) discontinued operations:
Operating activities	1	(139)	(12)	16
Investing activities	(1)	139	12	(17)
Financing activities	—	—	—	(2)
Net cash used in discontinued operations	—	—	—	(3)

See the accompanying notes to the consolidated financial statements.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of the Company and Change in Ownership

Description of the Company

Celanese Corporation and its subsidiaries (collectively the "Company" or the "Successor") is a global industrial chemicals company, representing the former business of Celanese AG and its subsidiaries ("CAG" or the "Predecessor"). The Company's business involves processing chemical raw materials, such as ethylene and propylene, and natural products, including natural gas and wood pulp, into value-added chemicals and chemical-based products.

On November 3, 2004, Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., reorganized as a Delaware corporation and changed its name to Celanese Corporation. Additionally, BCP Crystal Holdings Ltd. 2, a subsidiary of Celanese Corporation, was reorganized as a Delaware limited liability company and changed its name to Celanese Holdings LLC.

Basis of Presentation

The financial position, results of operations and cash flows and related disclosures for periods prior to April 1, 2004 (a convenience date for the April 6, 2004 acquisition date), the effective date of the transaction (the "Effective Date"), are presented as the results of the Predecessor. The financial position, results of operations and cash flows subsequent to the Effective Date, are presented as the results of the Successor as of and for the nine months ended December 31, 2004.

The consolidated financial statements of the Successor as of and for the nine months ended December 31, 2004 reflect the acquisition of CAG under the purchase method of accounting in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations.

The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost. Furthermore, the Successor and the Predecessor have different accounting policies with respect to certain matters (See Note 4). The consolidated financial statements for the three months ended March 31, 2004 have been prepared in accordance with CAG's accounting policies (see Note 4) and the requirements for interim financial reporting in accordance with Accounting Principles Board ("APB") No. 28, Interim Financial Reporting.

Change in Ownership

Pursuant to a voluntary tender offer commenced in February 2004, Celanese Europe Holding GmbH & Co. KG, formerly known as BCP Crystal Acquisition GmbH & Co. KG (the "Purchaser"), an indirect wholly owned subsidiary of Celanese Corporation, on April 6, 2004 acquired approximately 84% of the ordinary shares of Celanese AG, excluding treasury shares, (the "CAG Shares") for a purchase price of $1,693 million, including direct acquisition costs of approximately $69 million (the "Acquisition"). During the nine months ended December 31, 2004, the Purchaser acquired additional shares of Celanese AG for a purchase price of $33 million. As the shares primarily represented exercised employee stock options, the Purchaser's ownership percentage remained at approximately 84% as of December 31, 2004.

Funding for the Acquisition included equity investments of $641 million from Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, and Blackstone Capital Partners (Cayman) Ltd. 3 (collectively, "Blackstone") and BA Capital Investors Sidecar Fund, L.P. (and together with Blackstone, the "Original Shareholders"), term loan facilities of approximately $608 million, $1,565 million in borrowings under senior subordinated bridge loan facilities as well as the issuance of mandatorily redeemable preferred stock totaling $200 million. In June 2004, BCP Caylux Holdings Luxembourg S.C.A. ("BCP Caylux"), an indirect subsidiary of Celanese Corporation, used the proceeds

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

from its offerings of $1,000 million and €200 million ($244 million) principal amount of its senior subordinated notes due 2014, together with available cash and borrowings under a $350 million senior secured floating rate term loan to repay the senior subordinated bridge loan facilities, plus accrued interest, and to pay related fees and expenses. See Notes 16, 18 and 20 for further description of financings.

Following the completion of the Acquisition, the CAG Shares were delisted from the New York Stock Exchange on June 2, 2004. In addition, a domination and profit and loss transfer agreement (the "Domination Agreement") between Celanese AG and the Purchaser was approved by the necessary majority of shareholders at the extraordinary general meeting held on July 30 and 31, 2004, registered in the Commercial Register on August 2, 2004, and became operative on October 1, 2004. When the Domination Agreement became operative, the Purchaser became obligated to offer to acquire all outstanding CAG Shares from the minority shareholders of Celanese AG in return for payment of fair cash compensation. The amount of this fair cash compensation has been determined to be €41.92 per share, plus interest, in accordance with applicable German law. The total amount of funds necessary to purchase all of the remaining CAG Shares as of December 31, 2004, assuming all such shares were tendered on or prior to that date that the Domination Agreement became operative would be at least €334 million. The Purchaser may elect, or be required, to pay a purchase price in excess of €41.92 to acquire the remaining outstanding CAG Shares. Any minority shareholder who elects not to sell its shares to the Purchaser will be entitled to remain a shareholder of CAG and to receive from the Purchaser a gross guaranteed fixed annual payment on its shares of €3.27 per CAG Share less certain corporate taxes in lieu of any future dividend. Beginning October 1, 2004, taking into account the circumstances and the tax rates at the time of entering into the Domination Agreement, the net guaranteed fixed annual payment would be €2.89 per share for a full fiscal year. The net guaranteed fixed annual payment may, depending on applicable corporate tax rates, in the future be higher, lower or the same as €2.89 per share. In the fourth quarter of 2004, a charge of approximately $7 million was recorded for the guaranteed payment.

Beginning October 1, 2004, under the terms of the Domination Agreement, the Purchaser, as the dominating entity, among other things, is required to compensate Celanese AG for any statutory annual loss incurred by Celanese AG, the dominated entity, on a non-consolidated basis, at the end of the fiscal year when the loss was incurred. This obligation to compensate Celanese AG for annual losses will apply during the entire term of the Domination Agreement.

There is no assurance that the Domination Agreement will remain operative in its current form. If the Domination Agreement ceases to be operative, the Company will not be able to directly give instructions to the Celanese AG board of management. The Domination Agreement cannot be terminated by the Purchaser in the ordinary course until September 30, 2009. However, irrespective of whether a domination agreement is in place between the Company and Celanese AG, under German law Celanese AG is effectively controlled by the Company because of the Company's approximate 84% ownership of the outstanding shares of Celanese AG. The Company does have the ability, through a variety of means, to utilize its controlling rights as an owner of approximately 84% of the outstanding shares of Celanese AG, to, among other things, (1) ultimately cause a domination agreement to become operative; (2) use its ability, through its approximately 84% voting power at any shareholders' meetings of Celanese AG, to elect the shareholder representatives on the supervisory board and to thereby effectively control the appointment and removal of the members of the Celanese AG board of management; and (3) effect all decisions that an approximately 84% majority shareholder is permitted to make under German law. The controlling rights of the Company constitute a controlling financial interest for accounting purposes and result in the Company being required to consolidate CAG as of the date of acquisition.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    Acquisition of Celanese

Acquisition of Celanese

As described further in Note 1, in April 2004, the Purchaser, a consolidated subsidiary of the Company, acquired financial control of CAG. The Company has allocated the purchase price on the basis of its current estimate of the fair value of the underlying assets acquired and liabilities assumed. The assets acquired and liabilities assumed are reflected at fair value for the approximate 84% portion acquired and at historical basis for the remaining minority interest of approximately 16%. Upon completion of the organizational restructuring in October 2004 (See Note 31), the assets acquired and liabilities assumed of Celanese Americas Corporation and its subsidiaries ("CAC") are reflected at fair value for the 100% portion acquired. The excess of the purchase price over the amounts allocated to specific assets and liabilities is included in goodwill. The purchase price allocation is as follows:

As of April 1, 2004
(in $ millions)
Current assets:
Cash and cash equivalents	93
Receivables	1,468
Inventories	568
Other current assets.	125
Investments	554
Property plant and equipment	1,726
Other non-current assets	741
Intangible assets	433
Goodwill	747
Total assets acquired	6,455
Current liabilities:
Short-term borrowings and current installments of long-term debt	279
Accounts payable and accrued liabilities	599
Other current liabilities	1,166
Long term debt	306
Benefit obligations	1,370
Other long term liabilities	558
Total liabilites assumed	4,278
Minority interest	451
Net assets acquired	1,726

Cash and cash equivalents, receivables, other current assets, accounts payable and accrued liabilities and other current liabilities were stated at their historical carrying values, given the short term nature of these assets and liabilities.

The estimated fair value of inventory, as of the Effective Date, has been allocated based on management's computations. The consolidated statement of operations for the nine months ended December 31, 2004 includes $53 million in cost of sales representing the capitalized manufacturing profit in inventory on hand as of the Effective Date. The capitalized manufacturing profit was recorded in purchase accounting and the inventory was subsequently sold during the nine months ended December 31, 2004.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes have been provided in the consolidated balance sheet based on the Company's estimate of the tax versus book basis of the assets acquired and liabilities assumed. Valuation allowances have been established against those assets for which realization is not likely, primarily in the U.S. (See Note 22).

The Company's estimate of pension and other postretirement benefit obligations has been reflected in the allocation of purchase price at the projected benefit obligation less plan assets at fair market value.

The Company's estimates of the fair values of property, plant and equipment, customer and vendor contracts, other intangible assets, debt, cost and equity method investments and other assets and liabilities have been reflected in the Company's financial statements as of December 31, 2004. Included in other non-current assets above is investments accounted for under the cost method of accounting whose fair value approximated $220 million at the acquisition date. The estimated remaining useful lives of the CAG property, plant and equipment and intangible assets acquired are as follows:

Land improvements	1-20 years
Buildings and building improvements	1-30 years
Machinery and equipment	1-20 years
Trademarks and tradenames	Indefinite
Customer related intangible assets	5-11 years
Developed technology	1-11 years

Leasehold improvements are amortized over 10 years or the remaining term of the respective lease, whichever is shorter. Assets acquired in business combinations are recorded at their fair values and depreciated over the assets' estimated remaining useful life.

In connection with the Acquisition, at the acquisition date, the Company began formulating a plan to exit or restructure certain activities. The Company has not completed this analysis, but has recorded initial liabilities of $60 million, primarily for employee severance and related costs in connection with the preliminary plan, as well as approving the continuation of all existing Predecessor restructuring and exit plans. As the Company finalizes its plans to exit or restructure activities, it may record additional liabilities for, among other things, severance and severance related costs, which would also increase the goodwill recorded.

The primary reasons for the Acquisition and the primary factors that contribute to a purchase price that results in recognition of goodwill include:

•	leading market position as a global producer of acetic acid and the world's largest producer of vinyl acetate monomer.

•	competitive cost structures, which are based on economies of scale, vertical integration, technical know-how and the use of advanced technologies.

•	global reach, with major operations in North America, Europe and Asia and its extensive network of ventures, is a competitive advantage in anticipating and meeting the needs of its global and local customers in well-established and growing markets, while its geographic diversity mitigates the potential impact of volatility in any individual country or region.

•	broad range of products into a variety of different end-use markets, which helps to mitigate the potential impact of volatility in any individual end-use market.

Other considerations affecting the value of goodwill include:

•	the potential to reduce production and raw material costs further through advanced process control projects that will help to generate significant savings in energy and raw materials while increasing yields in production units.

•	the potential to increase its cash flow further through increasing productivity, managing trade working capital, receiving cash dividends from its ventures and continuing to pursue cost reduction efforts.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	the ability of the assembled workforce to continue to deliver value-added solutions and develop new products and industry leading production technologies that solve customer problems.

•	the potential to optimize the value of the Company's portfolio further through divestitures, acquisitions and strategic investments that enable the Company to extend its global market leadership position and focus on businesses in which it can achieve market, cost and technology leadership over the long term.

•	the application of purchase accounting, particularly for items such as pension and other postretirement benefits and restructuring activities for which significant reserve balances were or may be recorded.

Pro Forma Information

The following pro forma information for the years ended December 31, 2004 and 2003 was prepared as if the Acquisition had occurred as of the beginning of such period:

	Years Ended December 31,
	2004	2003
	(in $ millions)
Net sales	5,069	4,603
Operating profit	234	158
Net loss	(77)	(69)

Pro forma adjustments include adjustments for (1) purchase accounting, including (i) the elimination of $53 million in cost of sales recorded in the year ended December 31, 2004 as a result of the fair value adjustment to inventory that was subsequently sold and (ii) the application of purchase accounting to pension and other postretirement obligations (iii) the application of purchase accounting to property, plant and equipment and intangible assets, (2) adjustments for items directly related to the transaction, including (i) the impact of the additional pension contribution, (ii) the Advisor monitoring fee (see Note 6), (iii) fees incurred by the Company related to the Acquisition, and (iv) adjustments to interest expense to reflect the Company's new capital structure including the reversal of $89 million of accelerated amortization expense of deferred financing costs recorded in the year ended December 31, 2004, and (3) corresponding adjustments to income tax expense.

The pro forma information is not necessarily indicative of the results that would have occurred had the Acquisition occurred as of the beginning of the periods presented, nor is it necessarily indicative of future results.

3.    Initial Public Offering and Concurrent Financings

In January 2005, the Company completed an initial public offering of 50,000,000 shares of Series A common stock and received net proceeds after deducting underwriters' discounts and estimated offering expenses of $760 million. Concurrently, the Company received net proceeds of $233 million from the offering of its convertible perpetual preferred stock. A portion of the proceeds of the share offerings were used to redeem $188 million of senior discount notes and approximately $521 million of senior subordinated notes which excludes premiums of $19 million and $51 million, respectively.

Subsequent to the closing of the initial public offering, the Company borrowed an additional $1,135 million under the amended and restated senior credit facilities; a portion of which was used to repay $350 million of a floating rate term loan and $200 million was primarily used to finance the February 2005 acquisition of the Vinamul emulsion business (see Notes 7 and 16). See Note 16 for significant terms of the amended and restated Senior Credit Facilities.

On April 7, 2005, the Company expects to use the remaining proceeds of the initial public offering and concurrent financings to pay a special cash dividend to holders of the Company's Series B common

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stock of $804 million which was declared March 8, 2005. In addition, on March 8, 2005, the Company issued a 7,500,000 Series A common stock dividend to the Original Shareholders of its Series B common stock. Upon payment of the $804 million dividend, the shares of Series B common stock convert automatically to shares of Series A common stock.

As a result of the offering in January 2005, the Company now has $240 million aggregate liquidation preference of outstanding preferred stock. Holders of the preferred stock are entitled to receive, when, as and if, declared by the Company's board of directors, out of funds legally available therefor, cash dividends at the rate of 4.25% per annum of liquidation preference, payable quarterly in arrears, commencing on May 1, 2005. Dividends on the preferred stock are cumulative from the date of initial issuance. Accumulated but unpaid dividends accumulate at an annual rate of 4.25%. The preferred stock is convertible, at the option of the holder, at any time into one share of Series A common stock per $25.00 liquidation preference of preferred stock and will be recorded in shareholders' equity.

Upon completion of the initial public offering, the Company terminated its advisor monitoring agreement and paid the Advisor a $35 million termination fee (See Note 6).

Prior to the completion of the initial public offering, the Company effected a 152.772947 for 1 stock split of the outstanding shares of Series B common stock.

4.    Summary of Accounting Policies

•	Consolidation principles

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") for all periods presented and include the accounts of the Company and its majority owned subsidiaries over which the Company exercises control as well as variable interest entities where the Company is deemed the primary beneficiary (See Note 5). All significant intercompany accounts and transactions have been eliminated in consolidation.

•	Business combinations

Upon closing an acquisition, the Company estimates the fair values of assets and liabilities acquired and consolidate the acquisition as soon as practicable. Given the time it takes to obtain pertinent information to finalize the acquired company's balance sheet (frequently with implications for the purchase price of the acquisition), then to adjust the acquired company's accounting policies, procedures, books and records to our standards, it is often several quarters before the Company is able to finalize those initial fair value estimates. Accordingly, it is not uncommon for the initial estimates to be subsequently revised.

•	Estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues, expenses and allocated charges during the reporting period. The more significant estimates pertain to purchase price allocations, impairments of intangible assets and other long-lived assets, restructuring costs and other special charges, income taxes, pension and other postretirement benefits, asset retirement obligations, environmental liabilities, and loss contingencies. Actual results could differ from those estimates.

•	Revenue recognition

The Company recognizes revenue when title and risk of loss have been transferred to the customer, generally at the time of shipment of products, and provided four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Should changes in conditions cause

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

management to determine revenue recognition criteria are not met for certain transactions, revenue recognition would be delayed until such time that the transactions become realizable and fully earned. Payments received in advance of revenue recognition are recorded as deferred revenue.

•	Cash and cash equivalents

All highly liquid investments with original maturities of three months or less are considered cash equivalents.

•	Investments in marketable securities

The Company has classified its investments in debt and equity securities as "available-for-sale" and has reported those investments at their fair or market values in the balance sheet as other assets. Unrealized gains or losses, net of the related tax effect on available-for-sale securities, are excluded from earnings and are reported as a component of accumulated other comprehensive income (loss) until realized. The cost of securities sold is determined by using the specific identification method.

A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

•	Financial instruments

The Company addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments (see Note 26). As a matter of principle, the Company does not use derivative financial instruments for trading purposes. The Company has been party to interest rate swaps as well as foreign currency forward contracts in the management of its interest rate and foreign currency exchange rate exposures. The Company generally utilizes interest rate derivative contracts in order to fix or limit the interest paid on existing variable rate debt. The Company utilizes foreign currency derivative financial instruments to eliminate or reduce the exposure of its foreign currency denominated receivables and payables, which includes the Company's exposure on its dollar denominated intercompany net receivables held by euro denominated entities. Additionally, the Company has utilized derivative instruments to reduce the exposure of its commodity prices and stock compensation expense.

The Company also uses derivative and non-derivative financial instruments that may give rise to foreign currency transaction gains or losses, to hedge the foreign currency exposure of a net investment in a foreign operation. The effective portion of the gain or loss on the derivative and the foreign currency gain or loss on the non-derivative financial instrument is recorded as a currency translation adjustment in other comprehensive income (loss).

Differences between amounts paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the hedged obligation. Gains and losses on instruments not meeting the criteria for cash flow hedge accounting treatment, or that cease to meet hedge accounting criteria, are included as income or expense.

If a swap is terminated prior to its maturity, the gain or loss is recorded to other income (expense), net and recognized over the remaining original life of the swap if the item hedged remains outstanding, or immediately, if the item hedged does not remain outstanding. If the swap is not terminated prior to maturity, but the underlying hedged item is no longer outstanding, the interest rate swap is marked to market and any unrealized gain or loss is recognized immediately.

Gains and losses on derivative instruments as well as the offsetting losses and gains on the hedged items are reported in earnings in the same accounting period. Gains and losses relating to the ineffective

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

portion of hedges are recorded in other income (expense), net. Foreign exchange contracts designated as hedges for anticipated exposures are accounted for as cash flow hedges. The effective portion of unrealized gains and losses associated with the contracts are deferred as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions affect earnings. Derivative instruments that are not designated as hedges are marked-to-market at the end of each accounting period with the results included in earnings.

The Company's risk management policy for the majority of its natural gas and butane requirements allows entering into supply agreements and forward purchase or cash-settled swap contracts. As of December 31, 2004, there were no derivative contracts outstanding. In 2003, there were forward contracts covering approximately 35% of the Company's Chemical Products segment North American requirements. Management regularly assesses its practice of purchasing a portion of its commodity requirements forward and the utilization of a variety of other raw material hedging instruments, in addition to forward purchase contracts, in accordance with changes in market conditions. The fixed price natural gas forward contracts and any premium associated with the purchase of a price cap are principally settled through actual delivery of the physical commodity. The maturities of the cash-settled swap or cap contracts correlate to the actual purchases of the commodity and have the effect of securing or limiting predetermined prices for the underlying commodity. Although these contracts were structured to limit exposure to increases in commodity prices, certain swaps may also limit the potential benefit the Company might have otherwise received from decreases in commodity prices. These cash-settled swap contracts were accounted for as cash flow hedges. Realized gains and losses on these contracts are included in the cost of the commodity upon settlement of the contract. The effective portion of unrealized gains and losses associated with the cash-settled swap contracts are deferred as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions affect earnings.

The Predecessor selectively used call options to offset some of the exposure to variability in expected future cash flows attributable to changes in the Company's stock price related to its stock appreciation rights plans. The options are designated as cash flow hedging instruments. The Predecessor excluded the time value component from the assessment of hedge effectiveness. The change in the call option's time value is reported each period in interest expense. The intrinsic value of the option contracts is deferred as a component of accumulated other comprehensive income (loss) until the compensation expense associated with the underlying hedged transactions affect earnings.

Financial instruments which could potentially subject the Company to concentrations of credit risk are primarily receivables concentrated in various geographic locations and cash equivalents. The Company performs ongoing credit evaluations of its customers' financial condition. Generally, collateral is not required from customers. Allowances are provided for specific risks inherent in receivables.

•	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out or FIFO method. Cost includes raw materials, direct labor and manufacturing overhead. Stores and supplies are valued at cost or market, whichever is lower. Cost is generally determined by the average cost method.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon Acquisition, the Predecessor changed its inventory valuation method of accounting for its U.S. subsidiaries from the last-in, first-out or LIFO method to the first-in, first-out method or FIFO method to be consistent with the Successor's accounting policy. This change will more closely represent the physical flow of goods resulting in ending inventory which will better represent the current cost of the inventory and the costs in income will more closely match the flow of goods. The financial statements of the Predecessor have been adjusted for all periods presented to reflect this change. The impact of this change on the Predecessor's reported net earnings and earnings per share for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002 is as follows:

	Predecessor
	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	in $ millions, except per share data
Net earnings prior to restatement	67	147	181
Change in inventory valuation method	17	1	(19)
Income tax effect of change	(6)	—	6
Net earnings as restated	78	148	168
Basic earnings per share:(1)
Prior to restatement	1.36	2.97	3.60
Change in inventory valuation method, net of tax	0.22	0.02	(0.26)
As restated	1.58	2.99	3.34
Diluted earnings (loss) per share:(1)
Prior to restatement	1.35	2.97	3.60
Change in inventory valuation method, net of tax	0.22	0.02	(0.26)
As restated	1.57	2.99	3.34

(1)	Per-share data are based on weighted average shares outstanding in each period.

•	Deferred financing costs

The Company capitalizes direct costs incurred to obtain debt financings and amortizes these costs over the terms of the related debt. Upon the extinguishment of the related debt, any unamortized capitalized debt financing costs are immediately expensed. For the nine months ended December 31, 2004, the Successor recorded amortization of deferred financing costs, which is classified in interest expense, of $98 million, of which $89 million related to accelerated amortization of deferred financing costs associated with the $1,565 million bridge loans and the $200 million mandatorily redeemable preferred stock. As of December 31, 2004, the Successor has $105 million of deferred financing costs included within long term other assets. As of December 31, 2003, the Predecessor had $5 million of deferred financing costs included within long-term other assets.

•	Investments and equity in net earnings of affiliates

Accounting Principles Board ("APB") Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, stipulates that the equity method should be used to account for investments in corporate joint ventures and certain other companies when an investor has "the ability to exercise significant influence over operating and financial policies of an investee". APB Opinion No. 18 generally considers an investor to have the ability to exercise significant influence when it owns 20 percent or more of the voting stock of an investee. FASB Interpretation No. 35, Criteria for Applying the Equity Method of Accounting for Investments in Common Stock, which was issued to clarify the criteria for applying the equity method of accounting to 50 percent or less owned companies, lists circumstances under which, despite 20 percent ownership, an investor may not be able to exercise significant influence. Certain investments where the Company owns greater than a 20 percent ownership and can not exercise

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

significant influence or control are accounted for under the cost method. Such investments aggregate $186 million and $76 million as of December 31, 2004 and December 31, 2003, respectively, and are included within long-term other assets.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, adopted by the Predecessor effective January 1, 2002, the excess of cost over underlying equity in net assets acquired is no longer amortized.

The Company assesses the recoverability of the carrying value of its investments whenever events or changes in circumstances indicate a loss in value that is other than a temporary decline. See "Impairment of property, plant and equipment" for explanation of the methodology utilized.

•	Property, plant and equipment

Property, plant and equipment are capitalized at cost. Depreciation is calculated on a straight-line basis, generally over the following estimated useful lives of the assets.

Land Improvements	20 years
Buildings and Building Improvements	30 years
Machinery and Equipment	20 years

Leasehold improvements are amortized over 10 years or the remaining life of the respective lease, whichever is shorter. Assets acquired in business combinations are recorded at their fair values and depreciated over the assets' remaining useful life or the life of the Company's policy, whichever is shorter.

Repair and maintenance costs, including costs for planned maintenance turnarounds, that do not extend the useful life of the asset are charged against earnings as incurred. Major replacements, renewals and significant improvements are capitalized.

Interest costs incurred during the construction period of assets are applied to the average value of constructed assets using the estimated weighted average interest rate incurred on borrowings outstanding during the construction period. The interest capitalized is amortized over the life of the asset.

Impairment of property, plant and equipment – the Company assesses the recoverability of the carrying value of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. The estimate of fair value may be determined as the amount at which the asset could be bought or sold in a current transaction between willing parties. If this information is not available, fair value is determined based on the best information available in the circumstances. This frequently involves the use of a valuation technique including the present value of expected future cash flows, discounted at a rate commensurate with the risk involved, or other acceptable valuation techniques. Impairment of property, plant and equipment to be disposed of is determined in a similar manner, except that fair value is reduced by the costs to dispose of the assets (See Note 12).

•	Intangible assets

Beginning in 2002, the excess of the purchase price over fair value of net identifiable assets and liabilities of an acquired business ("goodwill") and other intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Patents, trademarks and other intangibles with finite lives are amortized on a straight-line basis over their estimated economic lives.

Impairment of intangible assets – the Company assesses the recoverability of the carrying value of its goodwill and other intangible assets with indefinite useful lives annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recoverability of goodwill is measured at the reporting unit level based on a two-step approach. First, the carrying amount of the reporting unit is compared to the fair value as estimated by the future net discounted cash flows expected to be generated by the reporting unit. To the extent that the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second step is performed, wherein the reporting unit's assets and liabilities are fair valued. To the extent that the reporting unit's carrying value of goodwill exceeds its implied fair value of goodwill, impairment exists and must be recognized. The implied fair value of goodwill is calculated as the fair value of the reporting unit in excess of the fair value of all non-goodwill assets and liabilities allocated to the reporting unit. The estimate of fair value may be determined as the amount at which the asset could be bought or sold in a current transaction between willing parties. If this information is not available, fair value is determined based on the best information available in the circumstances. This frequently involves the use of a valuation technique including the present value of expected future cash flows, discounted at a rate commensurate with the risk involved, or other acceptable valuation techniques.

Recoverability of other intangible assets with indefinite useful lives is measured by a comparison of the carrying amount of the intangible assets to the fair value of the respective intangible assets. Any excess of the carrying value of the intangible assets over the fair value of the intangible assets is recognized as an impairment loss. The estimate of fair value is determined similar to that for goodwill outlined above.

The Company assesses the recoverability of intangible assets with finite lives in the same manner as for property, plant and equipment. See "Impairment of property, plant and equipment".

•	Income taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and tax credit carry forwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.

The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

•	Environmental liabilities

The Company manufactures and sells a diverse line of chemical products throughout the world. Accordingly, the Company's operations are subject to various hazards incidental to the production of industrial chemicals including the use, handling, processing, storage and transportation of hazardous materials. The Company recognizes losses and accrues liabilities relating to environmental matters if available information indicates it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the event of a loss is neither probable nor reasonably estimable, but is reasonably possible, the Company provides appropriate disclosure in the notes to its consolidated financial statements if the contingency is material. The Company estimates environmental liabilities on a case-by-case basis using the most current status of available facts, existing technology and presently enacted laws and regulations. Environmental liabilities for which the remediation period is fixed and associated costs are readily determinable are recorded at their net present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable (See Note 19).

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	Legal Fees

The Company accrues for legal fees related to litigation matters when the costs associated with defending these matters can be reasonably estimated and are probable of occurring. All other legal fees are expensed as incurred.

•	Minority interests

Minority interests in the equity and results of operations of the entities consolidated by the Company are shown as a separate item in the consolidated financial statements. As a result of the Company's ownership interest in Celanese AG, the Successor recorded approximately 16% of the equity and results of operations of Celanese AG as minority interest as of, and for the nine months ended December 31, 2004. In addition to the Company's ownership interest in Celanese AG, additional entities included in the consolidated financial statements that have minority interests at December 31, 2004 are as follows:

Ownership Percentage
InfraServ GmbH & Co. Oberhausen KG	84%
Celanese Polisinteza d.o.o.	73%
Synthesegasanlage Ruhr GmbH	50%
Pemeas GmbH	41%
Dacron GmbH	0%

The Company has a 60 percent voting interest and the right to appoint a majority of the board of management of Synthesegasanlage Ruhr GmbH, which results in the Company controlling this entity and, accordingly, the Predecessor and Successor are consolidating this entity in their consolidated financial statements.

Dacron GmbH and Pemeas GmbH are variable interest entities as defined under FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. The Company is deemed the primary beneficiary of these variable interest entities and, accordingly, consolidates these entities in its consolidated financial statements (See Note 5).

•	Accounting for Sorbates Matters

On October 22, 1999, Celanese AG was demerged from Hoechst AG ("Hoechst"). In accordance with the demerger agreement between Hoechst and Celanese AG, Celanese AG then new owner to Hoechst's sorbates business, was assigned the obligation related to the Sorbates matters. However, Hoechst agreed to indemnify Celanese AG for 80 percent of payments for such obligations. Expenses related to this matter are recorded gross of any such recoveries from Hoechst, and its legal successors, in the consolidated statement of operations. Recoveries from Hoechst, and its legal successors, which represent 80 percent of such expenses, are recorded directly to shareholders' equity (deficit), net of tax, as a contribution of capital in the consolidated balance sheet.

•	Research and development

The costs of research and development are charged as an expense in the period in which they are incurred.

•	Functional and reporting currencies

For the Company's international operations where the functional currency is other than the U.S. Dollar, assets and liabilities are translated using period-end exchange rates, while the statement of operations amounts are translated using the average exchange rates for the respective period. Differences arising from the translation of assets and liabilities in comparison with the translation of the previous periods or from initial recognition during the period are included as a separate component of accumulated other comprehensive income (loss).

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a result of the Purchaser's acquisition of voting control of Celanese AG, the Predecessor financial statements are reported in U.S. dollars to be consistent with Successor's reporting requirements. For Celanese AG reporting requirements, the euro continues to be the reporting currency.

•	Earnings per share

Basic earnings per share is based on the net earnings divided by the weighted average number of common shares outstanding during the period. Diluted earnings per shares is based on the net earnings divided by the weighted average number of common shares outstanding during the period adjusted to give effect to common stock equivalents, if dilutive.

•	Stock-based compensation

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), the Successor accounts for employee stock-based compensation in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), using an intrinsic value approach to measure compensation expense, if any.

For the three months ended March 31, 2004, and the years ended December 31, 2003 and 2002, the Predecessor accounted for stock options and similar equity instruments under the fair value method, which requires compensation cost to be measured at the grant date based on the value of the award. The fair value of stock options is determined using the Black-Scholes option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility and the expected dividends of the underlying stock, and the risk-free interest rate over the expected life of the option. Compensation expense based on the fair value of stock options is recorded over the vesting period of the options and has been recognized in the Predecessor consolidated financial statements. The Celanese AG stock options do not contain changes in control provisions, which would have resulted in accelerated vesting, as a result of the Acquisition (See Note 23).

Compensation expense for stock appreciation rights, either partially or fully vested, is recorded based on the difference between the base unit price at the date of grant and the quoted market price of Celanese AG's common stock on the Frankfurt Stock Exchange at the end of the period proportionally recognized over the vesting period and adjusted for previously recognized expense (See Note 23).

The following table illustrates the effect on net earnings (loss) if the Successor had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the nine months ended December 31, 2004:

Nine Months Ended December 31, 2004
(in $ millions)
Net loss, as reported	(253)
Less: stock-based compensation under SFAS No. 123	(1)
Pro forma net loss	(254)

•	Accounting for purchasing agent agreements

CPO Celanese Aktiengesell Schaft & Co. Procurment Olefin KG, Franfurt AmMain ("CPO"), a subsidiary of the Company, acts as a purchasing agent on behalf of the Company, as well as third parties. CPO arranges sale and purchase agreements for raw materials on a commission basis. Accordingly, the commissions earned on these third party sales are classified as a reduction to selling, general and administrative expense. Commissions amounted to $6 million, $2 million, $8 million and $5 million for the nine months ended December 31, 2004, the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively. The raw material sales volume commissioned by CPO for third parties amounted to $512 million, $149 million, $560 million and $441 million for nine months ended December 31, 2004, three months ended March 31, 2004, the years ended December 31, 2003 and 2002, respectively.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to current year presentation.

5.    Accounting Changes and Pronouncements

Accounting Changes Adopted in 2004

During 2004, the Predecessor changed its inventory valuation method of accounting for its US subsidiaries from the LIFO method to the FIFO method to conform with the Successor's accounting policy. The Predecesor's financial statements have been restated for all periods presented to reflect this change (See Note 4).

In January 2003, and subsequently revised in December 2003, the FASB issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities and FIN No. 46 Revised (collectively "FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidation of Financial Statements" requiring the consolidation of certain variable interest entities ("VIEs") which are defined as entities having equity that is not sufficient to permit such entity to finance its activities without additional subordinate financial support or whose equity holders lack certain characteristics of a controlling financial interest. The company deemed to be the primary beneficiary is required to consolidate the VIE. FIN No. 46 requires VIEs that meet the definition of a special purpose entity to be consolidated by the primary beneficiary as of December 31, 2003. For pre-existing VIEs that do not meet the definition of a special purpose entity, consolidation is not required until March 31, 2004. At March 31, 2004, upon adoption of FIN No. 46, the Predecessor did not identify any VIEs other than the VIE disclosed below.

The Company has a lease agreement for its cyclo-olefin copolymer ("COC") plant with Dacron GmbH, a special purpose entity. This special purpose entity was created primarily for the purpose of constructing and subsequently leasing the COC plant to the Company. This arrangement qualifies as a VIE. Based upon the terms of the lease agreement and the residual value guarantee Celanese provided to the lessors, the Company is deemed the primary beneficiary of the VIE. At December 31, 2003, the Predecessor recorded $44 million of additional assets and liabilities from the consolidation of this special purpose entity.

In April 2004, the Company and a group of investors led by Conduit Ventures Ltd. entered into a venture, which was named Pemeas GmbH. This venture was formed in order to advance the commercialization of the Company's fuel cell technology. Pemeas GmbH is considered a variable interest entity as defined under FIN No. 46. The Company is deemed the primary beneficiary of this variable interest entity and, accordingly, consolidates this entity in its consolidated financial statements. The consolidation of this entity did not have a material impact on the Company's financial position or results of operations and cash flows for the nine months ended December 31, 2004.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-01, Other than Temporary Impairment, which outlines the basic model to be used to evaluate whether an investment is impaired and sets the disclosure requirements for such investments. EITF Issue No. 03-1 is to be applied prospectively in periods beginning after June 15, 2004. The Company has applied the provisions of EITF Issue No. 03-01 in the current reporting period with no material impact on the Company's financial position or results of operations and cash flows for the nine months ended December 31, 2004.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Medicare Act") was signed into law. The Act introduces a prescription drug benefit under Medicare ("Medicare Part D") as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As of March 31, 2004, as permitted by FASB Staff Position ("FSP") 106-1, Accounting and Disclosure Requirements Related to the

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Medicare Prescription Drug, Improvement and Modernization Act of 2003, the Company deferred accounting for the effects of the Act in the measurement of its Accumulated Postretirement Benefit Obligation (APBO) and the effect to net periodic postretirement benefit costs. Specific guidance with respect to accounting for the effects of the Act was recently issued in FSP No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, and the Company has adopted the provisions of FSP No. 106-2 as of the Effective Date, and included any impact in the overall measurement of the liabilities of the U.S. postretirement medical plans in purchase accounting.

Accounting Changes Adopted in 2003

The Predecessor adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at its discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset's useful life. On January 1, 2003, the Predecessor recognized transition amounts for existing asset retirement obligation liabilities, associated capitalized costs and accumulated depreciation. An after-tax transition charge of $1 million was recorded as the cumulative effect of an accounting change. The ongoing expense on an annual basis resulting from the initial adoption of SFAS No. 143 is immaterial (See Note 15). The effect of the adoption of SFAS No. 143 on proforma net income and proforma earnings per share for prior periods presented is not material.

In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 apply to revenue arrangements entered into after June 30, 2003.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to SFAS No. 133 in their entirety, or as hybrid instruments with debt host contracts and embedded derivative features. In addition, SFAS No. 149 clarifies the definition of a derivative by providing guidance on the meaning of initial net investments related to derivatives. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Predecessor's consolidated financial position or results of operations.

In May 2003, the EITF reached a consensus on Issue No. 01-8, Determining Whether an Arrangement Contains a Lease. EITF Issue No. 01-8 provides guidance on identifying leases contained in contracts or other arrangements that sell or purchase products or services. This consensus is effective prospectively for contracts entered into or significantly modified after May 28, 2003. The impact of EITF Issue No. 01-8 did not have a material effect on the Company's consolidated financial position or results of operations. The impact of EITF Issue No. 01-8 on the Company's future results of operations and financial position will depend on the terms contained in contracts signed or contracts amended in the future.

In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") 104, Revenue Recognition. The SAB updates portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make the guidance consistent with current authoritative accounting literature. The principal revisions relate to the incorporation of certain sections of the staff's frequently asked questions document on revenue recognition into Topic 13. The adoption of SAB 104 did not have an effect on the Predecessor's consolidated financial position or results of operations.

In December 2003, the FASB issued SFAS No. 132 (revised), Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 (revised) prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of those plans. The statement retains and revises the disclosure requirements contained in the original SFAS No. 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The statement generally is effective for fiscal years ending after December 15, 2003. The Company's disclosures in Note 17 incorporate the requirements of SFAS No. 132 (revised).

Accounting Changes Adopted in 2002

In 2002, the Predecessor recorded income of $18 million for the cumulative effect of two accounting changes. This amount consisted of income of $9 million ($0.18 per share) from the implementation of SFAS No. 142, as disclosed below, and income of $9 million ($0.18 per share), net of income taxes of $5 million, as a result of the change in the measurement date of the Predecessor's U.S. benefit plans (See Note 17).

Effective January 1, 2002, the Predecessor adopted SFAS No. 142, Goodwill and Other Intangible Assets, and accordingly applied the standards of the statement prospectively. This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and provides that goodwill and some intangibles no longer be amortized on a recurring basis. Instead, goodwill and intangible assets with an indefinite life are subject to an initial impairment test within six months of adoption of SFAS No. 142 and at least annually thereafter.

As of January 1, 2002, the Predecessor had goodwill with a net carrying value of $1,024 million that was subject to the transition provisions of SFAS No. 142. During the first half of 2002, the Predecessor performed the required impairment tests of goodwill as of January 1, 2002 and determined that there was no impairment. Other intangible assets with finite lives continue to be amortized over their useful lives and reviewed for impairment.

Additionally, SFAS No. 142 requires that any unamortized negative goodwill (excess of fair value over cost) on the balance sheet be written off immediately and classified as a cumulative effect of change in accounting principle in the consolidated statement of operations. As a result, income of $9 million was recorded to cumulative effect of changes in accounting principles in the Predecessor's consolidated statement of operations in the first quarter of 2002 (See Note 13).

The Predecessor adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002, and accordingly applied the statement prospectively. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Statement also supersedes APB No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. This Statement establishes a single accounting model to test impairment, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The Statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used. Additionally, SFAS No. 144 extends the applicability to discontinued operations, and broadens the presentation of discontinued operations to include a component of an entity. The adoption of SFAS No. 144 did not have a material effect on the Predecessor's consolidated financial statements.

Effective October 2002, the Predecessor early adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and accordingly applied the Statement prospectively to exit or disposal activities initiated after September 30, 2002. The statement nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between SFAS No. 146 and EITF Issue No. 94-3 relates to the criteria for recognition of a liability for a cost associated with an exit or disposal activity.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SFAS No. 146 requires recognition only when the liability is incurred. In contrast, under EITF Issue No. 94-3, a liability was recognized when the Company committed to an exit plan. Additionally, SFAS No. 146 stipulates that the liability be measured at fair value and be adjusted for changes in cash flow estimates.

In November 2002, the FASB issued FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. These disclosure requirements are included in Note 27. FIN No. 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified subsequent to adoption.

FIN No. 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of a liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. As noted above, the Predecessor has adopted the disclosure requirements of FIN No. 45 and applied the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, amendment to ARB No. 43 Chapter 4, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company is in the process of assessing the impact of SFAS No. 151 on its future results of operations and financial position.

In December 2004, the FASB revised SFAS No. 123, Accounting for Stock Based Compensation, which requires that the cost from all share-based payment transactions be recognized in the financial statements. SFAS No. 123 (revised) is effective for the first interim or annual period beginning after June 15, 2005. The Company is currently evaluating the potential impact of SFAS No. 123 (revised), although it is anticipated that the adoption will have a negative impact on results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The Company is currently evaluating the potential impact of this statement.

In October 2004, the American Jobs Creation Act of 2004 (the "Act") was signed into law. Three of the more significant provisions of the Act relate to a one-time opportunity to repatriate foreign earnings at a reduced rate, manufacturing benefits for qualified production activity income and new requirements with respect to deferred compensation plans. The Company has not yet determined the impact, if any, of this Act on its future results of operations or cash flows. Additionally, under new Section 409A of the Internal Revenue Code, created in connection with the Act, the U.S. Treasury Department is directed to issue regulations providing guidance and provide a limited period during which deferred compensation plans may be amended to comply with the requirements of Section 409A. When the regulations are issued, the Company may be required to make modifications to certain compensation plans to comply with Section 409A.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Transactions and Relationships with Affiliates and Related Parties

The Company is a party to various transactions with affiliated companies. Companies in which the Company has an investment accounted for under the cost or equity method of accounting, are considered Affiliates; any transactions or balances with such companies are considered Affiliate transactions. The following tables represent the Company's transactions with Affiliates for the periods presented:

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Statements of Operations
Purchases from Affiliates(1)	115	35	40	73
Sales to Affiliates(1)	135	42	105	70
Interest income from Affiliates	1	—	—	1
Interest expense to Affiliates	3	—	5	7

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Balance Sheets
Trade and other receivables from Affiliates	56	50
Current notes receivable (including interest) from Affiliates	50	7
Total receivables from Affiliates	106	57
Accounts payable and other liabilities due Affiliates	24	35
Short-term borrowings from Affiliates(2)	128	100
Total due Affiliates	152	135

(1) Purchases/Sales from/to Affiliates

Purchases and sales from/to Affiliates are accounted for at prices which, in the opinion of management, approximate those charged to third party customers for similar goods or services.

(2) Short- term borrowings from Affiliates (See Note 16)

The Company has agreements with certain Affiliates, primarily Infraserv entities, whereby excess Affiliate cash is lent to and managed by the Company, at variable interest rates governed by those agreements.

Upon closing of the Acquisition, the Company paid aggregate transaction advisory and other fees as well as the monitoring fee for services rendered and to be rendered in 2004 of approximately $65 million to affiliates of The Blackstone Group (the "Advisor") and Blackstone, $10 million of which related to an annual advisor monitoring fee agreement. The Company has agreed to indemnify the Advisor and its affiliates and their respective partners, members, directors, officers, employees, agents and representatives for any and all losses relating to the transactional services contemplated by the transaction and monitoring fee agreement and the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, the transaction and monitoring fee agreement.

In January 2005, the Company paid the Advisor $10 million for the 2005 monitoring fee, and an additional $35 million to terminate the monitoring fee agreement.

In connection with the Acquisition, the Company issued $200 million mandatorily redeemable preferred stock to an affiliate of Banc of America Securities LLC. The mandatorily redeemable preferred

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

shares were redeemed using the proceeds from the senior subordinated notes issued July 1, 2004. Banc of America Securities LLC was also an initial purchaser of the senior subordinated notes and the senior discount notes and is an affiliate of a lender under the amended and restated senior credit facilities. Banc of America Securities LLC is an affiliate of BA Capital Investors Fund, L.P., one of the Original Shareholders (See Notes 16 and 18).

7.	Acquisitions, Divestitures and Ventures

Acquisitions:

•	On April 6, 2004, the Company acquired CAG (See Notes 1 and 2).

•	On December 31, 2002, the Predecessor acquired Clariant AG's European emulsions and worldwide emulsion powders businesses, valued at $154 million, including the assumption of related liabilities. Net of purchase price adjustments of $2 million and the assumption of liabilities of $21 million, the Predecessor paid $131 million cash for the net assets of the business in 2002. In 2003, the purchase price adjustment related to the acquisition was finalized, which resulted in the Predecessor making an additional payment of $7 million. The addition of this business to the Chemical Products segment enabled the Predecessor to offer a comprehensive range of value-added emulsions and emulsion powders that serve as the primary ingredients in quality surface coatings, adhesives, non-woven textiles and other applications. The emulsions and emulsion powders business has four production facilities servicing the product requirements of customers across Europe. There are also 11 sales offices and seven research and technology centers, located to provide rapid response to customers. Two of the production facilities are located in Germany and Spain, in close proximity to the Company's plants that supply chemical ingredients for emulsions. The Predecessor recorded $35 million of initial goodwill in 2002, which was subsequently reduced by $24 million upon completion of the purchase price allocation in 2003. In addition, the fair value of the intangible assets acquired was $42 million, consisting primarily of patents and trademarks (See Note 13).

•	On October 27, 2004, the Company agreed to acquire Acetex Corporation ("Acetex"), a Canadian corporation, for approximately $261 million and the assumption by the Company of debt owed by Acetex, valued at approximately $231 million. On January 12, 2005, the Acetex shareholders approved the transaction. Presently, Acetex has two primary businesses—its Acetyls business and its Specialty Polymers and Films business. The Acetyls business produces acetic acid, polyvinyl alcohol and vinyl acetate monomer, which are used to produce paints, coatings, adhesives, textiles and other products. These chemicals and their derivatives are used in a wide range of applications in the automotive, construction, packaging, pharmaceutical and textile industries. Specialty polymers developed and manufactured by Acetex are used in the manufacture of a variety of plastics products, including packaging and laminating products, auto parts, adhesives and medical products. The Films business focuses on products for the agricultural, horticultural and construction industries. Closing of the acquisition is conditioned upon regulatory approvals and other customary conditions. In connection with the funding of this acquisition, the Company expects to borrow $242 million under the delayed draw acquisition facility provided for in the amended and restated senior credit facilities (See Note 16).

•	In February 2005, the Company acquired Vinamul Polymers, the North American and European emulsion polymer business of Imperial Chemical Industries PLC ("ICI") for $208 million. The Vinamul Polymers product line includes vinyl acetate-ethylene copolymers, vinyl acetate homopolymers and copolymers, and acrylic and vinyl acrylic emulsions. Vinamul Polymers operates manufacturing facilities in the United States, Canada, the United Kingdom, and The Netherlands. As part of the agreement, ICI will continue to supply Vinamul Polymers with starch, dextrin and other specialty ingredients following the acquisition. The Company will supply ICI with vinyl acetate monomer and polyvinyl alcohols. The Company primarily financed this acquisition through borrowings of $200 million under the amended and restated senior credit facilities (See Note 16).

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ventures:

•	In April 2004, the Company and a group of investors led by Conduit Ventures Ltd. entered into a venture, which is named Pemeas GmbH. This venture was formed in order to advance the commercialization of the Company's fuel cell technology. Pemeas GmbH is considered a variable interest entity as defined under FIN No. 46, The Company is deemed the primary beneficiary of this variable interest entity and, accordingly, consolidates this entity in its consolidated financial statements. The consolidation of this entity did not have a material impact on the Company's financial position or results of operations and cash flows as of and for the nine months ended December 31, 2004. In December 2004, the Company approved a plan to dispose of the Company's ownership interest in Pemeas GmbH.

•	On October 1, 2003, Celanese AG and Degussa AG ("Degussa") completed the combination of their European Oxo businesses. The venture, European Oxo GmbH, consists of both companies' propylene-based oxo chemical activities. Celanese AG contributed net assets with a carrying value of $12 million for a 50% interest in the venture. Celanese AG retained substantially all the accounts receivable, accounts payable and accrued liabilities of its contributed business existing on September 30, 2003. In addition, Celanese AG and Degussa each have committed to fund the venture equally. Under a multi-year agreement, Degussa has the option to sell its share in European Oxo GmbH to the Company at fair value beginning in January 2008. The Company has the option to purchase Degussa's share in the business at fair value beginning in January 2009. The Company's European Oxo business is part of the Company 's Chemical Products segment. The Company reports its investment in European Oxo Gmbh using the equity method of accounting.

Divestitures:

The following tables summarize the results of the discontinued operations for the nine months ended December 31, 2004, the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002:

	Net Sales
	Successor	Predecessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Discontinued operations of Chemical Products	1	21	236	246
Discontinued operations of Performance Products	—	—	—	257
Discontinued operations of Ticona	1	—	45	57
Total discontinued operations	2	21	281	560

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Operating Profit (Loss)
	Successor	Predecessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Discontinued operations of Chemical Products	—	(5)	(1)	(52)
Discontinued operations of Performance Products	—	—	—	10
Discontinued operations of Ticona	—	—	—	(1)
Total discontinued operations	—	(5)	(1)	(43)

2004

•	In December 2004, the Company approved a plan to dispose of COC business included within the Technical Polymers Ticona segment and the Company's interest in Pemeas GmbH, the fuel cell venture included in Other Activities. As a result of this decision, the Company recorded an impairment loss in the nine month period ended December 31, 2004 of $32 million (See Note 21).

2003

•	In September 2003, the Predecessor and The Dow Chemical Company ("Dow") reached an agreement for Dow to purchase the acrylates business of the Predecessor. This transaction was completed in February 2004 for a sales price of approximately $149 million, which resulted in a pre-tax gain of approximately $14 million in the three months ended March 31, 2004. Dow acquired the Predecessor's acrylates business line, including inventory, intellectual property and technology for crude acrylic acid, glacial acrylic acid, ethyl acrylate, butyl acrylate, methyl acrylate and 2-ethylhexyl acrylate, as well as acrylates production assets at the Clear Lake, Texas facility. In related agreements, the Company provides certain contract manufacturing services to Dow, and Dow supplies acrylates to the Company for use in its emulsions production. Simultaneous with the sale, the Predecessor repaid an unrelated obligation of $95 million to Dow. The acrylates business was part of the Predecessor's Chemical business. As a result of this transaction, the assets, liabilities, revenues and expenses related to the acrylates product lines at the Clear Lake, Texas facility as well as the gain recorded on the sale are reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144.

•	In December 2003, the Ticona segment completed the sale of its nylon business line to BASF. Ticona received cash proceeds of $10 million and recorded a gain of $3 million. The transaction is reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144.

In 2003, the Predecessor recorded $1 million in losses from operations of discontinued operations related to the acrylates and nylon business divestitures. In addition, the Predecessor also recorded adjustments related to prior year discontinued operations representing a gain of $4 million.

2002

•	Effective January 1, 2002, the Predecessor sold its interest in InfraServ GmbH & Co. Deponie Knapsack KG ("Deponie") to Trienekens AG. The Predecessor recorded a net cash outflow of $20 million on the sale of this business, which included cash of $35 million offset by proceeds received of $15 million, and a gain of $9 million on disposition of Deponie included in gain on disposition of assets.

•	In December 2002, the Predecessor completed the sale of Trespaphan, a global oriented polypropylene ("OPP") film business, to a consortium consisting of Dor-Moplefan Group and Bain Capital, Inc.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

for a value of $214 million. Net of the purchase price adjustments of $19 million and the repayment of $80 million in intercompany debt that Trespaphan owed the Predecessor, the Predecessor received net proceeds of $115 million. Trespaphan was formerly part of the Predecessor's Performance Products segment. The transaction is reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144.

•	During 2002, the Predecessor sold its global allylamines and U.S. alkylamines businesses to U.S. Amines Ltd. These businesses are reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144.

In 2002, the Predecessor received net proceeds of $106 million and recorded $14 million in earnings (loss) from operation of discontinued operations (including a gain on disposal of discontinued operations of $14 million) and a gain of $9 million in gain on disposition of assets relating to these divestitures. Additionally, the Predecessor recognized a tax benefit of $40 million for discontinued operations, which includes a tax benefit associated with a tax deductible write down of the tax basis for Trespaphan's subsidiary in Germany relating to tax years ended December 31, 2001 and 2000. Since this tax benefit relates to an entity solely engaged in a business designated as discontinued operations, this tax benefit has been correspondingly included in earnings (loss) from discontinued operations.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Securities Available for Sale

At December 31, 2004 and 2003, the Company had $364 million and $333 million, respectively, of securities available for sale, which were included as a component of long-term and current other assets. The Company's captive insurance companies and pension related trusts hold these securities. The Successor recorded a net realized gain of $7 million for the nine months ended December 31, 2004. The Predecessor recorded a net realized gain (loss) of $0 million, $3 million and ($7) million for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively. The amortized cost, gross unrealized gain, gross unrealized loss and fair values for available-for-sale securities by major security type at December 31, 2004 and December 31, 2003, were as follows:

	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
	(in $ millions)
Successor
At December 31, 2004
Debt securities
U.S. government	68	6	(1)	73
Foreign government	1	—	—	1
U.S. municipal	1	—	—	1
U.S. corporate	128	—	(1)	127
Total debt securities	198	6	(2)	202
Bank certificates of deposit	10	—	—	10
Equity securities	37	—	(1)	36
Mortgage-backed securities	103	9	—	112
Money markets deposits and other securities	4	—	—	4
	352	15	(3)	364

Predecessor
At December 31, 2003
Debt securities
U.S. government	69	7	—	76
Foreign government	2	1	—	3
U.S. municipal	1	—	—	1
U.S. corporate	106	2	—	108
Total debt securities	178	10	—	188
Bank certificates of deposit	35	—	—	35
Equity securities	51	2	(8)	45
Mortgage-backed securities	56	8	—	64
Money markets deposits and other securities	1	—	—	1
	321	20	(8)	333

Fixed maturities at December 31, 2004 by contractual maturity are shown below. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(in $ millions)
Within one year(1)	26	27
From one to five years	141	141
From six to ten years	99	101
Greater than ten years	55	65
	321	334

(1)	Proceeds received from fixed maturities that mature within one year are expected to be reinvested into additional securities upon such maturity.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	Receivables, net

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Trade receivables – third party and affiliates	888	744
Reinsurance receivables	164	205
Other	506	384
Subtotal	1,558	1,333
Allowance for doubtful accounts	(22)	(22)
Net receivables	1,536	1,311

As of December 31, 2004 and 2003, the Company had no significant concentrations of credit risk since the Company's customer base is dispersed across many different industries and geographies.

10.	Inventories

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Finished goods	470	359
Work-in-process	26	16
Raw materials and supplies	122	134
Total inventories	618	509

11.	Investments

The Company accounts for the following Affiliates under the equity method:

			Carrying Value	Share of Earnings (Loss)
			Successor	Successor	Predecessor
Affiliate	Segment	Ownership	As of December 31, 2004	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004
			(in $ millions)
Estech GmbH & Co. KG	Chemical Products	51.0%	—	(3)	—
European Oxo GmbH	Chemical Products	50.0%	3	(5)	(3)
Fortron Industries	Ticona	50.0%	58	6	2
Korea Engineering Plastics Co., Ltd	Ticona	50.0%	155	11	3
Polyplastics Co., Ltd	Ticona	45.0%	202	17	7
InfraServ GmbH & Co. Gendorf KG	Other	39.0%	25	3	1
InfraServ GmbH & Co. Höchst KG	Other	31.2%	134	5	2
InfraServ GmbH & Co. Knapsack KG	Other	27.0%	20	1	—
Sherbrooke Capital Health and Wellness, L.P.	Performance Products	10.0%	3	1	—
Total			600	36	12

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Affiliates totals:
Net earnings	94	27	85	51
Successor/Predecessor's share:
Net earnings	36	12	35	21
Dividends	22	15	23	61
Other distributions	—	1	—	39

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Total assets	2,582	2,320
Total liabilities	1,346	1,147
Interests of others	754	720
Successor/Predecessor's share of equity	482	453
Excess of cost over underlying equity in net assets acquired	118	108
Successor/Predecessor's carrying value of investments	600	561

Estech GmbH & Co. KG is a venture created in 2002 for the production and marketing of neopolyol esters. The Company accounts for its ownership interest in Estech GmbH & Co. KG under the equity method of accounting because the minority shareholder has substantive participating rights that allow it to participate in significant decisions made in the ordinary course of business.

In October 2003, the Predecessor and Degussa completed the formation of European Oxo Chemicals GmbH, a venture created to own and operate the European propylene-based oxo businesses of the Predecessor and Degussa (See Note 7).

The Company accounts for its ownership interest in Sherbrooke Capital Health and Wellness, L.P. under the equity method of accounting because the Company is able to exercise significant influence.

In addition to equity method investments, the Company has certain investments that it accounts for under the cost method of accounting, which are recorded in non-current other assets in the consolidated balance sheet. The Company's investments accounted for under the cost method of accounting as of December 31, 2004 and 2003, respectively, are as follows:

		Successor	Predecessor
	Ownership	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
National Methanol Company	25%	54	—
Kunming Cellulose Fibers Co. Ltd.	30%	15	15
Nantong Cellulose Fibers Co. Ltd	31%	77	20
Zhuhai Cellulose Fibers Co. Ltd	30%	15	15
InfraServ GmbH & Co. Wiesbaden KG	18%	22	20
Other		50	44
Total		233	114

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain investments above, where the Company owns greater than a 20 percent ownership interest, are accounted for under the cost method of accounting primarily because the Company cannot exercise significant influence.

The Successor recognized $33 million of dividend income from investments accounted for under the cost method for the nine months ended December 31, 2004. The Predecessor recognized dividend income from investments accounted for under the cost method of $6 million, $53 million and $35 million for the three months ended March 31, 2004 and for the years ended December 31, 2003 and 2002, respectively.

12.	Property, Plant and Equipment

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Land	41	53
Land improvements	49	138
Buildings	248	598
Machinery and equipment	1,713	5,085
Capitalized interest	9	153
Construction in progress	88	193
Property, plant and equipment, gross	2,148	6,220
Less: accumulated depreciation	(446)	(4,510)
Property, plant and equipment, net	1,702	1,710

Depreciation totaled $144 million, $69 million, $278 million and $244 million for the nine months ended December 31, 2004, the three months ended March 31, 2004 and years ended December 31, 2003 and 2002, respectively.

Capital expenditures in property plant and equipment amounted to $166 million, $44 million, $211 million and $203 million for the nine months ended December 31, 2004, three months ended March 31, 2004, and years ended December 31, 2003 and 2002, respectively.

Assets under capital leases, net of accumulated amortization, amounted to approximately $5 million and $13 million at December 31, 2004 and 2003, respectively.

Interest costs capitalized were $4 million, $3 million, $3 million and $6 million for the nine months ended December 31, 2004, the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively.

In the first quarter of 2004, as part of the acrylates divestiture, the Predecessor entered into a site agreement with Dow to allow Dow to use certain property, plant, and equipment. As the agreement met the stipulations of a capital lease under EITF Issue No. 01-8, Determining Whether an Arrangement Contains a Lease, the Company has reclassed $11 million related to property, plant and equipment into other long-term receivables.

In December 2004, the Company approved a plan to sell its COC business and recorded an impairment charge of $32 million for the nine months ended December 31, 2004.

In October 2004, the Company announced plans to consolidate its tow production to fewer sites by 2007 and to discontinue the production of acetate filament by mid-2005. In the third quarter of 2004, the Company recorded restructuring charges of $50 million related to asset impairment of the Company's acetate business.

At December 31, 2003, the consolidation of a variable interest entity, Dacron GmbH, resulted in the recording of $53 million in net property, plant and equipment.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 1, 2003, the Predecessor and Degussa began their European Oxo GmbH venture (See Note 7). The Predecessor contributed property, plant, and equipment with a net book value of $7 million to European Oxo GmbH.

In 2003, the purchase price allocation associated with the December 2002 acquisition of the Emulsions business was finalized. As a result, property, plant and equipment was increased by $35 million.

As of January 1, 2003, the Predecessor adopted SFAS No. 143, Accounting for Asset Retirement Obligations, and recognized transition amounts for existing asset retirement obligations and corresponding capitalized costs and accumulated depreciation. Upon adoption, the Predecessor recorded $8 million in land and land improvements, and a corresponding $5 million in accumulated depreciation. In addition, in the fourth quarter of 2003, the Predecessor assigned a probability that certain facilities in the Acetate products segment would close in the latter half of this decade and the Predecessor recorded $10 million in land and land improvements and $1 million in machinery and equipment as well as a corresponding $11 million in accumulated depreciation.

13.	Intangible Assets

Goodwill

	Chemical Products	Acetate Products	Ticona	Performance Products	Total
	(in $ millions)
Predecessor
Carrying value of goodwill as of December 31, 2001	528	153	343	—	1,024
Finalization of purchase accounting adjustments	35	—	—	—	35
Exchange rate changes	2	—	—	—	2
Carrying value of goodwill as of December 31, 2002	565	153	343	—	1,061
Finalization of purchase accounting adjustments	(24)	—	—	—	(24)
Exchange rate changes	27	8	—	—	35
Carrying value of goodwill as of December 31, 2003	568	161	343	—	1,072
Exchange rate changes	(2)	(1)	—	—	(3)
Carrying value of goodwill as of March 31, 2004 ..	566	160	343	—	1,069

Successor
Carrying value of goodwill associated with the Acquisition as of December 31, 2004	193	180	290	84	747

Successor

As a result of the Acquisition and Restructuring, the Company performed purchase price allocations and recorded goodwill of $747 million. (See Notes 2 and 31).

Predecessor

Effective January 1, 2002, the Predecessor adopted SFAS No. 142, Goodwill and Other Intangible Assets, and accordingly applied the standards of the statement prospectively. This statement provides that goodwill and other intangible assets with an indefinite life no longer be amortized, rather they will be tested at least annually for impairment. Additionally, the adoption of SFAS No. 142 required that any unamortized negative goodwill (excess of fair value over cost) on the balance sheet be written off immediately and classified as a cumulative effect of change in accounting principle in the consolidated statement of operations. As a result, income of $9 million was recorded to cumulative effect of changes in accounting principles in the Predecessor's consolidated statement of operations in the first quarter of 2002.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the impact of adopting SFAS No. 142 on net earnings and net earnings per share:

Predecessor
Year Ended December 31, 2002
(in $ millions, except per share data)
Reported net earnings	168
Adjustment for goodwill amortization	—
Adjustment for negative goodwill	(9)
Adjusted net earnings	159
Earnings per common share – basic and diluted:
Reported net earnings	3.34
Goodwill amortization	—
Negative goodwill	(0.18)
Adjusted net earnings	3.16

Other Intangible Assets

Successor

The Company has estimated the fair value of intangible assets acquired in the Acquisition, as follows:

Successor
As of December 31, 2004
(in $ millions)
Trademarks and tradenames	68
Customer related intangible assets	365
Developed technology	9
Total intangible assets, gross	442
Less: accumulated amortization	(42)
Total intangible assets, net	400

Aggregate amortization expense charged against earnings for intangible assets with finite lives during the nine months ended December 31, 2004 totaled $38 million. Estimated amortization expense for the succeeding five fiscal years is approximately $49 million in 2005, $48 million in 2006, $47 million in 2007, $44 million in 2008 and $42 million in 2009. The Company has trademarks and tradenames of $68 million which have an indefinite life. Accordingly, no amortization is recorded on these intangible assets.

Predecessor

The Predecessor's cost and accumulated amortization of other intangible assets, primarily related to the emulsion acquisition, as of December 31, 2003 were $67 million and $31 million, respectively. Aggregate amortization expense charged against earnings for intangible assets with finite lives during the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002 totaled $2 million, $11 million and $2 million, respectively. Predecessor's intangible assets subject to amortization have a weighted average life of five years.

In 2003, it was determined that of the other intangible assets acquired in the emulsions acquisition, $7 million represents a trademark which has an indefinite life and is not subject to amortization. Accordingly, since 2003 amortization expense was not recorded for this trademark.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	Accrued Liabilities

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Accrued salaries and benefits	206	160
Accrued environmental (See Note 19) .	25	35
Accrued restructuring (See Note 21)	68	40
Insurance loss reserves (See Note 28) .	115	145
Accrued legal	150	143
Other	324	396
Total accrued liabilities	888	919

As of December 31, 2004 and 2003, accrued legal above includes $145 million and $137 million, respectively, of liabilities related to sorbates matters (See Note 27).

As of December 31, 2003, the Other caption above includes a reclassification from Other liabilities of approximately $56 million in anticipation of an early payment of an obligation under a separate agreement with Dow, which was accelerated upon the close of the sale of the acrylates business. As of December 31, 2003, the total liability recorded within Other associated with this matter was $95 million, including interest. This amount was paid in February 2004 (See Note 7).

15.	Other Liabilities

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Environmental liabilities (See Note 19)	118	124
Insurance liabilities (See Note 28)	144	171
Other	248	194
Total other liabilities	510	489

Prior to the adoption of SFAS No. 143, the Predecessor had $33 million of post closure liabilities included within environmental liabilities. As provided under SFAS No. 143, such amounts were reversed, and $39 million of asset retirement obligations were established. As of December 31, 2004, estimated liabilities for asset retirement obligations were approximately $52 million, of which $42 million is included as a component of other long-term liabilities included in the Other caption above. This amount primarily represents the Company's estimated future liability for site demolition and for various landfill closures and the associated monitoring costs at these operating sites.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in asset retirement obligations are reconciled as follows:

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003
	(in $ millions)
Balance at beginning of period	48	47	39
Additions	12	—	11
Accretion	1	1	2
Payments	(1)	(1)	(4)
Purchase accounting adjustments	(9)	—	—
Revisions to cash flow estimates	(1)	1	(1)
Exchange rate changes	2	—	—
Balance at end of period	52	48	47

In October 2004, the Company announced plans to consolidate its tow production to fewer sites by 2007 and to discontinue the production of acetate filament by mid-2005. The restructuring is being implemented to increase efficiency, reduce overcapacity and to focus on products and markets that provide long-term value. The establishment of $12 million in asset retirement obligations resulted in a corresponding charge to depreciation expense for the nine months ended December 31, 2004.

In the fourth quarter of 2003, the Predecessor assigned a probability that facilities in the Acetate Products segment will close. These facilities were previously deemed to have indeterminable lives. As a result, the Predecessor recorded depreciation expense of $11 million for the year ended December 31, 2003.

The Company has identified but not recognized asset retirement obligations related to substantially all of its existing operating facilities. Examples of these types of obligations include demolition, decommissioning, disposal and restoration activities. Legal obligations exist in connection with the retirement of these assets upon closure of the facilities or abandonment of the existing operations. However, the Company currently plans on continuing operations at these facilities indefinitely and therefore a reasonable estimate of fair value cannot be determined at this time. In the event the Company considers plans to abandon or cease operations at these sites, an asset retirement obligation will be reassessed at that time. If certain operating facilities were to close, the related asset retirement obligations could significantly affect the Company's results of operations and cash flows.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    Debt

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Short-term borrowings and current installments of long-term debt
Current installments of long-term debt	15	48
Short-term borrowings from Affiliates	128	100
Other	1	—
Total short-term borrowings and current installments of long-term debt	144	148
Long-term debt
Senior Credit Facilities:
Term loan facility	624	—
Floating Rate Term Loan, due 2011	350
Senior Subordinated Notes 9.625%, due 2014	1,231	—
Senior Subordinated Notes 10.375%, due 2014	272	—
Senior Discount Notes 10.5%, due 2014	424	—
Senior Discount Notes 10%, due 2014	103	—
Term notes:
6.125% notes, due 2004	—	25
7.125% medium-term notes, due 2009	14	14
Variable rate loans with interest rates adjusted periodically:
Due in 2005, interest rate of 1.55%	—	25
Due in 2008, interest rate of 1.55%	—	150
Due in 2009, interest rate of 2.90%	—	61
Pollution control and industrial revenue bonds, interest rates ranging from 5.2% to 6.7%, due at various dates through 2030 (less purchase price adjustment of $2 million as of December 31, 2004)	191	209
Obligations under capital leases and other secured borrowings due at various dates through 2018	49	53
Subtotal ..	3,258	537
Less: Current installments of long-term debt	15	48
Total long-term debt	3,243	489

In connection with the acquisition of CAG, the Company borrowed $1,565 million under the senior subordinated bridge loan facilities, which were repaid in June 2004 through the issuance of: (a) $1.0 billion, 9.625% senior subordinated notes due in 2014; (b) € 200 million ($244 million), 10.375% senior subordinated notes due in 2014; and (c) $350 million floating rate term loan due in 2011. Additionally, the Company entered into senior credit facilities in April 2004, which provided financings of up to approximately $1.2 billion. As a result of the acquisition of CAG, the Company prepaid, in April 2004, $175 million of debt scheduled to mature in 2005 and 2008 and, in September 2004, prepaid approximately $60 million of additional pre-acquisition debt of CAG previously scheduled to mature in 2009.

In July 2004, the Company issued $225 million in 9.625% senior subordinated notes for cash proceeds of $231 million. These proceeds were used to repay mandatorily redeemable preferred stock (See Note 18).

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2005, the Company amended and restated these senior credit facilities, which now provide borrowings of up to approximately $2.8 billion, including a delayed draw acquisition facility of $242 million and repaid the $350 million floating rate term loan. In February 2005, the Company redeemed $521 million of the senior subordinated notes and $188 million of the Company's senior discount notes (See Note 3).

Senior Credit Facilities.    As of December 31, 2004, the senior credit facilities of $1,232 million consist of a term loan facility, a revolving credit facility and a credit-linked revolving facility.

The term loan facility consists of commitments of $454 million and €125 million, both maturing in 2011. As of December 31, 2004, the Company borrowed $624 million (including €125 million) under the term loan facility.

The revolving credit facility, through a syndication of banks, provides for borrowings of up to $380 million, including the availability of letters of credit in U.S. dollars and euros and for borrowings on same-day notice. As of December 31, 2004, there were no amounts outstanding under the revolving credit facility, which matures in 2009.

Subsequent to the consummation of the initial public offering in January 2005, the Company entered into amended and restated senior credit facilities. The terms of the amended and restated senior credit facilities are substantially similar to the terms of the Company's existing senior credit facilities. Under the amended and restated facility, the term loan facility increased to $1,759 million (including €275 million). In addition, there is a new $242 million delayed draw facility which when drawn will be added to the existing term loan facility. The Company expects to use this delayed draw facility to finance the acquisition of Acetex.

Also in January 2005, the revolving credit facility was increased from $380 million to $600 million under the amended and restated senior credit facilities. The $228 million credit-linked revolving facility, which matures in 2009, includes borrowing capacity available for letters of credit. As of December 31, 2004, there were $207 million of letters of credit issued under the credit-linked revolving facility. As of December 31, 2004, $401 million remained available for borrowing under the revolving credit facilities (taking into account letters of credit issued under the revolving credit facilities).

Substantially all of the assets of Celanese Holdings LLC ("Celanese Holdings"), the direct parent of BCP Crystal US Holdings Corp. ("BCP Crystal"), and, subject to certain exceptions, substantially all of its existing and future U.S. subsidiaries, referred to as U.S. Guarantors, secure these facilities. The borrowings under the senior credit facilities bear interest at a rate equal to an applicable margin plus, at the borrower's option, either a base rate or a LIBOR rate. The applicable margin for borrowing under the base rate option is 1.50% and for the LIBOR option, 2.50% (in each case, subject to a step-down based on a performance test).

The senior credit facilities are subject to prepayment requirements and contain covenants, defaults and other provisions. The senior credit facilities require BCP Crystal to prepay outstanding term loans, subject to certain exceptions, with:

– 75% (such percentage will be reduced to 50% if BCP Crystal's leverage ratio is less than 3.00 to 1.00 for any fiscal year ending on or after December 31, 2005) of BCP Crystal's excess cash flow;

– 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, unless BCP Crystal reinvests or contracts to reinvest those proceeds in assets to be used in BCP Crystal's business or to make certain other permitted investments within 12 months, subject to certain limitations;

– 100% of the net cash proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions; and

– 50% of the net cash proceeds of issuances of equity of Celanese Holdings, subject to certain exceptions.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BCP Crystal may voluntarily repay outstanding loans under the senior credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

In connection with the borrowing by BCP Crystal under the term loan portion of the senior credit facilities, BCP Crystal and CAC have entered into an intercompany loan agreement whereby BCP Crystal has agreed to lend the proceeds from any borrowings under its term loan facility to CAC. The intercompany loan agreement contains the same amortization provisions as the senior credit facilities. The interest rate with respect to the loans made under the intercompany loan agreement is the same as the interest rate with respect to the loans under BCP Crystal's term loan facility plus three basis points. BCP Crystal intends to service the indebtedness under its term loan facility with the proceeds of payments made to it by CAC under the intercompany loan agreement. This loan and related interest eliminate in consolidation.

Floating Rate Term Loan.    The $350 million floating rate term loan matures in 2011. The borrowings under the floating rate term loan bear interest at a rate equal to an applicable margin plus, at BCP Crystal's option, either a base rate or a LIBOR rate. Prior to the completion of the Restructuring, the applicable margin for borrowings under the base rate option was 3.25% and for the LIBOR option, 4.25%. Subsequent to the completion of the Restructuring, the applicable margin for borrowings under the base rate option is 2.50% and for the LIBOR option, 3.50%. The floating rate term loan accrues interest. We used a portion of new borrowings under the amended and restated senior credit facilities to repay the floating rate term loan and $3 million of associated premium in January 2005.

Senior Subordinated Notes.    The senior subordinated notes consist of $1,225 million of 9 5/8% Senior Subordinated Notes due 2014 and €200 million of 10 3/8% Senior Subordinated Notes due 2014. From the completion of the Restructuring, all of BCP Crystal's U.S. domestic, wholly owned subsidiaries that guarantee BCP Crystal's obligations under the senior credit facilities guarantee the senior subordinated notes on an unsecured senior subordinated basis. In February 2005, approximately $521 million of the net proceeds of the offering of our Series A common stock was used to redeem a portion of the senior subordinated notes and $51 million to pay the premium associated with the redemption.

Senior Discount Notes.    In September 2004, Crystal LLC and Crystal US Sub 3 Corp., a subsidiary of Crystal LLC, issued $853 million aggregate principal amount at maturity of their senior discount notes due 2014 consisting of $163 million principal amount at maturity of their 10% Series A senior discount notes due 2014 and $690 million principal amount at maturity of their 10½% Series B Senior Discount Notes due 2014 (collectively, the "senior discount notes"). The gross proceeds of the offering were $513 million. Approximately $500 million of the proceeds were distributed to the Company's Original Shareholders, with the remaining proceeds used to pay fees associated with the refinancing. Until October 1, 2009, interest on the senior discount notes will accrue in the form of an increase in the accreted value of such notes. Cash interest on the senior discount notes will accrue commencing on October 1, 2009 and be payable semiannually in arrears on April 1 and October 1. In February 2005, used approximately $37 million of the net proceeds of the offering of our Series A common stock to redeem a portion of the Series A senior discount notes and $151 million to redeem a portion of the Series B senior discount notes and $19 million to pay the premium associated with such redemption. Under the terms of the senior discount notes registration statement, the Company is required to use its reasonable best efforts to file a registration statement with the SEC relative to offers to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective not later than 270 days following the closing date of the first issuance of the outstanding notes or the interest rate on the outstanding notes will be increased. The Company expects to meet this requirement within the period specified.

Covenants.    The indentures governing the senior subordinated notes and the senior discount notes limit the ability of the issuers of such notes and the ability of their restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions or repurchase the respective issuer's capital stock;

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	make investments;

•	enter into certain transactions with affiliates;

•	limit dividends or other payments by BCP Crystal's restricted subsidiaries to it;

•	create liens or other pari passu on subordinated indebtedness without securing the respective notes;

•	designate subsidiaries as unrestricted subsidiaries; and

•	sell certain assets or merge with or into other companies.

Subject to certain exceptions, the indentures governing the senior subordinated notes and the senior discount notes permit the issuers of the notes and their restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Celanese Holdings and its subsidiaries' ability to:

•	sell assets;

•	incur additional indebtedness or issue preferred stock;

•	repay other indebtedness (including the notes);

•	pay dividends and distributions or repurchase their capital stock;

•	create liens on assets;

•	make investments, loans guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing BCP Crystal's indebtedness;

•	change the business conducted by Celanese Holdings and its subsidiaries; and

•	enter into hedging agreements that restrict dividends from subsidiaries.

In addition, the senior credit facilities require BCP Crystal to maintain the following financial covenants: a maximum total leverage ratio, a maximum bank debt leverage ratio, a minimum interest coverage ratio and maximum capital expenditures limitation. The maximum consolidated net bank debt to Adjusted EBITDA ratio, previously required under the senior credit facilities, was eliminated when we amended the facilities in January 2005.

As of December 31, 2004, the Company was in compliance with all of its debt covenants.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The maturation of the Company's debt, including short term borrowings, is as follows:

Total
(in $ millions)
2005	144
2006	39
2007	18
2008	7
2009	21
Thereafter(1)	3,158
Total	3,387

(1)	Includes $2 million purchase accounting adjustment to assumed debt.

17.    Benefit Obligations

Pension obligations.    Pension obligations are established for benefits payable in the form of retirement, disability and surviving dependent pensions. The benefits offered vary according to the legal, fiscal and economic conditions of each country. The commitments result from participation in defined contribution and defined benefit plans, primarily in the U.S. Benefits are dependent on years of service and the employee's compensation. Supplemental retirement benefits provided to certain employees are non-qualified for U.S. tax purposes. Separate trusts have been established for some non-qualified plans.

Defined benefit pension plans exist at certain locations in North America and Europe. As of December 31, 2004, the Company's U.S. qualified pension plan represented greater than 85 percent and 80 percent of Celanese's pension plan assets and liabilities, respectively. Effective January 1, 2001, for the U.S. qualified pension plan, the Company began providing pension benefits for certain new employees hired in the United States after December 31, 2000 based upon a new Cash Balance Plan formula. Independent trusts or insurance companies administer the majority of these plans. Actuarial valuations for these plans are prepared annually.

The Company sponsors various defined contribution plans in Europe and North America covering certain employees. Employees may contribute to these plans and the Company will match these contributions in varying amounts. Contributions to the defined contribution plans are based on specified percentages of employee contributions and they aggregated $8 million for the nine months ended December 31, 2004, $3 million for the three months ended March 31, 2004, $11 million in 2003 and $12 million in 2002.

In connection with the acquisition of CAG, the Purchaser agreed to pre-fund $463 million of certain pension obligations. During the nine months ended December 31, 2004, $409 million was pre-funded to the Company's pension plans. The Company contributed an additional $42 million to the non-qualified pension plan's rabbi trusts in February 2005.

Other postretirement obligations.    Certain retired employees receive postretirement medical benefits under plans sponsored by the Company, which has the right to modify or terminate these plans at any time. Company employees in the U.S. who were 50 years of age as of January 1, 2001, are eligible to receive postretirement medical benefits, both pre-65 coverage and continued secondary coverage at age 65, provided that upon termination they are at least age 55 and have a minimum of 10 years of service. On January 1, 2001, Celanese AG eliminated continued postretirement medical coverage at age 65 for employees who were not 50 on January 1, 2001 or were hired on or after January 1, 2001. This group of employees continues to be eligible for pre-65 postretirement medical coverage provided that upon termination they are at least age 55 and have a minimum of 10 years of service. Generally, the cost for coverage is shared between the Company and the employee, and is determined based upon completed years of service.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2003, the U.S. postretirement medical plan was amended to introduce defined dollar caps for pre-1993 retirees. The amendments included: pre-age 65 cap was set to $9,600 and the post-age 65 cap was set to $3,000; the elimination of pre-1993 retiree contributions until the cap is reached; moving all retirees to the managed choice program; and the introduction of relatively minor changes to the retiree cost sharing in order to simplify administration. These changes were approved in June 2003 and were reflected with a remeasurement of the retiree medical plan resulting in a reduction in the accumulated projected benefit obligation ("APBO") which was set up as a $67 million negative prior service cost base as these changes become effective July 1, 2004.

In December 2003, the Medicare Act established a prescription drug benefit under Medicare known as "Medicare Part D." As a result of this new federally funded benefit, the Company expects a reduction to the post-65 medical per capita claims cost in its postretirement plan. Accordingly, the Company treated the resulting $6 million reduction in APBO at July 1, 2004 as an actuarial gain. The introduction of the federal benefit reduced the Company's SFAS No. 106 net periodic benefit cost for the fiscal year ending December 31, 2004 by less than $1 million, due to lower service cost and interest, as well as amortization of the unrecognized net gain.

	Pension Benefits
	Successor	Predecessor
	As of December 31, 2004	As of March 31, 2004	As of December 31, 2003
	(in $ millions)
Change in projected benefit obligation
Projected benefit obligation at beginning of period	2,876	2,808	2,558
Service cost	30	9	36
Interest cost	131	40	171
Participant contributions	1	—	1
Plan amendments	—	1	5
Actuarial losses	187	64	156
Acquisitions	1	—	—
Special termination benefits	—	—	(1)
Divestitures	(1)	—	—
Settlements	(2)	—	(1)
Benefits paid	(136)	(44)	(170)
Change in measurement dates	—	—	6
Foreign currency exchange rate changes	35	(2)	47
Projected benefit obligation at end of period	3,122	2,876	2,808

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Pension Benefits
	Successor	Predecessor
	As of December 31, 2004	As of March 31, 2004	As of December 31, 2003
	(in $ millions)
Change in plan assets
Fair value of plan assets at beginning of period	1,995	1,929	1,574
Actual return on plan assets	171	73	343
Company contributions	434	39	154
Participant contributions	1	—	1
Settlements	(2)	(1)	(1)
Benefits paid	(136)	(44)	(170)
Change in measurement dates	—	—	2
Foreign currency exchange rate changes	23	(1)	26
Fair value of plan assets at end of period	2,486	1,995	1,929
Funded status and net amounts recognized
Plan assets in excess of (less than) benefit obligation	(636)		(879)
Unrecognized prior service cost	—		39
Unrecognized actuarial loss	153		830
Unrecognized net transition obligation	1		—
Net amount recognized in the consolidated balance sheets	(482)		(10)
Amounts recognized in the accompanying consolidated balance sheets consist of:
Accrued benefit liability	(504)		(739)
Intangible asset(1)	—		39
Additional minimum liability(2)	22		690
Net amount recognized in the consolidated balance sheets	(482)		(10)

(1) Amount is classified as other assets in the consolidated balance sheets.

(2) Amount shown net of tax in the consolidated statements of shareholders' equity (deficit).

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Pension Benefits
	Successor	Predecessor
	As of December 31, 2004	As of March 31, 2004	As of December 31, 2003
Weighted-average assumptions used to determine benefit obligations
Discount rate:
U.S. plans	5.88%	6.25%	6.25%
International plans	5.50%	6.00%	5.70%
Combined	5.85%	6.20%	6.20%
Rate of compensation increase:
U.S. plans	4.00%	4.00%	4.00%
International plans	3.25%	3.25%	3.25%
Combined	3.80%	3.80%	3.80%

	Postretirement Benefits
	Successor	Predecessor
	As of December 31, 2004	As of March 31, 2004	As of December 31, 2003
	(in $ millions)
Change in projected benefit obligation
Projected benefit obligation at beginning of period	417	424	487
Service cost	2	1	2
Interest cost	19	6	27
Participant contributions	10	3	11
Plan amendments	—	—	(67)
Actuarial losses (gains)	15	(9)	16
Acquisitions	1	—	—
Curtailments	—	(1)	—
Benefits paid	(45)	(6)	(55)
Foreign currency exchange rate changes	2	(1)	3
Projected benefit obligation at end of period	421	417	424

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Postretirement Benefits
	Successor	Predecessor
	As of December 31, 2004	As of March 31, 2004	As of December 31, 2003
	(in $ millions)
Change in plan assets
Fair value of plan assets at beginning of period	—	—	—
Actual return on plan assets	—	—	—
Company contributions	35	3	44
Participant contributions	10	3	11
Acquisitions	—	—	—
Divestitures	—	—	—
Settlements	—	—	—
Benefits paid	(45)	(6)	(55)
Change in measurement dates	—	—	—
Foreign currency exchange rate changes	—	—	—
Fair value of plan assets at end of period	—	—	—
Funded status and net amounts recognized
Plan assets in excess of (less than) benefit obligation	(421)		(424)
Unrecognized prior service (benefit)	—		(71)
Unrecognized actuarial loss	15		175
Net amount recognized in the consolidated balance sheets	(406)		(320)

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Postretirement Benefits
	Successor	Predecessor
	As of December 31, 2004	As of March 31, 2004	As of December 31, 2003
Weighted-average assumptions used to determine benefit obligations
Discount rate:
U.S. plans	5.88%	6.25%	6.25%
International plans	5.68%	6.00%	6.00%
Combined	5.86%	6.24%	6.25%

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for all defined benefit pension plans with accumulated benefit obligations in excess of plan assets at the end of 2004 and 2003 were as follows:

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Projected benefit obligation	3,102	2,790
Accumulated benefit obligation	2,948	2,655
Fair value of plan assets	2,466	1,910

The accumulated benefit obligation for all defined benefit pension plans was $2,964 million and $2,670 million at December 31, 2004 and December 31, 2003, respectively.

The Company uses a measurement date of December 31 for its pension and other postretirement benefit plans.

In 2003, Celanese AG changed the actuarial valuation measurement date for its Canadian pension and other postretirement benefit plans from September 30 to December 31. The net effect of this change is not material.

In 2002, Celanese AG changed the actuarial valuation measurement date for its U.S. pension and other postretirement benefit plans from September 30 to December 31. Celanese AG believed this method was preferable because a calendar year reporting brought the valuation date in line with its fiscal year-end reporting allowing for a more current measurement of the related actuarial components. Celanese AG accounted for this as a change in accounting principle, which resulted in a cumulative effect adjustment in 2002. As a result, income of $9 million, net of income taxes of $5 million, was recorded to cumulative effect of changes in accounting principles in the consolidated statement of operations. In addition, this change reduced total 2002 pension and postretirement benefit expense cost by approximately $14 million.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Pension Benefits
	Successor	Predecessor
Components of net periodic benefit cost	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Service cost	30	9	36	33
Interest cost	131	40	171	166
Expected return on plan assets	(131)	(40)	(175)	(168)
Amortization of prior service cost	—	1	8	8
Recognized actuarial loss	2	6	16	3
Amortization of the unamortized obligation	—	—	(1)	(2)
Curtailment loss (gain)	—	—	—	(1)
Settlement loss	4	—	1	2
Special termination charge	3	—	—	—
Change in measurement dates	—	—	(1)	(14)
Net periodic benefit cost	39	16	55	27

	Pension Benefits
	Successor	Predecessor
Weighted-average assumptions used to determine net cost	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Discount rate:
U.S. plans	6.25%	6.25%	6.75%	7.25%
International plans	6.00%	5.70%	6.30%	6.90%
Combined	6.20%	6.20%	6.70%	7.20%
Expected return on plan assets:
U.S. plans	8.50%	8.50%	9.00%	9.00%
International plans	7.35%	7.35%	7.10%	7.60%
Combined	8.40%	8.40%	8.85%	8.90%
Rate of compensation increase:
U.S. plans	4.00%	4.00%	4.00%	3.40%
International plans	3.25%	3.25%	3.30%	3.30%
Combined	3.80%	3.80%	3.80%	3.40%

On January 1, 2004 and April 1, 2004, the Company's health care cost trend assumption for U.S. postretirement medical plan's net periodic benefit cost was 11% per year grading down 1% per year to an ultimate rate of 5%.

	Postretirement Benefits
	Successor	Predecessor
Components of net periodic benefit cost	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Service cost	2	1	2	3
Interest cost	19	6	27	29
Amortization of prior service cost	(1)	(1)	(3)	(1)
Recognized actuarial loss	1	2	8	7
Change in measurement dates	—	—	1	1
Net periodic benefit cost	21	8	35	39

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Postretirement Benefits
	Successor	Predecessor
Weighted-average assumptions used to determine net cost	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Discount rate:
U.S. plans	6.25%	6.25%	6.75%	7.25%
International plans	6.00%	6.00%	6.50%	7.10%
Combined	6.25%	6.25%	6.75%	7.25%

Included in the pension obligations above are accrued liabilities relating to supplemental retirement plans for certain employees amounting to $238 million and $212 million as of December 31, 2004 and December 31, 2003, respectively. Pension expense relating to these plans included in net periodic benefit cost totaled $11 million, $5 million, $18 million and $20 million for the nine months ended December 31, 2004, the three months ended March 31, 2004 and for the years ended December 31, 2003 and 2002, respectively. To fund these obligations, non-qualified trusts were established, included within other non-current assets, which had market values of $127 million and $130 million at December 31, 2004 and December 31, 2003, respectively, and recognized income (loss) of $6 million, $(1) million and $3 million for the nine months ended December 31, 2004, the three months ended March 31, 2004 and the year ended December 31, 2003, respectively. There was no income recorded in 2002 related to these trusts. In 2003, the Predecessor contributed $18 million to these trusts from proceeds received from the demutualization of an insurance company. The gain associated with these proceeds was included within interest and other income, net, in the consolidated statement of operations.

The asset allocation for the qualified U.S. defined benefit pension plan as of December 31, 2004 and 2003, respectively, and the target allocation ranges for 2005 by asset category is presented below. The fair value of plan assets for this plan was $2,199 million and $1,783 million as of December 31, 2004 and 2003, respectively. These asset amounts represent approximately 88% of the total pension assets at December 31, 2004 and 93% at December 31, 2003. The expected long-term rate of return on these assets was 8.5% at December 30, 2004 and 9.0% at December 31, 2003.

Plan assets did not include any investment in Celanese AG or Celanese Corporation common shares during the periods presented.

	Target Allocation	Percentage of Plan Assets at December 31,
Asset Category – US	2005	2004	2003
Equity securities	55 - 80%	73%	74%
Debt securities	20 - 30%	22%	25%
Real estate	0 - 5%	0%	0%
Other	0 - 5%	5%	1%
Total		100%	100%

The asset allocation for the primary Canadian defined benefit pension plan as of December 31, 2004 and 2003, respectively, and the target allocation ranges for 2005 by asset category is presented below. The fair value of plan assets for this plan was $135 million and $116 million as of December 31, 2004 and 2003, respectively. These asset amounts represent approximately 5% of the total pension assets at December 31, 2004 and 6% of the total pension assets at December 31, 2003. The expected long-term rate of return on these plan assets was 7.5% at December 31, 2004 and 2003, respectively.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Target Allocation	Percentage of Plan Assets at December 31,
Asset Category – Canada	2005	2004	2003
Equity securities	55 - 75%	62%	64%
Debt securities	25 - 45%	30%	30%
Real estate	0 - 5%	3%	3%
Other	0 - 1%	5%	3%
Total		100%	100%

The Company's other post-retirement benefit plans are unfunded.

The financial objectives of the qualified U.S. and Canadian pension plans are established in conjunction with a comprehensive review of each plan's liability structure. Asset allocation policy is based on detailed asset/liability analysis. In developing investment policy and financial goals, consideration is given to the plan's demographics, the returns and risks associated with alternative investment strategies, and the current and projected cash, expense and funding ratios of the plan. A formal asset/liability mix study of the plan is undertaken every 3 to 5 years or whenever there has been a material change in plan demographics, benefit structure or funding status and investment market. The Company has adopted a long-term investment horizon such that the risk and duration of investment losses are weighed against the long-term potential for appreciation of assets. Although there cannot be complete assurance that these objectives will be realized, it is believed that the likelihood for their realization is reasonably high, based upon the asset allocation chosen and the historical and expected performance of the asset classes utilized by the plans. The intent is for investments to be broadly diversified across asset classes, investment styles, investment managers, developed and emerging markets, business sectors and securities in order to moderate portfolio volatility and risk. Investments may be in separate accounts, commingled trusts, mutual funds and other pooled asset portfolios provided they all conform to fiduciary standards.

External investment managers are hired to manage the pension assets. An investment consultant assists with the screening process for each new manager hired. Over the long-term, the investment portfolio is expected to earn returns that exceed a composite of market indices that are weighted to match each plan's target asset allocation. Long-term is considered three (3) to five (5) years; however, incidences of underperformance are analyzed. The portfolio return should also (over the long-term) meet or exceed the return used for actuarial calculations in order to minimize future pension contributions and escalation in pension expense.

The expected rate of return assumptions for plan assets are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles. Adjustments, upward and downward, may be made to those historical returns to reflect future capital market expectations; these expectations are typically derived from expert advice from the investment community and surveys of peer company assumptions.

As a result of the $105 million contribution made to the German plans for the year ended December 31, 2004, the four largest German plans, for the first time, have pension plan assets. The asset allocation for the German defined benefit pension plans as of December 31, 2004, and the target allocation ranges for 2005 by asset category are presented below. The fair value of plan assets for these plans was $118 million as of December 31, 2004. These asset amounts represent approximately 5% of the Company's total pension assets at December 31, 2004. The expected long-term rate of return on these assets was 5.25% at December 31, 2004.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Target Allocation	Percentage of Plan Assets at December 31,
Asset Category – Germany	2005	2004	2003
Equity securities	20 - 40%	31%	n/a
Debt securities	60 - 80%	69%	n/a
Real estate	0%	0%	n/a
Other	0%	0%	n/a
Total		100%

Plan assets did not include any investment in Celanese AG or the Company's common shares during the periods presented.

External investment managers have been hired to manage the German pension assets. For the equity securities portion, the goal is to approximate the development of the Euro Stoxx 50 Total Return performance using a passive equity mandate. For the debt security portion, a benchmark oriented active fixed income mandate that is oriented towards the Lehman Euro Aggregate Bond Index is used.

To limit the market price risk of the invested funds it was decided to invest the majority of the funds into fixed income instruments. The remaining portion of the funds were invested into equity instruments to benefit from a potentially higher equity performance compared with the current performance of fixed income instruments.

Beginning October 1, 2004, two different fund managers, one for equity and one for fixed income, began investing in the equity and fixed income fund. By the end of October 2004 both funds were completely invested. Moderate lower interest rates as well as rising equity markets provided a positive performance in the fourth quarter of 2004 for both funds.

The funds are designated and managed in a way that the assets invested provide a Euro based performance to meet the pension requirements of German entities which are predominantly in Euro. This ensures that additional risks from currency fluctuations are kept at a low level.

The expected rate of return assumptions for plan assets are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles. Adjustments, upward and downward, may be made to those historical returns to reflect future capital market expectations; these expectations are typically derived from expert advice from the investment community and surveys of peer company assumptions.

The table below reflects the pension benefits expected to be paid from the plan or from the Company's assets. The postretirement benefits represent both the Company's share of the benefit cost and the participants' share of the cost, which is funded by participant contributions to the plan. Expected contributions reflect amounts expected to be contributed to funded plans.

	Pension Benefits	Postretirement Benefits
Employer Contributions	(in $ millions)
2005 (projected)	7	n/a
Expected Benefit Payments
2005	180	47
2006	177	43
2007	178	41
2008	180	40
2009	184	38
2010-2014	1,013	166

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percent Increase	One Percent Decrease
	(in $ millions)
Effect on postretirement obligation	2	(2)

The effect of a one percent increase or decrease in the assumed health care cost trend rate would have less than a $1 million impact on service and interest cost.

The following table represents additional benefit liabilities and other similar obligations:

	Successor As of December 31, 2004	Predecessor As of December 31, 2003
Other Obligations	(in $ millions)
Long-term disability	71	79
Other	19	27
Total	90	106

18.    Mandatorily Redeemable Preferred Stock

In April 2004, the Company issued 200,000 shares of Series A Cumulative Exchangeable Preferred Shares due 2016 for gross proceeds of $200 million, exclusive of $18 million of fees. These non-voting preferred shares had an initial liquidation preference of $1,000 per share and a dividend rate of 13%. As these preferred shares were mandatorily redeemable, they were recorded as a liability on the consolidated balance sheet, and the Company recorded associated interest expense of $6 million for the nine months ended December 31, 2004. These preferred shares were redeemed on July 1, 2004 for $227 million, which included $6 million in accrued interest and a redemption premium of $21 million. Accordingly, the Company expensed $18 million of unamortized deferred financing costs and the redemption premium of $21 million, both of which are included within interest expense in the nine months ended December 31, 2004.

19.    Environmental

General – The Company is subject to environmental laws and regulations worldwide which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company believes that it is in substantial compliance with all applicable environmental laws and regulations. The Company is also subject to retained environmental obligations specified in various contractual agreements arising from divestiture of certain businesses by the Company or one of its predecessor companies.

For the nine months ended December 31, 2004, the Successor's worldwide expenditures, including expenditures for legal compliance, internal environmental initiatives and remediation of active, orphan, divested and U.S. Superfund sites were $66 million. The Predecessor's worldwide expenditures for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002 were $22 million, $80 million and $83 million, respectively. The Successor's capital project related environmental expenditures for the nine months ended December 31, 2004, and the Predecessor's for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, included in worldwide expenditures, were $6 million, $2 million, $10 million and $4 million, respectively. Environmental reserves for remediation matters were $143 million and $159 million as of December 31, 2004 and 2003, respectively. As of December 31, 2004, the estimated range for remediation costs is between $100 million and $143 million, with the best estimate being $143 million.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Remediation – Due to its industrial history and through retained contractual and legal obligations, the Company has the obligation to remediate specific areas on its own sites as well as on divested, orphan or U.S. Superfund sites. In addition, as part of the demerger agreement between the Predecessor and Hoechst, a specified portion of the responsibility for environmental liabilities from a number of Hoechst divestitures was transferred to the Predecessor. The Company provides for such obligations when the event of loss is probable and reasonably estimable.

For the nine months ended December 31, 2004, the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, the total remediation efforts charged to earnings before tax were $3 million, $0 million, $0 million and $7 million, respectively. These charges were offset by reversals of previously established environmental reserves due to favorable trends in estimates at unrelated sites of $2 million, $2 million, $6 million and $15 million during the nine months ended December 31, 2004, the three months ended March 31, 2004, and the years ended December 31, 2003 and 2002, respectively. Management believes that environmental remediation costs will not have a material adverse effect on the financial position of the Company, but may have a material adverse effect on the results of operations or cash flows in any given accounting period.

The Company did not record any insurance recoveries related to these matters for the reported periods. There are no receivables for recoveries as of December 31, 2004 and 2003.

German InfraServs – On January 1, 1997, coinciding with a reorganization of the Hoechst businesses in Germany, real estate service companies ("InfraServs") were created to own directly the land and property and to provide various technical and administrative services at each of the manufacturing locations. The Company has manufacturing operations at three InfraServ locations in Germany: Oberhausen, Frankfurt am Main-Hoechst and Kelsterbach, and holds interests in the companies which own and operate the former Hoechst sites in Gendorf, Knapsack and Wiesbaden.

InfraServs are liable for any residual contamination and other pollution because they own the real estate on which the individual facilities operate. In addition, Hoechst, as the responsible party under German public law, is liable to third parties for all environmental damage that occurred while it was still the owner of the plants and real estate. The contribution agreements entered into in 1997 between Hoechst and the respective operating companies, as part of the divestiture of these companies, provide that the operating companies will indemnify Hoechst against environmental liabilities resulting from the transferred businesses. Additionally, the InfraServs have agreed to indemnify Hoechst against any environmental liability arising out of or in connection with environmental pollution of any site. Likewise, in certain circumstances the Company could be responsible for the elimination of residual contamination on a few sites that were not transferred to InfraServ companies, in which case Hoechst must reimburse the Company for two-thirds of any costs so incurred.

The InfraServ partnership agreements provide that, as between the partners, each partner is responsible for any contamination caused predominantly by such partner. Any liability, which cannot be attributed to an InfraServ partner and for which no third party is responsible, is required to be borne by the InfraServ Partnership. In view of this potential obligation to eliminate residual contamination, the InfraServs, primarily relating to equity and cost affiliates which are not consolidated by the Company, have reserves of $81 million and $72 million as of December 31, 2004 and December 31, 2003, respectively.

If an InfraServ partner defaults on its respective indemnification obligations to eliminate residual contamination, the owners of the remaining participation in the InfraServ companies have agreed to fund such liabilities, subject to a number of limitations. To the extent that any liabilities are not satisfied by either the InfraServs or their owners, these liabilities are to be borne by the Company in accordance with the demerger agreement. However, Hoechst will reimburse the Company for two-thirds of any such costs. Likewise, in certain circumstances the Company could be responsible for the elimination of residual contamination on several sites that were not transferred to InfraServ companies, in which case Hoechst must also reimburse the Company for two-thirds of any costs so incurred. The German InfraServs are owned partially by the Company, as noted below, and the remaining ownership is held by various other

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

companies. The Company's ownership interest and environmental liability participation percentages for such liabilities which cannot be attributed to an InfraServ partner were as follows as of December 31, 2004:

Company	Ownership %	Liability %
InfraServ GmbH & Co. Gendorf KG	39.0%	10.0%
InfraServ GmbH & Co. Oberhausen KG	84.0%	75.0%
InfraServ GmbH & Co. Knapsack KG	27.0%	22.0%
InfraServ GmbH & Co. Kelsterbach KG	100.0%	100.0%
InfraServ GmbH & Co. Höchst KG	31.2%	40.0%
InfraServ GmbH & Co. Wiesbaden KG	17.9%	0.0%
InfraServ Verwaltungs GmbH	100.0%	0.0%

U.S. Superfund Sites – In the U.S., the Company may be subject to substantial claims brought by U.S. Federal or state regulatory agencies or private individuals pursuant to statutory authority or common law. In particular, the Company has a potential liability under the U.S. Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and related state laws (collectively referred to as "Superfund") for investigation and cleanup costs at approximately 50 sites. At most of these sites, numerous companies, including certain companies comprising the Company, or one of its predecessor companies, have been notified that the Environmental Protection Agency, state governing bodies or private individuals consider such companies to be potentially responsible parties ("PRP") under Superfund or related laws. The proceedings relating to these sites are in various stages. The cleanup process has not been completed at most sites and the status of the insurance coverage for most of these proceedings is uncertain. Consequently, the Company cannot determine accurately its ultimate liability for investigation or cleanup costs at these sites. As of December 31, 2004 and 2003, the Successor and the Predecessor had provisions totaling $14 million and $12 million, respectively, for U.S. Superfund sites and utilized $2 million, less than $1 million, $1 million and $1 million of these reserves during the nine months ended December 31, 2004, the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002. There were no significant additional provisions recorded during the nine months ended December 31, 2004, the three months ended March 31, 2004, and the years ended December 31, 2003 and 2002.

As events progress at each site for which it has been named a PRP, the Company accrues, as appropriate, a liability for site cleanup. Such liabilities include all costs that are probable and can be reasonably estimated. In establishing these liabilities, the Company considers its shipment of waste to a site, its percentage of total waste shipped to the site, the types of wastes involved, the conclusions of any studies, the magnitude of any remedial actions that may be necessary and the number and viability of other PRPs. Often the Company will join with other PRPs to sign joint defense agreements that will settle, among PRPs, each party's percentage allocation of costs at the site. Although the ultimate liability may differ from the estimate, the Company routinely reviews the liabilities and revises the estimate, as appropriate, based on the most current information available.

Hoechst Liabilities – In connection with the Hoechst demerger, Celanese AG agreed to indemnify Hoechst for the first €250 million (approximately $340 million) of future remediation liabilities for environmental damages arising from 19 specified divested Hoechst entities. As of December 31, 2004 and 2003, reserves of $46 million and $53 million, respectively, for these matters are included as a component of the total environmental reserves. Celanese AG and its legal successors, have made total payments through the years ended December 31, 2004 and 2003 of $38 million and $35 million, respectively. If such future liabilities exceed €250 million (approximately $340 million), Hoechst will bear such excess up to an additional €500 million (approximately $680 million). Thereafter, the Company will bear one-third and Hoechst will bear two-thirds of any further environmental remediation liabilities. Where the Company is unable to reasonably determine the probability of loss or estimate such loss under this indemnification, the Company has not recognized any liabilities relative to this indemnification.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.    Shareholders' Equity (Deficit)

Number of Shares Authorized and Issued

See table below for share activity:

	Common Stock	Common Stock	Authorized Common Stock	Treasury Stock
	(authorized and issued)	(outstanding)	(authorized, not issued)
Predecessor	(in whole shares)
As of December 31, 2001	55,915,369	50,334,891	—	5,580,478
Retirement of treasury shares	(1,125,000)	—	—	(1,125,000)
Shares repurchased into treasury	—	(284,798)	—	284,798
Shares issued to Celanese AG Supervisory Board from treasury	—	8,383	—	(8,383)
Authorized capital increases pursuant to stock option plan	—	—	1,250,000	—
As of December 31, 2002	54,790,369	50,058,476	1,250,000	4,731,893
Shares repurchased into treasury	—	(749,848)	—	749,848
Shares issued to Celanese AG Supervisory Board from treasury	—	12,840	—	(12,840)
Authorized capital increases pursuant to stock option plan	—	—	1,250,000
As of December 31, 2003	54,790,369	49,321,468	2,500,000	5,468,901
As of March 31, 2004	54,790,369	49,321,468	2,500,000	5,468,901

Successor
Shares issued upon formation of the Company and as of December 31, 2004	99,377,884	99,377,884	400,623,115	—

On December 31, 2004, the capital structure of the Company consisted of 650,494 shares of Series B common stock, par value $0.01 per share. In January 2005, the Company amended its certificate of incorporation and increased its authorized common stock to 500,000,000 shares and the Company effected a 152.772947 for 1 stock split for the outstanding shares of the Series B common stock. Accordingly, all Successor share information is effected for such stock split.

Additional Paid-in Capital

Predecessor

In 2002, the Predecessor retired 1,125,000 shares held in treasury, which resulted in a $3 million reduction of common stock, a $22 million reduction in additional paid-in capital and a $25 million reduction in treasury stock.

In connection with the demerger and pursuant to the Demerger Agreement executed and delivered by the Predecessor and Hoechst, the Predecessor assumed all of the assets and liabilities of Hoechst's basic chemicals, acetate, technical polymer and certain other industrial businesses as well as certain contractual rights and obligations related to other current and former Hoechst businesses. For the nine

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

months ended December 31, 2004, the Successor recorded a $3 million increase to additional paid-in capital related to recoveries due from Hoechst for the antitrust matters in the sorbates industry. During 2003, the Predecessor recorded a $44 million increase to additional paid-in capital related to recoveries due from Hoechst for the antitrust matters in the sorbates industry (See Note 27). During 2002, the Predecessor recorded a $7 million increase to additional paid-in capital.

During 2003 and 2002, the Predecessor granted stock options totaling 0.1 million and 1.1 million, respectively, and, in accordance with SFAS No. 123, expensed the fair value of these options. As a result, additional paid-in capital increased by $1 million during the three months ended March 31, 2004, $5 million in 2003 and $3 million in 2002 to reflect the amortization of the fair value of the stock options (See Note 23).

Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss), which is displayed in the consolidated statement of shareholders' equity (deficit), represents net earnings (loss) plus the results of certain shareholders' equity (deficit) changes not reflected in the consolidated statements of operations. Such items include unrealized gains/losses on marketable securities, foreign currency translation, additional minimum pension liabilities and unrealized gains/losses on derivative contracts.

The after-tax components of accumulated other comprehensive income (loss) are as follows:

	Unrealized Gain (Loss) on Marketable Securities	Foreign Currency Translation	Additional Minimum Pension Liability	Unrealized Gain/ (Loss) on Derivative Contracts	Accumulated Other Comprehensive Income/ (Loss)
	(in $ millions)
Predecessor
Balance at December 31, 2001	3	(256)	(240)	(4)	(497)
Current-period change	3	192	(220)	(5)	(30)
Balance at December 31, 2002	6	(64)	(460)	(9)	(527)
Current-period change	4	307	12	6	329
Balance at December 31, 2003	10	243	(448)	(3)	(198)
Current-period change	7	(46)	—	—	(39)
Balance at March 31, 2004	17	197	(448)	(3)	(237)

Successor
Current-period change	(7)	7	(19)	2	(17)
Balance at December 31, 2004	(7)	7	(19)	2	(17)

Dividends

Successor

In September 2004, the Company issued senior discount notes for gross proceeds of $513 million and distributed $500 million of the proceeds to the Original Stockholder in the form of a dividend.

On March 8, 2005, the Company declared a special $804 million cash dividend and a 7,500,000 Series A common stock dividend to the Series B common stock shareholders, which is expected to be paid on April 7, 2005. The dividends will substantially reduce the equity received from the initial public offering (See Note 3). Upon payment of the $804 million dividend, the shares of the Series B common stock convert automatically to shares of Series A common stock.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.    Special Charges

Special charges include provisions for restructuring and other expenses and income incurred outside the normal ongoing course of operations. Restructuring provisions represent costs related to severance and other benefit programs related to major activities undertaken to fundamentally redesign the business operations, as well as costs incurred in connection with decisions to exit non-strategic businesses. These measures are based on formal management decisions, establishment of agreements with employees' representatives or individual agreements with affected employees, as well as the public announcement of the restructuring plan. The related reserves reflect certain estimates, including those pertaining to separation costs, settlements of contractual obligations and other closure costs. The Company reassesses the reserve requirements to complete each individual plan under existing restructuring programs at the end of each reporting period. Actual experience may be different from these estimates.

The components of special charges for the nine months ended December 31, 2004, the three months ended March 31, 2004 and for the years ended December 31, 2003 and 2002 were as follows:

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Employee termination benefits	(8)	(2)	(18)	(8)
Plant/office closures	(52)	—	(7)	(6)
Restructuring adjustments	3	—	6	10
Total Restructuring	(57)	(2)	(19)	(4)
Sorbates antitrust matters	—	—	(95)	—
Plumbing actions	1	—	107	—
Asset impairments	(34)	—	—	—
Other	(1)	(26)	2	9
Total Special Charges	(91)	(28)	(5)	5

The components of the December 31, 2004, March 31, 2004 and the December 31, 2003 restructuring reserves were as follows:

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Employee Termination Benefits	Plant/Office Closures	Total
	(in $ millions)
Predecessor
Restructuring reserve at December 31, 2002	39	29	68
Restructuring additions	18	7	25
Cash and noncash uses	(32)	(13)	(45)
Other changes	—	(6)	(6)
Currency translation adjustments	3	4	7
Restructuring reserve at December 31, 2003	28	21	49
Restructuring additions	2	—	2
Cash and noncash uses	(5)	(2)	(7)
Other changes	—	—	—
Currency translation adjustments	—	—	—
Restructuring reserve at March 31, 2004	25	19	44

Successor
Restructuring reserve at April 1, 2004	25	19	44
Purchase accounting adjustments	51	—	51
Restructuring additions	8	52	60
Cash and noncash uses	(14)	(56)	(70)
Other changes	—	(3)	(3)
Currency translation adjustments	2	2	4
Restructuring reserve at December 31, 2004	72	14	86

Successor

Included in the above restructuring reserve of $86 million at December 31, 2004 are $18 million of long-term reserves included in Other liabilities.

For the nine months ended December 31, 2004, the Successor recorded expense of $91 million in special charges, which consisted of $60 million of restructuring charges and $34 million from other special charges. The $60 million of additions to the restructuring reserve included employee severance costs of $8 million and plant and office closure costs of $52 million. Within other special charges there were $34 million of expenses, of which $32 million related to a non-cash impairment charge based on the Company's decision to sell its COC business within the Ticona Technical Polymers segment, and $2 million related to an asset impairment of a chemical unit in Canada.

In October 2004, the Company announced plans to consolidate its tow production to fewer sites by 2007 and to discontinue the production of acetate filament by mid-2005. In the third quarter of 2004, the Company recorded restructuring charges of $50 million related to asset impairment of the Company's acetate business. The restructuring is being implemented to increase efficiency, reduce overcapacity and to focus on products and markets that provide long-term value.

During the nine months ended December 31, 2004, the Company continued with its redesign initiatives. The Chemical Products segment recorded approximately $4 million of severance and organizational redesign costs, which included approximately $2 million related to the shutdown of an obsolete synthesis gas unit in Germany. Ticona recorded approximately $6 million similarly for severance, relocation and employee related expenses, primarily associated with management's initiative to relocate the segment's administrative and research and development functions from Summit, New Jersey to Florence, Kentucky.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the Acquisition, at the Acquisition Date, the Company began formulating a plan to exit or restructure certain activities. The Company has not completed this analysis, but has recorded initial purchase accounting liabilities of $60 million, $51 million of which is included in the table above, with the remaining $9 million recorded in other current liabilities. These liabilities are primarily for employee severance and related costs in connection with the preliminary plan as well as approving the continuation of all existing Predecessor restructuring and exit plans. As the Company finalizes its plans to exit or restructure activities, it may record additional liabilities, for among other things, severance and severance related costs and such amounts could be significant.

Predecessor

Included in the above restructuring reserve of $49 million as of December 31, 2003, is $9 million of long-term reserves included in other liabilities.

For the three months ended March 31, 2004, the Predecessor recorded $28 million in special charges, comprised primarily of expenses for advisory services related to the Acquisition.

In 2003, the Predecessor recorded expense of $5 million in special charges, which consisted of $25 million of restructuring charges, $6 million of income from favorable adjustments to restructuring reserves that were recorded previously and $14 million of income from other special charges. The $25 million of additions to the restructuring reserve included employee severance costs of $18 million and plant and office closure costs of $7 million. Within other special charges there was income of $107 million related to insurance recoveries associated with the plumbing cases, partially offset by $95 million of expenses for antitrust matters in the sorbates industry, primarily related to a decision by the European Commission.

In 2003, the Chemical Products segment recorded employee severance charges of $4 million, which primarily related to the shutdown of an obsolete synthesis gas unit in Germany.

In 2003, Ticona commenced the redesign of its operations. These plans included a decision to sell the Summit, New Jersey site and to relocate administrative and research and development activities to the existing Ticona site in Florence, Kentucky in 2004. As a result of this decision, the Predecessor recorded termination benefit expense of $5 million in 2003. In addition to the relocation in the United States, Ticona has streamlined its operations in Germany, primarily through offering employees early retirement benefits under an existing employee benefit arrangement. As a result of this arrangement, Ticona recorded a charge of $7 million in 2003.

Also in 2003, based on a 2002 restructuring initiative to concentrate its European manufacturing operations in Germany, Ticona ceased its manufacturing operations in Telford, United Kingdom. This resulted in contract termination costs and asset impairments totaling $7 million and employee severance costs of $1 million in 2003. Through December 31, 2003, the total costs of the Telford shutdown through 2003 were $12 million.

The $6 million of income from favorable adjustments of previously recorded restructuring reserves consisted of a $1 million adjustment to the 2002 reserves, a $4 million adjustment to the 2001 reserves and a $1 million adjustment to the 1999 reserves. The adjustment to the 2002 reserve related to lower than expected costs related to the demolition of the GUR Bayport facility. The adjustment to the 2001 reserve was primarily due to the lower than expected decommissioning costs of the Mexican production facility. The adjustment to the 1999 reserve was due to lower than expected payments related to the closure of a former administrative facility in the United States.

In 2002, the Predecessor recorded income from special charges of $5 million, which consisted of $14 million of restructuring charges, $10 million of income from favorable adjustments to previously recorded restructuring reserves, $1 million of income from reimbursements from third party site partners related to prior year initiatives, and $8 million of income from other special charges. The $14 million of restructuring charges included employee severance costs of $8 million and plant and office closure costs of $6 million.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Project Focus, initiated in early 2001, set goals to reduce trade working capital, limit capital expenditures and improve earnings before interest, taxes, depreciation and amortization from programs to increase efficiency. Project Forward was announced in August 2001 and initiated additional restructuring and other measures to reduce costs and increase profitability. During 2002, the Predecessor recorded employee severance charges of $8 million, of which $3 million related to adjustments to the 2001 forward initiatives and $4 million for streamlining efforts of production facilities in Germany and the United States, and $1 million for employee severance costs in the polyvinyl alcohol business.

Ticona recorded asset impairments of $4 million in 2002 related to a decision in 2002 to shutdown operations in Telford, United Kingdom in 2003. In addition, with the construction of a new and expanded GUR plant in Bishop, Texas, the GUR operations in Bayport, Texas were transferred to a new facility. Decommissioning and demolition costs associated with the Bayport closure were $2 million.

The $10 million of favorable adjustments of previously recorded restructuring reserves consisted of an $8 million adjustment to the 2001 reserves and a $2 million adjustment to the 2000 reserves. The 2001 adjustment was primarily due to lower than expected personnel and closure costs associated with the streamlining of chemical facilities in the United States, Canada, and Germany. The 2000 adjustment was due to lower than expected demolition costs for the Chemical Products production facility in Knapsack, Germany. The other special charges income of $8 million related to a reduction in reserves associated with settlements of environmental indemnification obligations associated with former Hoechst entities.

22.    Income Taxes

As of the period ended December 31, 2004, the Company is headquartered in the U.S. Under federal U.S. tax law, U.S. corporations are subject to a 35% federal corporate income tax. In addition, U.S. corporations are generally subject to state income taxes at various rates based on location. The estimated average state income tax rate, after federal benefit, is approximately 2%.

For the three months ended March 31, 2004, and for the years ended 2003 and 2002, the Predecessor was headquartered in Germany. Under German tax law, German corporations are subject to both a corporate income tax and a trade income tax, the latter of which varies based upon location. The German corporate income tax rate in 2003 was 26.5%. Combined with a solidarity surcharge of 5.5% on the corporate tax, and the blended trade income tax rate after corporate tax benefit, the statutory tax rate in Germany was 41 percent. In 2002 and for the three months ended March 31, 2004, the corporate rate was 25%. Combined with a solidarity surcharge of 5.5% on the corporate tax, and the blended trade income tax rate after corporate tax benefit, the statutory tax rate in Germany was 40%.

Deferred taxes are being provided at a 37% percent rate for the U.S. companies as of December 31, 2004. Deferred taxes are being provided on all other companies at the tax rate that will be in effect in the local tax jurisdictions at the time the temporary differences are expected to reverse.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Successor	Predcessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Earnings (loss) from continuing operations before income tax and minority interests:
Germany	(117)	14	(28)	140
U.S.	(98)	(3)	68	(150)
Other ..	41	61	156	190
Total	(174)	72	196	180
Provision (benefit) for income taxes:
Current:
Germany	19	17	28	37
U.S.	2	(2)	(74)	(29)
Other	36	7	35	39
Total current	57	22	(11)	47
Deferred:
Germany	(12)	(5)	(8)	24
U.S.	—	4	76	(15)
Other	25	(4)	(4)	1
Total deferred	13	(5)	64	10
Income tax provision	70	17	53	57
Effective income tax rate reconciliation:
A reconciliation of income tax provision (benefit) for the nine months ended December 31, 2004, the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002 determined by using the applicable U.S. statutory rate of 35% for the nine months ended December 31, 2004, and, the applicable German statutory rate of 40% for the three months ended March 31, 2004; 41% and 40% for the years ended December 31, 2003 and 2002, respectively, is as follows:
Income tax provision (benefit) computed at statutory tax rates	(61)	29	80	72
Increase (decrease) in taxes resulting from:
Change in valuation allowance	113	—	(7)	(26)
Equity income and dividends	10	(2)	5	14
Expenses not resulting in tax benefits	51	—	—	—
Subpart F income	4	1	4	2
U.S. tax rate differentials	—	—	(4)	6
Other foreign tax rate differentials	(43)	(19)	(39)	(31)
Valuation adjustments in subsidiaries	—	—	8	15
Change in statutory German trade tax rate	—	—	(3)	—
Adjustment for prior years taxes	—	—	7	—
Other	(4)	8	2	5
Income tax provision	70	17	53	57

The Successor recognized income tax expense of $70 million for the nine months ended December 31, 2004. The Predecessor recognized income tax expense of $17 million, $53 million and $57 million for the three months ended March 31, 2004 and for the years ended December 31, 2003 and 2002, respectively.

The effective tax rate for the nine months ended December 31, 2004 was negative 40 percent. The effective tax rate for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002 was 24 percent, 27 percent and 32 percent, respectively. For the nine months ended December 31,

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2004, and as compared to the statutory rate, the effective tax rate was unfavorably affected primarily by the application of full valuation allowances against post-acquisition net U.S. deferred tax assets, Canadian deferred tax assets due to post-acquisition restructuring and certain German deferred tax assets. A valuation allowance is provided when it is more likely than not that a deferred tax asset, all or in part, will not be realized. The effective rate was also unfavorably affected by the non-recognition of tax benefits associated with acquisition related expenses. The unfavorable effects were partially offset by unrepatriated low taxed earnings, primarily in Singapore. In the nine months ended December 31, 2004, the Company finalized certain tax audits related to the pre-acquisition period which resulted in a reduction to income taxes payable of approximately $113 million with a corresponding reduction to goodwill.

The effective tax rate for the three months ended March 31, 2004 was based on a 24% annualized effective rate which was primarily attributable to projected unrepatriated low taxed earnings in Singapore.

In comparison to the German statutory tax rate, the 2003 effective rate was favorably affected by unrepatriated low-taxed earnings, favorable settlement of prior year (1996) taxes in the U.S., equity earnings from Polyplastics Co. Ltd. which are excluded from U.S. taxable income and utilization of a U.S. capital loss carryforward that had been subject to a valuation allowance. The effective tax rate was unfavorably affected in 2003 by dividend distributions from subsidiaries and writedowns of certain German corporate income and trade tax benefits related to prior years.

In comparison to the German statutory tax rate, the effective tax rate in 2002 was favorably affected by the utilization of certain net operating loss carryforwards in Germany, the release of certain valuation allowances on prior years' deferred tax assets, unrepatriated low-taxed earnings and a lower effective minimum tax burden in Mexico. The effective tax rate was unfavorably affected in 2002 by distributions of taxable dividends from equity investments and the reversal of a tax-deductible writedown in 2000 of a German investment.

The tax effects of the temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Pension and postretirement obligations	372	365
Accrued expenses	104	122
Net operating loss and tax credit carryforwards	298	361
Investments	(8)	35
Other	31	66
Subtotal	797	949
Valuation allowance (1)	(590)	(160)
Deferred tax assets	207	789
Depreciation and amortization	316	207
Interest	0	3
Inventory	12	24
Other	30	—
Deferred tax liabilities	358	234
Net deferred tax assets (liabilities)	(151)	555

(1)	Includes deferred tax asset valuation allowance adjustments of approximately $390 million which were recorded to Goodwill. These account for the primary differences with respect to items which are not reflected in the effective tax rate reconciliation.

The Company has established valuation allowances for its deferred tax assets in the U.S., Mexico and certain Canadian and German entities. These valuation allowances relate to net operating loss carryforward benefits and other net deferred tax assets, all of which may not be realizable.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2004, the Company has net operating loss carryforwards of approximately $300 million for Germany and Mexico, with various expiration dates. The U.S. federal net operating loss carryforwards are approximately $490 million for the pre-acquisition period and are subject to significant limitation. The acquisition and corresponding tax law governing the utilization of acquired net operating losses triggered this limitation. The associated deferred tax asset was $172 million at the acquisition date. Except for an estimated $19 million, potentially realizable as a result of the annual limitation effect and utilizable against future U.S. taxable income (which has been subject to a full valuation allowance), the remaining tax benefit for the pre-acquisition U.S. net operating loss carryforward has been written off.

Post-acquisition U.S. federal net operating loss carryforwards are approximately $280 million and will expire in 2024. Post acquisition foreign net operating loss carryforwards are approximately $80 million and will expire at various dates.

The other U.S. net deferred tax assets as of March 31, 2004 was $351 million. As a result of the acquisition, a full valuation allowance was applied against these net assets with a corresponding increase in Goodwill. A subsequent recognition of any tax benefit related to these temporary differences and/or certain pre-acquisition net operating losses will be a decrease to Goodwill.

The Company had U.S. capital loss carryforwards of $104 million, which expired in October 2004 and accordingly are not reflected in the 2004 deferred tax assets and valuation allowance amounts above.

Provisions have not been made for income taxes or foreign withholding taxes on cumulative earnings of foreign subsidiaries of approximately $83 million because such earnings will either not be subject to any such taxes or are intended to be indefinitely reinvested in those operations. In addition, the Company has not provided taxes on approximately $480 million of temporary differences attributable to investments in foreign subsidiaries and corporate joint ventures because such differences are essentially permanent in duration. It is not practical to determine the tax liability, if any, that would be payable if such amounts were not reinvested indefinitely or were not permanent in duration.

The Act provides for a one-time tax deduction of 85% of certain foreign earnings that are repatriated. This provision is applicable to the last tax year that began before the enactment date, or that begins in the one-year period beginning on the enactment date. The Company is in the process of evaluating the effects of the repatriation provision, and as a result, the tax impact for the year ending December 31, 2004 is zero. The evaluation process will be completed by the fourth quarter 2005 with a potential range of earnings to be repatriated under this provision of zero to $200 million. The related range of income tax effects of such repatriation cannot be reasonably estimated at this time.

The income tax (benefit) expense for the nine months ended December 31, 2004, the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002 was allocated to continuing operations and accumulated other comprehensive income. The aggregate tax expense (benefit) amounts allocated to accumulated other comprehensive income, for unrealized gains (losses) on securities, additional minimum pension liabilities and unrealized gains (losses) on derivative contracts was $(2) million, $2 million, $11 million and ($121 million) for the nine months ended December 31, 2004, the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively. The income tax (benefit) expense associated with other comprehensive income is dependent upon the tax jurisdiction in which the items arise and accordingly could result in an effective tax rate that is different from the overall consolidated effective income tax rate on the statement of operations.

23.    Stock-based and Other Management Compensation Plans

In December 2004, the Company approved a stock incentive plan for executive officers, key employees and directors, a deferred compensation plan for executive officers and key employees as well as other management incentive programs.

The Company's stock incentive plan allows for the issuance or delivery of up to 16.25 million shares of the Company's Series A common stock through stock options and a discounted share program. In

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 2005, options were initially granted at an exercise price equal to the initial public offering price. The options have a ten-year term with vesting terms pursuant to a schedule, with no vesting to occur later than the 8th anniversary of the date of the grant. Accelerated vesting depends on meeting specified performance targets.

In December 2004, the Company granted rights to executive officers, key employees and directors to purchase up to 1,797,386 shares of Series A common stock at a discount of $8.80 per share. As a result of this discounted share offering, the Company recorded a one-time pre-tax non-cash charge of $14 million, with a corresponding adjustment to additional paid-in capital within shareholders' equity (deficit).

The deferred compensation plan has an aggregate maximum amount payable of $192 million. The initial component of the deferred compensation plan, totaling an aggregate of approximately $27 million, vested in 2004 and was paid in the first quarter of 2005. The remaining aggregate maximum amount payable of $165 million is subject to downward adjustment if the price of the Company's common stock falls below the initial public offering price and vests subject to both (1) continued employment or the achievement of the certain performance criteria and (2) the disposition by Blackstone of at least 90% of its equity interest in the Company with at least a 25% cash internal rate of return on their equity interest. During the nine months ended December 31, 2004, the Company recorded compensation expense of $27 million associated with this plan.

At the Annual General Meetings of Celanese AG on May 15, 2002 and April 1, 2003, shareholders approved the 2002 Celanese Stock Option Plan (the "2002 Plan") and the 2003 Celanese Stock Option Plan (the "2003 Plan"), respectively. Each plan authorized the issuance of up to 1.25 million options to purchase shares of Celanese AG common stock. Options are granted at an exercise price reflecting the reference price (twenty day average of market price prior to grant date) plus a 20% exercise premium and become exercisable five years from the date of grant. Two year vesting is possible, if the market price per share outperforms the median performance of Celanese competitors as defined in the plan over the holding period. All unexercised options expire ten years from the date of grant. If the market price per Celanese AG share of common stock on the date of exercise is at least 20% higher than the reference price at the time of the grant, the holder is entitled to receive a cash payment equal to the exercise premium of 20%.

On July 8, 2002, the Predecessor granted 1.1 million stock options relating to the 2002 Plan, at an exercise price of €27.54 per share, to members of the Board of Management and key employees for the purchase of Celanese AG shares of common stock. On January 31, 2003, the Predecessor granted an additional 0.1 million stock options relating to the 2002 plan, at an exercise price of €23.78 per share, to individuals who became eligible persons since the last grant for the purchase of Celanese AG shares of common stock.

In accordance with SFAS No. 123, the fair value of the 1.1 million and 0.1 million options granted approximated €10 million ($10 million) and €1 million ($1 million), respectively. As a result of Celanese AG's market price per share outperforming the median performance of Celanese AG's peer group, the fair value of these options was recognized over the accelerated vesting period of two years. For the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, the Predecessor recognized compensation expense of $2 million, $6 million and $3 million, respectively, for these options to the Consolidated Statements of Operations with a corresponding increase to additional paid in capital within shareholders' equity (deficit).

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the activity related to the 2003 Plan and 2002 Plan is presented in the table below (stock options in millions):

	Successor		Predecessor
	Nine Months Ended December 31, 2004		Three Months Ended March 31, 2004		Year Ended December 31, 2003		Year Ended December 31, 2002
	Number of Options	Weighted- Average Grant Price in €	Number of Options	Weighted- Average Grant Price in €	Number of Options	Weighted- Average Grant Price in €	Number of Options	Weighted- Average Grant Price in €
Outstanding at beginning of period	1.1	27.26	1.2	27.26	1.1	27.54	—	—
Granted	—	—	—	—	0.1	23.78	1.1	27.54
Exercised	(0.6)	27.54	—	—	—	—	—	—
Forfeited	—	—	(0.1)	27.54	—	27.54	—	—
Outstanding at end of period	0.5	27.00	1.1	27.26	1.2	27.26	1.1	27.54
Options exercisable at end of period	0.5	27.54	—	—	—	—	—	—
Weighted-average remaining contractual life (years)		7.6		8.3		8.5		9.5

The weighted-average fair value of the options granted during the years ended December 31, 2003 and 2002 was estimated to be €6.41($6.93) per option and €9.33 ($9.10) per option, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2003	2002
Expected dividend yield	1.70%	1.70%
Risk-free interest rate	3.29%	4.30%
Expected stock price volatility	42.00%	41.00%
Expected life (years)	6	6

Effective January 15, 2001, the Predecessor adopted the Long-Term Incentive Plan (the "2000 Celanese AG LTIP"). The 2000 Celanese AG LTIP covers the Board of Management and senior executives of the Predecessor. Stock appreciation rights ("Rights") granted under the 2000 Celanese AG LTIP have a ten-year term and generally will be exercisable in whole or in part, subject to certain limitations, at any time during the period between January 15, 2003 and January 14, 2011, provided at the time of exercise, the performance of an ordinary share of Celanese AG on the Frankfurt Stock Exchange must exceed the performance of the median of the share prices of Celanese AG's peer group companies as defined by the Board of Management of Celanese AG. Under the 2000 Celanese AG LTIP, the participant will receive the cash difference between the base price and the share price of Celanese AG on the day of exercise. Of the total Rights granted under this plan, approximately 8,500 remain outstanding as of December 31, 2004. The Predecessor recognized expense of less than $1 million, $24 million and $1 million for the three months ended March 31, 2004, and the years ended December 31, 2003 and 2002, respectively, for the 2000 Celanese AG LTIP. Rights remaining unexercised as of January 15, 2011 will be deemed to have been forfeited as of that date. The grant price of these Rights was €19.56 per share.

During 1999, the Predecessor adopted the Equity Participation Plan (the "1999 Celanese AG EPP") and the Long-Term Incentive Plan (the "1999 Celanese AG LTIP"). The 1999 Celanese AG EPP covers the Board of Management and certain senior executives of the Predecessor. The participants in the 1999 Celanese EPP were required to purchase a defined value of Celanese AG stock over a one or two year period. The Rights granted under the 1999 Celanese AG EPP were based on the required amount of

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

money invested in Celanese AG shares by the participant, divided by the base price of the stock and multiplied by two. Rights granted under the EPP have a ten-year term and generally will be exercisable in whole or in part, subject to certain limitations, at any time during the period between October 25, 2001 and October 25, 2009, provided at the time of exercise, the performance of an ordinary share of Celanese AG on the Frankfurt Stock Exchange must exceed the median of performance of the share prices of Celanese AG's peer group companies as defined by the Celanese AG Board of Management. Under the 1999 Celanese AG EPP, the participant will receive the cash difference between the base price and the Celanese AG share price on the day of exercise. Of the total Rights granted under this plan, approximately 3,700 remain outstanding as of December 31, 2004. Rights remaining unexercised as of October 26, 2009 will be deemed to have been forfeited as of that date. The grant price of these Rights was €16.37 per share. The Predecessor recognized expense of less than $1 million, $18 million and $1 million for the 1999 Celanese AG EPP for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively.

The 1999 Celanese AG LTIP covers the Board of Management and senior executives of Celanese. AG Rights granted under the 1999 Celanese AG LTIP have a ten-year term and generally are exercisable in whole or in part, subject to limitations, at any time during the period between October 25, 2001 and October 25, 2009, provided at the time of exercise, the performance of an ordinary share of Celanese AG on the Frankfurt Stock Exchange must exceed the performance of the median of the share prices of Celanese AG's peer group companies as defined by the Celanese AG Board of Management. Under the 1999 Celanese AG LTIP, the participant will receive the cash difference between the base price and the share price of Celanese AG on the day of exercise. At December 31, 2004, approximately 8,650 of the total Rights granted under this plan remained outstanding. Rights remaining unexercised as of October 26, 2009 will be deemed to have been forfeited as of that date. The grant price of these Rights was €16.37 per share. The Predecessor recognized expense of less than $1 million, $17 million and $1 million for the 1999 Celanese AG LTIP for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively.

A summary of the activity related to stock appreciation rights plans is presented in the table below (Rights in millions):

	Successor		Predecessor
	Nine Months Ended December 31, 2004		Three Months Ended March 31, 2004		Year Ended December 31, 2003		Year Ended December 31, 2002
	Number of Rights	Weighted- Average Grant Price in €	Number of Rights	Weighted- Average Grant Price in €	Number of Rights	Weighted- Average Grant Price in €	Number of Rights	Weighted- Average Grant Price in €
Outstanding at beginning of period	0.1	17.56	3.1	17.77	5.2	17.54	5.8	17.47
Granted	—	—	—	—	—	—	0.1	19.56
Exercised	(0.1)	17.56	(3.0)	17.78	(2.1)	17.27	(0.6)	16.37
Forfeited	—	—	—	—	—	—	(0.1)	19.56
Outstanding at end of period	—	—	0.1	17.56	3.1	17.77	5.2	17.54
Rights exercisable at end of period	—	—	0.1	17.56	3.1	17.77	3.3	16.37

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Beginning in 2000, the Predecessor offered stock participation plans ("SPP") to employees not eligible to participate in the stock appreciation rights plans. Under these plans, active employees who invested a defined amount of money in Celanese AG shares during a limited period of time were entitled to receive a 35 percent rebate from the Company. The SPP was not offered to employees during 2004 or 2003. Compensation expense of $2 million was recognized in 2002 related to the SPP.

In connection with its demerger from Hoechst, the Predecessor assumed obligations associated with the Hoechst 1997 Stock Appreciation Rights Plan (the "1997 Hoechst SAR Plan") and the Hoechst 1998 Stock Option Plan (the "1998 Hoechst Option Plan") for participating employees under these compensation programs. As a result of the merger of Hoechst and Rhône—Poulenc to form Aventis in December 1999, the terms and conditions of these compensation programs were modified to take into account the changed circumstances.

The 1997 Hoechst SAR Plan and 1998 Hoechst Option Plan, including all rights and options granted, expired in 2002 and 2003, respectively. There was no impact on earnings for the nine months ended December 31, 2004 or the three months ended March 31, 2004 and less than $1 million of income for the years ended December 31, 2003 and 2002, respectively, for the 1998 Hoechst Option Plan. The Predecessor recognized $1 million of income in 2002 for the 1997 Hoechst SAR Plan.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24.    Earnings (Loss) Per Share

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions, except for share and per share data)
Earnings (loss) from continuing operations	(252)	55	143	123
Earnings (loss) from discontinued operations	(1)	23	6	27
Cumulative effect of changes in accounting principles	—	—	(1)	18
Net earnings (loss)	(253)	78	148	168
Basic earnings (loss) per share:
Continuing operations	(2.54)	1.12	2.89	2.44
Discontinued operations	(0.01)	0.46	0.12	0.54
Cumulative effect of changes in accounting principles	—	—	(0.02)	0.36
Net earnings (loss)	(2.55)	1.58	2.99	3.34
Diluted earnings (loss) per share:
Continuing operations	(2.54)	1.11	2.89	2.44
Discontinued operations	(0.01)	0.46	0.12	0.54
Cumulative effect of changes in accounting principles	—	—	(0.02)	0.36
Net earnings (loss)	(2.55)	1.57	2.99	3.34
Weighted-average shares – basic	99,377,884	49,321,468	49,445,958	50,329,346
Stock options	—	390,953	11,187	—
Weighted-average shares – diluted	99,377,884	49,712,421	49,457,145	50,329,346

Prior to the completion of the initial public offering of Celanese Corporation Series A common stock in January 2005, the Company effected a 152.772947 for 1 stock split of outstanding shares of common stock (see Note 20). Accordingly, basic and diluted shares for the nine months ended December 31, 2004 have been calculated based on the weighted average shares outstanding, adjusted for the stock split. Earnings (loss) per share for the Predecessor periods has been calculated by dividing net income available to common shareholders by the historical weighted average shares outstanding of the Predecessor. As the capital structure of the Predecessor and Successor are different, the reported earnings (loss) per share are not comparable.

Shares issuable pursuant to outstanding common stock options under the Predecessor's Stock Option Plans of 544,750 have been excluded from the computation of diluted earnings (loss) per share for the nine months ended December 31, 2004 because their effect is antidilutive.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

25.    Leases

Total minimum rent charged to operations under all operating leases was $63 million, $21 million, $95 million and $73 million for the nine months ended December 31, 2004, the three months ended March 31, 2004 and for the years ended December 31, 2003 and 2002, respectively. Future minimum lease payments under rental and lease agreements which have initial or remaining terms in excess of one year at December 31, 2004 are as follows:

	Capital	Operating
	(in $ millions)
2005	3	57
2006	3	45
2007	3	37
2008	2	24
2009	1	17
Later years	4	58
Sublease income	—	(8)
Minimum lease commitments	16	230
Less amounts representing interest	3
Present value of net minimum lease obligations	13

The related assets for capital leases are included in machinery and equipment in the consolidated balance sheets.

Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

26.    Financial Instruments

In the normal course of business, the Company uses various financial instruments, including derivative financial instruments, to manage risks associated with interest rate, currency, certain raw material price and stock based compensation exposures. The Company does not use derivative financial instruments for speculative purposes.

Interest Rate Risk Management

The Company may enter into interest rate swap agreements to reduce the exposure of interest rate risk inherent in the Company's outstanding debt by locking in borrowing rates to achieve a desired level of fixed/floating rate debt depending on market conditions. At December 31, 2004, the Successor had no interest rate swap agreements in place. The Predecessor had open interest rate swaps with a notional amount of $200 million at December 31, 2003. In the second quarter of 2004, the Successor recorded a loss of less than $1 million in other income (expense), net, associated with the early termination of its $200 million interest rate swap. During 2003, the Predecessor recorded a loss of $7 million in other income (expense), net, associated with the early termination of one of its interest rate swaps. The Successor recognized interest expense from hedging activities relating to interest rate swaps of $1 million for the nine months ended December 31, 2004. The Predecessor recognized net interest expense from hedging activities relating to interest rate swaps of $2 million, $11 million and $12 million for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively. During 2003, the Predecessor's interest rate swaps, designated as cash flow hedges, resulted in a decrease in total assets and total liabilities and an increase in shareholders' equity of $4 million, $14 million and $7 million, net of related income tax of $4 million, respectively. The Predecessor recorded a net gain (loss) of less than ($1)

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

million, $2 million and ($3) million in other income (expense), net of the ineffective portion of the interest rate swaps, during the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively.

Foreign Exchange Risk Management

Certain entities have receivables and payables denominated in currencies other than their respective functional currencies, which creates foreign exchange risk. The Company may enter into foreign currency forwards and swaps to minimize its exposure to foreign currency fluctuations. The foreign currency contracts are mainly for booked exposure and, in some cases, cash flow hedges for anticipated exposure associated with sales from the Performance Products segment.

On June 16, 2004, as part of its currency risk management, the Company entered into a currency swap with certain financial institutions. Under the terms of the swap arrangement, the Company will pay approximately €13 million in interest and receive approximately $16 million in interest on each June 15 and December 15 (with interest for the first period prorated). Upon maturity of the swap agreement on June 16, 2008, the Company will pay approximately €276 million and receive approximately $333 million. The Company designated the swap, the euro term loan and a euro note as a net investment hedge (for accounting purposes) in the fourth quarter of 2004. The loss related to the swap was $21 million for the nine months ended December 31, 2004, of which $14 million is related to the ineffectiveness of the net investment hedge. During the nine months ended December 31, 2004, the effects of the swap resulted in an increase in total liabilities and a decrease in shareholders' equity (deficit) of $57 million and $36 million, respectively.

Contracts with notional amounts totaling approximately $288 million and $765 million at December 31, 2004 and 2003, respectively, are predominantly in U.S. dollars, British pound sterling, Japanese yen, and Canadian dollars. Most of the Company's foreign currency forward contracts did not meet the criteria of SFAS No. 133 to qualify for hedge accounting. The Company recognizes net foreign currency transaction gains or losses on the underlying transactions, which are offset by losses and gains related to foreign currency forward contracts. For the year ended December 31, 2004, the Company's foreign currency forward contracts resulted in a decrease in total assets and an increase in total liabilities of $42 million and $2 million, respectively. As of December 31, 2004, these contracts, in addition to natural hedges, hedged approximately 100% of the Company's net receivables held in currencies other than the entities' functional currency for the Company's European operations. Related to the unhedged portion during the year, a net gain (loss) of approximately ($2) million and $4 million from foreign exchange gains or losses was recorded to other income (expense), net for the nine months ended December 31, 2004 and the three months ended March 31, 2004, respectively. During 2003, the Predecessor's foreign currency forward contracts resulted in a decrease in total assets of $8 million and an increase in total liabilities of $1 million. As of December 31, 2003, these contracts hedged a portion (approximately 85%) of the Predecessor's U.S. dollar denominated intercompany net receivables held by euro denominated entities. Related to the unhedged portion, a net loss of approximately $14 million from foreign exchange gains or losses was recorded to other income (expense), net in 2003. During the year ended December 31, 2002, the Predecessor hedged all of its US. dollar denominated intercompany net receivables held by euro denominated entities. Therefore, there was no material net effect from foreign exchange gains or losses in interest. Hedging activities related to intercompany net receivables yielded cash flows from operating activities of approximately $24 million, less than $1 million, $180 million and $95 million for the nine months ended December 31, 2004, the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively.

Commodity Risk Management

The Company's policy for the majority of the Company's natural gas and butane requirements allows entering into supply agreements and forward purchase or cash-settled swap contracts. The Successor

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recognized losses of less than $1 million from natural gas swaps and butane contracts for the nine months ended December 31, 2004. The Predecessor recognized losses of $1 million, $3 million and less than $1 million from natural gas swaps and butane contracts for the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, respectively. There was no material impact on the balance sheet at December 31, 2004 and 2003. There were no unrealized gains and losses associated with the cash-settled swap contracts as of December 31, 2004 and 2003. Celanese did not have any open commodity swaps as of December 31, 2004. The Predecessor had open swaps with a notional amount of $5 million as of December 31, 2003.

Stock Based Compensation Risk Management

During 2001, the Predecessor purchased call options for one million shares of Celanese AG stock to offset, in part, its exposure of the 2000 Celanese LTIP. These options had a maturity of two years, a strike price of €19.56 per share and an average premium of €4.39 per share. These options expired during 2003. As a result, a net loss of $1 million was recorded to interest income in 2003.

Fair Value of Financial Instruments

Summarized below are the carrying values and estimated fair values of financial instruments as of December 31, 2004 and 2003, respectively. For these purposes, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	Successor		Predecessor
	As of December 31, 2004		As of December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in $ millions)
Cost investments	233	233	114	114
Marketable securities	364	364	333	333
Long-term debt	3,243	3,516	489	524
Debt-related derivative liability	57	57	13	13
Foreign exchange-related derivative asset	9	9	47	47

At December 31, 2004 and 2003, the fair values of cash and cash equivalents, receivables, notes payable, trade payables, short-term debt and the current installments of long-term debt approximate carrying values due to the short-term nature of these instruments. These items have been excluded from the table. Additionally, certain long-term receivables, principally insurance recoverables, are carried at net realizable value (See Note 27).

Included in other assets are certain investments accounted for under the cost method and long-term marketable securities classified as available-for-sale. In general, the cost investments are not publicly traded and their fair values are not readily determinable; however, the Company believes that the carrying value approximates or is less than the fair value.

The fair value of long-term debt and debt-related financial instruments is estimated based upon the respective implied forward rates as of December 31, 2004 and 2003, as well as quotations from investment bankers and on current rates of debt for similar type instruments.

27.    Commitments and Contingencies

The Company is involved in a number of legal proceedings, lawsuits and claims incidental to the normal conduct of its business, relating to such matters as product liability, anti-trust, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

with certainty the ultimate outcome of these proceedings, lawsuits and claims, management believes, based on the advice of legal counsel, that adequate provisions have been made and that the ultimate outcome will not have a material adverse effect on the financial position of the Company, but may have a material adverse effect on the results of operations or cash flows in any given accounting period.

Plumbing Actions

CNA Holdings, Inc. ("CNA Holdings"), a U.S. subsidiary of the Company, included the U.S. business now conducted by the Ticona segment. CNA Holdings, along with Shell Chemical Company ("Shell") and E. I. du Pont de Nemours ("DuPont"), among others, have been the defendants in a series of lawsuits, alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail. Based on, among other things, the findings of outside experts and the successful use of Ticona's acetal copolymer in similar applications, CNA Holdings does not believe Ticona's acetal copolymer was defective or caused the plumbing systems to fail. In many cases, CNA Holdings' exposure may be limited by invocation of the statute of limitations since CNA Holdings ceased selling the resin for use in the plumbing systems in site built homes during 1986 and in manufactured homes during 1990.

CNA Holdings has been named a defendant in ten putative class actions, further described below, as well as a defendant in other non-class actions filed in ten states, the U.S. Virgin Islands, and Canada. In these actions, the plaintiffs typically have sought recovery for alleged property damages and, in some cases, additional damages under the Texas Deceptive Trade Practices Act or similar type statutes. Damage amounts have not been specified.

Developments under this matter are as follows:

•	Class certification has been denied in putative class actions pending in Florida state court. Although plaintiffs subsequently sought to bring actions individually, they were dismissed and subsequently their appeal was denied.

•	Class certification has been denied in a putative class action pending in South Carolina state court. CNA Holdings' motion to dismiss has been granted and plaintiffs' appeals up to the U.S. Supreme Court have been denied.

•	In April 2000, the U.S. District Court for the District of New Jersey denied class certification for a putative class action (of insurance companies with respect to subrogation claims). The plaintiffs' appeal to the Third Circuit Court of Appeals was denied in July 2000 and the case was subsequently dismissed. In September 2000, a similar putative class action seeking certification of the same class that was denied in the New Jersey matter was filed in Tennessee state court. The court denied certification in March 2002, and plaintiffs are attempting an appeal. Cases are continuing on an individual basis.

•	Class certification of recreational vehicle owners was denied by the Chancery Court of Tennessee, Weakley County in July 2001, and cases are proceeding on an individual basis.

•	The U.S. District Court for the Eastern District of Texas denied certification of a putative class action in March 2002, and the plaintiffs' appeals have been dismissed by the appellate court. Plaintiff's petition to appeal to the U.S. Supreme Court was denied.

•	Four putative class actions are pending in Canadian courts. Two matters pending in Ontario were consolidated and denied class certification. This consolidated action is currently on appeal. The two matters pending in Quebec and British Columbia are "on hold" pending the outcome of the Ontario appeal, as in Canadian practice, Ontario tends to be the lead jurisdiction in such matters. Dupont and Shell have each settled these matters. Their settlement agreements have been approved by the courts. Consequently, CNA Holdings remains the only defendant in these matters.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	The court in a putative class action pending in the U.S. Virgin Islands denied certification to a U.S. territories-wide class and dismissed CNA Holdings on jurisdictional grounds. Plaintiffs are seeking reconsideration of those rulings.

•	A putative nationwide class action was filed in federal court in Indiana in December 2002, against, among others, CNA Holdings and Shell. CNA Holdings' motion to dismiss this lawsuit was granted in December 2003. Plaintiffs appealed to the Seventh Circuit in January 2004 and that appeal was dismissed.

In November 1995, CNA Holdings, DuPont and Shell entered into national class action settlements, which have been approved by the courts. The settlements call for the replacement of plumbing systems of claimants who have had qualifying leaks, as well as reimbursements for certain leak damage. Furthermore, the three companies had agreed to fund such replacements and reimbursements up to $950 million. As of December 31, 2004, the funding is $1,073 million due to additional contributions and funding commitments, made primarily by other parties. There are additional pending lawsuits in approximately ten jurisdictions not covered by this settlement; however, these cases do not involve (either individually or in the aggregate) a large number of homes, and management does not expect the obligations arising from these lawsuits to have a material adverse effect on the Company.

In 1995, CNA Holdings and Shell settled the claims of certain individuals, owning 110,000 property units for an amount not to exceed $170 million. These claimants are also eligible for a replumb of their homes in accordance with the terms similar to those of the national class action settlement. CNA Holdings' and Shell's contributions under this settlement were subject to allocation as determined by binding arbitration.

CNA Holdings has accrued its best estimate of its share of the plumbing actions. At December 31, 2004, the Company had remaining accruals of $73 million for this matter, of which $11 million is included in current liabilities. Management believes that the plumbing actions are adequately provided for in the consolidated financial statements. However, if the Company were to incur an additional charge for this matter, such a charge would not be expected to have a material adverse effect on the financial position, but may have a material adverse effect on the results of operations or cash flows of the Company in any given accounting period. The Company has reached settlements with CNA Holdings' insurers specifying their responsibility for these claims; as a result, the Company has recorded receivables relating to the anticipated recoveries from certain third party insurance carriers. These receivables are based on the probability of collection, an opinion of external counsel, the settlement agreements with the Company's insurance carriers whose coverage level exceeds the receivables and the status of current discussions with other insurance carriers. As of December 31, 2004, the Company has $75 million of receivables related to a settlement with an insurance carrier. This receivable is discounted and recorded within Other assets in the consolidated balance sheet as it will be collected over the next four years.

In February 2005, the Company settled with an insurance carrier and received cash proceeds of $44 million in March 2005. This $44 million, included in the $75 million receivable noted above, was previously not recognized in the Predecessor's consolidated financial statements and is accounted for as a purchase price adjustment with a corresponding decrease to goodwill.

Sorbates Litigation

In 1998, Nutrinova Inc., a U.S. subsidiary of Nutrinova Nutrition Specialties & Food Ingredients GmbH, then a wholly-owned subsidiary of Hoechst, received a grand jury subpoena from the U.S. District Court for the Northern District of California in connection with a U.S. criminal antitrust investigation of the sorbates industry. On May 3, 1999, Hoechst and the Government of the United States of America entered into an agreement under which Hoechst pled guilty to a one-count indictment charging Hoechst with participating in a conspiracy to fix prices and allocate market shares of sorbates sold in the U.S. Hoechst and the U.S. Government agreed to recommend that the U.S. District Court fine Hoechst $36 million. This fine was payable over five years, with the last payment of $5 million being made in June 2004.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hoechst also agreed to cooperate with the government's investigation and prosecutions related to the sorbates industry. The U.S. District Court accepted this plea on June 18, 1999 and imposed the penalty as recommended in the plea agreement.

In addition, several civil antitrust actions by sorbates customers, seeking monetary damages and other relief for alleged conduct involving the sorbates industry, have been filed in U.S. state and federal courts naming Hoechst, Nutrinova, and other subsidiaries of the Company, as well as other sorbates manufacturers, as defendants. Many of these actions have been settled and dismissed by the court.

In July 2001, Hoechst and Nutrinova entered into an agreement with the Attorneys General of 33 states, pursuant to which the statutes of limitations were tolled pending the states' investigations. This agreement expired in July 2003. Since October 2002, the Attorneys General for New York, Illinois, Ohio, Nevada, Utah and Idaho filed suit on behalf of indirect purchasers in their respective states. The Utah, Nevada and Idaho actions have been dismissed as to Hoechst, Nutrinova and the Company. A motion for reconsideration is pending in Nevada. The Ohio and Illinois actions have been settled and the Idaho action was dismissed in February 2005. The New York action is the only Attorney General action still pending. The court in the New York matter dismissed all antitrust claims; however other state law claims are still pending. A settlement agreement with the Attorneys General of Connecticut, Florida, Hawaii, Maryland, South Carolina, Oregon and Washington is currently being negotiated and these attorney generals have been granted extensions of the tolling agreement.

Nutrinova and Hoechst have cooperated with the European Commission since 1998. In May 2002, the European Commission informed Hoechst of its intent to investigate officially the sorbates industry, and in January 2003, the European Commission served Hoechst, Nutrinova and a number of competitors with a statement of objections alleging unlawful, anticompetitive behavior affecting the European sorbates market. In October 2003, the European Commission ruled that Hoechst, Chisso Corporation, Daicel Chemical Industries Ltd., The Nippon Synthetic Chemical Industry Co. Ltd. and Ueno Fine Chemicals Industry Ltd. operated a cartel in the European sorbates market between 1979 and 1996. The European Commission imposed a total fine of €138.4 million ($189 million), of which €99 million ($135 million) was assessed against Hoechst. The case against Nutrinova was closed. The fine against Hoechst is based on the European Commission's finding that Hoechst does not qualify under the leniency policy, is a repeat violator and, together with Daicel, was a co-conspirator. In Hoechst's favor, the European Commission gave a discount for cooperating in the investigation. Hoechst appealed the European Commission's decision in December 2003. Payment of the obligation is deferred, but is subject to interest, pending a ruling on the appeal.

Based on the advice of external counsel and a review of the existing facts and circumstances relating to the sorbates matter, including the status of government investigations, as well as civil claims filed and settled, the Company has remaining accruals of $145 million. This amount is included in current liabilities at December 31, 2004 for the estimated loss relative to this matter. Although the outcome of this matter cannot be predicted with certainty, management's best estimate of the range of possible additional future losses and fines (in excess of amounts already accrued), including any that may result from the above noted governmental proceedings, as of December 31, 2004 is between $0 and $9 million. The estimated range of such possible future losses is management's best estimate based on the advice of external counsel taking into consideration potential fines and claims, both civil and criminal, that may be imposed or made in other jurisdictions.

Pursuant to the Demerger Agreement with Hoechst, Celanese AG was assigned the obligation related to the sorbates matter. However, Hoechst agreed to indemnify Celanese AG for 80 percent of any costs Celanese may incur relative to this matter. Accordingly, Celanese AG has recognized a receivable from Hoechst and a corresponding contribution of capital, net of tax, from this indemnification. As of December 31, 2004, the Company has receivables, recorded within current assets, relating to the sorbates indemnification from Hoechst totaling $116 million. In 2003, Celanese AG recorded a $44 million, net of tax, increase to additional paid-in capital related to the recoveries from Hoechst for the special charges

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

discussed above. The remaining accrual and the estimated range of possible additional future losses, noted above, for this matter are gross of any recovery from Hoechst. The Company believes that any resulting liabilities, net of amounts recoverable from Hoechst, will not, in the aggregate, have a material adverse effect on the Company's financial position, but may have a material adverse effect on results of operations or cash flows in any given accounting period.

Shareholder Litigation

Celanese AG, a majority-owned subsidiary of the Company, is a defendant in nine consolidated actions brought by minority shareholders during August 2004 in the Frankfurt District Court (Landgericht). Among other things, these actions request the court to set aside shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based on allegations that include the alleged violation of procedural requirements and information rights of the shareholders. Based on the information as available, the outcome of the foregoing proceedings cannot be predicted with certainty. The time period to bring forward challenges has expired.

Further, two minority shareholders instituted public register proceedings with the Königstein Local Court (Amtsgericht) and the Frankfurt District Court, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtslöschungsverfahren). These actions are based on an alleged violation of procedure requirements at the extraordinary general meeting held July 30 and 31, 2004, an alleged undercapitalization of the Purchaser and its related entities at the time of the tender offer, and an alleged misuse of discretion by the competent court with respect to the registration of the Domination Agreement in the Commercial Register. Based on the information as available, the outcome of the foregoing proceedings cannot be predicted with certainty.

As of March 30, 2005, several minority shareholders had initiated special award proceedings (Spruchverfahren) seeking the court's review of the amounts of the fair cash compensation (Abfindung) and of the guaranteed fixed annual payment (Ausgleich) offered under the Domination Agreement. As a result of these proceedings, the amounts of the fair cash compensation and the guaranteed fixed annual payment could have been increased by the court so that all minority shareholders, including those who have already tendered their shares into the mandatory offer and have received the fair cash compensation, could claim the respective higher amounts. The Court dismissed these proceedings on the grounds of inadmissability in March 2005. The dismissal is subject to appeal.

In February 2005, a former shareholder of Celanese AG also brought a lawsuit against the Purchaser as well as a former member of Celanese AG's board of management and a former member of Celanese AG's supervisory board in the Frankfurt District Court. Among other things, this action seeks to unwind the tender of the plaintiff's shares in the Tender Offer and seeks compensation for damages suffered as a consequence of tendering shares in the Tender Offer. Based on the information as available, the outcome of the foregoing proceedings cannot be predicted with certainty.

Guarantees

The Company has agreed to guarantee or indemnify third parties for environmental and other liabilities pursuant to a variety of agreements, including asset and business divestiture agreements, leases, settlement agreements, and various agreements with affiliated companies. Although many of these obligations contain monetary and/or time limitations, others do not provide such limitations.

The Company has accrued for all probable and reasonably estimable losses associated with all known matters or claims that have been brought to its attention (See Note 19).

These known obligations include the following:

Demerger Obligations

The Company has obligations to indemnify Hoechst for various liabilities under the Demerger Agreement as follows:

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	The Company agreed to indemnify Hoechst for environmental liabilities associated with contamination arising under 19 divestiture agreements entered into by Hoechst prior to the demerger.

The Company's obligation to indemnify Hoechst is subject to the following thresholds:

•	The Company will indemnify Hoechst against those liabilities up to €250 million (approximately $340 million);

•	Hoechst will bear those liabilities exceeding €250 million (approximately $340 million), however the Company will reimburse Hoechst for one-third of those liabilities for amounts that exceed €750 million (approximately $1,022 million) in the aggregate.

The Company's obligation regarding two agreements has been settled. The aggregate maximum amount of environmental indemnifications under the remaining divestiture agreements that provide for monetary limits is approximately €750 million ($1,022 million). Three of the divested agreements do not provide for monetary limits.

Based on the estimate of the probability of loss under this indemnification, the Company had reserves of $46 million as of December 31, 2004, for this contingency. Where the Company is unable reasonably to determine the probability of loss or estimate such loss under an indemnification, the Company has not recognized any related liabilities (See Note 19).

The Company has also undertaken in the Demerger Agreement to indemnify Hoechst to the extent that Hoechst is required to discharge liabilities, including tax liabilities, associated with businesses that were included in the demerger where such liabilities were not demerged, due to legal restrictions on the transfers of such items. These indemnities do not provide for any monetary or time limitations. The Company has not provided for any reserves associated with this indemnification. Neither the Company nor the Predecessor did not make any payments to Hoechst in the nine months ended December 31, 2004, the three months ended March 31, 2004 or the years ended December 31, 2003 and 2002 in connection with this indemnification.

Divestiture Obligations

The Company and its predecessor companies agreed to indemnify third party purchasers of former businesses and assets for various pre-closing conditions, as well as for breaches of representations, warranties and covenants. Such liabilities also include environmental liability, product liability, antitrust and other liabilities. These indemnifications and guarantees represent standard contractual terms associated with typical divestiture agreements and, other than environmental liabilities, the Company does not believe that they expose the Company to any significant risk.

The Company and the Predecessor have divested in the aggregate over 20 businesses, investments and facilities, through agreements containing indemnifications or guarantees to the purchasers. Many of the obligations contain monetary and/or time limitations, ranging from one year to 30 years, the aggregate amount of guarantees provided for under these agreements is approximately $2.9 billion as of December 31, 2004. Other agreements do not provide for any monetary or time limitations.

Based on historical claims experience and its knowledge of the sites and businesses involved, the Company believes that it is adequately reserved for these matters. As of December 31, 2004, the Company has reserves in the aggregate of $52 million for all such environmental matters.

Plumbing Insurance Indemnifications

CAG entered into agreements with insurance companies related to product liability settlements associated with Celcon® plumbing claims. These agreements, except those with insolvent insurance companies, require the Company to indemnify and/or defend these insurance companies in the event that third parties seek additional monies for matters released in these agreements. The indemnifications in these agreements do not provide for time limitations.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In certain of the agreements, CAG received a fixed settlement amount. The indemnities under these agreements generally are limited to, but in some cases are greater than, the amount received in settlement from the insurance company. The maximum exposure under these indemnifications is $95 million. Other settlement agreements have no stated limits.

There are other agreements whereby the settling insurer agreed to pay a fixed percentage of claims that relate to that insurer's policies. The Company has provided indemnifications to the insurers for amounts paid in excess of the settlement percentage. These indemnifications do not provide for monetary or time limitations.

The Company has reserves associated with these product liability claims. See Plumbing Actions above.

Other Obligations

•	The Company is secondarily liable under a lease agreement pursuant to which the Company has assigned a direct obligation to a third party. The lease assumed by the third party expires on April 30, 2012. The lease liability for the period from January 1, 2005 to April 30, 2012 is estimated to be approximately $55 million.

•	The Company has agreed to indemnify various insurance carriers, for amounts not in excess of the settlements received, from claims made against these carriers subsequent to the settlement. The aggregate amount of guarantees under these settlements is approximately $10 million, which is unlimited in term.

As indemnification obligations often depend on the occurrence of unpredictable future events, the future costs associated with them cannot be determined at this time. However, the Company were to incur additional charges for these matters, such charges may have a material adverse effect on the financial position, results of operations or cash flows of the Company in any given accounting period.

Other Matters

In the normal course of business, the Company enters into commitments to purchase goods and services over a fixed period of time. The Company maintains a number of "take-or-pay" contracts for the purchase of raw materials and utilities. As of December 31, 2004, there were outstanding future commitments of approximately $935 million under take-or-pay contracts. The Company does not expect to incur any losses under these contractual arrangements. Additionally, as of December 31, 2004, there were outstanding commitments relating to capital projects of approximately $41 million.

Celanese Ltd. and/or CNA Holdings, both U.S. subsidiaries of the Company, are defendants in approximately 800 asbestos cases as of December 31, 2004. Because many of these cases involve numerous plaintiffs, the Company is subject to claims significantly in excess of the number of actual cases. The Company has reserves for defense costs related to claims arising from these matters. The Company believes it does not have any significant exposure in these matters.

The Company entered into an agreement with Goldman, Sachs & Co. oHG, an affiliate of Goldman, Sachs and Co., on December 15, 2003 (the "Goldman Sachs Engagement Letter"), pursuant to which Goldman Sachs acted as the Company's financial advisor in connection with the tender offer. Pursuant to the terms of the Goldman Sachs Engagement Letter, in March 2004, Celanese AG paid Goldman Sachs a financial advisory fee equal to $13 million and a discretionary bonus equal to $5 million, upon consummation of the tender offer. In addition, Celanese AG agreed to reimburse Goldman Sachs for all its reasonable expenses and to indemnify Goldman Sachs and related persons for all direct damages arising in connection with Goldman Sachs Engagement Letter.

On July 31, 2003, a federal district court ruled that the formula used in International Business Machine Corporation's ("IBM") cash balance pension plan violated the age discrimination provisions of

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the Employee Retirement Income Security Act of 1974. The IBM decision, however, conflicts with the decisions from two other federal district courts and with the proposed regulations for cash balance plans issued by the Internal Revenue Service in December 2002. IBM has announced that it will appeal the decision to the United States Court of Appeals for the Seventh Circuit. The effect of the IBM decision on the Company's cash balance plan cannot be determined at this time.

28.    Captive Insurance Companies

The Company consolidates two wholly-owned insurance companies (the "Captives"). The Captives are a key component of the Company's global risk management program as well as a form of self-insurance for property, liability and workers' compensation risks. The Captives issue insurance policies to the Company's subsidiaries to provide consistent coverage amid fluctuating costs in the insurance market and to lower long-term insurance costs by avoiding or reducing commercial carrier overhead and regulatory fees. The Captives issue insurance policies and coordinate claims handling services with third party service providers. They retain risk at levels approved by Management and obtain reinsurance coverage from third parties to limit the net risk retained. One of the Captives also insures certain third party risks. Third party premiums earned are shown below.

	Successor	Predecessor
	As of December 31, 2004	As of December 31, 2003
	(in $ millions)
Assets
Reinsurance and losses receivable	164	205
Prepaid insurance premiums	25	28
Other current assets	28	47
Total current assets	217	280
Marketable securities	221	167
Other long-term assets	58	1
Total assets	496	448
Liabilities
Insurance reserves and payables for third party and internal matters	115	145
Other current liabilities	12	10
Total current liabilities	127	155
Insurance loss reserves	144	171
Total liabilities	271	326
Equity	225	122
Total liabilities and equity	496	448

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended Ended December 31, 2003	Year Ended Ended December 31, 2002
	(in $ millions)
Third party premiums	29	6	25	28
Losses	(28)	(8)	(25)	(39)
Interest income	7	2	6	6
Dividend income	24	2	43	19
Other income / (expense)	3	—	8	(7)
Income tax benefit / (expense)	(21)	7	(4)	(3)
Net income	14	9	53	4

The assets of the Captives consist primarily of marketable securities and reinsurance receivables. Marketable securities values are based on quoted market prices or dealer quotes. The carrying value of the amounts recoverable under the reinsurance agreements approximate fair value due to the short-term nature of these items.

The liabilities recorded by the Captives relate to the estimated risk of loss recorded by the Captives, which is based on management estimates and actuarial valuations, and unearned premiums, which represent the portion of the premiums written applicable to the unexpired terms of the policies in-force. The establishment of the provision for outstanding losses is based upon known facts and interpretation of circumstances influenced by a variety of factors. In establishing a provision, management considers facts currently known and the current state of laws and litigation where applicable. Liabilities are recognized for known claims when sufficient information has been developed to indicate involvement of a specific policy and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposure on both known and unasserted claims. Estimates of the liabilities are reviewed and updated regularly. It is possible that actual results could differ significantly from the recorded liabilities.

The Captives use reinsurance arrangements to reduce their risk of loss. Reinsurance arrangements, however, do not relieve the Captives from their obligations to policyholders. Failure of the reinsurers to honor their obligations could result in losses to the Captives. The Captives evaluate the financial condition of their reinsurers and monitor concentrations of credit risk to minimize their exposure to significant losses from reinsurer insolvencies and establish allowances for amounts deemed uncollectible.

Premiums written are recognized as revenue based on the terms of the policies. Capitalization of the Captives is determined by regulatory guidelines.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

29.    Supplemental Cash Flow Information

	Successor	Predecessor
	Nine Months Ended December 31, 2004	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
	(in $ millions)
Cash paid for:
Taxes, net of refunds	25	14	171	28
Interest, net of amounts capitalized	184	48	39	45
Noncash investing and financing activities:
Fair value adjustment to securities available-for-sale, net of tax	(7)	7	4	3
Settlement of demerger liability, net of tax	3	—	44	7

30.    Business and Geographical Segments

In the fourth quarter of 2003, the Predecessor realigned its business segments to reflect a change of how it managed the business and assesses performance. This change resulted from recent transactions, including completed and pending divestitures and the formation of a venture. A new segment, Chemical Products, was introduced and consists primarily of the former Acetyl Products and Chemical Intermediates segments. Additionally, legacy pension and other postretirement benefit costs associated with previously divested Hoechst businesses, which were historically allocated to the business segments, are reflected as part of Other Activities within the reconciliation column and a procurement subsidiary, which was previously recorded within the reconciliation column, is now reported within Chemical Products. Prior year amounts have been reclassified to conform to the current year presentation

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information with respect to the industry segments is as follows:

	Chemical Products	Acetate Products	Ticona	Performance Products	Total Segments	Reconciliation	Consolidated
	(in $ millions)
Successor
As of and for the nine months ended December 31, 2004
Sales to external customers	2,491	523	636	131	3,781	45	3,826
Inter-segment revenues	82	—	—	—	82	(82)	—
Operating profit (loss)	248	(11)	(12)	18	243	(165)	78
Operating margin(1)	9.6%	(2.1%)	(1.9%)	13.7%	6.3%	n.m.	2.0%
Earnings (loss) from continuing operations before tax and minority interests	265	(7)	26	15	299	(473)	(174)
Earnings (loss) from continuing operations before tax and minority interests as a percentage of net sales	10.3%	(1.3%)	4.1%	11.5%	7.7%	n.m.	(4.5%)
Depreciation and amortization	89	33	48	10	180	4	184
Capital expenditures	64	32	64	3	163	3	166
Special charges	(3)	(50)	(37)	—	(90)	(1)	(91)
Goodwill and intangible assets	326	214	464	143	1,147	—	1,147
Total assets	2,993	766	1,604	109	5,472	1,938	7,410

Predecessor
For the three months ended March 31, 2004
Sales to external customers	789	172	227	44	1,232	11	1,243
Inter-segment revenues	29	—	—	—	29	(29)	—
Operating profit (loss)	65	9	31	11	116	(64)	52
Operating margin (1)	7.9%	5.2%	13.7%	25.0%	9.2%	n.m.	4.2%
Earnings (loss) from continuing operations before tax and minority interests	64	9	45	11	129	(57)	72
Earnings (loss) from continuing operations before tax and minority interests as a percentage of net sales	7.8%	5.2%	19.8%	25.0%	10.2%	n.m.	5.8%
Depreciation and amortization	39	13	16	2	70	2	72
Capital expenditures	15	8	20	—	43	1	44
Special charges	(1)	—	(1)	—	(2)	(26)	(28)
As of and for the year ended December 31, 2003:
Sales to external customers	2,968	655	762	169	4,554	49	4,603
Inter-segment revenues	97	—	—	—	97	(97)	—
Operating profit (loss)	138	13	122	(44)	229	(111)	118
Operating margin (1)	4.5%	2.0%	16.0%	(26.0%)	4.9%	n.m.	2.6%
Earnings (loss) from continuing operations before tax and minority interests	175	17	167	(44)	315	(119)	196
Earnings (loss) from continuing operations before tax and minority interests as a percentage of net sales	5.7%	2.6%	21.9%	(26.0%)	6.8%	n.m.	4.3%
Depreciation and amortization	157	66	57	7	287	7	294
Capital expenditures	109	39	56	2	206	5	211
Special charges	1	—	87	(95)	(7)	2	(5)
Goodwill and intangible assets	604	161	343	—	1,108	—	1,108
Total assets	2,762	714	1,472	172	5,120	1,694	6,814

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Chemical Products	Acetate Products	Ticona	Performance Products	Total Segments	Reconciliation	Consolidated
	(in $ millions)
For the year ended December 31, 2002:
Sales to external customers	2,345	632	656	151	3,784	52	3,836
Inter-segment revenues	74	—	—	—	74	(74)	—
Operating profit (loss)	152	31	23	45	251	(78)	173
Operating margin(1)	6.3%	4.9%	3.5%	29.8%	6.5%	n.m.	4.5%
Earnings (loss) from continuing operations before tax and minority interests	161	43	35	45	284	(104)	180
Earnings (loss) from continuing operations before tax and minority interests as a percentage of net sales	6.7%	6.8%	5.3%	29.8%	7.4%	n.m.	4.7%
Depreciation and amortization	130	53	52	7	242	5	247
Capital expenditures	101	30	61	4	196	7	203
Special charges	2	—	(6)	—	(4)	9	5

(1)	Defined as operating profit (loss) divided by net sales (which includes sales to external customers and intersegment revenues)

n.m. = not meaningful

Business Segments

Chemical Products primarily produces and supplies acetyl products, including acetic acid, vinyl acetate monomer and polyvinyl alcohol; specialty and oxo products, including organic solvents and other intermediates;

Acetate Products primarily produces and supplies acetate filament and acetate tow;

Ticona, the technical polymers segment, develops and supplies a broad portfolio of high performance technical polymers; and

Performance Products consists of Nutrinova, the high intensity sweetener and food protection ingredients business.

The segment management reporting and controlling systems are based on the same accounting policies as those described in the summary of significant accounting policies in Note 4. Celanese evaluates performance based on operating profit, net earnings (loss), cash flows and other measures of financial performance reported in accordance with U.S. GAAP.

Sales and revenues related to transactions between segments are generally recorded at values that approximate third-party selling prices. Revenues and long-term assets are allocated to countries based on the location of the business. Capital expenditures represent the purchase of property, plant and equipment.

The reconciliation column includes (a) operations of certain other operating entities and their related assets, liabilities, revenues and expenses, (b) the elimination of inter-segment sales, (c) assets and liabilities not allocated to a segment, (d) corporate center costs for support services such as legal, accounting and treasury functions and (e) interest income or expense associated with financing activities of the Company.

Additionally, the Company recognized special charges in the nine months ended December 31, 2004, the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002 primarily related to restructuring costs and environmental and other costs associated with previously divested entities of Hoechst, and demerger costs (See Note 21).

Other operating entities consist of primarily ancillary businesses as well as companies which provide infrastructure services.

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents financial information based on the geographic location of Celanese's facilities:

	North America	Thereof USA	Thereof Canada	Thereof Mexico	Europe	Thereof Germany	Asia	Thereof Singapore	Rest of World	Consolidated
	(in $ millions)
Successor As of and for the nine months ended December 31, 2004:
Total assets	3,204	2,719	174	311	3,237	3,016	507	276	462	7,410
Property, plant and equipment, net	905	818	—	87	666	590	129	112	2	1,702
Operating profit (loss)	(30)	(32)	(8)	10	(15)	(46)	134	129	(11)	78
Net sales	1,788	1,327	211	250	1,528	1,256	465	419	45	3,826
Depreciation and amortization	99	74	17	8	76	74	9	9	—	184
Capital expenditures	100	95	2	3	56	47	10	2	—	166

Predecessor For the three months ended March 31, 2004:
Operating profit (loss)	18	17	(1)	2	12	—	24	23	(2)	52
Net sales	576	439	66	71	518	416	138	123	11	1,243
Depreciation and amortization	39	32	3	4	26	23	7	7	—	72
Capital expenditures	24	21	1	2	16	15	4	1	—	44
As of and for the year ended December 31, 2003:
Total assets	4,179	3,256	312	611	1,871	1,676	456	278	308	6,814
Property, plant and equipment, net	948	781	57	110	591	532	168	161	3	1,710
Operating profit (loss)	57	78	(16)	(5)	3	(40)	57	53	1	118
Net sales	2,156	1,656	236	264	1,891	1,510	509	457	47	4,603
Depreciation and amortization	181	148	14	19	86	77	27	27	—	294
Capital expenditures	108	89	8	11	98	91	5	2	—	211
For the year ended December 31, 2002:
Operating profit (loss)	8	(67)	39	36	130	108	47	44	(12)	173
Net sales	1,911	1,501	176	234	1,450	1,170	433	391	42	3,836
Depreciation and amortization	170	139	8	23	50	46	27	27	—	247
Capital expenditures	104	89	6	9	98	92	1	1	—	203

31.    Organizational Restructuring

In October 2004, Celanese Corporation and certain of its subsidiaries completed an organizational restructuring (the "Restructuring") pursuant to which the Purchaser effected, by giving a corresponding instruction under the Domination Agreement, the transfer of all of the shares of Celanese Americas Corporation ("CAC") from Celanese Holding GmbH, a wholly owned subsidiary of Celanese AG, to BCP Caylux, which resulted in BCP Caylux owning 100% of the equity of CAC and, indirectly, all of its assets, including subsidiary stock. This transfer was effected by CAG selling all outstanding shares in CAC for a €291 million note. This note eliminates in consolidation.

Following the transfer of CAC to BCP Caylux, (1) Celanese Holdings LLC contributed substantially all of its assets and liabilities (including all outstanding capital stock of BCP Caylux) to BCP Crystal in

CELANESE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

exchange for all outstanding capital stock of BCP Crystal and (2) BCP Crystal assumed certain obligations of BCP Caylux, including all rights and obligations of BCP Caylux under the senior credit facilities, the floating rate term loan and the senior subordinated notes. BCP Crystal, at its discretion, may subsequently cause the liquidation of BCP Caylux.

As a result of these transactions, BCP Crystal holds 100% of CAC's equity and, indirectly, all equity owned by CAC in its subsidiaries. In addition, BCP Crystal holds, indirectly, all of the outstanding common stock of Celanese AG held by the Purchaser and all of the wholly owned subsidiaries of the Company that guarantee BCP Caylux's obligations under the senior credit facilities guarantee the senior subordinated notes issued on June 8, 2004 and July 1, 2004 (see Note 16) on an unsecured senior subordinated basis.

32.    Consolidating Guarantor Financial Information

In September 2004, Crystal US Holdings 3 LLC and Crystal US Sub 3 Corp (the "Issuers") both wholly owned subsidiaries of Celanese Corporation issued senior discount notes (the "Notes") for gross proceeds of $513 million (See Note 16). Effective March 2005, Celanese Corporation (the "Parent Guarantor") guaranteed the Notes in March 2005 in order that the financial information required to be filed under the indenture can be filed by the Company rather than the Issuers. No other subsidiaries guaranteed these notes.

The Parent Guarantor was formed on February 24, 2004, and the Issuers were formed in September 2004. The Parent Guarantor and the Issuers held no assets and conducted no operations prior to the acquisition of the CAG Shares. The Parent Guarantor currently has no independent assets or operations. Accordingly, there is no financial information for the Parent Guarantor or the Issuers for the periods prior to the nine months ended December 31, 2004.

The following consolidating financial statements are presented in the provided form because:
(i) the Issuers are wholly owned subsidiaries of the Parent Guarantor; (ii) the guarantee is considered to be full and unconditional, that is, if the Issuers fail to make a scheduled payment, the Parent Guarantor is obligated to make the scheduled payment immediately and, if they do not, any holder of notes may immediately bring suit directly against the Parent Guarantor for payment of all amounts due and payable.

Separate financial statements and other disclosures concerning the Parent Guarantor are not presented because management does not believe that such information is material to investors.

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor
	For the Nine Months Ended December 31, 2004
	Parent Guarantor	Issuers	Non-Guarantor	Eliminations	Consolidated
	(in $ millions)
Net sales	—	—	3,826	—	3,826
Cost of sales	—	—	(3,092)	—	(3,092)
Selling, general and administrative expenses	—	—	(498)	—	(498)
Research and development expenses	—	—	(67)	—	(67)
Special charges:
Insurance recoveries associated with plumbing cases	—	—	1	—	1
Restructuring, impairment and other special charges	—	—	(92)	—	(92)
Foreign exchange loss	—	—	(3)	—	(3)
Gain on disposition of assets	—	—	3	—	3
Operating profit	—	—	78	—	78
Equity in net earnings of affiliates	(203)	(72)	36	275	36
Interest expense	(47)	(15)	(240)	2	(300)
Interest income	—	—	26	(2)	24
Other income (expense), net	(3)	—	(9)	—	(12)
Earnings (loss) from continuing operations before tax and minority interests	(253)	(87)	(109)	275	(174)
Income tax provision	—	—	(70)	—	(70)
Earnings (loss) from continuing operations before minority interests	(253)	(87)	(179)	275	(244)
Minority interests	—	—	(8)	—	(8)
Earnings (loss) from continuing operations	(253)	(87)	(187)	275	(252)
Earnings (loss) from discontinued operations:
Net earnings (loss) from discontinued operations	—	—	(2)	—	(2)
Income tax benefit	—	—	1	—	1
Earnings (loss) from discontinued operations	—	—	(1)	—	(1)
Net earnings (loss)	(253)	(87)	(188)	275	(253)

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor
	For the Three Months Ended, March 31, 2004
	Parent Guarantor	Issuers	Non-Guarantor	Eliminations	Consolidated
	(in $ millions)
Net sales	—	—	1,243	—	1,243
Cost of sales	—	—	(1,002)	—	(1,002)
Selling, general and administrative expenses	—	—	(137)	—	(137)
Research and development expenses	—	—	(23)	—	(23)
Special charges:
Restructuring, impairment and other special charges	—	—	(28)	—	(28)
Gain (loss) on disposition of assets	—	—	(1)	—	(1)
Operating profit	—	—	52	—	52
Equity in net earnings of affiliates	—	—	12	—	12
Interest expense	—	—	(6)	—	(6)
Interest income	—	—	5	—	5
Other income (expense), net	—	—	9	—	9
Earnings (loss) from continuing operations before tax	—	—	72	—	72
Income tax provision	—	—	(17)	—	(17)
Earnings (loss) from continuing operations	—	—	55	—	55
Earnings (loss) from discontinued operations:
Loss from operation of discontinued operations	—	—	(5)	—	(5)
Gain (loss) on disposal of discontinued operations	—	—	14	—	14
Income tax benefit	—	—	14	—	14
Earnings (loss) from discontinued operations	—	—	23	—	23
Net earnings (loss)	—	—	78	—	78

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor
	For the Year Ended, December 31, 2003
	Parent Guarantor	Issuers	Non-Guarantor	Eliminations	Consolidated
	(in $ millions)
Net sales	—	—	4,603	—	4,603
Cost of sales	—	—	(3,883)	—	(3,883)
Selling, general and administrative expenses	—	—	(510)	—	(510)
Research and development expenses	—	—	(89)	—	(89)
Special charges:
Insurance recoveries associated with plumbing cases	—	—	107	—	107
Sorbates antitrust matters	—	—	(95)	—	(95)
Restructuring, impairment and other special charges	—	—	(17)	—	(17)
Foreign exchange loss	—	—	(4)	—	(4)
Gain (loss) on disposition of assets	—	—	6	—	6
Operating profit	—	—	118	—	118
Equity in net earnings of affiliates	—	—	35	—	35
Interest expense	—	—	(49)	—	(49)
Interest income	—	—	44	—	44
Other income (expense), net	—	—	48	—	48
Earnings (loss) from continuing operations before tax	—	—	196	—	196
Income tax provision	—	—	(53)	—	(53)
Earnings (loss) from continuing operations	—	—	143	—	143
Earnings (loss) from discontinued operations:
Loss from operation of discontinued operations	—	—	(1)	—	(1)
Gain (loss) on disposal of discontinued operations	—	—	7	—	7
Earnings (loss) from discontinued operations	—	—	6	—	6
Cumulative effect of changes in accounting principles, net of tax effect	—	—	(1)	—	(1)
Net earnings (loss)	—	—	148	—	148

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor
	For the Year Ended, December 31, 2002
	Parent Guarantor	Issuers	Non-Guarantor	Eliminations	Consolidated
	(in $ millions)
Net sales	—	—	3,836	—	3,836
Cost of sales	—	—	(3,171)	—	(3,171)
Selling, general and administrative expenses	—	—	(446)	—	(446)
Research and development expenses	—	—	(65)	—	(65)
Special charges:
Restructuring, impairment and other special charges	—	—	5	—	5
Foreign exchange loss	—	—	3	—	3
Gain (loss) on disposition of assets	—	—	11	—	11
Operating profit	—	—	173	—	173
Equity in net earnings of affiliates	—	—	21	—	21
Interest expense	—	—	(55)	—	(55)
Interest income	—	—	18	—	18
Other income (expense), net	—	—	23	—	23
Earnings (loss) from continuing operations before tax	—	—	180	—	180
Income tax provision	—	—	(57)	—	(57)
Earnings (loss) from continuing operations	—	—	123	—	123
Earnings (loss) from discontinued operations:
Loss from operations of discontinued operations	—	—	(43)	—	(43)
Gain on disposal of discontinued operations	—	—	14	—	14
Income tax benefit	—	—	56	—	56
Earnings (loss) from discontinued operations	—	—	27	—	27
Cumulative effect of changes in accounting principles, net of tax effect	—	—	18	—	18
Net earnings (loss)	—	—	168	—	168

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Successor
	As of December 31, 2004
	Parent Guarantor	Issuers	Non–Guarantor	Eliminations	Consolidated
	(in $ millions)
ASSETS
Current assets:
Cash and cash equivalents	—	—	838	—	838
Receivables, net:
Trade receivables, net – third party and affiliates	—	—	866	—	866
Other receivables	—	—	679	(9)	670
Inventories	—	—	618	—	618
Deferred income taxes	—	—	71	—	71
Other assets			86		86
Assets of discontinued operations	—	—	2	—	2
Total current assets	—	—	3,160	(9)	3,151
Investments	—	404	600	(404)	600
Property, plant and equipment, net	—	—	1,702	—	1,702
Deferred income taxes	—	—	54	—	54
Other assets	7	13	736	—	756
Goodwill	—	—	747	—	747
Intangible assets, net	—	—	400	—	400
Total assets	7	417	7,399	(413)	7,410
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings and current installments of long-term debt – third party and affiliates	1	—	144	(1)	144
Accounts payable and accrued liabilities:
Trade payables – third party and affiliates	—	—	722	—	722
Other current liabilities	7	1	888	(8)	888
Deferred income taxes	—	—	20	—	20
Income taxes payable	—	—	214	—	214
Liabilities of discontinued operations	—	—	7	—	7

Total current liabilities	8	1	1,995	(9)	1,995
Long-term debt	—	527	2,716	—	3,243
Deferred income taxes	—	—	256	—	256
Benefit obligations	—	—	1,000	—	1,000
Other liabilities	—	—	510	—	510
Share of subsidiary losses	111	—	—	(111)	—
Minority interests	—	—	518	—	518
Commitments and contingencies
Shareholders' equity (deficit)	(112)	(111)	404	(293)	(112)
Total liabilities and shareholders' equity (deficit)	7	417	7,399	(413)	7,410

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Predecessor
	As of December 31, 2003
	Parent Guarantor	Issuers	Non–Guarantor	Eliminations	Consolidated
	(in $ millions)
ASSETS
Current assets:
Cash and cash equivalents	—	—	148	—	148
Receivables, net:
Trade receivables, net – third party and affiliates	—	—	722	—	722
Other receivables	—	—	589	—	589
Inventories	—	—	509	—	509
Deferred income taxes	—	—	67	—	67
Other assets	—	—	95	—	95
Assets of discontinued operations	—	—	164	—	164
Total current assets	—	—	2,294	—	2,294
Investments	—	—	561	—	561
Property, plant and equipment, net	—	—	1,710	—	1,710
Deferred income taxes	—	—	606	—	606
Other assets	—	—	535	—	535
Goodwill	—	—	1,072	—	1,072
Intangible assets, net	—	—	36	—	36
Total assets	—	—	6,814	—	6,814
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings and current installments of long-term debt – third party and affiliates	—	—	148	—	148
Accounts payable and accrued liabilities:
Trade payables – third party and affiliates	—	—	590	—	590
Other current liabilities	—	—	919	—	919
Deferred income taxes	—	—	19	—	19
Income taxes payable	—	—	266	—	266
Liabilities of discontinued operations	—	—	30	—	30
Total current liabilities	—	—	1,972	—	1,972
Long-term debt	—	—	489	—	489
Deferred income taxes	—	—	99	—	99
Benefit obligations	—	—	1,165	—	1,165
Other liabilities	—	—	489	—	489
Minority interests	—	—	18	—	18
Commitments and contingencies
Shareholders' equity (deficit)	—	—	2,582	—	2,582
Total liabilities and shareholders' equity (deficit)	—	—	6,814	—	6,814

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor
	For the Nine Months Ended December 31, 2004
	Parent Guarantor	Issuers	Non-Guarantor	Eliminations	Consolidated
	(in $ millions)
Net cash (used in) provided by operating activities	(2)	—	(61)	—	(63)
Investing activities of continuing operations:
Capital expenditures on property, plant and equipment	—	—	(166)	—	(166)
Investments in subsidiaries	—	—	—	—	—
Acquisition of Celanese AG, net of cash acquired	—	—	(1,564)	—	(1,564)
Fees associated with the acquisition of Celanese AG	—	—	(69)	—	(69)
Proceeds on sales of assets	—	—	31	—	31
Proceeds from sale of marketable securities	—	—	132	—	132
Purchases of marketable securities	—	—	(173)	—	(173)
Other, net	—	—	(1)	—	(1)
Net cash (used in) investing activities	—	—	(1,810)	—	(1,810)
Financing activities of continuing operations:
Initial capitalization	—	—	641	—	641
Distribution to shareholder	(500)	—	—	—	(500)
Distribution from subsidiary	500	(500)	—	—	—
Issuance of mandatorily redeemable preferred shares	—	—	200	—	200
Repayment of mandatorily redeemable preferred shares	(221)	—	—	—	(221)
Borrowings under bridge loans	—	—	1,565	—	1,565
Repayment of bridge loans	—	—	(1,565)	—	(1,565)
Proceeds from issuance of senior subordinated and discount notes	—	513	1,475	—	1,988
Proceeds from floating rate term loan	—	—	350	—	350
Borrowings under senior credit facilities	—	—	608	—	608
Short-term borrowings, net of repayments	18	—	18	—	36
Payments of long-term debt.	—	—	(254)	—	(254)
Issuance/(purchase) of Celanese AG treasury shares	—	—	29	—	29
Issuance of preferred stock by consolidated subsidiary	—	—	15	—	15
Fees associated with financing	(25)	(13)	(167)	—	(205)
Dividend payments by Celanese AG	—	—	(1)	—	(1)
Loan to shareholder	227	—	(227)	—	—
Net cash (used in) provided by financing activities	(1)	—	2,687	—	2,686
Exchange rate effects on cash.	3	—	22	—	25
Net increase in cash and cash equivalents	—	—	838	—	838
Cash and cash equivalents at beginning of year	—	—	—	—	—
Cash and cash equivalents at end of period	—	—	838	—	838
Net cash provided by (used in) discontinued operations:
Operating activities	—	—	1		1
Investing activities	—	—	(1)	—	(1)
Net cash provided by (used in) discontinued operations	—	—	—	—	—

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor
	For the Three Months Ended March 31, 2004
	Parent Guarantor	Issuers	Non-Guarantor	Eliminations	Consolidated
	(in $ millions)
Net cash (used in) provided by operating activities	—	—	(107)	—	(107)
Investing activities of continuing operations:
Capital expenditures on property, plant and equipment	—	—	(44)	—	(44)
Proceeds from disposal of discontinued operations	—	—	139	—	139
Proceeds from sale of marketable securities	—	—	42	—	42
Purchases of marketable securities	—	—	(42)	—	(42)
Other, net	—	—	1	—	1
Net cash provided by (used in) investing activities	—	—	96	—	96
Financing activities of continuing operations:
Short-term borrowings, net of repayments	—	—	(16)	—	(16)
Payments of long-term debt	—	—	(27)	—	(27)
Net cash (used in) provided by financing activities	—	—	(43)	—	(43)
Exchange rate effects on cash	—	—	(1)	—	(1)
Net increase in cash and cash equivalents	—	—	(55)	—	(55)
Cash and cash equivalents at beginning of year	—	—	148	—	148
Cash and cash equivalents at end of period	—	—	93	—	93
Net cash provided by (used in) discontinued operations:
Operating activities	—	—	(139)	—	(139)
Investing activities	—	—	139	—	139
Net cash provided by (used in) discontinued operations	—	—	—	—	—

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor
	For the Year Ended December 31, 2003
	Parent Guarantor	Issuers	Non-Guarantor	Eliminations	Consolidated
	(in $ millions)
Net cash (used in) provided by operating activities	—	—	401	—	401
Investing activities of continuing operations:
Capital expenditures on property, plant and equipment	—	—	(211)	—	(211)
Acquisition of businesses and purchase of investment	—	—	(18)	—	(18)
Proceeds on sales of assets	—	—	10	—	10
Proceeds from disposal of discontinued operations	—	—	10	—	10
Proceeds from sale of marketable securities	—	—	202	—	202
Purchases of marketable securities	—	—	(265)	—	(265)
Other, net	—	—	(3)	—	(3)
Net cash (used in) investing activities	—	—	(275)	—	(275)
Financing activities of continuing operations:
Short-term borrowings, net	—	—	(20)	—	(20)
Proceeds from long-term debt	—	—	61	—	61
Payments of long-term debt	—	—	(109)	—	(109)
Issuance/(purchase) of Celanese AG treasury shares	—	—	(15)	—	(15)
Dividend payments by Celanese AG	—	—	(25)	—	(25)
Net cash provided by financing activities	—	—	(108)	—	(108)
Exchange rate effects on cash	—	—	6	—	6
Net increase in cash and cash equivalents	—	—	24	—	24
Cash and cash equivalents at beginning of year	—	—	124	—	124
Cash and cash equivalents at end of period	—	—	148	—	148
Net cash provided by (used in) discontinued operations:
Operating activities	—	—	(12)	—	(12)
Investing activities	—	—	12	—	12
Net cash provided by (used in) discontinued operations	—	—	—	—	—

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor
	For the Year Ended December 31, 2002
	Parent Guarantor	Issuers	Non-Guarantor	Eliminations	Consolidated
	(in $ millions)
Net cash (used in) provided by operating activities	—	—	363	—	363
Investing activities of continuing operations:
Capital expenditures on property, plant and equipment	—	—	(203)	—	(203)
Acquisition of businesses and purchases of investments	—	—	(131)	—	(131)
Proceeds on sales of assets	—	—	(12)	—	(12)
Proceeds from disposal of discontinued operations	—	—	206	—	206
Proceeds from sale of marketable securities	—	—	201	—	201
Purchases of marketable securities	—	—	(223)	—	(223)
Distributions from affiliates	—	—	39	—	39
Other, net	—	—	(16)	—	(16)
Net cash (used in) investing activities	—	—	(139)	—	(139)
Financing activities of continuing operations:
Short-term borrowings, net	—	—	(141)	—	(141)
Proceeds from long-term debt	—	—	50	—	50
Payments of long-term debt	—	—	(53)	—	(53)
Issuance/(purchase) of Celanese AG treasury shares	—	—	(6)	—	(6)
Net cash provided by financing activities	—	—	(150)	—	(150)
Exchange rate effects on cash	—	—	7	—	7
Net increase in cash and cash equivalents	—	—	81	—	81
Cash and cash equivalents at beginning of year	—	—	43	—	43
Cash and cash equivalents at end of period	—	—	124	—	124
Net cash provided by (used in) discontinued operations:
Operating activities	—	—	16	—	16
Investing activities	—	—	(17)	—	(17)
Investing activities	—	—	(2)	—	(2)
Net cash provided by (used in) discontinued operations	—	—	(3)	—	(3)

Crystal US Holdings 3 L.L.C.
Crystal US Sub 3 Corp.

Offer to Exchange

10% Series A Senior Discount Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of their outstanding 10% Series A Senior Discount Notes due 2014.

10½% Series B Senior Discount Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of their outstanding 10½% Series B Senior Discount Notes due 2014.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Crystal US Sub 3 Corp. ("Crystal Corp.") and Celanese Corporation are organized under the laws of the State of Delaware.

As permitted by Section 102 of the Delaware General Corporation Law, or the DGCL, the certificate of incorporation or bylaws of Crystal Corp. and Celanese Corporation include a provision that eliminates the personal liability of the directors for monetary damages for breach of fiduciary duty as a director.

The certificate of incorporation and/or bylaws of Crystal Corp. and Celanese Corporation also provide that Crystal Corp. and Celanese Corporation:

•	must indemnify their directors and officers to the fullest extent permitted by Delaware law; and

•	may advance expenses, as incurred, to their directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

The bylaws of Celanese Corporation further provide that Celanese Corporation may indemnify their other employees and agents to the same or a lesser extent that the registrants indemnified their officers and directors.

Pursuant to Section 145(a) of the DGCL, Crystal Corp. and Celanese Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at their request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), Crystal Corp. and Celanese Corporation shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification provisions contained in the certificate of incorporation and bylaws of Crystal Corp. and Celanese Corporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, Crystal Corp. and Celanese Corporation will maintain insurance on behalf of their directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Crystal US Holdings 3 L.L.C. ("Crystal LLC") is a limited liability company organized under the laws of the State of Delaware. Section 18-101 of the Delaware Limited Liability Company Act (the "Delaware Act") grants each limited liability company organized thereunder the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, set forth in the limited liability company agreement of the respective registrants.

Pursuant to the terms of the limited liability company agreement of Crystal LLC (the "LLC Agreement"), to the fullest extent permitted by law, no member, manager or authorized representative of such member or manager shall be liable to Crystal LLC or any other member, manager nor any of such member's, manager's or authorized representative's representatives, agents or advisors nor any partner, member, officer, employee, representative, agent or advisor of Crystal LLC or any of its affiliates (a "Covered Person") for any act or omission (in relation to Crystal LLC, LLC Agreement, any related document or any transaction or investment contemplated therein) taken or omitted by a Covered Person (other than any act or omission constituting cause, unless there is a final and non-appealable judicial determination and/or determination of an arbitrator that such Covered Person did not act in good faith and in what such Covered Person reasonably believed to be in, or not opposed to, the best interests of the Company and within the authority granted to such Covered Person by the LLC Agreement, and, with respect to any criminal act or proceeding, had reasonable cause to believe that such Covered Person's conduct was unlawful.

Item 21.    Exhibits and Financial Statement Schedules.

(a)   Exhibits

3.1	Certificate of Incorporation of Crystal US Sub 3 Corp.
3.2	By-laws of BCP Crystal US Sub 3 Corp.
3.3	Certificate of Formation of Crystal US Holdings 3 L.L.C.
3.4	Limited Liability Company Agreement of Crystal US Holdings 3 L.L.C.
3.5(a)	Second Amended and Restated Certificate of Incorporation of Celanese Corporation
3.6	Amended and Restated By-laws of Celanese Corporation
4.1(b)	Indenture, dated as of September 24, 2004, among Crystal US Holdings 3 L.L.C., Crystal US Sub 3 Corp. and The Bank of New York
4.2(d)	Supplemental Indenture, dated as of March 30, 2005, among Crystal US Holdings 3 L.L.C., Crystal US Sub 3 Corp., Celanese Corporation and The Bank of New York
4.3	Registration Rights Agreement, dated as of September 24, 2004, among Crystal US Holdings 3 L.L.C., Crystal US Sub 3 Corp. and Bank of America Securities LLC, as initial purchaser
5	Opinion of Simpson Thacher & Bartlett LLP
10.1(b)	Indenture, dated as of June 8, 2004, among BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2 and The Bank of New York, as trustee
10.2(b)	Supplemental Indenture, dated as of October 5, 2004, among BCP Crystal US Holdings Corp., BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2 and The Bank of New York, as trustee
10.3(b)	Supplemental Indenture, dated as of October 5, 2004, among BCP Crystal US Holdings Corp., the New Guarantors and The Bank of New York, as trustee

10.4(c)	Amended and Restated Credit Agreement dated as of January 26, 2005 among BCP Crystal US Holdings Corp., Celanese Holdings LLC, Celanese Americas Corporation, certain other subsidiaries from time to time party thereto as a borrower, the lenders party thereto, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and Banc of America Securities LLC, as joint book runners, Morgan Stanley Senior Funding, Inc., as syndication agent, and Bank of America, N.A., as documentation agent
10.5(c)	Guarantee and Collateral Agreement, dated and effective as of April 6, 2004, among Celanese Americas Corporation, certain subsidiaries of Celanese Americas Corporation, BCP Crystal US Holdings Corp. and Deutsche Bank AG, New York Branch, as collateral agent
10.6(c)	Supplement No. 1 to Guarantee and Collateral Agreement, dated as of October 5, 2004, among Celanese Americas Corporation and Deutsche Bank AG, New York Branch, as collateral agent
10.7(c)	Guarantee and Pledge Agreement, dated and effective as of April 6, 2004, among Celanese Holdings LLC (formerly known as BCP Crystal Holdings Ltd. 2), BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as collateral agent
10.8(b)	Guarantee and Pledge Agreement, dated and effective as of June 8, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as collateral agent for, on a basis junior and subordinated to the First Lien Secured Parties, the Second Lien Secured Parties
10.9(b)	Guarantee and Collateral Agreement, dated and effective as of October 5, 2004, among BCP Crystal US Holdings Corp., certain of its subsidiaries and Deutsche Bank AG, New York Branch, as collateral agent
10.10(c)	Domination and Profit and Loss Transfer Agreement, dated as of June 22, 2004, between BCP Crystal Acquisition GmbH & Co. KG, as the dominating company, and Celanese AG, as dominated company
10.11(e)	Sponsor Services Agreement dated as of January 26, 2005, among Celanese Corporation, Celanese Holdings LLC and Blackstone Management Partners IV L.L.C.
10.12(b)	Celanese Corporation 2004 Stock Incentive Plan
10.13(e)	Form of Celanese Corporation Deferred Compensation Plan
10.14(d)	Form of Employee Stockholders Agreement, dated as of January 21, 2005, among Celanese Corporation, Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and the employee stockholder parties thereto from time to time
10.15(f)	Form of Nonqualified Stock Option Agreement (for employees)
10.16(f)	Form of Nonqualified Stock Option Agreement (for non-employee directors)
10.17(d)	Nonqualified Stock Option Agreement, dated as of January 25, 2004, between Celanese Corporation and Blackstone Management Partners IV L.L.C.
10.18(d)	Annual Bonus Plan for fiscal year ended 2005 for named executive officers
10.19(d)	Employment Agreement, dated as of February 23, 2005, between David N. Weidman and Celanese Corporation
10.20(d)	Employment Agreement, dated as of February 24, 2005, between Lyndon Cole and Celanese Corporation
10.21(d)	Employment Agreement, dated as of February 23, 2005, between Corliss Nelson and Celanese Corporation

10.22(d)	Employment Agreement, dated as of February 23, 2005, between Andreas Pohlmann and Celanese Corporation
10.23(d)	Bonus Award Letter Agreement, dated as of February 23, 2005, between David N. Weidman and Celanese Corporation
10.24(d)	Bonus Award Letter Agreement, dated as of February 23, 2005, between Andreas Pohlmann and Celanese Corporation
10.25(d)	Bonus Award Letter Agreement, dated as of February 24, 2005, between Lyndon Cole and Celanese Corporation
10.26(d)	English translation of Service Agreement, dated as of December 31, 2004, between Lyndon Cole and Celanese AG
10.27(d)	English translation of Service Agreement, dated as of December 31, 2004, between Andreas Pohlmann and Celanese AG
10.28(d)	Pension benefit plan for David N. Weidman
10.29(d)	Letter of Understanding, dated as of October 27, 2004, between Andreas Pohlmann and Celanese Americas Corporation
12	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
21(c)	List of Subsidiaries of Celanese Corporation
23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5 hereto)
23.2	Report on Financial Statement Schedule and Consent of Independent Registered Public Accounting Firm
23.3	Report on Financial Statement Schedule and Consent of Independent Registered Public Accounting Firm
24	Powers of Attorney (included in signature pages of this Registration Statement)
25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3	Form of Letter to Clients
99.4	Form of Notice of Guaranteed Delivery

(a)	Incorporated by reference to the Current Report on Form 8-K of Celanese Corporation filed with the SEC on February 28, 2005

(b)	Incorporated by reference to the Registration Statement on Form S-1 of Celanese Corporation (File No. 333-120187)

(c)	Incorporated by reference to Current Report on Form 8-K of Celanese Corporation filed with the SEC on February 1, 2005

(d)	Incorporated by reference to Annual Report on Form 10-K of Celanese Corporation filed with the SEC on March 31, 2005

(e)	Incorporated by reference to Current Report on Form 8-K of Celanese Corporation filed with the SEC on January 28, 2005

(f)	Incorporated by reference to Registration Statement on Form S-8 of Celanese Corporation filed with the SEC on February 14, 2005

II-4

Schedule II—Valuation and Qualifying Accounts
Celanese Corporation and Subsidiaries
Years Ended December 31, 2002 and 2003 and
Periods Ended March 31, 2004 and December 31, 2004

	Balance at beginning of year	Additions		Deductions(a)		Balance at end of year
		Charged to Costs and Expenses	Charged to Other Accounts
			($ in millions)

Predecessor
Year Ended December 31, 2002
Deducted from asset accounts:
Allowance for Doubtful Accounts	18	6	—	(3	) (a)	21
Valuation allowance for deferred tax assets	175	—	—	(1)		174
Year Ended December 31, 2003
Deducted from asset accounts:
Allowance for Doubtful Accounts	21	4	—	(3	) (a)	22
Valuation allowance for deferred tax assets	174	—	—	(14)		160
Period Ended March 31, 2004
Deducted from asset accounts:
Allowance for doubtful accounts	22	1	—	(1	) (a)	22
Valuation allowance for deferred tax assets	160	—	—	—		160
Successor
Period Ended December 31, 2004
Deducted from asset accounts:
Allowance for doubtful accounts	22	4	—	(4	) (a)	22
Valuation allowance for deferred tax assets	160	113	390 (b)	173		590

(a)	Includes foreign currency translation effects and uncollected accounts written off, net of recoveries

(b)	Represents amount charged to goodwill as a result of purchase accounting

Item 22. Undertakings.

(a)   The undersigned registrant hereby undertakes:

       (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Crystal US Sub 3 Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 13, 2005.

CRYSTAL US SUB 3 CORP.
By:	/s/ Corliss J. Nelson
Name: Corliss J. Nelson Title: Vice President & Chief Financial Officer

We, the undersigned directors and officers of Crystal US Sub 3 Corp., do hereby constitute and appoint Corliss J. Nelson, our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 2005.

Signature	Title
/s/ David N. Weidman	President & Chief Executive Officer
David N. Weidman	(Principal Executive Officer)
/s/ Corliss J. Nelson	Vice President & Chief Financial Officer
Corliss J. Nelson	(Principal Financial and Accounting Officer)
/s/ Chinh E. Chu	Director
Chinh E. Chu
/s/ Benjamin J. Jenkins	Director
Benjamin J. Jenkins
/s/ Anjan Mukherjee	Director
Anjan Mukherjee

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Crystal US Holdings 3 L.L.C. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 13, 2005.

CRYSTAL US HOLDINGS 3 L.L.C.
By:	/s/ Corliss J. Nelson
Name: Corliss J. Nelson Title: Vice President & Chief Financial Officer

We, the undersigned managers and officers of Crystal US Holdings 3 L.L.C., do hereby constitute and appoint Corliss J. Nelson, our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as managers and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 2005.

Signature	Title
/s/ David N. Weidman	President & Chief Executive Officer
David N. Weidman	(Principal Executive Officer)
/s/ Corliss J. Nelson	Vice President & Chief Financial Officer
Corliss J. Nelson	(Principal Financial and Accounting Officer)
/s/ Chinh E. Chu	Manager
Chinh E. Chu
/s/ Benjamin J. Jenkins	Manager
Benjamin J. Jenkins
/s/ Anjan Mukherjee	Manager
Anjan Mukherjee

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Celanese Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York state of New York, on April 13, 2005.

CELANESE CORPORATION
By:	/s/ Corliss J. Nelson
Name: Corliss J. Nelson Title: Executive Vice President & Chief Financial Officer

We, the undersigned officers and directors of Celanese Corporation, do hereby constitute and appoint Corliss J. Nelson, our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 13, 2005.

Signature	Title
/s/ David N. Weidman	President & Chief Executive Officer & Director
David N. Weidman	(Principal Executive Officer)
/s/ Corliss J. Nelson	Executive Vice President & Chief Financial Officer
Corliss J. Nelson	(Principal Financial and Accounting Officer)
/s/ Chinh E. Chu	Chairman of the Board of Directors
Chinh E. Chu
/s/ John M. Ballbach	Director
John M. Ballbach
/s/ James Barlett	Director
James Barlett
/s/ Benjamin J. Jenkins	Director
Benjamin J. Jenkins
/s/ William H. Joyce	Director
William H. Joyce
/s/ Anjan Mukherjee	Director
Anjan Mukherjee
/s/ Paul H. O'Neill	Director
Paul H. O'Neill
/s/ Hanns Ostmeier	Director
Hanns Ostmeier
/s/ James A. Quella	Director
James A. Quella
/s/ Daniel S. Sanders	Director
Daniel S. Sanders

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation of Crystal US Sub 3 Corp.
3.2	By-laws of Crystal US Sub 3 Corp.
3.3	Certificate of Formation of Crystal US Holdings 3 L.L.C.
3.4	Limited Liability Company Agreement of Crystal US Holdings 3 L.L.C.
3.5	Second Amended and Restated Certificate of Incorporation of Celanese Corporation
3.6	Amended and Restated By-laws of Celanese Corporation
4.1	Indenture, dated as of September 24, 2004, among Crystal US Holdings 3 L.L.C., Crystal US Sub 3 Corp. and The Bank of New York
4.2	Supplemental Indenture, dated as of March 30, 2005, among Crystal US Holdings 3 L.L.C., Crystal US Sub 3 Corp., Celanese Corporation and The Bank of New York
4.3	Registration Rights Agreement, dated as of September 24, 2004, among Crystal US Holdings 3 L.L.C., Crystal US Sub 3 Corp. and Bank of America Securities LLC, as initial purchaser
5	Opinion of Simpson Thacher & Bartlett LLP
10.1	Indenture, dated as of June 8, 2004, among BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2 and The Bank of New York, as trustee
10.2	Supplemental Indenture, dated as of October 5, 2004, among BCP Crystal US Holdings Corp., BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2 and The Bank of New York, as trustee
10.3	Supplemental Indenture, dated as of October 5, 2004, among BCP Crystal US Holdings Corp., the New Guarantors and The Bank of New York, as trustee
10.4	Amended and Restated Credit Agreement dated as of January 26, 2005 among BCP Crystal US Holdings Corp., Celanese Holdings LLC, Celanese Americas Corporation, certain other subsidiaries from time to time party thereto as a borrower, the lenders party thereto, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and Banc of America Securities LLC, as joint book runners, Morgan Stanley Senior Funding, Inc., as syndication agent, and Bank of America, N.A., as documentation agent
10.5	Guarantee and Collateral Agreement, dated and effective as of April 6, 2004, among Celanese Americas Corporation, certain subsidiaries of Celanese Americas Corporation, BCP Crystal US Holdings Corp. and Deutsche Bank AG, New York Branch, as collateral agent
10.6	Supplement No. 1 to Guarantee and Collateral Agreement, dated as of October 5, 2004, among Celanese Americas Corporation and Deutsche Bank AG, New York Branch, as collateral agent
10.7	Guarantee and Pledge Agreement, dated and effective as of April 6, 2004, among Celanese Holdings LLC (formerly known as BCP Crystal Holdings Ltd. 2), BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as collateral agent
10.8	Guarantee and Pledge Agreement, dated and effective as of June 8, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as collateral agent for, on a basis junior and subordinated to the First Lien Secured Parties, the Second Lien Secured Parties

Exhibit No.	Description of Exhibit
10.9	Guarantee and Collateral Agreement, dated and effective as of October 5, 2004, among BCP Crystal US Holdings Corp., certain of its subsidiaries and Deutsche Bank AG, New York Branch, as collateral agent
10.10	Domination and Profit and Loss Transfer Agreement, dated as of June 22, 2004, between BCP Crystal Acquisition GmbH & Co. KG, as the dominating company, and Celanese AG, as dominated company
10.11	Sponsor Services Agreement dated as of January 26, 2005, among Celanese Corporation, Celanese Holdings LLC and Blackstone Management Partners IV L.L.C.
10.12	Celanese Corporation 2004 Stock Incentive Plan
10.13	Form of Celanese Corporation Deferred Compensation Plan
10.14	Form of Employee Stockholders Agreement, dated as of January 21, 2005, among Celanese Corporation, Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and the employee stockholder parties thereto from time to time
10.15	Form of Nonqualified Stock Option Agreement (for employees)
10.16	Form of Nonqualified Stock Option Agreement (for non-employee directors)
10.17	Nonqualified Stock Option Agreement, dated as of January 25, 2004, between Celanese Corporation and Blackstone Management Partners IV L.L.C.
10.18	Annual Bonus Plan for fiscal year ended 2005 for named executive officers
10.19	Employment Agreement, dated as of February 23, 2005, between David N. Weidman and Celanese Corporation
10.20	Employment Agreement, dated as of February 24, 2005, between Lyndon Cole and Celanese Corporation
10.21	Employment Agreement, dated as of February 23, 2005, between Corliss Nelson and Celanese Corporation
10.22	Employment Agreement, dated as of February 23, 2005, between Andreas Pohlmann and Celanese Corporation
10.23	Bonus Award Letter Agreement, dated as of February 23, 2005, between David N. Weidman and Celanese Corporation
10.24	Bonus Award Letter Agreement, dated as of February 23, 2005, between Andreas Pohlmann and Celanese Corporation
10.25	Bonus Award Letter Agreement, dated as of February 24, 2005, between Lyndon Cole and Celanese Corporation
10.26	English translation of Service Agreement, dated as of December 31, 2004, between Lyndon Cole and Celanese AG
10.27	English translation of Service Agreement, dated as of December 31, 2004, between Andreas Pohlmann and Celanese AG
10.28	Pension benefit plan for David N. Weidman
10.29	Letter of Understanding, dated as of October 27, 2004, between Andreas Pohlmann and Celanese Americas Corporation
12	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
21	List of Subsidiaries of Celanese Corporation
23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5 hereto)

Exhibit No.	Description of Exhibit
23.2	Report on Financial Statement Schedule and Consent of Independent Registered Public Accounting Firm.
23.3	Report on Financial Statement Schedule and Consent of Independent Registered Public Accounting Firm
24	Powers of Attorney (included in signature pages of this Registration Statement)
25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3	Form of Letter to Clients
99.4	Form of Notice of Guaranteed Delivery

(a)	Incorporated by reference to the Current Report on Form 8-K of Celanese Corporation filed with the SEC on February 28, 2005

(b)	Incorporated by reference to the Registration Statement on Form S-1 of Celanese Corporation (File No. 333-120187)

(c)	Incorporated by reference to Current Report on Form 8-K of Celanese Corporation filed with the SEC on February 1, 2005

(d)	Incorporated by reference to Annual Report on Form 10-K of Celanese Corporation filed with the SEC on March 31, 2005

(e)	Incorporated by reference to Current Report on Form 8-K of Celanese Corporation filed with the SEC on January 28, 2005

(f)	Incorporated by reference to Registration Statement on Form S-8 of Celanese Corporation filed with the SEC on February 14, 2005